    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1999.

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ARIS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           WASHINGTON                          7379                          91-1497147
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
         INCORPORATION             CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)
        OR ORGANIZATION)

      2229 112TH AVENUE NE                                             CT CORPORATION SYSTEM
   BELLEVUE, WASHINGTON 98004                                             520 PIKE STREET
         (425) 372-2747                                              SEATTLE, WASHINGTON 98101
 (ADDRESS AND TELEPHONE NUMBER                                             (206) 622-4511
   OF REGISTRANT'S PRINCIPAL                                        (NAME, ADDRESS AND TELEPHONE
        EXECUTIVE OFFICES)                                                   NUMBER OF
                                                                         AGENT FOR SERVICE)

                                   COPIES TO:

   CHRISTOPHER J. BARRY, ESQ.         CHRISTYNE M. MAYBERRY            ROBERT C. SEIDEL, ESQ.
    MATTHEW W. RUNKEL, ESQ.         DIRECTOR OF LEGAL AFFAIRS        TIMOTHY M. WOODLAND, ESQ.
      DORSEY & WHITNEY LLP               ARIS CORPORATION          CAIRNCROSS & HEMPELMANN, P.S.
       1420 FIFTH AVENUE               2229 112TH AVENUE NE               701 FIFTH AVENUE
   SEATTLE, WASHINGTON 98101        BELLEVUE, WASHINGTON 98004       SEATTLE, WASHINGTON 98104
   TELEPHONE: (206) 903-8800        TELEPHONE: (425) 372-2747        TELEPHONE: (206) 587-0700
   FACSIMILE: (206) 903-8820        FACSIMILE: (425) 372-2799        FACSIMILE: (206) 587-2308

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               Upon consummation of the merger described herein.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM   PROPOSED MAXIMUM
                                                         OFFERING PRICE        AGGREGATE          AMOUNT OF
      TITLE OF EACH CLASS OF           AMOUNT TO BE            PER             OFFERING         REGISTRATION
    SECURITIES TO BE REGISTERED         REGISTERED            SHARE            PRICE(1)            FEE(2)
---------------------------------------------------------------------------------------------------------------
Common stock, without par value....      1,423,875             N/A            $10,041,697         $2,791.59
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) Computed pursuant to Rules 457(f) and (c) under the Securities Act based on the average of the high and low per share prices of common stock, without par value, of fine.com on August 3, 1999 as reported on the Nasdaq Stock Market.

(2) Pursuant to Rule 457(b) under the Securities Act, $2,450 of the registration fee was paid on June 28, 1999 in connection with the filing of preliminary proxy materials of fine.com. Accordingly, a registration fee of $341.59 is being paid herewith.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO
                                                                  August 6, 1999

Dear Shareholder:

     You are cordially invited to attend a special meeting of shareholders of fine.com International Corp., to be held at the Century Square Plaza Building, 16th Floor, Room 1625, located at 1501 Fourth Avenue, Seattle, Washington, on Tuesday, August 31, 1999, at 8:00 a.m., local time. At this meeting, you will be asked to consider a proposal to approve the Agreement and Plan of Merger dated as of May 17, 1999 and amended and restated as of August 5, 1999 among fine.com, ARIS Corporation, ARIS Interactive, Inc., a wholly owned subsidiary of ARIS, Daniel M. Fine, Frank Hadam and Herbert L. Fine, by which fine.com will be merged with and into ARIS Interactive. The attached proxy statement/prospectus describes the proposed merger and the merger agreement in detail and provides additional pertinent information about fine.com and ARIS. YOU ARE URGED TO READ CAREFULLY THE FULL TEXT OF THE PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES.

     If the merger agreement and the merger are approved by the shareholders of fine.com:

     - fine.com will merge with and into ARIS Interactive, and ARIS Interactive will be the surviving corporation;

     - each outstanding share of fine.com common stock will be converted into the right to receive shares of ARIS common stock or a combination of shares of ARIS common stock and cash (the "Merger Consideration") as described in the proxy statement/prospectus;

     - each outstanding fine.com warrant to purchase one share of fine.com common stock will be converted into the right to purchase the Merger Consideration; and

     - each outstanding fine.com option to purchase fine.com common stock will be converted into one ARIS option to purchase shares of ARIS common stock based on the exchange ratio in computing the Merger Consideration.

     fine.com has retained the investment banking firm of Ragen MacKenzie Incorporated as its financial advisor in connection with the merger. Ragen MacKenzie has rendered its opinion, a copy of which is attached as Annex B to the proxy statement/prospectus, that as of the date of its opinion and based upon the matters described therein, the consideration to be given to the fine.com shareholders pursuant to the merger agreement is fair, from a financial point of view, to the shareholders of fine.com. THE BOARD OF DIRECTORS OF FINE.COM HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, FINE.COM AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

 FOR RISKS IN CONNECTION WITH THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE
                                      19.

     It is important that you vote your shares by completing, dating and returning the accompanying proxy card, whether or not you plan to attend the special meeting. Please sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.

                                Sincerely,

                                Daniel M. Fine
                                Chairman and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus dated August 6, 1999, was first mailed to shareholders on or about August 10, 1999.

                          FINE.COM INTERNATIONAL CORP.
                         1525 Fourth Avenue, Suite 800
                         Seattle, Washington 98101-2915

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          ON TUESDAY, AUGUST 31, 1999

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of fine.com International Corp. will be held at the Century Square Plaza Building, 16th Floor, Room 1625, located at 1501 Fourth Avenue, Seattle, Washington, on Tuesday, August 31, 1999, at 8:00 a.m., local time, for the following purposes:

     (1) To consider and vote upon approval of the Agreement and Plan of Merger dated as of May 17, 1999 and amended and restated as of August 5, 1999 among fine.com, ARIS Corporation, ARIS Interactive, Inc., a wholly owned subsidiary of ARIS, Daniel M. Fine, Frank Hadam and Herbert L. Fine, pursuant to which fine.com will be merged into ARIS Interactive. Pursuant to the merger agreement:

     - fine.com will merge with and into ARIS Interactive, and ARIS Interactive will be the surviving corporation;

     - each outstanding share of fine.com common stock will be converted into the right to receive shares of ARIS common stock or a combination of shares of ARIS common stock and cash as described in the proxy statement/prospectus that accompanies this notice;

     - each outstanding fine.com warrant to purchase one share of fine.com common stock will be converted into the right to purchase the consideration to be paid for each share of fine.com common stock in the merger; and

     - each outstanding fine.com option to purchase fine.com common stock will be converted into one ARIS option to purchase shares of ARIS common stock, based on the exchange ratio in computing the Merger Consideration.

     The complete text of the merger agreement is attached as Annex A to the accompanying proxy statement/ prospectus.

     (2) To transact such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

     Pursuant to the bylaws of fine.com, the board of directors has fixed the close of business on July 30, 1999 as the record date for the determination of the shareholders entitled to notice of and to vote at the special meeting or any adjournment of the special meeting. Shareholders of fine.com are entitled to assert statutory dissenters' rights in the merger, as described in more detail in the accompanying proxy statement/prospectus.

                                  By Order of the Board of Directors,

                                  Timothy J. Carroll
                                  Secretary

Seattle, Washington
August 6, 1999

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. EACH SHAREHOLDER, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, HOWEVER, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE SPECIAL MEETING. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE ARIS/FINE.COM MERGER........      1
SUMMARY.....................................................      4
  The Companies.............................................      4
  fine.com's Reasons for the Merger.........................      6
  Recommendation of fine.com's Board of Directors...........      6
  Opinion of fine.com's Financial Advisor...................      6
  ARIS' Reasons for the Merger..............................      6
  Summary of the Merger.....................................      7
  Interests of Certain Persons in the Merger................     10
  Material Federal Income Tax Consequences of the Merger....     11
  Restrictions on the Ability to Sell ARIS Common Stock.....     11
  You Have Statutory Dissenters' Rights.....................     11
  Accounting Treatment......................................     12
  Risk Factors..............................................     12
  Markets and Market Prices.................................     12
  Where You Can Find More Information.......................     13
  You Should Not Place Undue Reliance on Forward-Looking
     Statements in this Proxy Statement/ Prospectus.........     13
SUMMARY HISTORICAL FINANCIAL DATA...........................     14
  ARIS Summary Financial Data...............................     14
  fine.com Summary Financial Data...........................     15
  Unaudited Summary Pro Forma Combined Consolidated
     Financial Data.........................................     16
  Comparative Per Share Information.........................     18
RISK FACTORS................................................     19
  Risks Related to the Merger...............................     19
  Risks Related to ARIS' Business...........................     22
  Risks Related to fine.com's Business......................     34
THE SPECIAL MEETING.........................................     39
  Use of Proxies at the Special Meeting.....................     39
  Revocation of Proxies.....................................     39
  Record Date; Shareholders Entitled to Vote at the Special
     Meeting................................................     39
  Quorum; Vote Required for Approval........................     39
  Statutory Dissenters' Rights..............................     40
  Solicitation of Proxies...................................     41
  Recommendation of the fine.com Board of Directors.........     41
THE MERGER..................................................     42
  Background of the Merger..................................     42
  ARIS' Reasons for the Merger..............................     46
  ARIS Board Approval.......................................     47
  fine.com's Reasons for the Merger.........................     47
  fine.com Board Approval and Recommendation................     49
  Opinion of Financial Advisor to fine.com..................     49
  Material Federal Income Tax Consequences..................     54
  Accounting Treatment......................................     58
  Statutory Dissenters' Rights..............................     58
  Stock Ownership Following Merger..........................     58
  Resale of ARIS Common Stock...............................     59
  Conversion of Shares; Procedures for Exchange of
     Certificates...........................................     59

                                                              PAGE
                                                              ----
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................     60
  General...................................................     60
  Interest as Holder of fine.com Common Stock...............     60
  Insurance and Indemnification.............................     60
  ARIS Employment Agreement with Daniel M. Fine.............     60
  Anticipated Employment Arrangements with Timothy J.
     Carroll................................................     61
  Indemnification Obligations...............................     61
  Stock Options Held by Executive Officers..................     61
  Affiliate Agreements......................................     62
THE MERGER AGREEMENT........................................     63
  General...................................................     63
  Merger Consideration......................................     63
  Corporate Matters.........................................     65
  Conditions to Completion of the Merger....................     65
  Representations and Warranties............................     67
  Covenants.................................................     69
  Non-Solicitation..........................................     69
  Termination...............................................     69
  Payment of Termination Fee and Expenses...................     70
  Indemnification Obligations of Daniel M. Fine, Frank Hadam
     and Herbert L. Fine....................................     71
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........     73
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL
  STATEMENTS................................................     77
MANAGEMENT OF ARIS AFTER THE MERGER.........................     79
  Directors and Executive Officers after the Merger.........     79
  Executive Compensation....................................     81
VOTING SECURITIES AND PRINCIPAL HOLDERS.....................     88
  ARIS......................................................     88
  fine.com..................................................     89
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     91
INFORMATION ABOUT ARIS......................................     92
  Business..................................................     92
  ARIS Selected Financial Data..............................    103
  ARIS' Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    103
  Consulting Announcement...................................
  Liquidity and Capital Resources...........................    111
  Year 2000 Readiness Disclosure............................    113
  Qualitative and Quantitative Disclosures about Market
     Risk...................................................    114
  New Accounting Pronouncements.............................    114
INFORMATION ABOUT FINE.COM..................................    115
  Business..................................................    115
  fine.com Selected Financial Data..........................    120
  fine.com's Management's Discussion and Analysis of
     Financial Condition and Results of Operations..........    121
  Liquidity and Capital Resources...........................    125
  Seasonality and Inflation.................................    126
  Year 2000 Readiness Disclosure............................    126
COMPARISON OF RIGHTS OF HOLDERS OF ARIS COMMON STOCK AND
  HOLDERS OF FINE.COM COMMON STOCK..........................    128
  Comparison of Preferences and Rights of ARIS Common Stock
     and fine.com Common Stock..............................    128
  Undesignated Preferred Stock..............................    128

                                                              PAGE
                                                              ----
  Election and Number of Directors; Filling Vacancies;
     Removal................................................    129
  Power to Call Special Meeting of Shareholders.............    129
  Directors' Committees.....................................    129
  Shareholder Rights Plan...................................    129
  Percentage of Voting Stock; Influence Over Affairs........    129
DESCRIPTION OF ARIS CAPITAL STOCK...........................    130
  Common Stock..............................................    130
  Preferred Stock...........................................    130
  Warrants..................................................    130
  Washington Anti-Takeover Statute..........................    131
  Certain Provisions in the ARIS Articles of Incorporation
     and the ARIS Bylaws....................................    132
  Director and Officer Indemnification and Liability........    132
TRANSFER AGENT AND REGISTRAR................................    132
EXPERTS.....................................................    132
LEGAL MATTERS...............................................    133
OTHER MATTERS...............................................    133
WHERE YOU CAN FIND MORE INFORMATION.........................    133
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................    F-1
ANNEX A - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
ANNEX B - RAGEN MACKENZIE INCORPORATED FAIRNESS OPINION
ANNEX C - CHAPTER 23B.13 RCW ET. SEQ. REGARDING DISSENTERS'
  RIGHTS

              QUESTIONS AND ANSWERS ABOUT THE ARIS/FINE.COM MERGER

Q: WHY ARE WE PROPOSING TO MERGE?

A: The ARIS/fine.com merger will result in fine.com shareholders becoming shareholders of ARIS through the exchange of their fine.com common stock for ARIS common stock or a combination of ARIS common stock and cash on what the fine.com board of directors believes are favorable terms.

     - The board of directors of fine.com believes that, through the merger, fine.com will realize benefits, including:

        - greater financial resources to support the expansion of fine.com's operations than would be available to fine.com as an independent company;

        - obtaining access to additional training resources for fine.com's employees and customers;

        - providing fine.com with additional sources of business leads;

        - improving the development and retention of fine.com's employees and consultants, by creating better career paths; and

        - providing immediate additional value and liquidity in the investment of fine.com's shareholders based upon fine.com's stock price prior to the announcement of the merger.

     - The board of directors of ARIS believes that, through the merger, ARIS will realize benefits, including:

        - expanding ARIS' ability to deliver Internet-based solutions, including strategic Internet consulting, creative Web site design, and technical development; and

        - adding approximately 50 trained information technology consultants in a time of intense competition for talented personnel among information technology employers.

Q: WHAT WILL I RECEIVE IN THE MERGER AND HOW WILL IT BE CALCULATED?

A. If the merger is completed, each of your shares of fine.com common stock will automatically become the right to receive from ARIS $4.5531 worth of ARIS common stock, or a combination of ARIS common stock and cash with a combined value equal to $4.5531. The actual amount of ARIS common stock and cash, if any, you will receive will be calculated based on the average of the closing prices of ARIS common stock during a measurement period of ten trading days ending on the second trading day before the fine.com special meeting of shareholders. In this proxy statement/prospectus we will refer to the average of the closing prices over this ten-day measurement period as the "Average ARIS Closing Price."

     - If the Average ARIS Closing Price is $12.25 or above, each of your shares will give you the right to receive $4.5531 worth of ARIS common stock.

     - If the Average ARIS Closing Price is less than $12.25 but at least $9.25, each of your shares will give you the right to receive .3717 shares of ARIS common stock and an amount of cash equal to the difference between the value of the ARIS common stock received and $4.5531, for a total value per share of $4.5531.

     - If the Average ARIS Closing Price is less than $9.25, each of your shares will give you the right to receive $1.1150 cash plus shares of ARIS common stock, for a total value per share of $4.5531.

     Note that at and after the closing of the merger, ARIS common stock may be trading at a higher price or a lower price than the price used to calculate the number of shares of ARIS common stock you receive.

     By way of example, as of July 30, 1999, the closing price of ARIS common stock was $7.50 and the ten-day average closing price ending on that day was $7.58 per share. If this average price were the Average ARIS Closing Price, each of your shares would give you the right to receive .4536 shares of ARIS common stock and $1.1150 cash for a total value of $4.5531 per share.

     The following table shows the number of shares and deemed value of ARIS common stock and the amount of cash (if any) you would receive based on different assumed Average ARIS Closing Prices:

                                        VALUE OF ARIS
                                       SHARES RECEIVED                      TOTAL VALUE OF
   ASSUMED        NUMBER OF ARIS           BASED ON        AMOUNT OF CASH   CONSIDERATION
AVERAGE ARIS    SHARES RECEIVED PER   AVERAGE PRICE FOR     RECEIVED PER     RECEIVED PER
CLOSING PRICE     FINE.COM SHARE      MEASUREMENT PERIOD   FINE.COM SHARE   FINE.COM SHARE
-------------   -------------------   ------------------   --------------   --------------
   $13.00              .3502               $4.5531                -0-          $4.5531
   $12.25              .3717               $4.5531                -0-          $4.5531
   $12.00              .3717               $4.4604            $0.0927          $4.5531
   $11.00              .3717               $4.0887            $0.4644          $4.5531
   $10.00              .3717               $3.7170            $0.8361          $4.5531
   $ 9.25              .3717               $3.4381            $1.1150          $4.5531
   $ 9.00              .3820               $3.4381            $1.1150          $4.5531
   $ 8.00              .4298               $3.4381            $1.1150          $4.5531
   $ 7.00              .4912               $3.4381            $1.1150          $4.5531
   $ 6.00              .5730               $3.4381            $1.1150          $4.5531

     At the special meeting of shareholders, we will announce the Average ARIS Closing Price and the consideration that fine.com shareholders will receive in the merger for each share of fine.com common stock.

Q. WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A. We anticipate that we will complete the merger by the end of August 1999 and as soon as possible following the approval of the merger agreement and the merger by the fine.com shareholders at the special meeting. However, we cannot predict the exact timing.

Q. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After we complete the merger ARIS will instruct ChaseMellon Shareholder Services, the exchange agent, to send you instructions explaining how to exchange your fine.com common stock for the appropriate number of shares of ARIS common stock, and cash, if any.

Q. HOW DO I VOTE?

A. Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted at the special meeting and it will have the same effect as voting against approval of the merger.

Q. HOW CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY?

A. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to fine.com's corporate secretary before the special meeting, or by attending the special meeting and voting in person. If you have instructed your broker to vote shares held in "street name," you must instruct your broker to change your vote.

Q. WHO CAN I CALL WITH QUESTIONS?

A. If you have any questions about the merger, please call Timothy J. Carroll, Executive Vice President of Finance and Operations of fine.com. His toll-free telephone number is 1-877-346-3266.

                                    SUMMARY

     This summary highlights selected information, and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the merger agreement, the Ragen MacKenzie Incorporated fairness opinion and Section 23B.13.010 et seq. of the Washington Business Corporation Act regarding dissenters' rights, which are attached as Annexes A, B and C to this proxy statement/prospectus.

THE COMPANIES

     FINE.COM INTERNATIONAL CORP.

     fine.com provides strategic consulting, technical development and graphic design services and solutions to allow its clients to utilize Internet-based interactive technologies. fine.com's Internet application development process combines marketing expertise with state-of-the-art interactive database compilation and dissemination techniques and technologies.

     fine.com develops marketing-driven, interactive, database-oriented Internet applications for business clients who seek to establish a commercial presence on, or conduct Internet commerce over, the Web. fine.com has built and implemented Internet, Extranet and Intranet sites for clients such as Amway Corporation, Fuji Photo Film Co. Ltd., General Electric Company, Immunex Corporation, Intel Corporation, Japan Airlines Company, Ltd., Marriott International, Inc., Microsoft Corporation, Mitsui & Co., Ltd. of Japan, the Nasdaq-Amex Stock Market, Optiva Corporation, Penford Corporation, Windermere Services Company and WOWFactor.

     fine.com designs, develops and implements customized software applications that allow its clients to gather and communicate business information through the Internet. fine.com believes that an online presence should function as an integrated piece of an organization's overall marketing, commerce and business strategy. fine.com's services with respect to a particular client's interactive Web site may fall within any combination of up to three major areas:

     - Web Site Planning. Web site planning generally consists of both high level marketing and business process consultation, and specifying in detail a site's feature set and functionality;

     - Web Site Development. fine.com's process of developing interactive Web sites combines six elements: graphic design; multimedia production; custom programming; database development; legacy systems integration; and quality assurance; and

     - Web Site Maintenance. Maintaining and updating a Web site helps protect a client's investment in its site. Maintenance may include supporting, augmenting and enhancing the information collection and analysis efforts provided for in the Web site's feature set.

     fine.com was incorporated in Washington in 1994. fine.com's headquarters are located at 1525 Fourth Avenue, Suite 800, Seattle, Washington 98101-2915, and the toll-free telephone number at that address is 1-877-346-3266.

     ARIS CORPORATION

     ARIS provides an integrated information technology solution consisting of consulting and training services primarily focused on Oracle, Microsoft, PeopleSoft, Sun and Lotus technologies. ARIS also develops, markets and supports proprietary software products that enhance Oracle database management and Oracle packaged applications and ARIS' human resource management systems consulting practice.

     - Consulting. ARIS provides information technology consulting services primarily to clients that require assistance planning, designing, developing, testing and deploying their specific technology requirements and infrastructure. ARIS currently focuses on three core consulting competencies: packaged application implementation, custom application development (including Internet-based systems), and systems architecture planning and deployment;

     - Training. ARIS provides vendor-certified and custom training to information technology professionals, including training on Microsoft BackOffice, Oracle database and tools, Sun Solaris and Java, Lotus Notes and Domino, Internet and networking technologies. It provides instructor-led training through regularly scheduled open enrollment classes, private classes (using both standard and customized content), and Internet- and Intranet-based training. ARIS also provides other training related services such as information technology skills assessment, "train the trainer" programs, curriculum development and education consulting services; and

     - Software. Currently, ARIS distributes, markets and sells the NoetixViews, ARIS DFRAG, TAMS and TAMS/O software products. In addition, ARIS is currently developing a proprietary distributed data warehouse query and resource management system software application, and expects to release this new product during 1999.

     ARIS recently announced its intention to focus its consulting business on offering solutions that add to internal enterprise information systems the ability to communicate and collaborate with customers, suppliers and business partners over the Internet and to engage in electronic commerce. ARIS intends to evaluate each of its service and product offerings, including the continued role of its training and software businesses, its orientation toward particular software vendors and its vendor-specific consulting services, to determine whether and how each can contribute to providing an integrated enterprise information and electronic commerce solution for clients.

     ARIS' training operations have not been profitable in recent periods. On August 2, 1999, ARIS announced the closure of training centers in New York, Minneapolis and Chicago. ARIS is exploring strategic alternatives for its training business, including one or more of the following:

     - the possible sale and divestment of some or all of its training operations;

     - additional restructuring, including the possible closure of additional offices; or

     - the closure of its training center operations in their entirety.

FINE.COM'S REASONS FOR THE MERGER (SEE PAGE 47)

     The board of directors of fine.com believes that, through the merger, fine.com will realize benefits, including:

     - greater financial resources to support the expansion of fine.com's operations than would be available to fine.com as an independent company;

     - obtaining access to additional training resources for fine.com's employees and customers;

     - providing fine.com with additional sources of business leads through marketing to ARIS' clients;

     - improving the development and retention of fine.com's employees and consultants by creating better career paths; and

     - providing immediate additional value and liquidity in the investment of fine.com's shareholders based upon fine.com's stock price prior to the date the merger was announced.

RECOMMENDATION OF FINE.COM'S BOARD OF DIRECTORS (SEE PAGE 41)

     After careful consideration, fine.com's board of directors unanimously determined the merger to be fair to you and in your best interests, and declared the merger advisable. fine.com's board of directors approved the merger agreement and the merger and unanimously recommends that you vote to approve the merger agreement and the merger.

OPINION OF FINE.COM'S FINANCIAL ADVISOR (SEE PAGE 49)

     On May 17, 1999, Ragen MacKenzie Incorporated, fine.com's financial advisor, delivered its oral opinion to fine.com's board of directors that the merger consideration set forth in the merger agreement was fair from a financial point of view to fine.com's shareholders. Ragen MacKenzie delivered its written fairness opinion on August 5, 1999 that the merger consideration set forth in the amended and restated merger agreement was fair from a financial point of view to fine.com's shareholders. The complete opinion of Ragen MacKenzie is attached as Annex B. We urge you to read it in its entirety.

ARIS' REASONS FOR THE MERGER (SEE PAGE 46)

     The board of directors of ARIS believes that, through the merger, ARIS will realize benefits, including:

     - expanding ARIS' ability to deliver Internet-based solutions, including strategic Internet consulting, creative Web site design, and technical development; and

     - adding approximately 50 trained information technology consultants in a time of intense competition for talented personnel among information technology employers.

SUMMARY OF THE MERGER

     SHAREHOLDER ACTION REQUIRED FOR THE MERGER TO BE COMPLETED (SEE PAGE 39)

     The merger agreement must be approved by a vote of the holders of two-thirds (2/3) of the outstanding common stock of fine.com for the merger to occur. You can vote in person or by proxy at the special meeting of shareholders to which this proxy statement/ prospectus relates. The special meeting will be held on August 31, 1999, at 8:00 a.m. local time at the Century Square Plaza Building, 16th Floor, Room 1625, located at 1501 Fourth Avenue, Seattle, Washington.

     If you do not vote your shares, the effect will be the same as voting against the merger agreement and the merger.

     STRUCTURE OF THE TRANSACTION (SEE PAGE 63)

     fine.com will merge with and into ARIS Interactive and ARIS Interactive will be the surviving entity. fine.com common stock will be exchanged for shares of ARIS common stock and cash, if any, depending upon the Average ARIS Closing Price. Following the merger, as a shareholder of ARIS, you will have an equity stake in fine.com's parent company but will no longer have any direct interest in fine.com alone.

     COMPLETION AND EFFECTIVENESS OF THE MERGER

     We will complete the merger when all of the conditions to completion of the merger, as set forth in the merger agreement, are satisfied or waived. The merger will become effective when we file articles of merger with the Secretary of State of the State of Washington.

     CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 65)

     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of the conditions listed below. The conditions that must be satisfied or waived before the merger is completed include, among others:

     - the merger agreement must be approved by the holders of two-thirds (2/3) of the outstanding fine.com common stock;

     - the number of shares held by shareholders exercising statutory dissenters' rights must not exceed ten percent (10%) of the number of shares of fine.com common stock outstanding;

     - fine.com must obtain any required consents from third parties relating to the merger;

     - we must each receive an opinion of tax counsel to the effect that the merger will qualify as a tax-deferred reorganization for United States federal income tax purposes with respect to shares of ARIS common stock received as a result of the merger;

     - Daniel M. Fine must have signed an employment agreement with ARIS;

     - the shares of ARIS common stock to be issued to fine.com shareholders in the merger must have been approved for quotation on the Nasdaq National Market; and

     - we must have taken all other actions and delivered all related agreements necessary to complete the transactions contemplated by the merger.

     TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 69)

     The merger agreement may be terminated at any time before the completion of the merger under the circumstances summarized below:

     - ARIS and fine.com may terminate the merger agreement by mutual consent.

     - Either company may terminate the merger agreement if:

        - the fine.com shareholders fail to approve the merger at the special meeting; or

        - the closing has not occurred on or before December 31, 1999, because a condition has not been satisfied, unless the failure to satisfy the condition results from the terminating company's breach of the merger agreement.

     - ARIS may terminate the merger agreement if:

        - fine.com or any of its major shareholders executing the merger agreement has breached any material representation, warranty, covenant or obligation in the merger agreement, and the breach has continued without cure for a period of 20 days after notice of the breach;

        - fine.com or any of its major shareholders executing the merger agreement:

             - initiates, solicits, or encourages any inquiries or makes any proposal or offer for a merger, consolidation or similar transaction with fine.com or for any purchase of all or a significant portion of the assets or equity securities of fine.com; or

             - engages in any negotiations concerning or provides any
               confidential information or data to or has any discussions with any persons related to any such proposal, or otherwise facilitate any effort or attempt to make or implement any such proposal;

        - the board of directors of fine.com withdraws or modifies in a manner adverse to ARIS its approval or recommendation of the merger or fails to reaffirm such approval or recommendation when requested by ARIS; or

        - the number of shares of fine.com common stock held by shareholders exercising their statutory dissenters' rights exceeds ten percent (10%) of the shares of fine.com common stock outstanding.

     - fine.com may terminate the merger agreement if:

        - ARIS has breached any material representation, warranty, covenant or obligation in the merger agreement, and the breach has continued without cure for a period of 20 days after notice of the breach; or

        - fine.com receives an unsolicited written offer for a merger, consolidation or similar transaction with fine.com or to acquire all or a significant portion of the assets or equity securities of fine.com or an unsolicited tender offer is made for fine.com common stock, and:

             - the fine.com board of directors determines that such a
               transaction is more favorable to the shareholders of fine.com than the merger with ARIS;

             - fine.com has given ARIS five business days prior notice of its intent to terminate the merger agreement and ARIS does not offer to amend the merger agreement so that it is at least as favorable to the shareholders of fine.com as the unsolicited offer; and

             - fine.com is not otherwise in breach of its representations, warranties, covenants and obligations under the merger agreement.

     PAYMENT OF TERMINATION FEE AND EXPENSES (SEE PAGE 70)

     fine.com has agreed to pay ARIS a termination fee of $500,000 and reasonable out-of-pocket expenses actually incurred by ARIS if the merger agreement is terminated in the circumstances described in the merger agreement. ARIS has agreed to pay fine.com a termination fee of $500,000 and reasonable out-of-pocket expenses actually incurred by fine.com if the merger agreement is terminated in other circumstances described in the merger agreement.

     NO OTHER NEGOTIATIONS INVOLVING FINE.COM (SEE PAGE 69)

     Until the merger is completed or the merger agreement is terminated, fine.com and the major shareholders of fine.com who are parties to the merger agreement have agreed not to directly or indirectly take any of the following actions:

     - initiate, solicit, or encourage any inquiries or make any proposal or offer for a merger, consolidation or similar transaction with fine.com or for any purchase of all or a significant portion of the assets or equity securities of fine.com; or

     - except to the extent legally required for the discharge by the board of directors of fine.com of its fiduciary duties as advised in writing by legal counsel, engage in any negotiations concerning, or provide any confidential information or data to or have any discussion with any persons related to any such proposal, or otherwise facilitate any effort or attempt to make or implement any such proposal.

     DIRECTORS AND CERTAIN OFFICERS OF FINE.COM HAVE ENTERED INTO VOTING AGREEMENTS

     The directors and certain officers of fine.com, including the major shareholders of fine.com who are parties to the merger agreement, have each entered into a voting agreement with ARIS. The voting agreements require these persons to vote all shares of fine.com common stock beneficially owned by them in favor of the merger agreement and against any competing acquisition proposal or other proposal inconsistent with the merger agreement or which may delay the likelihood of the completion of the merger. ARIS did not pay any additional consideration in connection with the voting agreements.

     On July 30, 1999, the record date, the directors and officers of fine.com who have signed the voting agreements owned approximately 39.3% of the outstanding shares of the fine.com common stock.

     You are urged to read the form of voting agreement included as Exhibit C to the merger agreement. The merger agreement is attached as Annex A to this proxy statement/prospectus.

     INDEMNIFICATION OBLIGATIONS OF DANIEL M. FINE, FRANK HADAM AND HERBERT L. FINE (SEE PAGE 71)

     Daniel M. Fine, Frank Hadam and Herbert L. Fine, directors and major shareholders of fine.com, each signed the merger agreement and joined with fine.com in making the representations and warranties about fine.com in the merger agreement. These persons have also agreed to indemnify personally ARIS for up to an aggregate of $1 million for any damages arising out of breaches of these representations and warranties. No other holder of fine.com common stock will have any indemnification obligations under the merger agreement after completion of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 60)

     When considering the recommendation of fine.com's board of directors, you should be aware that some members of fine.com's management may have interests in the merger that are different from, or in addition to, yours.

     In particular:

     - it is a condition to ARIS' obligations to proceed with the merger that Daniel M. Fine, Chairman and Chief Executive Officer of fine.com, enter into an employment agreement with ARIS that will become effective upon completion of the merger. Mr. Fine's employment agreement will have the following principal terms:

        - two-year term;

        - base salary of $150,000;

        - signing bonus of $100,000;

        - "stay" bonus of up to $125,000, payable in quarterly installments over the two year initial term so long as Mr. Fine remains an employee with ARIS;

        - an agreement not to compete with ARIS Interactive for up to two years following termination of employment; and

        - severance pay if Mr. Fine is terminated by ARIS without cause.

     - ARIS and fine.com anticipate that Timothy J. Carroll, Executive Vice President of Finance and Operations of fine.com, will enter into an employment agreement with ARIS upon completion of the merger to serve in senior management of ARIS or ARIS Interactive. While all the terms of Mr. Carroll's employment have not been finalized, ARIS and fine.com expect Mr. Carroll's employment agreement will have the following principal terms:

        - base salary of $130,000;

        - grants of options to purchase 12,500 shares of ARIS common stock in each of his first two years of employment; and

        - an agreement not to compete with ARIS Interactive for up to two years following termination of employment.

       Mr. Carroll has an employment agreement with fine.com that includes a change of control provision, which could require ARIS to pay Mr. Carroll his base salary with fine.com of $115,000 per year through October 19, 2001, the remaining term of this employment agreement, if Mr. Carroll's employment is terminated following the merger in the circumstances described in the fine.com employment agreement. ARIS has agreed to pay Mr. Carroll $175,000 to buy out his rights under the change of control provisions of this agreement.

       Mr. Carroll holds unvested options to purchase 85,909 shares of fine.com common stock at an average exercise price of $3.20 per share that will be converted into options to purchase ARIS common stock pursuant to the merger, and will vest and become immediately exercisable if Mr. Carroll's employment is terminated following the merger in the circumstances described in the fine.com employment agreement.

     As a result, Messrs. Fine and Carroll could be more likely to approve the merger agreement and the merger than if they did not have these additional interests.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 54)

     We have structured the merger so that, in general, ARIS, ARIS Interactive, fine.com and their respective shareholders will not recognize gain or loss for United States federal income tax purposes, except fine.com shareholders will recognize gain with respect to cash received as part of the merger consideration or in lieu of fractional shares. It is a waivable condition to each company's obligation to complete the merger that we each receive a legal opinion to this effect. If fine.com does not receive a legal opinion as to the tax effect of the merger, fine.com and ARIS may nevertheless proceed with the merger. Regardless of whether we receive a legal opinion, the IRS may challenge the tax-deferred nature of the merger. A successful IRS challenge to the reorganization status of the merger could result in significant adverse tax consequences to you and to ARIS and ARIS Interactive.

RESTRICTIONS ON THE ABILITY TO SELL ARIS COMMON STOCK (SEE PAGE 59)

     All shares of ARIS common stock you receive in connection with the merger will be freely transferable unless you are considered an "affiliate" of either company for purposes of the Securities Act of 1933, as amended. Shares of ARIS common stock held by fine.com affiliates may only be sold pursuant to a registration statement or exemption from registration under the Securities Act. The affiliates of fine.com as of the date the merger agreement was signed have entered into affiliate agreements with ARIS agreeing to be bound by these resale restrictions.

YOU HAVE STATUTORY DISSENTERS' RIGHTS (SEE PAGE 40)

     You are entitled to dissenters' rights in the merger under the provisions of Section 23B.13.010 et seq. of the Washington Business Corporation Act and to have the fair value of fine.com shares paid to you in cash. A copy of Section 23B.13.010 et seq. of the Washington Business Corporation Act is attached as Annex C to this proxy statement/prospectus. The amount to be paid to dissenting fine.com shareholders could be more than or less than the value they would receive in the merger. To exercise dissenters' rights, you must follow procedures that include giving notice to fine.com and not voting to approve the merger.

     If holders of more than 10% of fine.com common stock exercise their statutory dissenters' rights, ARIS may terminate the merger agreement and fine.com would be required to pay the $500,000 termination fee.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting.

RISK FACTORS

     The merger and an investment in securities of ARIS involve risks and uncertainties related to the businesses of ARIS and fine.com and other risks and uncertainties discussed in the section "Risk Factors" beginning on page 19, and elsewhere in this proxy statement/prospectus.

MARKETS AND MARKET PRICES

     Since June 18, 1997, ARIS common stock has been quoted on the Nasdaq National Market under the symbol "ARSC." On May 17, 1999, the last trading day before the announcement that we had entered into the merger agreement, the closing sale price of ARIS common stock as quoted on the Nasdaq National Market was $8.00 per share. On July 30, 1999, the closing sale price of ARIS common stock as quoted on the Nasdaq National Market was $7.50 per share.

     Since August 12, 1997, fine.com common stock has been quoted on the Nasdaq SmallCap Market under the symbol "FDOT." On May 17, 1999, the closing sale price of fine.com common stock as reported on the Nasdaq SmallCap Market was $2.25 per share. On July 30, 1999, the closing sale price of fine.com common stock as reported on the Nasdaq SmallCap Market was $3.72 per share.

     The following table sets forth, for the quarters indicated, the reported high and low closing sales prices of ARIS common stock as reported on the Nasdaq National Market and fine.com common stock as reported on the Nasdaq SmallCap Market.

               ARIS COMMON STOCK                                FINE.COM COMMON STOCK
------------------------------------------------   -----------------------------------------------
                                  HIGH     LOW                                       HIGH     LOW
                                 ------   ------                                     -----   -----
YEAR ENDED DECEMBER 31, 1997                       YEAR ENDED JANUARY 31, 1998
  First Quarter................     N/A      N/A   First Quarter..................     N/A     N/A
  Second Quarter (from June
    18)........................  $22.75   $19.13   Second Quarter.................     N/A     N/A
                                                   Third Quarter
  Third Quarter................  $31.38   $21.00   (from August 12)...............   $8.88   $6.50
  Fourth Quarter...............  $26.38   $19.75   Fourth Quarter.................   $7.25   $4.38
YEAR ENDED DECEMBER 31, 1998                       YEAR ENDED JANUARY 31, 1999
  First Quarter................  $30.50   $21.00   First Quarter..................   $6.38   $4.50
  Second Quarter...............  $36.38   $25.88   Second Quarter.................   $6.06   $3.50
  Third Quarter................  $30.38   $21.94   Third Quarter..................   $4.88   $1.38
  Fourth Quarter...............  $24.50   $ 8.88   Fourth Quarter.................   $3.88   $1.38
YEAR ENDING DECEMBER 31, 1999                      YEAR ENDING JANUARY 31, 2000
  First Quarter................  $14.63   $ 8.00   First Quarter..................   $3.13   $1.88
  Second Quarter...............  $10.25   $ 7.50   Second Quarter.................   $3.91   $1.88
  Third Quarter
    (through July 30, 1999)....  $ 9.25   $ 6.75

     As of the record date for the special meeting, there were approximately 132 record holders of ARIS common stock and approximately 54 record holders of fine.com common stock.

     fine.com has never paid cash dividends on its capital stock. ARIS has not paid cash dividends on its capital stock since 1993, when it was a private company. The current policies of ARIS and fine.com are to retain earnings for use in their businesses, and they do not expect to pay cash dividends in the foreseeable future.

     We cannot predict what the market price of ARIS common stock or fine.com common stock will be at any time before or after the merger. We urge you to obtain current market quotations for ARIS common stock.

WHERE YOU CAN FIND MORE INFORMATION

     If you have any questions about the merger, please call Timothy J. Carroll, Executive Vice President of Finance and Operations of fine.com, toll-free at 1-877-346-3266.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus contains forward-looking statements with respect to ARIS' and fine.com's anticipated financial condition, results of operations and business, about both companies' plans, goals and strategies, and about the expected effect of the merger on ARIS' business and financial performance. You can identify some, but not all, forward-looking statements through our use of words such as "anticipate," "believe," "plan," "estimate," "expect," and "intend," statements that an action or event "may," "might," "could," "should," or "will" be taken or occur, or other similar expressions. Forward-looking statements are based on the estimates and opinions of the management of the company making the statements at the time the statements are made, and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Some of these risks and uncertainties are described in the section entitled "Risk Factors" beginning on page 19. You should not place undue reliance on forward-looking statements.

                       SUMMARY HISTORICAL FINANCIAL DATA

ARIS SUMMARY FINANCIAL DATA

     ARIS provides the following financial information to help you in your analysis of the financial aspects of the merger. You should read the following financial information in conjunction with the Consolidated Financial Statements of ARIS and related notes, and ARIS' Management's Discussion and Analysis of Financial Condition and Results of Operations included in this proxy statement/prospectus. The information as of June 30, 1998 and 1999 and for the six-month period ended June 30, 1998 and 1999 is unaudited and reflects all adjustments that are, in the opinion of ARIS management, necessary for a fair statement of the results as of the dates and for the periods presented and is not necessarily indicative of the operating results for the entire year.

     The following financial information reflects the acquisition in February 1998 of Barefoot Computer Training Limited and in June 1998 of InTime Systems International Inc. These acquisitions were accounted for as poolings of interests. In addition to Barefoot and InTime, ARIS acquired two companies in 1998, four companies in 1997 and three companies in 1996. More information about ARIS' acquisitions can be found in Notes 2 and 4 to ARIS' consolidated financial statements. See pages F-12 through F-18.

     Also in 1998, ARIS restructured its training operations, and incurred expenses of an aggregate of $2,185,000 including employee severance, equipment and asset abandonment and the closing of facilities.

     In August 1999, ARIS announced the closing of three training centers. ARIS expects to recognize a charge to income in the quarter ending September 30, 1999 in connection with the closure, which it presently estimates will be approximately $5,500,000. This charge is not reflected in the following summary financial data. See "Information About ARIS -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Significant Events".

                                      ARIS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                           SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                          JUNE 30,
                                  ------------------------------------------------   -----------------------------
                                   1994      1995      1996      1997       1998         1998            1999
                                  -------   -------   -------   -------   --------   -------------   -------------
                                                                                      (UNAUDITED)     (UNAUDITED)
HISTORICAL STATEMENT OF
  OPERATIONS DATA:
  Revenues......................  $15,079   $25,530   $43,896   $76,286   $115,894      $54,396         $60,058
  Income from operations........    1,639       717     3,473     8,447      2,882        1,207           3,387
  Net income....................    1,051       705     2,234     5,899      1,400          346           2,245
  Basic earnings per share......     0.22      0.09      0.27      0.60       0.13         0.03            0.20
  Diluted earnings per share....     0.19      0.09      0.26      0.56       0.12         0.03            0.20
  Shares used in basic earnings
    per share calculation.......    4,832     7,851     8,337     9,803     11,115       11,062          11,076
  Shares used in diluted
    earnings per share
    calculation.................    5,620     8,102     8,497    10,532     11,900       12,069          11,420

                                                 AS OF DECEMBER 31,                         AS OF JUNE 30,
                                  ------------------------------------------------   -----------------------------
                                   1994      1995      1996      1997       1998         1998            1999
                                  -------   -------   -------   -------   --------   -------------   -------------
                                                                                      (UNAUDITED)     (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
  Total assets..................  $ 7,390   $12,306   $20,675   $60,551   $ 69,481       66,891         $67,155
  Shareholders' equity..........    2,781     9,358    13,190    50,482     55,314       52,169          55,141

FINE.COM SUMMARY FINANCIAL DATA

     fine.com provides the following financial information to help you in your analysis of the financial aspects of the merger. You should read the following financial information in conjunction with the Consolidated Financial Statements of fine.com and related notes and fine.com's Management's Discussion and Analysis of Financial Condition and Results of Operations included in this proxy statement/prospectus. The information as of April 30, 1998 and 1999 and for the three-month periods ended April 30, 1998 and 1999 is unaudited and reflects all adjustments that are, in the opinion of fine.com management, necessary for a fair statement of the results, as of the dates and for the periods presented and is not necessarily indicative of the operating results for the entire year.

     The following financial information reflects the merger in July 1998 with Meta4 Digital Design, Inc., which was accounted for as a pooling of interests. In addition, fine.com acquired another company in February 1998 which was accounted for under the purchase method of accounting. More information about fine.com's business combinations can be found in Note 2 to fine.com's consolidated financial statements. See page F-40.

     In the third and fourth quarters of fiscal 1999, fine.com implemented an operational realignment and incurred expenses of an aggregate of $986,000 including employee severance, increases to accounts receivable reserves, write-offs of assets and work-in-process and closure costs of the London (U.K.) office.

                                    FINE.COM
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                             YEAR ENDED
                                            JANUARY 31,         QUARTER ENDED APRIL 30,
                                          ----------------   -----------------------------
                                           1998     1999         1998            1999
                                          ------   -------   -------------   -------------
                                                              (UNAUDITED)     (UNAUDITED)
HISTORICAL STATEMENT OF OPERATIONS DATA:
  Revenues..............................  $6,023   $ 6,133      $1,332          $1,875
  Income (loss) from operations.........    (122)   (3,807)       (583)             16
  Net income (loss).....................     (55)   (3,566)       (368)             16
  Basic and diluted earnings (loss) per
     share..............................   (0.03)    (1.34)      (0.14)           0.01
  Shares used in basic earnings (loss)
     per share calculation..............   1,922     2,668       2,665           2,687
  Shares used in diluted earnings (loss)
     per share calculation..............   1,922     2,668       2,665           2,693

                                          AS OF JANUARY 31,           AS OF APRIL 30,
                                          ------------------   -----------------------------
                                           1998       1999         1998            1999
                                          -------   --------   -------------   -------------
                                                                (UNAUDITED)     (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
  Total assets..........................  $7,965    $ 5,070       $7,648          $3,702
  Shareholders' equity..................   6,565      3,123        6,298           3,178

UNAUDITED SUMMARY PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

     The following selected unaudited pro forma combined financial data have been derived from the unaudited pro forma combined financial information included in this proxy statement/prospectus beginning on page 73 which gives effect to the merger accounted for as a purchase, and should be read in conjunction with that pro forma combined financial information and related notes.

     In preparing the unaudited pro forma combined income statement information, we have used ARIS' results for the year ended December 31, 1998 and the six months ended June 30, 1999 and fine.com's results for the year ended January 31, 1999 and the six months ended April 30, 1999 and we have assumed that the merger took effect at the beginning of the fiscal periods presented. In preparing the unaudited pro forma combined balance sheet data, we used the balance sheet of ARIS at June 30, 1999, and the balance sheet of fine.com at April 30, 1999, assuming the merger had been completed on those dates.

     The six-month period ended April 30, 1999 for fine.com includes the fourth quarter of fiscal 1999 and the first quarter of fiscal 2000, and are presented for informational and comparative purposes only. Accordingly, the statement of operations for fine.com for the quarter ended January 31, 1999 is included in the unaudited pro forma combined statement of operations for the year-ended January 31, 1999 and for the six-month period ended April 30, 1999. fine.com's unaudited results of operations for the quarter ended January 31, 1999 included the following: revenues $1,516,000; cost of sales $1,159,000; selling, general and administrative $1,149,000; and net loss $825,000.

     To determine the assumed consideration to be paid to fine.com shareholders, we have used the average of the closing prices of the ARIS common stock for the 10 trading days ended July 30, 1999, which was $7.58 per share, resulting in an aggregate purchase price of approximately $12,250,000 comprising the issuance of approximately 1,220,000 shares of ARIS common stock and payment of approximately $3,000,000 in cash. The actual merger consideration paid will be based on the average of the closing prices of ARIS common stock in the ten trading days ending on the second trading day before the fine.com special meeting of shareholders, so the actual merger consideration may vary significantly from that used in preparation of the pro forma combined financial information.

     We have allocated the estimated purchase costs of the merger on a preliminary basis to assets and liabilities based on ARIS management's estimate of the fair value with excess costs over net assets being allocated to goodwill. The allocation is subject to change when ARIS makes a final determination of purchase costs and fair values of assets of fine.com. The effects of any changes could be material.

     The unaudited pro forma combined financial information is provided for illustrative purposes only, and is not necessarily indicative of the results that would have been achieved if the merger had been completed at the times indicated, and is not necessarily indicative of the future operating results or financial condition of ARIS after the merger.

     The unaudited pro forma combined financial statements do not reflect the closure of three ARIS training centers announced in August 1999. See "Information About ARIS -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Significant Events."

        UNAUDITED SUMMARY PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA
                      (In thousands except per share data)

                                                  YEAR ENDED        SIX MONTHS ENDED
                                               DECEMBER 31, 1998     JUNE 30, 1999
                                               -----------------    ----------------
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenues.....................................      $122,027             $63,448
Income (loss) from operations................        (4,253)                896
Net income (loss)............................        (4,167)               (281)
Basic earnings (loss) per share..............         (0.34)              (0.02)
Diluted earnings (loss) per share............         (0.34)              (0.02)
Shares used in basic earnings (loss) per
  share calculation..........................        12,335              12,296
Shares used in diluted earnings (loss) per
  share calculation..........................        12,335              12,296

                                                              AS OF JUNE 30, 1999
                                                              -------------------
PRO FORMA BALANCE SHEET DATA:
Total assets................................................        $77,604
Shareholders' equity........................................         64,892

COMPARATIVE PER SHARE INFORMATION

     The following summarizes per share information for ARIS and fine.com on a historical, pro forma and equivalent basis. We used the closing price of ARIS common stock on July 30, 1999 to determine the consideration to be paid to fine.com shareholders for the purpose of making the calculations on a pro forma and equivalent basis. We have assumed the merger took place on the date of the balance sheet for balance sheet information and at the beginning of the period shown for income statement information. These calculations exclude common stock equivalents. You should refer to the pro forma consolidated combined financial information and the Consolidated Financial Statements of ARIS and fine.com for information concerning common stock equivalents.

     Neither ARIS nor fine.com has paid any dividends for the periods shown below.

                                                AT AND FOR THE      AT AND FOR THE SIX
                                                  YEAR ENDED           MONTHS ENDED
                                               DECEMBER 31, 1998      JUNE 30, 1999
                                               -----------------    ------------------
HISTORICAL -- ARIS
Basic earnings per common share..............       $ 0.13                $ 0.20
Diluted earnings per common share............         0.12                  0.20
Book value per common share..................         4.98                  4.85
PRO FORMA COMBINED PER ARIS SHARE
Basic earnings (loss) per common share.......       $(0.34)               $(0.02)
Diluted earnings (loss)per common share......        (0.34)                (0.02)
Book value per common share..................         5.17                  5.17

                                                 AT AND FOR THE       AT AND FOR THE SIX
                                                   YEAR ENDED            MONTHS ENDED
                                                JANUARY 31, 1999        APRI1 30, 1999
                                               -------------------    ------------------
HISTORICAL -- FINE.COM*
Basic earnings (loss) per common share.......        $(1.34)                $(0.30)
Diluted earnings (loss) per common share.....         (1.34)                 (0.30)
Book value per common share..................          1.17                   1.19
PRO FORMA EQUIVALENT PER FINE.COM SHARE
Basic earnings (loss) per common share.......        $(0.15)                $(0.01)
Diluted earnings (loss) per common share.....         (0.15)                 (0.01)
Book value per common share..................          2.36                   2.36

* The six-month period ended April 30, 1999 for fine.com includes the fourth quarter of fiscal 1999 and the first quarter of fiscal 2000, and are presented for informational and comparative purposes only.

                                  RISK FACTORS

     You should consider the following factors carefully in evaluating the merger and the investment in the ARIS common stock offered in this proxy statement/prospectus.

RISKS RELATED TO THE MERGER

     ARIS AND FINE.COM MAY NOT SUCCESSFULLY INTEGRATE THEIR BUSINESS OPERATIONS.

     The merger involves the combination of companies that have previously operated separately. Integrating the operations of ARIS with those of fine.com after the merger may be difficult and time consuming. After the merger has been completed, ARIS may integrate, among other things, the product and service offerings, the product development, sales and marketing, research and development, administrative and customer service functions, and the management information systems of fine.com with those of ARIS. The integration of our combined operations may temporarily distract management from the day-to-day business of the combined company after the merger. ARIS may fail to manage this integration effectively or to achieve any of the anticipated benefits that both companies hope will result from the merger.

     ARIS COULD LOSE KEY FINE.COM AND ARIS PERSONNEL NECESSARY TO THE COMBINED COMPANY'S SUCCESS.

     One of the keys to the success of ARIS Interactive's business after the merger will be its ability to retain fine.com's and ARIS' skilled technical employees and attract additional skilled employees. These employees are currently highly sought after and the market for their services is highly competitive. The merger and the process of integrating the two companies may cause key employees of both companies to seriously consider other employment opportunities. If one or more of fine.com's or ARIS' managers, programmers or sales or customer support personnel leaves after we complete the merger, ARIS' business could be seriously harmed.

     ARIS EXPECTS TO INCUR POTENTIALLY SIGNIFICANT INTEGRATION COSTS AND AMORTIZATION OF INTANGIBLES AND GOODWILL IN CONNECTION WITH THE MERGER.

     ARIS expects to incur restructuring and integration costs from integrating fine.com's operations with those of ARIS. These costs may be substantial and may include costs for redundant operations, facilities and equipment and other merger-related costs. ARIS has not yet determined whether the amount of these costs will be significant. ARIS expects to charge these costs to operations in the quarter in which the merger is completed, and this will be a charge to ARIS' operating results for that quarter.

     ARIS will account for the merger under the purchase method of accounting. As a result, ARIS will be required to allocate a portion of the value of the consideration paid to fine.com shareholders to intangible assets and goodwill, and must amortize these intangible assets and goodwill over periods ranging from one to six years. The amortization of these assets will adversely affect ARIS' operating results for the periods over which the amortization occurs. The identity of and estimated amounts to be allocated to these intangible assets and the periods over which they will be amortized are described in Note b of Notes to Unaudited Pro Forma Combined Financial Information.

     SOME OF FINE.COM'S MANAGEMENT HAVE ADDITIONAL INTERESTS IN THE MERGER.

     In considering the recommendation by the fine.com board of directors to approve the merger, fine.com shareholders should recognize that some of fine.com's management have interests in the merger that are different from, or in addition to, yours, including among other things, employment arrangements, potential severance benefits and indemnification rights. These interests are described under the headings "The Merger -- Background of the Merger" and "Interests of Certain Persons in the Merger."

     ARIS' STOCK PRICE IS VOLATILE.

     The trading price of ARIS common stock has fluctuated significantly in the past. Often, these fluctuations have been greater than those experienced by the stock market in general. The future trading price of ARIS common stock may continue experiencing wide price fluctuations in response to such factors as:

     - actual or anticipated fluctuations in revenues or operating results, and changes in earnings estimates by securities analysts;

     - failure to meet securities analysts' expectations of performance;

     - analyst and market reaction to ARIS' decision to focus its consulting operations on integrated solutions that include Internet-based and electronic commerce applications and its decision to consider strategic alternatives for its training operations, and to any announcements of developments relating to these initiatives;

     - announcements of technological innovations or new products by ARIS or its competitors;

     - changing information technology spending habits of ARIS' clients and prospective clients;

     - changes in relationships between ARIS and key vendors of software products;

     - developments in or disputes regarding copyrights, trademarks, patents and other proprietary rights;

     - proposed and completed acquisitions by ARIS or its competitors;

     - the mix of products and services sold;

     - the timing of significant project commissions and their completion;

     - product and services pricing, discounts and margins; and

     - general conditions in the information technology industry or the industries in which clients compete.

     These factors as well as general stock market trends and economic conditions, could adversely affect the market price of ARIS common stock. Securities class action litigation against companies is not uncommon following periods of volatility in the market price of their securities. ARIS could become a defendant in such litigation in the future. Securities litigation could be costly and divert management's attention and resources from ARIS' business. This could have a material adverse effect on ARIS' business, financial condition and results of operations. Any adverse determination in litigation could subject ARIS to significant liabilities.

     THE FAILURE TO SATISFY CONDITIONS TO OUR COMPLETION OF THE MERGER OTHER THAN APPROVAL OF FINE.COM'S SHAREHOLDERS COULD JEOPARDIZE THE MERGER.

     Even if fine.com's shareholders approve the merger, the merger may not close unless several other conditions are satisfied or waived. These include:

     - there must be no material adverse change in the business of fine.com or in the business of ARIS (other than changes that this proxy statement/prospectus discloses have occurred or may occur);

     - the number of shares held by fine.com shareholders exercising statutory dissenters' rights must not exceed ten percent (10%) of the number of fine.com shares of common stock outstanding;

     - certain third parties must have consented to the merger;

     - the representations and warranties of ARIS and fine.com in the merger agreement must be true and correct in all material respects at closing;

     - ARIS and fine.com must have complied with their obligations in the merger agreement through the closing;

     - no injunction or order preventing the completion of the merger may be in effect;

     - the shares of ARIS common stock to be issued to fine.com shareholders in the merger must have been approved for listing on the Nasdaq National Market; and

     - ARIS and fine.com must each receive an opinion of tax counsel to the effect that the merger will qualify as a tax-deferred reorganization for United States federal income tax purposes with respect to shares of ARIS common stock received as a result of the merger.

     OUR FAILURE TO COMPLETE THE MERGER COULD BE COSTLY TO FINE.COM AND ITS SHAREHOLDERS.

     If the merger is not completed:

     - fine.com may be required to pay ARIS a termination fee of $500,000 plus reasonable out-of-pocket fees actually incurred by ARIS;

     - the price of fine.com common stock may decline, assuming that current market prices reflect a market assumption that the merger will be completed; and

     - fine.com must still pay its costs related to the merger, such as legal, accounting and financial advisory fees.

     In addition, the pending merger may cause fine.com's customers to delay or defer contracting decisions. Any delay or deferral in contracting decisions by fine.com customers could have a material adverse effect on fine.com's business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective fine.com employees may experience uncertainty about their future roles with ARIS until ARIS' strategies with regard to fine.com are announced or executed. This may adversely affect fine.com's ability to attract and retain key management, sales, marketing, creative and technical personnel.

     Further, if the merger is terminated and fine.com's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to certain limited exceptions, fine.com is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than ARIS. See "The Merger Agreement -- Non Solicitation."

     Finally, if the merger is not completed, fine.com could experience significant morale problems with its employees, which could result in large numbers of employees leaving. Failure to complete the merger also could result in current or prospective clients of fine.com leaving or not engaging fine.com, which would have a material adverse effect on fine.com's business and results of operations. In this event, fine.com could be forced to try to locate another merger partner, sell assets or find other financing. If this were to occur, the price per share to be received by fine.com shareholders in any other merger or in a sale may be significantly less than the value of the consideration to be paid in this merger with ARIS.

     THE IRS MAY CHALLENGE THE TAX-DEFERRED NATURE OF THE MERGER.

     ARIS and fine.com will not obtain a ruling from the Internal Revenue Service that the merger will generally be tax-deferred to fine.com shareholders. It is a waivable condition to each company's obligation to complete the merger that we each receive a legal opinion to this effect. Even if we do not receive a legal opinion as to the tax effect of the merger, fine.com and ARIS may nevertheless proceed with the merger. Regardless of whether we receive a legal opinion, the IRS may challenge the tax-deferred nature of the merger. If the IRS is successful in any challenge (a) fine.com shareholders may be required to pay tax on any gain realized in the merger and (b) fine.com would be treated as selling all of its assets to ARIS Interactive in a fully taxable transaction and ARIS Interactive and ARIS would be responsible for paying all taxes due on any gain resulting from the taxable sale. See "The Merger -- Material Federal Income Tax Consequences."

RISKS RELATED TO ARIS' BUSINESS

     ARIS RECENTLY DECIDED TO FOCUS ITS CONSULTING BUSINESS ON OFFERING SOLUTIONS THAT INTEGRATE INTERNET-BASED AND ELECTRONIC COMMERCE APPLICATIONS WITH INTERNAL INFORMATION SYSTEMS, AND THE SUCCESS OF THIS INITIATIVE IS UNCERTAIN.

     ARIS' decision to focus its consulting business on offering solutions that integrate Internet-based and electronic commerce applications with internal information systems involves risks. While ARIS has been developing experience in working with Internet-based and electronic commerce applications, it has less experience with engagements involving these applications than with engagements involving internal information systems such as enterprise resource planning and package software applications. To be successful ARIS will need to develop additional expertise in the areas of Internet-based applications and electronic commerce, whether or not the merger with fine.com is completed.

     ARIS plans to devote significant personnel and financial resources and management attention to this initiative. It is likely that the initiative will not result in immediate increases in revenue that offset expenses incurred. ARIS may allocate resources away from revenue-producing activities to manage and plan the initiative and to participate in developing additional capacity to offer Internet-based and electronic commerce solutions. The focus on the initiative also may lead to the de-emphasis of other existing service and software offerings, or even in ARIS ceasing to offer some existing services or products, resulting in reduced revenue and the possibility of restructuring or other charges to income. Accordingly, ARIS' revenues and profits in the short run may be adversely affected, and its ability to effectively complete existing consulting assignments within planned budgets may be reduced.

     The long-term success of the initiative is not assured. For the initiative to be successful, ARIS must:

     - attract and retain key personnel with experience in Internet-based and electronic commerce applications;

     - establish favorable relationships with vendors of Internet-based and electronic commerce software applications;

     - adapt to rapidly changing technologies and client business needs;

     - develop project management and implementation standards, project methodologies, quality assurance standards and other best practices to apply to Internet and electronic commerce consulting engagements;

     - refocus its marketing and sales approaches to reflect its Internet and electronic commerce capabilities;

     - develop the capability to deliver consistent, high quality cost effective solutions that integrate internal information systems with Internet-based and electronic commerce applications; and

     - compete successfully with established and new companies that provide similar services.

ARIS may not be successful in developing and marketing consulting service offerings that achieve acceptance in the market, or that result in the delivery to clients of consistent, high quality cost effective solutions.

     ARIS Internet and electronic commerce strategy may not result in increased revenues or profits in the long run, and could result in reduced revenues or profits, or even in losses. If the initiative is not successful, ARIS' business, results of operations and financial condition will be adversely affected.

     ARIS' TRAINING OPERATIONS HAVE BEEN UNPROFITABLE, AND THE FUTURE OF ARIS' TRAINING BUSINESS IS UNCERTAIN.

     ARIS' training operations were not profitable in the first, second and fourth quarters of 1998 and the first and second quarters of 1999. In August 1999, ARIS announced the closure of training centers in New York, Minneapolis and Chicago, and anticipates a charge to income of approximately $5,500,000 in the quarter ending September 30, 1999 in connection with the closures. Failure by ARIS to restore the profitability of its training operations will have a continued material adverse effect on ARIS' results of operations and financial condition, and could adversely impact the operations and profitability of its consulting and software businesses due to the shared resources of ARIS' integrated consulting, training and software strategy.

     ARIS is exploring strategic alternatives for its training business, including one or more of the following:

     - The possible sale and divestment of some or all of its training operations;

     - additional restructuring, including the possible closure of additional offices; or

     - the closure of ARIS' training center operations in their entirety.

     If ARIS' training operations are sold, restructured or discontinued, ARIS may be required to record a significant charge to its earnings for the quarter in which the action occurs.

     CHANGES IN TECHNOLOGY REQUIREMENTS AND SPENDING PATTERNS OF ARIS' CLIENTS AND TARGET CLIENTS COULD ADVERSELY AFFECT ARIS' BUSINESS.

     ARIS believes the information technology needs of its clients and prospective clients have changed over time and may continue to shift away from what have historically been ARIS' core services towards newer technologies or technology trends. For example, a large percentage of ARIS' consulting revenues has historically come from the implementation and integration of packaged software applications and enterprise resource planning software technologies, particularly those developed by Oracle. ARIS believes that client spending on packaged software applications and enterprise resource planning technologies and services related to those technologies has declined as a percentage of total client information technology spending, while spending on electronic commerce and other Internet-related technologies has increased. A further decline in spending for packaged software applications and enterprise resource planning software and services could adversely impact ARIS' consulting and software operations. ARIS also believes that spending on information technology training has decreased as a percentage of total information technology spending.

     In response to its beliefs concerning trends in client requirements and spending, ARIS has recently announced the decision to focus its consulting business on offering solutions that add to internal information systems the ability to communicate and collaborate with customers, suppliers and business partners over the Internet and engage in electronic commerce. However, it is possible that ARIS has not correctly identified the current trend in client requirements or that its actions will not correctly respond to those trends. ARIS may not be successful in identifying current or future trends in technology or information technology spending or in modifying its consulting and training offerings to benefit from these trends. ARIS' inability to timely identify and capitalize on these trends could have a material adverse effect on ARIS' business, financial condition and results of operations.

     ARIS' SUCCESS DEPENDS ON ITS ABILITY TO RECRUIT AND RETAIN INFORMATION TECHNOLOGY PROFESSIONALS.

     ARIS' future success will depend in large part on its ability to attract, develop, motivate and retain highly skilled information technology professionals, particularly project managers, consultants and instructors. Information technology professionals are in high demand and are likely to remain a limited resource for the foreseeable future. Demand is particularly high at present for information technology professionals with knowledge and experience with Internet-based and electronic commerce applications and ARIS will need to attract and retain people with these skills to succeed in the initiatives in its consulting business involving these applications. ARIS competes for consultants and project managers with other consulting firms, software vendors and in-house information technology departments. ARIS competes for instructors with other training service providers, software and hardware vendors and the in-house information technology training departments of major corporations. ARIS may not be successful in hiring and retaining a sufficient number of information technology professionals to staff its consulting projects and to meet demand for instructor-led classes. Higher salaries resulting from competition could increase ARIS' costs and decrease its profitability.

     ARIS' BUSINESS IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE.

     ARIS' success depends in part on its ability to identify emerging technology trends and develop information technology solutions that keep pace with continually changing technology, evolving industry standards, emerging competition, frequent new product and service introductions and changing client preferences. Information technology changes rapidly, and new products and services emerge frequently, rendering existing products and services obsolete. Technology and business requirements are changing particularly rapidly in the areas of applications that use the Internet and electronic commerce, where ARIS has decided to focus its consulting efforts. To keep pace with changes in the market, ARIS must constantly evaluate its service and product offerings. ARIS may not be able to timely recognize emerging information technology trends and may not be able to expend the financial and other resources necessary to develop and bring new services to market in a timely and cost-effective manner, hire additional qualified personnel and make beneficial acquisitions. Also, new products, services and technologies developed by others could render those of ARIS noncompetitive or obsolete.

THE MARKET FOR INTERNET-BASED AND ELECTRONIC COMMERCE APPLICATIONS IS NEW, RAPIDLY EVOLVING AND HIGHLY UNCERTAIN, AND DEPENDS ON CONTINUED USE AND EXPANSION OF THE INTERNET.

     The success of ARIS' strategy of focusing its consulting business on solutions that integrate internal information systems with Internet-based and electronic commerce applications will depend on the continued use and expansion of the Internet as a platform for communication and commerce. If the Internet does not continue to grow as a widespread communications medium and commercial marketplace, the demand for these services may be significantly reduced.

     The Internet could lose its viability if the Internet infrastructure is unable to support the demands placed on it by continued growth, or due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility and quality of service. Other concerns that could inhibit the growth of the Internet and its use by business as a medium for communication and commerce include:

     - concerns about security of transactions conducted over the Internet;

     - concerns about privacy and the use of data collected and stored recording interactions over the Internet;

     - the possibility that federal, state, local or foreign governments will adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet; and

     - the possibility that governments will seek to tax Internet commerce.

     The use of the Internet is evolving rapidly, and many companies are developing new products and services that use the Internet. ARIS does not know what forms of products and services may emerge as alternatives to its existing services or to any future Internet-based or electronic commerce features and services ARIS may introduce. ARIS plans to spend considerable resources to improve its capacity to offer Internet-based and electronic commerce solutions, to stay abreast of and anticipate market trends and new technology and to educate potential clients about its solutions. However, even with these efforts, clients may not find that ARIS' services address their evolving needs, and market acceptance of ARIS services may not increase.

ARIS' ABILITY TO MANAGE GROWTH SUCCESSFULLY IS UNCERTAIN.

     ARIS has experienced rapid growth that has placed, and will continue to place, significant demands on its management and other resources. ARIS expects to continue to hire additional personnel, open new offices and make acquisitions. To manage growth effectively, ARIS must continue to improve its operational, financial and other management processes and systems. ARIS' success also depends largely on its management's ability to maintain high levels of employee utilization, project and instructional quality and competitive pricing for ARIS' services. None of the senior management of ARIS previously has managed a business of its size or has any experience managing a public company other than ARIS. No assurance can be given that they will be successful in managing ARIS' growth.

     Since 1995, ARIS has pursued an aggressive growth strategy by acquiring companies in complementary service, product and geographic markets. ARIS may not be able to integrate its recent acquisitions or any future acquisition successfully into its organization. Any failure to integrate any of its recent or future acquisitions successfully, or inability to achieve anticipated revenue and operating results during the integration process could have a material adverse effect on ARIS' business, financial condition and results of operations.

     ARIS DEPENDS ON KEY VENDORS OF SOFTWARE TECHNOLOGY.

     ARIS relies on formal and informal relationships with key providers of software technology, in particular, Microsoft, Oracle, Lotus, PeopleSoft and Sun. ARIS participates in a number of Microsoft, Oracle, Lotus, PeopleSoft and Sun programs that may enable it to obtain early information about new software products and courseware, and to benefit from the increased credibility and enhanced reputation resulting from vendor accreditation. Any significant changes to the vendor sponsored programs in which ARIS participates or any deterioration in the relationship between ARIS and a key vendor could result in the loss of vendor certifications, a reduction in the number of client referrals or other consequences which might adversely affect ARIS' ability to compete successfully.

     ARIS UNDERTAKES PROJECTS THAT ARE SUBJECT TO A NUMBER OF SIGNIFICANT RISKS.

     Most of ARIS' consulting agreements permit the client to terminate an engagement without cause and without significant penalty upon 14 or fewer days' notice to ARIS. Clients may from time to time terminate their agreements due to ARIS' failure to meet their expectations or for other reasons. Additionally, contracts to perform services for the U.S. government may be subject to renegotiation. The termination or renegotiation of one or more engagements by clients could adversely affect revenue and operating results, damage ARIS' reputation, and adversely affect ARIS' ability to attract new business.

     ARIS has increasingly undertaken fixed price consulting projects. ARIS' failure to accurately estimate the resources required for such projects or its failure to complete its contractual obligations in a manner consistent with the project plan upon which the contract is based could have a material adverse effect on the profitability of such projects.

     Many of ARIS' engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. Any failure in a client's information system could result in a claim for substantial damages against ARIS, regardless of ARIS' responsibility for the failure. Although ARIS generally attempts to limit contractually its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its services, these limitations of liability may not be enforceable. ARIS maintains general liability insurance coverage, including coverage for errors and omissions, of up to $5 million in the aggregate. ARIS cannot be sure that this coverage will continue to be available on commercially reasonable terms or will be available in sufficient amounts to cover one or more large claims. One or more large claims against ARIS that exceed its insurance coverage or changes in the terms of the insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect ARIS' business, financial condition and results of operations.

     ARIS' consulting engagements often involve the implementation of software applications that replace systems of the client that are not Y2K compliant. If ARIS is not able for any reason to meet its contractual obligations with a client, it could be found liable for damages as a result of that client's Y2K exposure. These damages could include costs associated with remediating the client's systems to make them Y2K compliant, and other damages the client suffers because its systems are not Y2K compliant. These damages can be very large in some cases. ARIS tries to negotiate appropriate limitations of liability to clients and disclaimers regarding Y2K exposure and other liability. ARIS believes that its existing insurance will cover damages that may result from Y2K related claims, but ARIS does not carry any specialized coverage for potential Y2K liability. ARIS' insurers could take the position that the insurance does not cover Y2K claims and could refuse to pay these claims.

     ARIS FACES RISKS RELATED TO ITS INTERNATIONAL OPERATIONS.

     A substantial portion of ARIS' revenue is derived from operations outside the United States, principally in the information technology training market. Risks inherent in conducting business internationally include:

     - unexpected changes in regulatory requirements;

     - difficulties in staffing and managing foreign operations;

     - differing employment laws and practices in foreign countries;

     - language and cultural barriers;

     - longer payment cycles and seasonal reductions in business activity during the summer months in Europe and some other parts of the world;

     - currency exchange fluctuations; and

     - potentially adverse tax consequences.

     Any of these factors could adversely affect the success of ARIS' international operations, and its financial condition and results of operations. To date, ARIS has not entered into any forward exchange contracts or other hedging activities in anticipation of foreign currency fluctuations, but it may do so in the future.

     ARIS FACES RISKS FROM ITS STRATEGY OF GROWTH BY ACQUISITION.

     ARIS may continue to acquire businesses that management believes will complement its operations. The success of any acquisition depends on, among other things, ARIS' ability to identify and acquire businesses on terms that management considers attractive, integrate acquired businesses into ARIS' organization and retain the acquired businesses' key personnel and principal clients. Any future acquisitions, including the acquisition of fine.com, would be accompanied by the risks commonly encountered in such transactions, including:

     - difficulties associated with assimilating the personnel and operations of the acquired business;

     - the risk that ARIS will not achieve expected financial results or strategic goals for the acquired business;

     - the potential disruption of its ongoing business;

     - the diversion of significant management and other resources; and

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

     - the need to impose and maintain uniform standards, controls, procedures and policies.

     ARIS may not be able to identify future acquisition candidates or to successfully overcome the risks and challenges encountered in completing and integrating future acquisitions. Any failure or inability by ARIS to implement and manage its acquisition strategy could have a material adverse effect on ARIS' business, financial condition, and results of operations. Future acquisitions also could require ARIS to issue equity securities on terms that dilute the interests of existing shareholders, incur debt or contingent liabilities, and amortize expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the market for and the price of ARIS common stock.

     THE INFORMATION TECHNOLOGY CONSULTING, TRAINING AND SOFTWARE INDUSTRIES ARE HIGHLY COMPETITIVE.

     The information technology consulting, training and software industries are generally regarded as separate industries, each of which is highly competitive and characterized by rapid technological change. Within each industry there are a large number of competitors, many of which have significantly greater financial, technical, marketing and human resources and greater name recognition than ARIS.

     ARIS' principal competitors in the delivery of consulting services are the consulting divisions of the large multinational accounting firms, the consulting divisions of software vendors such as Oracle, Microsoft, Lotus and PeopleSoft, and numerous international, national and regional information technology consulting firms. ARIS faces competition in the delivery of information technology training services from the in-house information technology departments of prospective clients, the training divisions and authorized training channels of software vendors such as Oracle, Sun, and Microsoft, and independent international, national and regional companies with information technology training operations. ARIS' decision to focus its consulting business on solutions that integrate enterprise information systems with Internet-based and electronic commerce applications will result in competition with companies that specialize in Internet and electronic commerce solutions, as well as many of ARIS' existing competitors. The market for these solutions is intensely competitive, and is characterized by rapid advances in technology and changing client requirements.

     ARIS' software products compete with software products distributed by other companies. Although ARIS believes few commercially available products currently compete directly with ARIS' NoetixViews suite of products, Oracle has announced that it will be introducing software with some similar features and functionality during 1999 and has announced that it intends to bundle this product, without additional charge, with its release of Oracle 11i. Oracle or others could develop new software products that compete successfully against NoetixViews or ARIS' other software products.

     New and future products or services developed by competitors may be better adapted to existing or new technological or other trends, and may achieve greater market acceptance than ARIS' software products and services. Any failure by ARIS to compete successfully in the consulting, training or software market could have a material adverse effect on its business, financial condition and results of operations.

     ARIS MAY NEED ADDITIONAL FINANCING AFTER THE MERGER, WHICH MAY NOT BE AVAILABLE ON A TIMELY BASIS, ON FAVORABLE TERMS OR AT ALL.

     ARIS believes that it should be able to satisfy the cash requirements of its existing business and the business of fine.com from its existing cash resources, its bank credit facilities and cash flow from operations. However, if results of operations after the merger are less favorable than ARIS now anticipates or if unanticipated costs or expenses are incurred, ARIS may require additional financing. ARIS also may encounter opportunities for acquisitions of businesses or products, joint ventures or other business initiatives that may require the commitment of cash in excess of ARIS' available resources. If ARIS requires cash in addition to its available resources, ARIS may have to obtain additional equity or debt financing. Financing may not be available on a timely basis, on favorable terms or at all. If ARIS obtains financing through the sale of equity securities, holders of ARIS common stock may experience significant dilution. Failure to obtain financing if and when needed could require ARIS to restrict its operations or forego available opportunities.

     ARIS' OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER.

     ARIS' operations and related revenue and operating results have varied from quarter to quarter, and ARIS expects these variations to continue. Factors causing such fluctuations have included and may include:

     - the number, size and scope of consulting projects;

     - the contractual terms and degree of completion of consulting projects and project delays;

     - any decision to sell, restructure or discontinue all or a portion of ARIS' training operations;

     - fluctuation in results arising from ARIS' decision to focus on solutions that integrate internal information systems with Internet-based applications and electronic commerce;

     - variations in utilization rates and average billing rates for consultants and project managers due to vacations, holidays and the integration of newly hired consultants;

     - inability to conduct as many four- and five-day courses due to national holidays and vacation schedules, particularly, in the fourth quarter;

     - frequency of training classes and demand for training following new software product releases;

     - variations in demand for the company's software product offerings and the introduction by third parties of competitive software products;

     - variations in fill rates in training classes;

     - the need to integrate acquired businesses;

     - changes in corporate information technology spending trends; and

     - general economic conditions.

     Because a significant percentage of ARIS' expenses, particularly personnel costs and rent, are relatively fixed in advance of any particular quarter, shortfalls in revenue caused by these and other factors may cause significant unfavorable variations in operating results in any particular quarter.

     ARIS RELIES ON KEY PERSONNEL.

     ARIS' continued success will depend in large part on the continued services of a number of key employees including Paul Song, ARIS' founder, President, Chief Executive Officer and Chairman. The loss of the services of Mr. Song, other members of senior management or other key personnel could have a material adverse effect on ARIS. Since the end of the second quarter of 1999, several members of senior management have discontinued their employment with ARIS, including ARIS' Vice President of North America Education and its Vice President of Law and Corporate Affairs, General Counsel and Secretary. ARIS has entered into employment agreements containing non-competition, non-solicitation and non-disclosure clauses with all of its management, consultants and project managers and instructors, except Mr. Song. These contracts, however, do not guarantee that these individuals will continue their employment with ARIS. In addition, ARIS cannot be certain that the non-competition and non-solicitation provisions of these agreements would be enforced by a court. The loss of one or more key employees, particularly to a current or potential competitor, could result in the loss of existing or potential clients, which would adversely affect ARIS' revenues and operating income.

     ARIS MAY NOT BE ABLE TO ENFORCE ITS INTELLECTUAL PROPERTY RIGHTS AND OTHERS MAY CLAIM THAT ARIS IS INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS.

     ARIS uses proprietary consulting and training methodologies, courseware, software applications and products, trademarks and service marks and other proprietary and intellectual property rights. ARIS relies upon a combination of copyright, trademark and trade secret laws, as well as nondisclosure and other contractual arrangements, to protect these proprietary rights. ARIS uses client licensing agreements and employee and third party nondisclosure and confidentiality agreements to limit access to, and distribution of, its proprietary information. These measures may not be adequate to deter misappropriation, ARIS may not be able to detect and stop unauthorized uses of its intellectual property. If substantial unauthorized uses of ARIS' proprietary rights were to occur ARIS could be required to engage in costly and time-consuming litigation to enforce its rights and it might not be successful. ARIS does business in countries that do not provide protection or enforcement of intellectual property rights to the same extent as the United States, and on the Internet, which is not currently subject to comprehensive regulation. ARIS' competitors also may independently develop products or methodologies functionally similar to ARIS' products and methodologies.

     ARIS develops custom software applications, training courses and methodologies for third-party software products. ARIS owns the training courses, methodologies, and courseware through agreements with employees and subcontractors, but ownership of software applications developed for clients is often assigned to the client, although ARIS tries to retain licenses that allow it to use the applications in future consulting projects for other clients. ARIS also develops software application tools in the course of its consulting projects. ARIS generally seeks to retain ownership or marketing rights for adaptation and reuse in subsequent projects. Issues relating to the ownership of and rights to use training courses and methodologies, courseware, and software applications and other tools can be complicated and disputes may arise that could affect ARIS' ability to resell or reuse some of these products and methodologies.

     ARIS uses technology developed by third parties. It believes that there are currently sufficient alternative sources of third-party technology available if any particular third-party technology that it is currently using were to be discontinued or otherwise become unavailable. However, licenses for any technology owned or developed by third parties that might be required for provision of ARIS' services might not be available in the future on reasonable terms, or at all. ARIS' inability to obtain any such licenses could have a material adverse effect on its business and operations. Although ARIS does not believe that either its services or its use of technology owned by third parties infringes the proprietary rights of any third parties, third parties might in the future assert claims against ARIS based on such services or use and those claims might be successful.

     Litigation may be necessary in the future to enforce ARIS' intellectual property rights and to protect its proprietary information, to determine the validity and scope of the proprietary rights of third parties or to defend against claims of infringement or invalidity. Litigation of this nature, whether or not successful, could result in substantial costs and diversion of resources and management time, which could have a material adverse effect on ARIS' business. Third parties might claim that ARIS' current or future products, courseware or services infringe their proprietary rights. An adverse outcome in litigation could result in ARIS being liable for substantial damages and in injunctive or other equitable relief that could directly or indirectly prohibit ARIS from marketing the affected courseware or product or providing the affected service, or could force ARIS to change the affected product, courseware or service. A judgment of this nature could have a material adverse effect on ARIS.

     PAUL SONG AND HIS FAMILY OWN ENOUGH ARIS COMMON STOCK TO EXERCISE SIGNIFICANT CONTROL OVER ITS AFFAIRS.

     Paul Song, ARIS' founder, President, Chief Executive Officer and Chairman, is ARIS' single largest shareholder. Mr. Song's wife, Tina Song, is Vice President of Administration, directs Human Resources and Information Technology for ARIS and is also a shareholder. A family limited partnership controlled by Mr. and Mrs. Song is the fourth largest shareholder. As of July 30, 1999, Mr. and Mrs. Song beneficially own approximately 39.0% of the outstanding shares of ARIS common stock. As a result, Mr. and Mrs. Song will likely be able to exert significant control over ARIS' affairs and management and the outcome of any matters requiring a shareholder vote, including the election of the members of the board of directors. This control could delay or prevent a change in control of ARIS. As of July 30, 1999, other relatives of Mr. and Mrs. Song hold less than 2% of the outstanding shares of ARIS common stock. Assuming the issuance of 1,234,079 shares as a result of the merger, Mr. and Mrs. Song would beneficially own approximately 35.1% the outstanding shares of ARIS common stock.

     YEAR 2000 DISRUPTIONS, REMEDIATION AND UNCERTAINTIES MAY ADVERSELY AFFECT ARIS' BUSINESS.

     The Year 2000 ("Y2K") issue is the result of computer programs being written using only the last two digits to refer to a year, which may prevent these computer programs from properly recognizing a year that begins with "20" instead of the familiar "19." For example, computer programs or products that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. Y2K problems in ARIS' own systems or the systems and products of its material suppliers or vendors could interrupt ARIS' operations or disrupt its ability to supply products and services to clients. ARIS believes that its internally developed products and services are Y2K compliant, but cannot be certain that they do not contain undetected errors or defects in processing

Y2K data. Software or technology provided by third parties may contain errors or defects in processing Y2K data that are not detected by the third-party providers or in ARIS' own testing, regardless of any assurances ARIS may receive from the providers. Failure by ARIS or its software or technology providers to adequately address Y2K issues could adversely affect ARIS' business operations. Correction of Y2K problems could require ARIS to incur unanticipated expenses, and such expenses could have a material adverse effect on ARIS' business, financial condition and results of operations.

     ARIS could become involved in disputes with clients about Y2K problems with solutions that it developed or implemented through its consulting and software businesses or the interaction of ARIS' solutions with other applications. While ARIS believes that its current products are Y2K compliant, they may contain undetected errors in processing Y2K data. In addition, ARIS' clients and/or other vendors further customize some of ARIS' applications after ARIS' involvement has ended, so some previously completed applications might not continue to meet Y2K compliance standards. Claims by customers or former customers arising from Y2K issues could materially adversely affect ARIS' business, financial condition and results of operations.

     There is considerable uncertainty in many industries in which ARIS' clients and potential clients operate concerning the scope and magnitude of problems that will be associated with the century change. Significant delays in or cancellation of clients' or potential clients' decisions to purchase ARIS' products and services due to the reallocation of resources to address Y2K or due to other Y2K issues, could have a material adverse effect on ARIS' business, financial condition and results of operations. See "Information about
ARIS -- ARIS' Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure."

     PROVISIONS OF WASHINGTON LAW AND ARIS' ARTICLES OF INCORPORATION MAY DELAY OR PREVENT A CHANGE IN CONTROL OF ARIS.

     ARIS is subject to anti-takeover provisions of Chapter 23B.17 of the Washington Business Corporation Act which prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of a corporation involving a 20% shareholder unless determined to be at a fair price or approved by disinterested directors or disinterested shareholders. In addition, Chapter 23B.19 of the Washington Business Corporation Act prohibits a corporation registered under the Securities Exchange Act of 1934, as amended, from engaging in certain significant transactions with a 10% shareholder. Significant transactions include, among others, a merger with or disposition of assets to the 10% shareholder. Further, ARIS' articles of incorporation provide for a classified board of directors with staggered, three-year terms. Also, the board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the preferences and other rights thereof without any further vote or action by ARIS' shareholders. The issuance of preferred stock, together with the effect of other anti-takeover provisions in ARIS' articles of incorporation and under the Washington Business Corporation Act, may have the effect of delaying, deferring or preventing a change in control of ARIS and could limit the price that certain investors might be willing to pay in the future for ARIS common stock.

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

RISKS RELATED TO FINE.COM'S BUSINESS

     FINE.COM HAS HAD RECENT LOSSES AND MAY REQUIRE ADDITIONAL FINANCING.

     For the year ended January 31, 1999, fine.com had a net loss of approximately $3.6 million. A portion of this loss was attributable to certain charges in the third and fourth quarters for office closure costs, write-offs for accounts receivable and work-in-progress considered by management to be uncollectible or unbillable, and cost overruns on fixed-fee projects. Although fine.com had net income of $16,000 for the quarter ended April 30, 1999, it is uncertain whether profitable operations will continue in the future. fine.com believes that its cash and cash equivalents will be sufficient to fund its operations through January 31, 2000. fine.com believes that it has taken appropriate action to realign and strengthen its operations, including a plan to increase sales and internal productivity and decrease overhead cost structure. However, fine.com may not be able to achieve or sustain profitable operations. If the merger is not completed, further development of fine.com's business may require additional financing. Financing may not be available to fine.com when needed on favorable terms if at all.

     FINE.COM'S BUSINESS DEPENDS ON ACCEPTANCE OF THE INTERNET BY THE MARKETING COMMUNICATIONS INDUSTRY.

     fine.com's business involves the design and implementation of Web sites for businesses. The market for information gathering and dissemination through the Internet continues to develop. This rapidly evolving market is characterized by an increasing number of market entrants who have introduced or developed products and services for communication and commerce over the Internet. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. The use of the Internet in marketing, information gathering and dissemination, particularly by businesses that have historically relied upon traditional means of marketing, generally requires the acceptance of new methods of conducting business and exchanging information. If commerce and communication through the Internet fail to gain widespread acceptance or develop more slowly than expected, fine.com's business would be materially adversely affected.

     FINE.COM DEPENDS ON CERTAIN KEY EMPLOYEES.

     fine.com depends on the services of certain key personnel, the loss of whose services would have a material adverse effect on fine.com's business. In particular, fine.com depends on the services of Daniel M. Fine, Chairman and Chief Executive Officer, and the successful continuation of fine.com's business by ARIS Interactive after the merger is expected to be dependent on the services of Mr. Fine, who will be employed as ARIS' Director of Business Development, Interactive Services. fine.com also depends on the services of qualified and experienced marketing, technical and creative personnel. fine.com generally does not enter into employment agreements with these employees. Any of these employees could leave fine.com and go to work for businesses that compete with fine.com. In seeking qualified personnel, fine.com is required to compete with companies having greater financial and other resources and prospects than fine.com. In particular, in the Seattle, Washington market, an increasing number of software and Internet companies compete for the services of skilled developers and software designers. The future success of fine.com's business is dependent on its ability to attract and retain qualified personnel, and

                                       34
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failure or inability to hire or retain key personnel would have a material adverse affect on the financial prospects and operations of fine.com's business.

     FINE.COM'S MARKET IS HIGHLY COMPETITIVE.

     The market for fine.com's services is highly competitive and is characterized by demands to adopt and use new capabilities and technologies, and to respond rapidly to evolving client requirements. fine.com faces competition from a number of sources, including Web site service firms, communications, telephone and telecommunications companies, computer hardware and software companies, established online services companies, direct Internet access providers, advertising agencies and specialized and integrated marketing communication firms, and the in-house information technology organizations of potential customers. Many of fine.com's competitors have announced plans to offer expanded Web site planning, creation and/or maintenance services and many competitors or potential competitors have longer operating histories, longer customer relationships and significantly greater financial, management, technological, development, sales, marketing and other resources than fine.com. fine.com expects competition to intensify in the future, as anticipated growth in the industry attracts other participants. fine.com might not be able to compete effectively, if at all, and its inability to do so would have a material adverse effect on fine.com's business.

     FINE.COM'S BUSINESS DEPENDS ON SUCCESSFUL BIDDING AND PRICING.

     fine.com attempts to price its services and bid on Internet development projects in a manner which considers competitive factors, the value perceived by its clients and its internal cost structure. Some projects are contracted on a time and materials basis where fine.com bills for hours and costs incurred by its staff on client projects. Other projects are priced and billed on a fixed-fee basis or on a not-to-exceed ceiling in the contractual price. On fixed-bid contracts fine.com attempts to take into account estimated direct and indirect costs associated with the project, associated allocations of overhead and factors related to specific technology or process risks associated with the complexity of the project. fine.com believes that it has refined its internal processes to appropriately estimate the costs of performing on a fixed-fee basis. However, the failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-fee contract may reduce fine.com's profit or cause a loss on a particular project. Unforeseen costs or other factors may arise that could materially delay the project or otherwise increase the cost of performance. For a fixed-fee or similar project, fine.com's contractual revenues may not exceed its direct and indirect costs attributable to the project.

     FINE.COM MAY BE UNABLE TO ENFORCE ITS INTELLECTUAL PROPERTY RIGHTS AND OTHERS MAY CLAIM THAT FINE.COM IS INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS.

     fine.com believes that its business is not dependent upon any patents, copyrights or trademarks and it does not currently have any registered patents, copyrights or trademarks. Consequently, it relies on a combination of common law and statutory law to protect its trademarks, proprietary information, know-how and trade secrets. The majority of fine.com's current agreements with its clients contain provisions granting to the client intellectual property rights to some of fine.com's work product, including customized programming that is created during the course of a project. fine.com anticipates that agreements with future clients may contain similar provisions. Other existing agreements to which fine.com is a party are, and future agreements may be, silent as to the ownership of

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

such rights. To the extent that the ownership of such intellectual property rights is expressly granted to a client or is ambiguous, fine.com's ability to reuse or resell such rights will or may be limited.

     fine.com uses technology developed by third parties. It believes that there are currently sufficient alternative sources of third-party technology available if any particular third-party technology that it is currently using were to be discontinued or otherwise become unavailable. However, licenses for any technology owned or developed by third parties that might be required for provision of fine.com's services might not be available in the future on reasonable terms, or at all. fine.com's inability to obtain any such licenses could have a material adverse effect on its business and operations. Although fine.com does not believe that either its services or its use of technology owned by third parties infringes the proprietary rights of any third parties, third parties might in the future assert claims against fine.com based on such services or use and those claims might not be successful.

     Litigation may be necessary in the future to enforce fine.com's intellectual property rights and to protect its proprietary information, to determine the validity and scope of the proprietary rights of third parties or to defend against claims of infringement or invalidity. Litigation of this nature, whether or not successful, could result in substantial costs and diversion of resources and management time, which could have a material adverse effect on fine.com's business. Third parties might claim that fine.com's current or future services infringe their proprietary rights. An adverse outcome in litigation could result in ARIS being liable for substantial damages and in injunctive or other equitable relief that could directly or indirectly prohibit fine.com from providing the affected service, or could force fine.com to change the affected service. A judgment of this nature could have a material adverse effect on fine.com.

     FINE.COM MAY FACE POTENTIAL LIABILITY BASED ON THE ACTIONS OF CLIENTS AND OTHERS USING ITS SERVICES.

     fine.com and other Internet application developers face potential liability for the actions of clients and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel and criminal activity under the laws of the United States and foreign jurisdictions. fine.com has obtained errors and omissions insurance, although there can be no assurance that such insurance will be adequate. Any imposition of liability based on the actions of clients and others using fine.com's services could have a material adverse effect on fine.com.

     FINE.COM DEPENDS ON THE CONTINUED DEVELOPMENT OF THE INTERNET.

     fine.com's ability to generate revenues from the planning, development and maintenance of commercial Web sites will depend upon the continued development of an infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial marketplace due to inadequate development of the necessary infrastructure or delays in the development of complementary products. Moreover, other critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, and quality of service) are being developed and delays or inabilities to find solutions may adversely impact the anticipated growth of Internet use. It is difficult to predict whether the Internet will prove to be and remain a viable commercial marketplace. If the infrastructure and complementary products necessary to support the Internet's commercial viability are not developed or if the Internet does not become a viable marketplace, fine.com's business would be materially adversely affected.

     FINE.COM'S BUSINESS IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE.

     fine.com's success depends in part on its ability to identify emerging technology trends and develop information technology solutions that keep pace with continually changing technology, evolving industry standards, emerging competition and frequent service, software and other product introductions and changing client preferences. Information technology changes rapidly, and new products and services emerge frequently, rendering existing products and services obsolete. To keep pace with changes in the market, fine.com must constantly evaluate its service and product offerings. fine.com may not be able to timely recognize emerging information technology trends and may not be able to expend the financial and other resources necessary to develop and bring new services to market in a timely and cost-effective manner and hire additional qualified personnel. Also, new products, services and technologies developed by others could render those of fine.com noncompetitive or obsolete.

     YEAR 2000 DISRUPTIONS, REMEDIATION AND UNCERTAINTIES MAY SIGNIFICANTLY AFFECT FINE.COM'S BUSINESS.

     Y2K problems in fine.com's own systems or the systems and products of its material suppliers or vendors could interrupt fine.com's operations or disrupt its ability to supply products and services to clients. fine.com believes that its internally developed applications and services are Y2K compliant, but cannot be certain that they do not contain undetected errors or defects in processing Y2K data. Software or technology provided by third parties may contain errors or defects in processing Y2K data that are not detected by the third-party providers or in fine.com's own testing, regardless of any assurances fine.com may receive from the providers. Failure by fine.com or its software or technology providers to adequately address Y2K issues could adversely affect fine.com's business operations. Correction of Y2K problems could require fine.com to incur unanticipated expenses, and such expenses could have a material adverse effect on fine.com business, financial condition and results of operations.

     fine.com could become involved in disputes with clients about Y2K problems with solutions that it developed or implemented or the interaction of fine.com's solutions with other applications. While fine.com believes that its current applications are Y2K compliant, they may contain undetected errors in processing Y2K data. fine.com develops customized Web applications for its clients, some of which contain date-related data. The clients and/or other vendors further customize some of fine.com's applications after fine.com's involvement has ended, so some previously completed applications might not continue to meet Y2K compliance standards. Also, due to the fact that fine.com's applications are owned and managed by clients, there can be no assurance that the applications have been tested to verify for Y2K compliance. Claims by customers or former customers arising from Y2K issues could materially adversely affect fine.com's business, financial condition and results of operations.

     There is considerable uncertainty in many industries in which fine.com's clients and potential clients operate concerning the scope and magnitude of problems that will be associated with the century change. Many of fine.com's clients maintain their Internet operations on servers which may be impacted by Y2K complications. The failure of clients to ensure that their servers are Y2K compliant could adversely affect the clients and, in turn, adversely affect fine.com's business if clients are forced to cease or interrupt Internet operations or experience malfunctions related to their equipment. Significant delays in, or cancellation of clients' or potential clients' decisions to purchase fine.com's applications and services, due to the reallocation of resources to address Y2K or due to other Y2K issues, could have a material adverse effect on fine.com's business, financial condition and results of operations. See "Information about fine.com -- fine.com Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure."

     FINE.COM DEPENDS ON ITS EXPERTISE WITH MICROSOFT SOFTWARE AND ON THE CONTINUED ACCEPTANCE OF MICROSOFT'S PRODUCTS AND STANDARDS.

     fine.com is dependent upon its expertise with Microsoft software and relies upon this software in creating Internet solutions for its clients. Although fine.com participates in the Microsoft Solution Provider Partner and Site Builders Network programs, fine.com cannot ensure that its relationship with Microsoft will continue or that it will continue to derive benefits from that relationship. If Microsoft's products, standards or approach to the Internet or other markets were to fall into disfavor or other parties were able to develop products, standards or approaches which had greater market acceptance than those offered by Microsoft, fine.com's business could be materially adversely affected. Although fine.com has developed expertise in UNIX systems through its acquisition of Meta4 Digital Design, Inc., fine.com is still primarily dependent on its expertise with Microsoft software. Any failure of fine.com to maintain its expertise in Microsoft systems or any negative changes to Microsoft or its operating systems could have a material adverse effect on fine.com's business.

     FINE.COM'S BUSINESS COULD BE AFFECTED BY INCREASED GOVERNMENT REGULATION.

     fine.com is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally. However, it is possible that laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy and pricing, characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet (which could in turn decrease the demand for fine.com's services), increase fine.com's cost of doing business, cause fine.com to modify its operations or otherwise have an adverse effect on fine.com's business. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. fine.com cannot predict the impact, if any, that any future laws or regulations, or the applicability of such existing laws, may have on its business.

     FINE.COM'S STOCK PRICE IS VOLATILE.

     The market price of fine.com's common stock has been highly volatile and subject to wide fluctuations in response to quarterly variations in operating results, announcements of activities by competitors and other events and factors. fine.com's stock price may also be affected by broader market trends unrelated to fine.com's performance.

                              THE SPECIAL MEETING

     This proxy statement/prospectus is being furnished to you in connection with the solicitation by fine.com's board of directors of proxies for the special meeting of shareholders. The special meeting will be held at the Century Square Plaza Building, 16th Floor, Room 1625, located at 1501 Fourth Avenue, Seattle, Washington at 8:00 a.m. local time on Tuesday, August 31, 1999, and at any adjournment or postponement of the meeting. The approximate date of mailing this proxy statement/prospectus and the accompanying proxy card to you is August 10, 1999.

USE OF PROXIES AT THE SPECIAL MEETING

     fine.com will assure that properly executed proxies that it receives before the special meeting are voted at the special meeting as you instruct on the proxy. Executed proxies with no instructions indicated will be voted FOR the approval of the merger agreement, as set forth below under "Approval of the Merger." The fine.com board of directors knows of no matters that will be presented for a vote at the special meeting other than the merger and merger agreement. If other matters are properly presented, the persons designated as proxies on the enclosed proxy card intend to vote on the matters in accordance with their judgment.

     fine.com requests that you complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, even if you are planning to attend the special meeting.

     You should not forward any stock certificates with your proxy cards. You should deliver stock certificates only in accordance with instructions set forth in a letter of transmittal that will be sent to you shortly after the effective date of the merger.

REVOCATION OF PROXIES

     You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to fine.com's corporate secretary before the special meeting, or by attending the special meeting and voting in person. If you have instructed your broker to vote shares held in "street name," you must instruct your broker to change your vote.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE AT THE SPECIAL MEETING

     Only the holders of fine.com common stock as of the close of business on July 30, 1999, the record date, will be entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. As of the record date, there were outstanding 2,692,144 shares of fine.com common stock. The holders of fine.com common stock will be entitled to one vote on each matter presented for shareholder approval at the special meeting for each share held on the record date.

QUORUM; VOTE REQUIRED FOR APPROVAL

     Pursuant to the fine.com bylaws, the presence in person or by proxy of holders of shares of fine.com common stock representing a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved.

     The approval of the merger agreement and the merger will require the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of fine.com common stock entitled to vote. Accordingly, a failure to submit a proxy card (or to vote in person at the special meeting), a broker non-vote or a failure to vote by fine.com shareholders will have the same effect as a vote against the merger agreement and the merger.

     The voting agreements signed by the directors and certain officers of fine.com obligate them to vote in favor of the merger agreement and the merger. As of the record date for the special meeting, these directors and officers owned an aggregate of 1,057,541 shares representing 39.3% of the outstanding shares of fine.com common stock.

STATUTORY DISSENTERS' RIGHTS

     We describe below the steps which you must take if you are a fine.com shareholder and you wish to exercise dissenters' rights with respect to the merger. This description is a summary only and is not complete. You should read RCW 23B.13.010 et seq. of the Washington Business Corporation Act, a copy of which is attached as Annex C to this proxy statement/prospectus. FAILURE TO TAKE ANY ONE OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF YOUR DISSENTERS' RIGHTS UNDER THE WASHINGTON BUSINESS CORPORATION ACT. If you are a fine.com shareholder considering dissenting, you should consult your own legal advisor.

     To exercise dissenters' rights, you must satisfy five conditions:

     - YOU MUST BE A SHAREHOLDER OF RECORD. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares as of July 30, 1999. If your shares are held in street name or are held of record by a broker or other person, you must take action to cause the broker or other holder of record take the steps described below to dissent with respect to the shares you beneficially own.

     - YOU MUST FILE A WRITTEN NOTICE BEFORE THE SPECIAL MEETING. You must send a written notice to fine.com of your intention to exercise dissenters' rights for your shares. This written notice must be received by fine.com before the vote is taken to approve the merger and merger agreement. Voting against the merger, by itself, does not constitute notice of an intention to exercise dissenters' rights.

     - YOU MUST NOT VOTE IN FAVOR OF THE MERGER. You must not vote your shares at the special meeting in favor of the merger and the merger agreement. This requirement may be satisfied in one of the following ways:

          - if you do not return your proxy card and you do not vote at the special meeting in favor of the merger and merger agreement;

          - if you submit a properly executed proxy with instructions to vote "against" the merger or to "abstain" from voting; or

          - if you revoke a proxy and later "abstain" from or vote "against" the merger.

      A vote for the merger is a waiver of dissenters' rights. If you return a signed proxy card and do not indicate a voting preference, the proxies will vote your shares in favor of the merger and the merger agreement, and this will constitute a waiver of your dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights.

     - YOU MUST FILE A WRITTEN DISSENTERS' NOTICE AFTER THE MERGER. If the merger is approved, ARIS Interactive (as successor to fine.com) will deliver a written dissenters' notice to all fine.com shareholders who have satisfied the above requirements. You must complete this notice, including demanding payment of fair value for your shares, stating your name and address, and certifying the number of dissenting shares held of record on July 30, 1999. You must send this completed written notice to ARIS Interactive by the date specified in the notice.

     - YOU MUST SEND YOUR STOCK CERTIFICATES FOR DISSENTING SHARES TO ARIS INTERACTIVE. You must send your fine.com stock certificates for dissenting shares to ARIS Interactive no later than the date specified in the written dissenters' notice.

     If any of the conditions described above are not satisfied, you will have waived your dissenters' rights. If all of the conditions described above are satisfied, ARIS Interactive will pay to each fine.com shareholder who properly exercises his or her dissenters' rights the "fair value" of the dissenting shares, plus interest, as determined by ARIS Interactive. If ARIS Interactive does not make payment within 60 days or if a dissenting fine.com shareholder is dissatisfied with the payment of fair value, the dissenting shareholder must notify ARIS Interactive within 30 days after payment is made and must provide his or her own estimate of the fair value of the dissenting shares and demand payment from ARIS Interactive. If the parties cannot agree on the fair value of the dissenting shares, ARIS Interactive must commence a court proceeding to determine the value of the shares, plus interest. The costs of the court proceeding, including reasonable compensation for any appraisers appointed by the court and attorneys' fees, will be assessed as the court considers equitable.

     THE "FAIR VALUE" OF ANY DISSENTING SHARES MAY BE HIGHER, THE SAME, OR LOWER THAN THE MERGER CONSIDERATION TO BE PAID FOR SHARES OF FINE.COM COMMON STOCK IN THE MERGER.

     If the number of shares of fine.com common stock held by fine.com shareholders who exercise dissenters' rights exceeds 10% of the total number of shares of fine.com common stock outstanding, ARIS may immediately terminate the merger and fine.com would be required to pay to ARIS the $500,000 termination fee. See "The Merger Agreement -- Payment of Termination Fee and Expenses."

SOLICITATION OF PROXIES

     fine.com will bear the cost of solicitation of proxies for the special meeting. ChaseMellon Shareholder Services will assist in the solicitation of proxies by fine.com for a fee of $6,500, plus reimbursement for reasonable out-of-pocket expenses. In addition, directors, officers and regular employees of fine.com may solicit proxies personally or by telephone, mail, facsimile or telegram. Such persons will receive no additional compensation. fine.com will reimburse custodians, brokerage houses, nominees and other fiduciaries for their reasonable expenses in sending the proxy materials to their principals.

RECOMMENDATION OF THE FINE.COM BOARD OF DIRECTORS

     The board of directors of fine.com has approved the merger agreement and the merger and recommends that you vote FOR approval of the merger and the merger agreement.

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

                                   THE MERGER

BACKGROUND OF THE MERGER

     The timing, terms and conditions of the merger agreement are the result of arms-length negotiations between representatives of fine.com and ARIS. Set forth below is a summary of the negotiations.

     On March 5, 1999, Kendall Kunz, Senior Vice President of North America of ARIS, telephoned Daniel M. Fine, Chairman and Chief Executive Officer of fine.com, regarding the potential sale of fine.com to ARIS. The discussion held was general in nature and included only an overview of the general businesses of fine.com and ARIS. Specific terms of the potential sale were not discussed during the telephone conversation.

     On March 11, 1999, Mr. Kunz met with Mr. Fine and Timothy J. Carroll, Executive Vice President of Finance and Operations of fine.com, to discuss the businesses of the two companies and the interest in pursuing a combination of ARIS and fine.com. Discussions centered on the business overview of historical and forecasted financial statements of each company. No specific financial terms of the potential acquisition of fine.com by ARIS were discussed.

     On March 26, 1999, Mr. Kunz met with Mr. Fine at ARIS' corporate office in Bellevue, Washington to continue discussions on the advantages of combining the two companies. Also discussed were the financial condition of each company, including budgets, capital structures and organizational structures. As a result of the discussions, ARIS expressed an interest in pursuing an acquisition of fine.com to be accounted for as a pooling-of-interests, whereby ARIS would issue its common stock in exchange for the outstanding common stock, options and warrants of fine.com for an aggregate purchase price to be approximately $14 million. fine.com management indicated that fine.com would like to move forward with further discussions and begin the due diligence process.

     On April 9, 1999, ARIS, fine.com, the independent accountants and legal counsel for both ARIS and fine.com met to further discuss coordination of due diligence and the timing of the potential acquisition. ARIS and fine.com agreed on the basic structure and terms of the potential acquisition.

     Messrs. Song and Fine held a series of conversations from April 23, 1999 to April 29, 1999, in which they discussed changing the accounting treatment for the merger from pooling-of-interests to purchase accounting because pooling-of-interests accounting was probably not available. The independent accountants for each company agreed with Messrs. Song's and Fine's conclusions regarding the availability of pooling-of-interests accounting treatment. ARIS stated that it was unwilling to proceed with a purchase transaction at a valuation of $14 million because in a purchase transaction ARIS would be required to record and amortize goodwill thereby adversely affecting its future reported earnings. fine.com and ARIS agreed to a purchase price of $12.5 million for all of the shares of fine.com common stock outstanding at the time the merger agreement was signed, not including the value of unexercised options and warrants. It was also agreed that ARIS would replace outstanding options and warrants to purchase fine.com common stock with options and warrants to purchase ARIS common stock in a manner that would preserve the value of the fine.com options and warrants.

     On April 15, 1999, the board of directors of ARIS met to discuss the potential acquisition of fine.com. ARIS management presented its board of directors with an overview of the fine.com business and benefits that may be realized from a combination with fine.com. The ARIS board of directors directed ARIS management to continue with negotiations for the potential acquisition of fine.com upon substantially the revised terms of the merger.

     At subsequent meetings from April 29, 1999 to May 14, 1999, ARIS, fine.com, and the independent accountants and legal counsel for each company held further discussions relating to the accounting treatment, timing and the pricing of the potential acquisition of fine.com by ARIS. ARIS and fine.com held general discussions on numerous issues, including certain employment arrangements, the post-merger management team, due diligence coordination, capitalization structures, status of fine.com's options and warrants and customer contracts. ARIS and fine.com also discussed various tax and accounting related matters, including historical, current and anticipated business performance.

     On May 13, 1999, ARIS' board met to review the progress of the merger discussions. Several members of the board of ARIS were concerned about the dilutive effect of paying the entire purchase price in ARIS common stock and proposed that a portion of the purchase price be paid in cash. This concern was communicated by ARIS management to fine.com management on May 14, 1999.

     On May 13, 1999, fine.com engaged Ragen MacKenzie for the purpose of reviewing the terms of the merger for fairness to fine.com's shareholders.

     On May 14, 1999, fine.com distributed a draft of the merger agreement to its board of directors.

     At a meeting held on May 15, 1999, in Bellevue, Washington, representatives of fine.com and ARIS and the legal counsel for each company held further discussions relating to the terms and conditions of the potential merger. ARIS' and fine.com's representatives agreed that:

     - the merger consideration payable for each share of fine.com common stock would not exceed $4.5531 (representing a total price not exceeding $12.25 million for all of the fine.com common stock outstanding when the merger agreement was signed);

     - ARIS would pay the merger consideration by issuing up to .3717 shares of ARIS common stock for each share of fine.com common stock (representing an issuance of up to 1,000,000 shares of ARIS common stock for all of the fine.com common stock outstanding when the merger agreement was signed);

     - if the issuance of .3717 shares of ARIS common stock resulted in a value of less than $4.5531 for each share of fine.com common stock, ARIS would pay the difference in cash up to $1.9513 (representing a maximum total cash payment of up to $5.25 million for all of the fine.com common stock outstanding when the merger agreement was signed); and

     - ARIS would replace outstanding fine.com options and warrants to purchase fine.com common stock with options or warrants to purchase ARIS common stock.

     The revised merger consideration and resulting exchange ratios were discussed in detail.

     On May 16, 1999, representatives of ARIS, fine.com and the legal counsel for each company met to discuss the revised terms and conditions of the potential acquisition of fine.com by ARIS to be reflected in the merger agreement to be presented to each company's board of directors for review and approval. On the evening of May 16, 1999, a revised draft merger agreement was circulated to the board of directors of ARIS and to the board of directors of fine.com.

     On May 17, 1999, the board of directors of ARIS met to review and discuss the terms and conditions of the merger and the merger agreement. The ARIS board of directors unanimously approved the acquisition of fine.com through ARIS Interactive upon substantially the terms and conditions set forth in the merger agreement.

     Also on May 17, 1999, the board of directors of fine.com met to discuss the merger agreement and the merger. fine.com management presented its board of directors with an overview of ARIS, including, among other things, the description of ARIS' operations, its financial condition, and the anticipated advantages that may be realized from a combination with fine.com. Ragen MacKenzie presented its oral opinion to the effect that the consideration to be received by the shareholders of fine.com pursuant to the merger agreement is fair, from a financial point of view, to the holders of fine.com common stock. The fine.com board of directors also considered alternatives to the merger, including other potential acquisition candidates and the possibility of continuing as an independent company. The fine.com board of directors, after receiving the oral fairness opinion from Ragen MacKenzie and upon further discussion and consideration, unanimously approved the merger agreement and merger.

     During the evening of May 17, 1999, the merger agreement was finalized and ARIS, ARIS Interactive, fine.com and Daniel M. Fine, Frank Hadam and Herbert L. Fine signed the merger agreement and Messrs. Fine, Hadam and Fine also signed voting agreements to vote their fine.com common stock in favor of the merger. ARIS and fine.com also signed a teaming agreement similar to agreements ARIS has with a number of independent third parties under which each of ARIS and fine.com would market the products and services of the other pending the merger.

     On the morning of May 18, 1999, the merger was publicly announced.

     During the period from June 28, 1999 through July 23, 1999, Messrs. Kunz and Fine jointly met with existing and potential clients to discuss ARIS' service offerings after completion of the merger. During this time, Messrs. Kunz and Fine also discussed with each other the developments in ARIS' business since the execution of the merger agreement, including developments in the consulting and training operations.

     On July 23, 1999, legal counsel for fine.com telephoned Norbert W. Sugayan, then ARIS' Vice President of Law and Corporate Affairs and General Counsel, to discuss developments in ARIS' consulting and training operations. fine.com's counsel and Mr. Sugayan discussed the impact of these changes on ARIS' business and the possibility that these developments might result in a drop in ARIS' stock price, at least in the short term.

     During the week of July 26, 1999, Messrs. Kunz and Fine continued their joint meetings with existing and potential clients to discuss ARIS' service offerings after completion of the merger.

     On July 28, 1999, Messrs. Song, Kunz and Fine discussed the developments in ARIS' consulting and training businesses since the execution of the merger agreement and the possible impact of these changes on ARIS' business and on ARIS' stock price. In addition, Mr. Fine asked Mr. Song to consider the possibility of amending the terms of the merger agreement to eliminate the possibility that fine.com shareholders might receive ARIS stock and cash valued at less than $4.5531 per share of fine.com common stock in the merger.

     On July 30, 1999, Mr. Song telephoned Mr. Fine and proposed an amendment to the merger agreement that would eliminate the possibility that, due to declines in ARIS' stock price, the fine.com shareholders could receive per-share consideration of less than $4.5531 in ARIS common stock and cash in the merger. Mr. Song and Mr. Fine agreed that the merger agreement should be amended to eliminate this possibility, and also agreed to eliminate the ability of fine.com to terminate the merger agreement, and not complete the merger, in response to changes in ARIS' business arising from the recent developments relating to ARIS' consulting and training operations and other changes as this proxy statement/prospectus discloses have occurred or may occur. Later that day, legal counsel for ARIS circulated a draft amended and restated merger agreement to fine.com's management and legal counsel.

     On August 2, 1999, representatives of ARIS, fine.com and the legal counsel for each company discussed the revisions to the terms and conditions of the merger that would be made in the amended and restated merger agreement. ARIS' and fine.com's representatives agreed that:

     - the merger consideration payable for each share of fine.com common stock would be fixed at $4.5531 (representing a total price of $12.25 million for all of the fine.com common stock outstanding when the merger agreement was signed);

     - ARIS would pay the merger consideration by initially issuing up to .3717 shares of ARIS common stock for each share of fine.com common stock (representing an issuance of up to 1,000,000 shares of ARIS common stock for all of the fine.com common stock outstanding when the merger agreement was signed);

     - if the issuance of .3717 shares of ARIS common stock for each share of fine.com common stock did not result in a per share value of $4.5531 ARIS would pay the difference in cash up to $1.1150 per share (representing a maximum total cash payment of $3 million for all of the outstanding fine.com common stock outstanding when the merger agreement was signed);

     - if .3717 shares of ARIS common stock and $1.1150 in cash per share did not result in a value of $4.5531 per share, then any remaining difference would be paid with ARIS common stock; and

     - some representations and warranties of ARIS would be modified or eliminated and a condition to fine.com's obligation to consummate the merger would be modified or removed to eliminate the ability of fine.com to terminate the merger agreement, and not complete the merger, in response to changes in ARIS' business arising from the recent developments relating to ARIS' consulting and training operations and other changes as may be disclosed in this proxy statement/prospectus.

     On August 2, 1999, the board of directors of ARIS met to review and discuss the terms and conditions of the amended and restated merger agreement. The ARIS board of directors unanimously reconfirmed its approval of the acquisition of fine.com through

ARIS Interactive upon substantially the terms and conditions set forth in the amended and restated merger agreement.

     On August 3, 1999, the board of directors of fine.com met to discuss the amended and restated merger agreement. Prior to the meeting, Ragen MacKenzie provided fine.com's management with a draft of its written fairness opinion and notified management of its willingness to present its oral opinion to the board to the effect that the consideration to be received by the shareholders of fine.com pursuant to the amended and restated merger agreement is fair, from a financial point of view, to the holders of fine.com common stock. The fine.com board of directors reviewed the recent developments in ARIS' business and discussed the fairness opinion from Ragen MacKenzie and upon further discussion and consideration approved the amended and restated merger agreement. The board reconfirmed its approval of the merger upon substantially the terms and conditions set forth in the amended and restated merger agreement and its recommendation to the fine.com shareholders.

     On August 5, 1999, the amended and restated merger agreement was finalized and ARIS, ARIS Interactive, fine.com and Messrs. Fine, Hadam and Fine signed the amended and restated merger agreement.

     On August 6, 1999, the amendment and restatement of the merger agreement was publicly announced.

ARIS' REASONS FOR THE MERGER

     The board of directors of ARIS believes that, through the merger, ARIS will realize positive benefits, including:

     - expanding ARIS' ability to deliver Web-based solutions, including strategic Web consulting, creative design, and technical development; and

     - adding approximately 50 trained information technology consultants in a time of intense competition for talented personnel among information technology employers.

     The board of directors of ARIS also considered a variety of risks and other potentially negative factors in deliberations concerning the merger. In particular, ARIS' board of directors considered:

     - fine.com's losses and need for working capital;

     - the possibility that some of fine.com's employees might terminate their employment and not be available to ARIS;

     - the difficulties in integrating the business, operations and personnel of fine.com with those of ARIS; and

     - the fact that the merger would result in the addition of goodwill to ARIS' balance sheet, the period over which ARIS would have to amortize the goodwill and the fact that the merger might result in a significant charge to income in the quarter in which it became effective.

     The board did not make a quantitative analysis of the factors considered, but concluded that the anticipated benefits of the merger outweighed the possible detriments.

     This discussion is not intended to be exhaustive, but is intended to include the important factors considered by ARIS' board of directors in evaluating the merger. The board did not assign relative weights to the factors considered, and the determination was made after considering the factors as a whole. Individual directors may have given different degrees of importance to different factors.

ARIS BOARD APPROVAL

     For the reasons discussed above, the ARIS board of directors determined that the terms of the merger agreement and the merger are in the best interests of ARIS and its shareholders and approved the merger by a unanimous vote. The board of directors subsequently approved the amendment and restatement of the merger agreement and reconfirmed its approval of the merger upon the terms and conditions set forth in the amended and restated merger agreement.

FINE.COM'S REASONS FOR THE MERGER

     The board of directors of fine.com believes that, through the merger, fine.com will realize benefits, including:

     - greater financial resources to support the expansion of fine.com's operations than would be available to fine.com as an independent company;

     - obtaining access to additional training resources for fine.com's employees and customers;

     - providing fine.com with additional sources of business leads through marketing to ARIS' clients;

     - improving the development and retention of fine.com's employees and consultants by creating better career paths; and

     - providing immediate additional value and liquidity in the investment of fine.com's shareholders based upon fine.com's stock price prior to the date the merger was announced.

     In reaching its conclusion to approve the merger, and to reconfirm its approval of the merger upon substantially the terms and conditions set forth in the amended and restated merger agreement, the board of directors of fine.com considered a number of factors including, among others:

     - the past financial and operational performance of fine.com and ARIS, including:

        - the closure of three ARIS training centers and the possibility that ARIS may in the future sell training operations, in whole or in part; and

        - ARIS' decision to focus its consulting business on solutions that integrate internal information systems with Internet-based and electronic commerce applications.

     - the projected financial and operational performance of fine.com for the current fiscal year;

     - the current and past trading prices of ARIS common stock and fine.com common stock;

     - the opinions of its financial advisor, Ragen MacKenzie Incorporated, that the merger consideration was fair to the fine.com shareholders from a financial point of view;

     - the potential that the value of ARIS common stock would increase after the merger and that if the merger occurred fine.com shareholders would share in any increase due to their ownership of ARIS common stock;

     - various alternatives to the merger, including the alternative of remaining an independent company, and the risks associated with those alternatives;

     - the past performance and reputation of the ARIS management team, and Paul Song in particular, and the belief that fine.com and ARIS have similar approaches to business;

     - terms of the amended and restated merger agreement including the representations, warranties and covenants, and the conditions to each party's obligation to consummate the merger; and

     - the ability of fine.com and ARIS to complete the merger.

     The fine.com board of directors also considered a variety of risks and potentially negative factors in deliberations concerning the merger. In particular, the board of fine.com considered the following:

     - the possibility that the Average ARIS Closing Price would exceed $12.25, and that fine.com shareholders would receive less than .3717 shares of ARIS common stock in the merger for each fine.com share and would not have the opportunity to receive upside benefits from an Average ARIS Closing Price exceeding $12.25;

     - that there may be a sizable number of fine.com shareholders who purchased their shares of fine.com common stock at more than the $4.5531 maximum value per share to be received in the merger;

     - the risk that fine.com could lose existing and prospective clients and key employees after announcement of the merger or if the merger were not to be consummated;

     - conflicts of interest of Daniel M. Fine and Timothy J. Carroll;

     - indemnification obligations of Daniel M. Fine, Herbert L. Fine and Frank Hadam;

     - the $500,000 termination fee payable to ARIS may prevent others from proposing an alternative transaction that may be more advantageous to fine.com shareholders; and

     - if the merger is not consummated, fine.com would have incurred significant legal, accounting and other financial advisory fees.

     The board did not make a quantitative analysis of the factors considered, but concluded that the anticipated benefits of the merger outweighed the possible detriments.

     This discussion is not intended to be exhaustive, but is intended to include the important factors considered by fine.com's board of directors in evaluating the merger. The

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

board did not assign relative weights to the factors considered, and the determination was made after considering the factors as a whole. Individual directors may have given different degrees of importance to different factors.

FINE.COM BOARD APPROVAL AND RECOMMENDATION

     For the reasons discussed above, the fine.com board of directors has approved the merger agreement and has determined that the terms of the merger agreement and merger are fair to, and in the best interests of, fine.com and the fine.com shareholders. Accordingly, the fine.com board has unanimously recommended that you vote FOR approval of the merger agreement and merger. The board of directors subsequently approved the amendment and restatement of the merger agreement and reconfirmed its approval of the merger and that the merger is fair to, and in the best interests of, fine.com and the fine.com shareholders. The fine.com board also reconfirmed their recommendation that you vote FOR approval of the amended and restated merger agreement and the merger.

OPINION OF FINANCIAL ADVISOR TO FINE.COM

     The board of directors of fine.com, on behalf of the fine.com shareholders, requested Ragen MacKenzie Incorporated to render its opinion as to whether the consideration to be paid by ARIS pursuant to the merger agreement is fair, from a financial point of view, to the shareholders of fine.com. fine.com retained Ragen MacKenzie based upon its prominence as an investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

     On May 17, 1999, Ragen MacKenzie delivered its oral opinion to the board of directors of fine.com, to the effect that as of May 17, 1999, the consideration to be received by the shareholders of fine.com pursuant to the merger agreement was fair from a financial point of view to the holders of fine.com common stock.

     On August 3, 1999, Ragen MacKenzie provided fine.com management with a draft of its written fairness opinion and notified management that it would be willing to deliver its oral opinion to the board of directors of fine.com to the effect that as of August 3, 1999, the consideration to be received by the shareholders of fine.com pursuant to the amended and restated merger agreement was fair from a financial point of view to the holders of fine.com common stock.

     On August 5, 1999, Ragen MacKenzie delivered its written opinion to fine.com that, as of the date of such opinion, based on Ragen MacKenzie's review and subject to certain material assumptions, limitations, procedures followed and qualifications described below and set forth in its opinion, the consideration to be received by the shareholders from the merger is fair to the shareholders, from a financial point of view. Ragen MacKenzie assumed no adjustment or modification will be made to the merger consideration set forth in the opinion. The merger consideration was determined through arm's length negotiations between the parties and was not determined by Ragen MacKenzie. The opinion is addressed to the board of directors and is directed only to the financial terms of the merger agreement. Ragen MacKenzie is not making, and the opinion should not be construed as, a recommendation to any shareholder as to whether or not a shareholder should approve the merger. Additionally, the fairness opinion does not compare the relative merits of the merger with those of any other transactions or business strategies available to fine.com as alternatives to the merger, and Ragen MacKenzie was not requested to, and did not, solicit the interest of any other party in acquiring fine.com.

     THE FULL TEXT OF THE FAIRNESS OPINION WHICH CONTAINS A DESCRIPTION OF THE ASSUMPTIONS AND QUALIFICATIONS MADE, MATTERS CONSIDERED AND LIMITATIONS IMPOSED ON THE REVIEW AND ANALYSIS IS SET FORTH AS ANNEX B AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE ANALYSIS AND OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. THE BOARD OF DIRECTORS OF FINE.COM IMPOSED NO CONDITIONS OR LIMITATIONS ON THE SCOPE OF RAGEN MACKENZIE'S INVESTIGATION OR THE METHODS OR PROCEDURES TO BE FOLLOWED IN RENDERING THE FAIRNESS OPINION.

     In rendering the fairness opinion, Ragen MacKenzie, among other things:

     - reviewed the amended and restated merger agreement;

     - reviewed and analyzed certain consolidated historic and projected financial and operating data of fine.com, including certain audited and unaudited financial statements for fine.com and unaudited estimates prepared by management for fine.com;

     - reviewed and analyzed certain other internal information concerning the business and operations of fine.com furnished to it by management;

     - reviewed the financial terms, to the extent publicly available, information concerning the terms of certain other business combinations that Ragen MacKenzie deemed generally relevant;

     - reviewed share price and trading volume for fine.com and ARIS from 1997 to present;

     - reviewed with the management of fine.com its operations, historical financial performance, and projected future operating results for a five
       (5) year period;

     - compared certain publicly available financial data of companies whose securities are publicly traded, which Ragen MacKenzie deemed generally comparable to the business of fine.com, to similar data for fine.com; and

     - conducted such other financial studies, analyses and investigations, and considered such other information as Ragen MacKenzie deemed appropriate.

     Ragen MacKenzie expressed no opinion as to what the value of the ARIS common stock will be when issued to the shareholders in the merger or the price at which the ARIS common stock will actually trade following the merger at any time. In addition, Ragen MacKenzie was not asked to consider, and the Ragen MacKenzie opinion does not address fine.com's underlying business decision to engage in the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for fine.com or the effect of any other transaction in which fine.com might engage.

     In preparing its fairness opinion, Ragen MacKenzie relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Ragen MacKenzie by fine.com. Ragen MacKenzie assumed that the financial estimates (including the underlying assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of fine.com as to the future performance of fine.com. Ragen MacKenzie did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) or prospects of fine.com. The fairness opinion is based upon financial, economic, market and other conditions and circumstances existing and disclosed to Ragen MacKenzie as of the date of the fairness opinion.

     In conjunction with rendering its fairness opinion, Ragen MacKenzie considered a variety of financial and comparative analyses, including:

     - a discounted cash flow analysis;

     - an analysis of selected transactions pursuant to which selected public and private companies have acquired other companies;

     - an analysis of certain publicly available financial data of companies whose securities are publicly traded, which Ragen MacKenzie deemed generally comparable to the business of fine.com, to similar data of fine.com; and

     - an analysis of the relative contribution to the combined entity of both companies to sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income and book value for the most recent financial statements.

     For purposes of its analysis, Ragen MacKenzie relied upon the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for ARIS and Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB for fine.com and certain interim reports to shareholders of each of ARIS and fine.com.

     Ragen MacKenzie's fairness opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be paid by ARIS to the shareholders of fine.com and does not constitute a recommendation concerning how shareholders should vote with respect to the merger agreement or a statement as to the tax consequences of the transaction to the shareholders or as to the effect of the representations and warranties of the major shareholders of fine.com who signed the merger agreement.

     DISCOUNTED CASH FLOW ANALYSIS

     Ragen MacKenzie analyzed the projected performance of fine.com, on a stand-alone basis, using a discounted cash flow analysis. The discounted cash flow approach assumes, as a basic premise, that the intrinsic value of any business or property is the current value of the future cash flow that the business or property will generate for its owners. To establish a current implied value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Ragen MacKenzie used, without verification, estimates and other information provided by fine.com to estimate the after-tax free cash flows, defined as total projected cash revenue minus total projected cash expenses (including tax expense) ("Free Cash Flows") for years ending January 31, 2000 through the year ending January 31, 2004, inclusive. To determine a perpetuity value, growth rates were applied for each year through the year ending January 31, 2004 ranging from 1.0% to 3.0%. Based on the forecasts provided by management, Ragen MacKenzie assumed revenues and calculated free cash flows for the periods presented as set forth in the following table:

                                            YEAR ENDING JANUARY 31,
                               --------------------------------------------------
                                2000      2001       2002       2003       2004
                               ------    -------    -------    -------    -------
                                             (DOLLARS IN THOUSANDS)
Assumed Revenues.............  $8,515    $11,070    $14,390    $18,707    $24,320
Free Cash Flow...............     614      1,141      2,106      3,487      5,437

     The Free Cash Flows and the perpetuity values were then discounted to the present, using discount rates ranging from 22.5% to 32.5%. These discount rates reflected Ragen MacKenzie's analysis of fine.com's weighted average cost of capital, using a beta of 1.7 and taking into account such factors as market capitalization and liquidity.

     SELECTED COMPARABLE TRANSACTION ANALYSIS

     Ragen MacKenzie also analyzed selected transactions in which certain public and private companies (the "Acquiring Companies") acquired other companies (the "Target Companies"). Ragen MacKenzie compared the purchase price paid in each company acquisition, which it believes could be used as a comparable based on similarities of the business, with the latest twelve months or reported period, on an annualized basis, as a multiple of revenues. These calculations produced a multiple of 1.73 x revenues. Ragen MacKenzie also reviewed the premiums paid in those transactions involving public companies. These premiums were all under 50%. The comparable transactions used were: US Web Corporation's mergers with Metrix Communications, Tucker Networks, Gray Peak Technologies, Kallista Inc., Ensemble Corp., Ikonic Interactive, W3 Design Inc., Electronic Images Inc., Virtual Marketing Inc., Dream Media Inc., USWEB Hollywood, USWEB Phoenix, Cybernautics Inc., and undisclosed divestors; CKS Group Incorporated's mergers with Sitespecific Inc., McKinney & Silver, Donovan and Green, and Schell/ Mullaney Group; ARIS Corporation's mergers with Absolute! Inc., Agiliti Inc., Enterprise Computing, and Cray Solutions Group; and Caribiner Incorporated's merger with Watts-Silverstein.

     SELECTED COMPARABLE COMPANY ANALYSIS

     Using publicly available information, Ragen MacKenzie compared selected financial information for fine.com with similar information for certain selected publicly traded companies that Ragen MacKenzie deemed comparable based upon their similar business. Such comparable companies included Cambridge Technology Partners, CIBER Inc., Computer Outsourcing Services Inc., Computer Task Group, Leapnet Inc., K2 Design, Technology Solutions Company, and The Judge Group. This analysis showed aggregate values that resulted in an average

     - latest twelve months Sales multiple of 1.2x;

     - latest twelve months EBITDA multiple of 9.0x; and

     - latest twelve months EBIT multiple of 11.0x.

     CONTRIBUTION ANALYSIS

     Ragen MacKenzie looked at the relative contribution to the combined entity of both companies to sales, EBITDA, EBIT, net income and book value for the most recent financial statements. Based on an average ten-day ARIS' closing stock price of $7.58 as of July 30, 1999, fine.com shareholders would receive 10.0% of the equity value of the combined company and approximately $3.0 million in cash. Excluding the impact of synergies, fine.com is contributing:

     - 5.3% of combined shareholders' equity;

     - 6.8% of combined total assets; and

     - 6.0% of pro forma combined sales, 0.0% of EBITDA, 0.0% of EBIT and 0.0% of net income.

     The summary set forth above describes the material analyses made by Ragen MacKenzie. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Each of the analyses was performed by Ragen MacKenzie to provide a different perspective on the transaction and contribute to the total mix of information available to the shareholders. Ragen MacKenzie did not form a conclusion as to whether any one the analyses, considered in isolation, supported or failed to support an opinion as the fairness from a financial point of view of the merger consideration. Instead Ragen MacKenzie, in reaching its conclusion, considered the results of the analyses taken as a whole. Ragen MacKenzie's conclusion involved significant elements of judgment and qualitative analyses as well as a financial and quantitative analyses. Ragen MacKenzie did not place particular emphasis or weighting on any individual factor, but instead concluded that its analysis taken as a whole supported its opinion. Accordingly, notwithstanding the separate factors summarized above, Ragen MacKenzie believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors it considered without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. The analyses performed were prepared solely as part of Ragen MacKenzie's analysis of the fairness of the consideration to be paid by ARIS pursuant to the merger agreement from a financial point of view to fine.com and were conducted in connection with the delivery of the fairness opinion. The analyses assume the value of the ARIS stock was the ten-day average close of $7.58 as of July 30, 1999. In addition, the analyses do not purport to be appraisals and may not reflect the prices at which fine.com could actually be sold to ARIS or other parties. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty and Ragen MacKenzie does not assume responsibility for any future variations from these analyses or estimates.

     The foregoing paragraphs summarize the significant quantitative and qualitative analyses performed by Ragen MacKenzie in arriving at the fairness opinion. In performing its analyses, Ragen MacKenzie made numerous assumptions about industry performance, general business, financial, economic, and market conditions and other matters, many of which are beyond the control of fine.com. The preparation of a fairness opinion involves various determinations as to the appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to this opinion and, therefore, such an opinion is not readily susceptible to summary description. Ragen MacKenzie believes that its analyses must be considered as a whole and that a review of any portions of its analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. Furthermore, events occurring after the date of the Ragen MacKenzie fairness opinion may materially affect the assumptions used in preparing the Ragen MacKenzie fairness opinion and accordingly the Ragen MacKenzie fairness opinion is necessarily based upon market, economic, and other conditions that exist and can be evaluated as of August 5, 1999, the date of the opinion, and on information available to Ragen MacKenzie as of such date. In addition, analyses relating to the value of the business or securities do not purport to be appraisals, or to reflect the prices at which such businesses or securities can actually be sold. Analyses based on projected future results are not necessarily indicative of actual future results that may be significantly more or less favorable than suggested by such analyses and are subject to substantial uncertainty. The opinion and Ragen MacKenzie's analyses were only one of many factors considered by the fine.com board in their respective evaluations of the proposed merger and should not be viewed as determinative of the views of the fine.com board with respect to the proposed merger consideration or the proposed merger.

     Pursuant to an engagement letter dated May 13, 1999, Ragen MacKenzie will receive $150,000 for its services in rendering fairness opinions to fine.com. The fee was not contingent on any particular analysis or on the completion of the merger. Ragen MacKenzie will also be reimbursed for certain of its expenses. In the normal course of its business, Ragen MacKenzie may actively trade the securities of fine.com or ARIS for its own account or for the accounts of its customers and, therefore, may at any time hold a long or short position in these securities. fine.com (and, upon completion of the merger, ARIS Interactive as the successor-in-interest to fine.com's business) has agreed to indemnify Ragen MacKenzie, its directors, officers, employees, agents and controlling persons and hold it harmless against any losses, claims, damages, liabilities and expenses (or actions in respect thereof), joint or several, to which any indemnified party may become subject which arise out of or in connection with its engagement by fine.com unless it is finally judicially determined that any such losses, claims, damages or liabilities arose out of the gross negligence, bad faith or willful misconduct of Ragen MacKenzie.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax considerations of the merger that are generally applicable to you. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended

(the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to ARIS, ARIS Interactive, fine.com or fine.com shareholders as described below.

     You should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances, such as if you are a dealer in securities, a bank, an insurance company or tax-exempt organization, if you are subject to the alternative minimum tax provisions of the Code, if you are a foreign person, if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions, or if you hold your shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction. This discussion assumes that you hold your shares as capital assets within the meaning of Section 1221 of the Code. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger).

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU AND YOUR PARTICULAR CIRCUMSTANCES.

     Neither ARIS nor fine.com has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the U.S. federal income tax consequences of the merger. The obligations of ARIS and fine.com to consummate the merger are conditioned on the delivery of an opinion from Dorsey & Whitney LLP that the merger will be treated as a tax-deferred reorganization under
Section 368(a) of the Code (a "reorganization"). Such opinion is, and will be, based on certain assumptions as well as representations (discussed below) and is, and will be, subject to the limitations discussed below. Moreover, such opinion will not be binding on the IRS nor preclude the IRS from adopting a contrary position, and no assurance can be given that a contrary position will not be successfully asserted by the IRS or adopted by a court if the issues are litigated.

     Subject to the limitations and qualifications referred to herein, assuming the merger qualifies as a reorganization, the following U.S. federal income tax consequences will result:

     - the merger will qualify as a reorganization under Section 368(a) of the Code;

     - no gain or loss will be recognized by ARIS, ARIS Interactive or fine.com as a result of the merger;

     - no gain or loss will be recognized by the shareholders of fine.com who exchange shares of fine.com common stock for shares of ARIS common stock pursuant to the merger, except with respect to any cash received by such fine.com shareholders in the merger;

     - gain, if any, but not loss, will be recognized by fine.com shareholders upon the exchange of fine.com common stock for cash pursuant to the merger. Such gain will be recognized, but not in excess of the amount of cash received, in an amount equal to the difference, if any, between (a) the fair market value of the ARIS common stock and cash received and (b) the fine.com shareholder's adjusted tax basis in the fine.com common stock surrendered in exchange therefor pursuant to the merger. If the receipt of cash payments has the effect of a distribution of a dividend to a fine.com shareholder, some or all of the gain recognized will be treated as a dividend taxed as ordinary income. If the exchange does not have the effect of a distribution of a dividend, all of the gain recognized would be a capital gain, provided the fine.com common stock is a capital asset in the hands of the fine.com shareholder at the time of the merger;

     - the aggregate tax basis of the ARIS common stock received by a fine.com shareholder who exchanges fine.com common stock in the merger will be the same as the aggregate tax basis of the fine.com common stock surrendered in exchange therefor, decreased by the amount of any cash received by such fine.com shareholder which is treated as a redemption rather than a dividend and increased by the amount of any non-dividend gain recognized by such fine.com shareholder in connection with the merger;

     - the holding period of the ARIS common stock received by a fine.com shareholder pursuant to the merger will include the period during which the fine.com common stock surrendered therefor was held, provided the fine.com common stock is a capital asset in the hands of the fine.com shareholder at the time of the merger; and

     - a fine.com shareholder who receives cash in lieu of a fractional share interest in ARIS common stock will recognize gain or loss measured by the difference between the amount of cash received and the portion of their tax basis in their fine.com common stock allocable to the fractional share interest. Such gain or loss recognized would generally be a capital gain or loss, provided the fine.com common stock is a capital asset in the hands of the fine.com shareholder at the time of the merger. However, if the receipt of cash in lieu of a fractional share interest is essentially equivalent to a dividend to that fine.com shareholder, some or all of the gain recognized will be treated as a dividend taxed as ordinary income.

     The tax opinion of Dorsey & Whitney LLP will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of ARIS, fine.com and certain shareholders of fine.com, including representations in certain certificates delivered to counsel by the respective management of ARIS and fine.com and certain shareholders of fine.com. Of particular importance are the assumptions and representations relating to the "substantially all assets" requirement and the "continuity of interest" requirement.

     To satisfy the "substantially all assets" requirement, ARIS Interactive must, pursuant to the merger, acquire "substantially all" of the assets of fine.com held immediately prior to the merger. The IRS ruling guidelines define "substantially all" to mean at least 90% of the fair market value of a corporation's net assets and at least 70% of the fair market value of a corporation's gross assets. The merger agreement and certificates from the management of ARIS and the management and certain shareholders of fine.com regarding the "substantially all assets" requirement contemplate that the 90% and 70% standards will be applied. No assurance can be made that the "substantially all assets" requirement will be satisfied, and if such requirement is not satisfied, the merger would not be treated as a tax-deferred reorganization.

     To satisfy the "continuity of interest" requirement, fine.com shareholders must, in the aggregate, receive a significant equity interest in ARIS in exchange for their shares in fine.com. The fine.com shareholders will generally be regarded as having a "significant equity interest" as long as the ARIS common stock received in the merger (after taking into account Planned Dispositions, as defined below), in the aggregate, represents a substantial portion of the entire consideration received by the fine.com shareholders in the merger. In order to satisfy the requirement, the fine.com shareholders must not, pursuant to a plan or intent existing at or prior to the effective date of the merger, dispose of or transfer so much of either (i) their fine.com common stock in anticipation of the merger to ARIS or to any person related to ARIS or (ii) the ARIS common stock to be received in the merger to ARIS or to any persons related to ARIS (collectively, "Planned Dispositions"), such that the fine.com shareholders, as a group, would not be considered to have received a "significant equity interest" in the fine.com business being conducted by ARIS in exchange for their fine.com common stock. If the continuity of interest requirement is not satisfied, the merger would not be treated as a reorganization. The law is unclear as to what constitutes a "significant equity interest." The IRS ruling guidelines require a minimum of 50% continuity (although such guidelines do not purport to represent the applicable substantive law). The merger agreement and certificates from the management of ARIS and the management and certain shareholders of fine.com regarding continuity of interest contemplate that the 50% standard will be applied. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the merger would not be treated as a reorganization.

     A successful IRS challenge to the reorganization status of the merger (as a result of a failure of the "substantially all assets" requirement, the "continuity of interest" requirement or otherwise) could result in significant adverse tax consequences to you. You would recognize gain or loss with respect to each share of fine.com common stock surrendered equal to the difference between your basis in such share and the fair market value, as of the effective date of the merger, of the ARIS common stock and cash, if any, received in exchange therefor. Such gain or loss recognized would be a capital gain or loss, provided the fine.com common stock was a capital asset in your hands at the time of the merger. In such event, your aggregate basis in the ARIS common stock you receive would equal its fair market value, and your holding period for such stock would begin the day after the closing of the merger.

     Any fine.com shareholder who dissents from the merger and receives cash in exchange for his, her or its fine.com common stock will recognize gain or loss equal to the difference between the amount of cash received and his, her or its basis in such shares. Such gain or loss would normally be a capital gain or loss, provided the fine.com common stock is a capital asset in the hands of the fine.com shareholder at the time of the merger. However, in certain circumstances, the cash received by a dissenting fine.com shareholder may be treated as a dividend. These circumstances may arise if the dissenting fine.com shareholder is treated as owning, under special attribution rules, the stock owned by certain family members, option stock, stock owned by some estates and trusts of which the fine.com shareholder is a beneficiary and stock owned by certain entities in which the fine.com shareholder owns an interest. Because of the complexity of these rules, each dissenting fine.com shareholder is particularly urged to consult his or her own tax advisor.

     Certain non-corporate fine.com shareholders may be subject to backup withholding tax at a rate of 31% on cash payments received in the merger. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, who provides a certificate of foreign status on Form W-8 or who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

     You will be required to retain records and file with your U.S. federal income tax return a statement setting forth facts relating to the merger.

ACCOUNTING TREATMENT

     For financial reporting purposes, the merger will be accounted for using the purchase method of accounting.

STATUTORY DISSENTERS' RIGHTS

     You may by following the procedure prescribed in Section 23B.13.010 et seq. of the Washington Business Corporation Act, exercise appraisal rights and receive cash for your shares of fine.com common stock. Your statutory dissenters' rights are described under "The Special Meeting -- Statutory Dissenters' Rights."

STOCK OWNERSHIP FOLLOWING MERGER

     In the merger, fine.com shareholders will receive shares of ARIS common stock and cash, if any, equal to a value of $4.5531 per fine.com share, based on the Average ARIS Closing Price (as defined and explained on pages 1 and 2). The following table sets forth the total number of shares of ARIS common stock and cash to be issued to fine.com shareholders based on different assumed Average ARIS Closing Prices and based on the number of issued and outstanding shares of fine.com common stock as of July 30, 1999. The following table also sets forth the percentage of the total issued and outstanding shares of ARIS common stock to be held by the fine.com shareholders, based on the number of issued and outstanding shares of ARIS common stock as of July 30, 1999 (assuming the issuance of the ARIS common stock to be issued to fine.com shareholders in connection with the merger but not including additional shares of ARIS common stock reserved for issuance for fine.com options and warrants to be replaced with ARIS options and warrants):

                                           TOTAL             PERCENTAGE OWNERSHIP
                  TOTAL NUMBER OF      AMOUNT OF CASH      OF ISSUED AND OUTSTANDING
   ASSUMED          ARIS SHARES          PAYABLE TO                SHARES OF
AVERAGE ARIS    ISSUABLE TO FINE.COM      FINE.COM             ARIS COMMON STOCK
CLOSING PRICE       SHAREHOLDERS        SHAREHOLDERS    ISSUED TO FINE.COM SHAREHOLDERS
-------------   --------------------   --------------   -------------------------------
   $13.00              942,789             -0-                        7.8%
   $12.25            1,000,670             -0-                        8.3%
   $12.00            1,000,670           $  249,562                   8.3%
   $11.00            1,000,670           $1,250,232                   8.3%
   $10.00            1,000,670           $2,250,902                   8.3%
   $ 9.25            1,000,670           $3,001,741                   8.3%
   $ 9.00            1,028,399           $3,001,741                   8.5%
   $ 8.00            1,157,083           $3,001,741                   9.5%
   $ 7.00            1,322,381           $3,001,741                  10.7%
   $ 6.00            1,542,599           $3,001,741                  12.2%

RESALE OF ARIS COMMON STOCK

     ARIS common stock issued in connection with the merger will be freely transferable, except that shares issued to any fine.com shareholder that is an "affiliate" of fine.com or who becomes an "affiliate" of ARIS are subject to certain restrictions on resale. Affiliates generally include, without limitation, directors, certain executive officers and certain other persons who control a company. All affiliates of fine.com as of the date the merger agreement was signed have executed agreements that prohibit the sale, transfer or other disposition of ARIS common stock received by such affiliates in the merger, except under certain circumstances, in order to comply with the requirements of certain federal securities laws. The major shareholders of fine.com who have executed the merger agreement have represented and warranted to ARIS that they have no present intention to dispose of certain of the shares of ARIS common stock to be received by such shareholders in the merger in order to comply with the requirements of certain United States federal tax laws. See "-- Material Federal Income Tax Consequences."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     As soon as practicable after the merger becomes effective, ChaseMellon Shareholder Services, the exchange agent for the merger, will mail a letter of transmittal (with instructions for its use) to each record holder of shares of fine.com common stock. You should use the letter of transmittal when surrendering the certificates which represent your shares of fine.com common stock in exchange for a certificate representing the number of shares of ARIS common stock to which you are entitled.

        YOU SHOULD NOT SURRENDER YOUR FINE.COM COMMON STOCK CERTIFICATES
                   UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

     No further transfer of any shares of fine.com common stock will be made on the stock transfer books after the effectiveness of the merger. If a fine.com stock certificate is presented to the exchange agent, the certificate will be canceled and will be exchanged as described above.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

GENERAL

     Members of fine.com's management have interests in the merger that are in addition to their interests as shareholders of fine.com. The boards of directors of fine.com and ARIS were each aware of these interests and considered them, among other matters, in approving the merger agreement and merger.

INTEREST AS HOLDER OF FINE.COM COMMON STOCK

     All shareholders of fine.com common stock, including all officers and directors of fine.com, are being treated the same with respect to the merger consideration to be received in the merger.

INSURANCE AND INDEMNIFICATION

     ARIS has agreed to provide each individual who served as a director or officer of fine.com at any time prior to the effectiveness of the merger with continuing liability insurance for a period of 24 months after the effectiveness of the merger in an amount not less than the director and officer liability coverage of fine.com in existence at May 17, 1999. In addition, ARIS will observe any indemnification provisions existing as of May 17, 1999 in fine.com's articles of incorporation or bylaws for the benefit of any individual who served as director or officer of fine.com prior to the effective date of the merger.

ARIS EMPLOYMENT AGREEMENT WITH DANIEL M. FINE

     As a condition to the merger, ARIS will enter into an employment agreement with Daniel M. Fine. Mr. Fine's employment agreement will have the following principal terms:

     - two-year term;

     - base salary of $150,000;

     - signing bonus of $100,000;

     - "stay" bonus of up to $125,000, payable in quarterly installments over the two year initial term so long as Mr. Fine remains an employee with ARIS;

     - an agreement not to compete with ARIS or its affiliates for a period of two years following termination of employment, for the offer, sale or marketing of any products or services that are competitive with those then offered by ARIS Interactive;

     - severance pay equal to the lesser of Mr. Fine's then current base salary for one year or through the remaining term of the employment agreement plus the lesser of "stay" bonus payments for one year or through the remaining term of the employment agreement if Mr. Fine is terminated by ARIS without cause (as defined in the employment agreement); and

     - severance pay in the same amount if Mr. Fine terminates his employment because of a reduction in the character and scope of his duties, level of responsibility or working conditions, a reduction in his salary, a breach of the employment agreement by ARIS that is not cured within 30 days of notice to ARIS or a requirement that Mr. Fine be based outside the Seattle metropolitan area.

ANTICIPATED EMPLOYMENT ARRANGEMENTS WITH TIMOTHY J. CARROLL

     ARIS and fine.com anticipate that Timothy J. Carroll, Executive Vice President of Finance and Operations of fine.com, will enter into an employment agreement with ARIS upon completion of the merger to serve in senior management of ARIS or ARIS Interactive. While all the terms of Mr. Carroll's employment have not been finalized, ARIS and fine.com expect Mr. Carroll's employment agreement will have the following principal terms:

        - base salary of $130,000;

        - grants of options to purchase 12,500 shares of ARIS common stock in each of his first two years of employment; and

        - an agreement not to compete with ARIS Interactive for up to two years following termination of employment.

     Mr. Carroll has an employment agreement with fine.com that includes a change of control provision, which could require ARIS to pay Mr. Carroll his base salary with fine.com of $115,000 per year through October 19, 2001, the remaining term of this employment agreement, if Mr. Carroll's employment is terminated following the merger in the circumstances described in the fine.com employment agreement. ARIS has agreed to pay Mr. Carroll $175,000 to buy out his rights under the change of control provisions of this agreement.

     Mr. Carroll holds unvested options to purchase 85,909 shares of fine.com common stock at an average exercise price of $3.20 per share that will be converted into options to purchase ARIS common stock pursuant to the merger, and will vest and become immediately exercisable if Mr. Carroll's employment is terminated following the merger in the circumstances described in the fine.com employment agreement.

INDEMNIFICATION OBLIGATIONS

     Daniel M. Fine, Frank Hadam and Herbert L. Fine, directors and major shareholders of fine.com, have certain indemnification obligations under the merger agreement for up to $1 million. See "The Merger
Agreement -- Indemnification Obligations of Daniel M. Fine, Frank Hadam and Herbert L. Fine."

STOCK OPTIONS HELD BY EXECUTIVE OFFICERS

     Bill Poole, Vice President of fine.com, currently holds options to purchase 3,000 shares of fine.com common stock under fine.com's 1997 Stock Option Plan. By the terms of the option plan, if Mr. Poole's employment with ARIS is terminated at any time within two years after the date of the merger, the vesting of all of these options will automatically accelerate and they will become fully exercisable.

AFFILIATE AGREEMENTS

     It is a condition to consummation of the merger that each person who is an "affiliate" of fine.com, execute an agreement that generally requires such holder, for the one-year period following consummation of the merger, to sell shares to the public only in accordance with the volume restrictions and manner of sale restrictions of Rule 144 under the Securities Act. These restrictions generally require that sales to the public be made only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by a holder who was an affiliate of fine.com (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of ARIS common stock or the average weekly trading volume of ARIS common stock during the four calendar weeks before the sale. One year after the effective date of the merger, a holder who was an affiliate of fine.com will be able to sell ARIS common stock without these limitations if ARIS is current with its Exchange Act informational filings and the holder is not then an affiliate of ARIS.

                              THE MERGER AGREEMENT

GENERAL

     The following is a summary of the material provisions of the amended and restated merger agreement, a copy of which is attached as Annex A to this proxy statement/ prospectus and is incorporated herein by reference. The following is not a complete statement of all provisions of the merger agreement and related agreements. We urge you to read the merger agreement and the related agreements attached as Annex A in their entirety.

MERGER CONSIDERATION

     CONVERSION OF FINE.COM COMMON STOCK

     Each share of fine.com common stock outstanding immediately prior to the date the merger becomes effective (other than any share to which any shareholder has exercised his or its dissenters' rights under Section 23B.13.010 et seq. of the Washington Business Corporation Act) will be converted into the right to receive the following consideration:

     - that number of shares of ARIS common stock equal to the lesser of (x) .3717 or (y) $4.5531 divided by the Average ARIS Closing Price (as defined and explained on page 1), plus

     - an amount in cash equal to the lesser of (x) $1.1150, or (y) the amount (if any) by which $4.5531 exceeds the number of shares of ARIS common stock received multiplied by the Average ARIS Closing Price, plus

     - if the total value of the foregoing stock and cash consideration is less than $4.5531, an additional number of shares of ARIS common stock with a value equal to the difference between $4.5531 and the value of the foregoing stock and cash consideration.

     The conversion ratio is subject to adjustment if there is a stock split, stock dividend, reverse stock split, or other change in the number of outstanding shares of fine.com common stock. The actual conversion ratio will not be determined until the end of the second trading day before the fine.com special meeting of shareholders, when the Average ARIS Closing Price will first be known.

     During the 90-day period ended July 30, 1999, the market price of ARIS common stock ranged from a low of $6.75 to a high of $10.25 per share. ARIS' stock price may be affected by a number of factors, including but not limited to announcements by ARIS relating to its business, pending transactions (such as the merger), performance of and investor expectations for ARIS and fine.com, trading activity in ARIS common stock and general economic and market conditions.

     You will not be issued fractional shares of ARIS common stock in connection with the merger, and you will not be issued certificates for any such fractional shares. In lieu of such fractional shares, you will receive (after aggregating all fractional shares of ARIS common stock issuable to you), cash (rounded to the nearest whole cent), without interest, equal to the amount of fractional shares of ARIS common stock issuable to you multiplied by the Average ARIS Closing Price.

     Each outstanding share of fine.com common stock with respect to which dissenters' rights have properly been exercised will be converted into the right to receive payment from ARIS, in accordance with the provisions of Section 23B.13.010 et seq. of the Washington Business Corporation Act.

     CONVERSION OF FINE.COM OPTIONS

     Subject to the provisions contained in the merger agreement, each outstanding option to purchase a share of fine.com common stock outstanding immediately prior to the effectiveness of the merger will be terminated, and no fine.com option shall be accelerated in vesting (other than options held by employees of fine.com that ARIS notifies fine.com will not be continued as employees of ARIS Interactive, and options held by Timothy J. Carroll, Executive Vice President of Finance and Operations of fine.com, that vest automatically if Mr. Carroll's employment is terminated by ARIS following the merger in the circumstances described in his employment agreement with fine.com). ARIS will grant to some fine.com employees who will continue as employees of ARIS options to purchase shares of ARIS common stock under the terms of the ARIS 1997 Stock Option Plan. The new options granted under the ARIS 1997 Stock Option Plan will have the following attributes, among others:

     - Number of Shares. Holders of options to purchase shares of fine.com common stock will receive an option to purchase a number of shares of ARIS common stock equal to (x) the number of shares of fine.com common stock represented by the holder's fine.com options, multiplied by (y) the dollar value of the ARIS common stock or ARIS common stock and cash, if any, received in the merger for each share of fine.com common stock exchanged pursuant to the merger, divided by the Average ARIS Closing Price (as defined and explained on page 1).

     - Exercise Price. The exercise price for ARIS options will be equal to (x) the exercise price per share of the outstanding fine.com option divided by (y) the dollar value of the ARIS common stock or ARIS common stock and cash, if any, received in the merger for each share of fine.com common stock exchanged pursuant to the merger, divided by the Average ARIS Closing Price.

     - Vesting Schedule. The vesting schedule for the new ARIS options will have the same vesting schedule as the fine.com options being replaced by ARIS. New ARIS options granted to holders of fine.com options that were previously granted under the terms of fine.com's 1997 Stock Option Plan will automatically accelerate and become fully vested upon a holder's termination of employment with ARIS at any time during the two-year period following the effectiveness of the merger.

     CONVERSION OF FINE.COM WARRANTS

     Each warrant to purchase a share of fine.com common stock outstanding immediately before the effective date of the merger will be converted into the right to receive a warrant to purchase that number of shares of ARIS common stock and cash, if any, received for each outstanding share of fine.com common stock exchanged in the merger upon payment of the exercise price per share of such outstanding warrant.

CORPORATE MATTERS

     The merger agreement provides that, before the effective date of the merger, neither fine.com nor its subsidiaries will engage in any practice, take any action, or enter into any transaction outside the ordinary course of business consistent with its past custom and practice (other than with the prior written consent of ARIS), including, among other things:

     - authorizing or effecting any change in its charter or bylaws;

     - granting or accelerating any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock except:

        - upon the conversion or exercise of options, warrants, and other rights currently outstanding;

        - the acceleration of vesting of options held by Timothy J. Carroll if Mr. Carroll's employment is terminated following the merger in the circumstances described in his employment agreement with fine.com; or

        - the acceleration of vesting of options for employees of fine.com that ARIS notifies fine.com will not be continued as employees of the surviving corporation after the effective date of the merger;

     - declaring, setting aside, or paying any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeeming, repurchasing, or otherwise acquiring any of its capital stock;

     - issuing any note, bond, or other debt security or creating, incurring, assuming, or guaranteeing any obligation of any third party or any indebtedness for borrowed money or capitalized lease obligation;

     - selling or disposing of material assets or imposing any security interest upon its assets;

     - making any capital investment in, making any loan to, or acquiring the securities or assets of any other entity;

     - changing the employment terms for any of its directors, officers, and employees, or amending any employment agreement or increasing the compensation of directors, officers and employees; and

     - taking any action that will preclude the merger from being treated as a tax-deferred reorganization.

CONDITIONS TO COMPLETION OF THE MERGER

     FINE.COM CONDITIONS TO COMPLETION OF THE MERGER

     The obligation of fine.com to consummate the merger is subject to the satisfaction, at the closing, of a number of conditions, including, among others:

     - the merger agreement and the merger must have been approved by the holders of two-thirds (2/3) of the outstanding fine.com common stock;

     - the representations and warranties of ARIS and ARIS Interactive in the merger agreement must be true and correct in all material respects at the closing;

     - ARIS and ARIS Interactive must have complied with their covenants and obligations in the merger agreement in all material respects through the closing;

     - since August 5, 1999, there must have been no material adverse change in the business of ARIS and its subsidiaries, taken as a whole, which this proxy statement/prospectus does not disclose has occurred or may occur;

     - the shares of ARIS common stock to be issued to fine.com shareholders must have been approved for quotation on the Nasdaq National Market;

     - ARIS and ARIS Interactive must have taken all other actions and delivered all related agreements necessary to complete the transactions contemplated by the merger agreement;

     - the registration statement containing this proxy statement/prospectus must have been declared effective under the Securities Act;

     - fine.com must have received various opinions and other documents; and

     - fine.com must have received an opinion of Dorsey & Whitney LLP that the merger will qualify as a tax-deferred reorganization with respect to shares of ARIS common stock received as a result of the merger.

     ARIS CONDITIONS TO COMPLETION OF THE MERGER

     The obligation of ARIS to consummate the merger is subject to the satisfaction, at the closing, of a number of conditions, including, among others:

     - the merger agreement and the merger must have been approved by the holders of two-thirds (2/3) of the outstanding fine.com common stock;

     - the number of shares held by shareholders exercising statutory dissenters' rights must not exceed ten percent (10%) of the number of shares of fine.com common stock outstanding;

     - fine.com must have obtained any required consents from third parties relating to the merger;

     - the representations of fine.com and the major shareholders of fine.com who signed the merger agreement must be true and correct in all material respects at the closing;

     - fine.com must have complied with its covenants and obligations in the merger agreement in all material respects through the closing;

     - no action, suit or proceeding may be pending or threatened in which an unfavorable injunction or other result would prevent consummation of any of the transactions contemplated by the merger agreement;

     - there must have been no material adverse change in the business of fine.com;

     - the shares of ARIS common stock to be issued to fine.com shareholders in the merger must have been approved for quotation on the Nasdaq National Market;

     - fine.com must have taken all other actions and delivered all related agreements necessary to complete the transactions contemplated by the merger agreement;

     - the registration statement containing this proxy statement/prospectus must have been declared effective under the Securities Act;

     - ARIS must have received various certificates and other documents;

     - Daniel M. Fine must have signed an employment agreement with ARIS; and

     - ARIS must have received an opinion of Dorsey & Whitney LLP to the effect that the merger will qualify as a tax-deferred reorganization with respect to shares of ARIS common stock received as a result of the merger.

     Receipt of a tax opinion from Dorsey & Whitney LLP is one of each company's conditions to completion of the merger. Dorsey & Whitney LLP may not be able to deliver an opinion that the merger will qualify as a tax-deferred reorganization for United States federal income tax purposes if certain circumstances arise. If we do not receive an opinion as to the tax effect of the merger, fine.com and ARIS may nevertheless proceed with the merger. Circumstances in which Dorsey & Whitney LLP may not be able to deliver a legal opinion include:

     - ARIS, fine.com or certain shareholders of fine.com are unable to certify that the total amount of cash paid to shareholders of fine.com equals or is less than fifty percent of the total value of all outstanding fine.com shares as of the date of the merger, including cash received as part of the merger consideration, cash received in lieu of fractional shares of ARIS and cash paid to shareholders of fine.com who exercise statutory dissent rights;

     - ARIS, fine.com or certain shareholders of fine.com are unable to certify that the amount of cash paid by fine.com equals or is less than ten percent of the fair market value of fine.com's net assets immediately prior to the merger, including cash paid to shareholders of fine.com who exercise statutory dissent rights, to shareholders of fine.com or as expenses in connection with the merger; and

     - ARIS, fine.com or certain shareholders of fine.com are unable to, or fail to, provide certain representations and warranties in support of the tax opinion, including but not limited to those representations set forth on Exhibit D to the merger agreement. A copy of the merger agreement, including exhibits, is attached as Annex A to this proxy statement/prospectus. We urge you to read Annex A in its entirety.

REPRESENTATIONS AND WARRANTIES

     We each made a number of representations and warranties in the merger agreement regarding aspects of our respective business, financial condition, structure and other major facts pertinent to the merger. The major shareholders of fine.com who signed the merger agreement joined in making the representations and warranties regarding fine.com.

REPRESENTATIONS AND WARRANTIES REGARDING FINE.COM

     - corporate organization, qualification to do business and corporate power;

     - fine.com's capitalization;

     - authorization of the merger agreement by fine.com;

     - the effect of the merger on obligations of fine.com and under applicable laws;

     - fine.com's filings with the Securities and Exchange Commission;

     - fine.com's financial statements;

     - changes in fine.com's business since January 31, 1999;

     - fine.com's liabilities;

     - litigation involving fine.com;

     - intellectual property used by fine.com;

     - fine.com's product and service warranties;

     - fine.com's Y2K compliance;

     - fine.com's employee benefit plans;

     - fine.com's employees;

     - fine.com's customers;

     - fine.com's obligations for brokers' fees;

     - the continuity of fine.com's business;

     - the execution of affiliate agreements by all affiliates of fine.com;

     - tax matters relating to the merger;

     - the execution of voting agreements by the directors of fine.com and the major shareholders of fine.com who signed the merger agreement; and

     - the accuracy of this proxy statement/prospectus and its compliance with the requirements of federal securities laws.

REPRESENTATIONS AND WARRANTIES REGARDING ARIS

     - corporate organization of ARIS and ARIS Interactive;

     - capitalization of ARIS and ARIS Interactive;

     - litigation involving ARIS and ARIS Interactive;

     - authorization of the merger agreement by ARIS and ARIS Interactive;

     - the effect of the merger on obligations of ARIS and ARIS Interactive and under applicable laws;

     - ARIS' and ARIS Interactive's obligations for brokers' fees;

     - continuation of the historical business of fine.com after the merger; and

     - the accuracy of the registration statement containing this proxy statement/ prospectus and the registration statement's compliance with the requirements of federal securities laws.

COVENANTS

     The merger agreement contains various, customary, covenants of fine.com and
ARIS:

     - each party will, among other things, use its reasonable best efforts to consummate the merger;

     - ARIS will use its best efforts to cause the shares of ARIS common stock to be issued in the merger to be approved for quotation on the Nasdaq National Market; and

     - fine.com will continue to operate its business in the ordinary course through the effective date of the merger.

NON-SOLICITATION

     Until the merger is completed or the merger agreement is terminated, fine.com and the major shareholders of fine.com who have executed the merger agreement have agreed not to directly or indirectly take any of the following actions:

     - initiate, solicit, or encourage any proposals for a merger, consolidation or similar transaction involving fine.com, or any purchase of all or a significant portion of the assets or equity securities of fine.com; and

     - engage in any negotiations concerning, or provide any confidential information or data to or have any discussion with any persons related to any such proposal, or otherwise facilitate any effort or attempt to make or implement any such proposal.

TERMINATION

     The merger agreement may be terminated at any time before the completion of the merger under the circumstances summarized below:

     - ARIS and fine.com may terminate the merger agreement by mutual consent.

     - Either company may terminate the merger agreement if:

        - the fine.com shareholders fail to approve the merger at the special meeting; or

        - the closing has not occurred on or before December 31, 1999 because a condition has not been satisfied, unless the failure to satisfy the condition results from the terminating company's breach of the merger agreement.

     - ARIS may terminate the merger agreement if:

        - fine.com or any of its major shareholders executing the merger agreement has breached any material representation, warranty, covenant or obligation in the merger agreement, and the breach has continued without cure for a period of 20 days after notice of the breach;

        - fine.com or any of its major shareholders executing the merger agreement:

- initiates, solicits, or encourages any inquiries or makes any proposal or offer for a merger, consolidation or similar transaction with fine.com or for any purchase of all or a significant portion of the assets or equity securities of fine.com; or

- engages in any negotiations concerning, or provides any confidential information or data to or has any discussion with any persons related to any such proposal, or otherwise facilitate any effort or attempt to make or implement any such proposal;

        - the board of directors of fine.com withdraws or modifies in a manner adverse to ARIS its approval or recommendation of the merger or fails to reaffirm such approval or recommendation when requested by ARIS; or

        - the number of shares of fine.com common stock held by shareholders exercising their statutory dissenters' rights exceeds ten percent (10%) of the shares of fine.com common stock outstanding.

     - fine.com may terminate the merger agreement if:

        - ARIS has breached any material representation, warranty, covenant or obligation in the merger agreement, and the breach has continued, without cure for a period of 20 days after notice of the breach; or

        - fine.com receives an unsolicited written offer for a merger, consolidation or similar transaction with fine.com or to acquire all or a significant portion of the assets or equity securities of fine.com or an unsolicited tender offer is made for fine.com common stock, and:

        - the fine.com board of directors determines that such a transaction is more favorable to the shareholders of fine.com than the merger with ARIS;

             - fine.com has given ARIS five business days prior notice of its intent to terminate the merger agreement and ARIS does not offer to amend the merger agreement so that it is at least as favorable to the shareholders of fine.com as the unsolicited offer; and

             - fine.com is not otherwise in breach of its representations, warranties, covenants and obligations under the merger agreement.

PAYMENT OF TERMINATION FEE AND EXPENSES

     fine.com has agreed to pay ARIS a termination fee of $500,000 and reasonable out-of-pocket expenses actually incurred by ARIS if the merger agreement is terminated in the following circumstances:

     - by either party, if the fine.com shareholders fail to approve the merger at the special shareholder meeting;

     - by ARIS, as a result of any breach of any material representation, warranty, covenant or obligation of fine.com or major shareholder of fine.com who is a party to the agreement;

     - by ARIS, in the event that fine.com or any of its major shareholders executing the agreement initiates, solicits, or encourages any inquiries or makes any proposal or offer for the merger, consolidation or similar transaction involving fine.com, or any purchase of all or a significant portion of the assets or equity securities of fine.com;

     - by ARIS, in the event that the board of directors of fine.com withdraws or modifies in a manner adverse to ARIS its approval or recommendation of the merger or fails to reaffirm such approval or recommendation when requested by ARIS; or

     - by ARIS, if the number of shares of fine.com common stock held by shareholders exercising their dissenters' rights exceeds ten percent (10%) of the outstanding fine.com shares.

     - by fine.com, in the event that fine.com receives an unsolicited written offer to acquire all or a significant portion of the assets or equity securities of fine.com, and:

        - the board of directors determines that such a transaction is more favorable to the shareholders of fine.com than the merger with ARIS;

        - fine.com has given ARIS five business days prior notice of its intent to terminate the merger agreement and ARIS does not offer to amend the agreement so that it is at least as favorable to the shareholders of fine.com as the unsolicited offer; and

        - fine.com is not otherwise in breach of its representations, warranties, covenants and obligations under the agreement.

     ARIS has agreed to pay fine.com a termination fee of $500,000 and reasonable out-of-pocket expenses actually incurred by fine.com if the merger agreement is terminated in the following circumstances:

     - by ARIS, other than in a manner specified in the agreement; or

     - by fine.com as a result of any breach of any material representation or warranty of ARIS, other than ARIS' representation and warranty regarding the accuracy of the registration statement containing this proxy statement/prospectus and the registration statement's compliance with the requirements of federal securities laws.

INDEMNIFICATION OBLIGATIONS OF DANIEL M. FINE, FRANK HADAM AND HERBERT L. FINE

     Daniel M. Fine, Frank Hadam, and Herbert L. Fine, directors and major shareholders of fine.com who have signed the merger agreement, have each agreed to personally indemnify ARIS after the effective date of the merger against any damages incurred or suffered by ARIS (other than damages covered by insurance) from any of the following:

     - any misrepresentation or breach of any warranty made by the major shareholders in the merger agreement;

     - any claim by any current or former fine.com shareholder alleging:

        - violations of Section 5, 11, or 12 of the Securities Act;

        - violation of Section 10(b) or 14(a) of the Exchange Act (other than with respect to this proxy statement/prospectus);

        - intentional or negligent misrepresentation;

        - breach of fiduciary duty; or

        - any misstatement of material fact or omission to state a fact that is required to be stated or necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

     The major shareholders are not obligated to indemnify ARIS until the total amount of damages exceeds $50,000. The amount of the major shareholders' indemnification obligations are as follows:

     - for a period of up to two years following the effective date of the merger, an amount up to $1,000,000 for any misrepresentation or breach of any of the following warranties:

        - capitalization of fine.com;

        - litigation involving fine.com;

        - intellectual property used by fine.com;

        - fine.com's Y2K compliance; or

        - any representation and warranty that any of the major shareholders had actual knowledge of the facts that a reasonable person in the circumstances should have concluded would constitute an inaccuracy or breach; and

     - for a period of one year following the effective date of the merger, an amount up to ten percent of the total consideration received in the merger by the major shareholders for any other misrepresentations or breach of warranty.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Balance Sheet and Statements of Operations give effect to the merger of ARIS, through its wholly owned subsidiary ARIS Interactive, and fine.com on a combined pro forma basis. These unaudited pro forma combined financial statements have been prepared from the historical consolidated financial statements of ARIS and fine.com and should be read in conjunction therewith.

     The Unaudited Pro Forma Balance Sheet presents the combined financial position of ARIS as of June 30, 1999 and fine.com as of April 30, 1999, and the Unaudited Pro Forma Combined Statements of Operations present the results of operations for the years ended December 31, 1998 for ARIS and January 31, 1999 for fine.com and the six months ended June 30, 1999 for ARIS and April 30, 1999 for fine.com.

     The six-month period ended April 30, 1999 for fine.com includes the fourth quarter of fiscal 1999 and the first quarter of fiscal 2000, and are presented for informational and comparative purposes only. Accordingly, the statement of operations for fine.com for the quarter ended January 31, 1999 is included in the unaudited pro forma combined statement of operations for the year-ended January 31, 1999 and the six-month period ended April 30, 1999. fine.com's unaudited results of operations for the quarter ended January 31, 1999 included the following: revenues $1,516,000; cost of sales $1,159,000; selling, general and administrative $1,149,000; and net loss $825,000.

     To determine the assumed consideration to be paid to fine.com shareholders, we have used the average of the closing prices of the ARIS common stock for the 10 trading days ended July 30, 1999, which was $7.58 per share, resulting in an aggregate purchase price of approximately $12,250,000 comprising the issuance of approximately 1,220,000 shares of ARIS common stock and payment of approximately $3,000,000 in cash. The actual merger consideration paid will be based on the average of the closing prices of ARIS common stock in the ten trading days ending on the second trading day before the fine.com special meeting of shareholders, so the actual merger consideration may vary significantly from that used in preparation of the pro forma combined financial information.

     We have allocated the estimated purchase costs of the merger on a preliminary basis to assets and liabilities based on ARIS management's estimate of the fair value with excess costs over net assets being allocated to goodwill. The allocation is subject to change when ARIS makes a final determination of purchase costs and fair values of assets of fine.com. The effects of any changes could be material.

     The unaudited pro forma combined financial information is provided for illustrative purposes only, and is not necessarily indicative of the results that would have been achieved if the merger had been completed at the times indicated, and is not necessarily indicative of the future operating results or financial condition of ARIS after the merger.

     The unaudited pro forma combined financial statements do not reflect the closure of three ARIS training centers announced in August 1999. See "Information About ARIS -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Significant Events."

                                ARIS CORPORATION

                              UNAUDITED PRO FORMA
                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                      ARIS     FINE.COM
                                    JUNE 30,   APRIL 30,    PRO FORMA            COMBINED
                                      1999       1999      ADJUSTMENTS   NOTES   PRO FORMA
                                    --------   ---------   -----------   -----   ---------
Current assets:
  Cash and cash equivalents.......  $ 6,901     $  705       $(3,570)     (a )    $ 4,036
  Investments in marketable
     securities...................    2,002         --            --                2,002
  Accounts receivable.............   27,388      1,218            --               28,606
  Other current assets............    4,801        335            --                5,136
                                    -------     ------       -------              -------
     Total current assets.........   41,092      2,258        (3,570)              39,780
Property and equipment, net.......   15,623      1,368            --               16,991
Intangibles and other assets......   10,440         75        10,318      (b )     20,833
                                    -------     ------       -------              -------
     Total assets.................  $67,155     $3,701       $ 6,748              $77,604
                                    =======     ======       =======              =======
Current liabilities:
  Accounts payable................  $ 1,926     $  149       $    --              $ 2,075
  Accrued liabilities.............    7,553        160           175      (c )      7,888
  Deferred revenue................    2,248        136            --                2,384
  Other current liabilities.......       --         33            --                   33
                                    -------     ------       -------              -------
     Total current liabilities....   11,727        478           175               12,380
Capital lease obligations.........       --         45            --                   45
Deferred income taxes.............      287         --            --                  287
Shareholders' equity:
Common stock and additional
  paid-in capital.................   45,232      6,946         2,805               54,983
Retained earnings (deficit).......   10,201     (3,768)        3,768      (d )     10,201
Accumulated other comprehensive
  loss............................     (292)        --            --                 (292)
                                    -------     ------       -------              -------
     Total shareholders' equity...   55,141      3,178         6,573               64,892
                                    -------     ------       -------              -------
     Total liabilities and
       shareholders' equity:......  $67,155     $3,701       $ 6,748              $77,604
                                    =======     ======       =======              =======

See Notes to Unaudited Pro Forma Combined Financial Statements

                                ARIS CORPORATION

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                   ARIS        FINE.COM
                                YEAR ENDED    YEAR ENDED
                               DECEMBER 31,   JANUARY 31,    PRO FORMA            COMBINED
                                   1998          1999       ADJUSTMENTS   NOTES   PRO FORMA
                               ------------   -----------   -----------   -----   ---------
Revenues, net:
  Consulting.................    $ 64,036       $ 6,133       $    --             $ 70,169
  Training...................      40,398            --            --               40,398
  Software...................      11,460            --            --               11,460
                                 --------       -------       -------      ---    --------
     Total revenues..........     115,894         6,133            --              122,027
Cost of sales:
  Consulting.................      34,477         4,163            --               38,640
  Training...................      18,773            --            --               18,773
  Software...................       1,710            --            --                1,710
  Reorganization expenses....         303            --            --                  303
                                 --------       -------       -------             --------
     Total cost of sales.....      55,263         4,163            --               59,426
                                 --------       -------       -------             --------
     Gross profit............      60,631         1,970            --               62,601
Selling, general and
  administrative.............      48,822         5,777           163      (c)      54,762
Amortization of intangible
  assets.....................         631            --         3,165      (b)       3,796
Research and development
  expense....................       2,641            --            --                2,641
Acquisition expenses.........       5,655            --            --                5,655
                                 --------       -------       -------             --------
     Total operating
       expenses..............      57,749         5,777         3,328               66,854
                                 --------       -------       -------             --------
Income (loss) from
  operations.................       2,882        (3,807)       (3,328)              (4,253)
                                 --------       -------       -------             --------
Other income (expense),
  net........................       1,158           139          (174)     (e)       1,123
Income (loss) before income
  taxes......................       4,040        (3,668)       (3,502)              (3,130)
Income tax expense
  (benefit)..................       2,640          (102)       (1,501)     (f)       1,037
                                 --------       -------       -------             --------
Net income (loss)............    $  1,400       $(3,566)      $(2,001)            $ (4,167)
                                 ========       =======       =======             ========
Basic earnings (loss) per
  share......................    $   0.13       $ (1.34)                          $  (0.34)
                                 ========       =======                           ========
Diluted earnings (loss) per
  share......................    $   0.12       $ (1.34)                          $  (0.34)
                                 ========       =======                           ========
Weighted average number of
  common shares
  outstanding................      11,115         2,668                    (g)      12,335
                                 ========       =======                           ========
Weighted average common and
  common equivalent shares
  outstanding................      11,900         2,668                    (g)      12,335
                                 ========       =======                           ========

See Notes to Unaudited Pro Forma Combined Financial Statements

                                ARIS CORPORATION

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                  ARIS       FINE.COM
                               SIX MONTHS   SIX MONTHS
                                 ENDED         ENDED
                                JUNE 30,     APRIL 30,     PRO FORMA            COMBINED
                                  1999         1999       ADJUSTMENTS   NOTES   PRO FORMA
                               ----------   -----------   -----------   -----   ---------
Revenues, net:
  Consulting.................   $36,626       $3,391        $    --              $40,017
  Training...................    18,869           --             --               18,869
  Software...................     4,562           --             --                4,562
                                -------       ------        -------              -------
     Total revenues..........    60,057        3,391             --               63,448
Cost of sales:
  Consulting.................    20,268        2,014             --               22,282
  Training...................     8,809           --             --                8,809
  Software...................       859           --             --                  859
                                -------       ------        -------              -------
     Total costs of sales....    29,936        2,014             --               31,950
                                -------       ------        -------              -------
     Gross profit............    30,121        1,377             --               31,498
Selling, general and
  administrative.............    26,305        2,153            131      (c)      28,589
Amortization of intangible
  assets.....................       430           --          1,583      (b)       2,013
                                -------       ------        -------              -------
     Total operating
       expenses..............    26,735        2,153          1,714               30,602
                                -------       ------        -------              -------
Income (loss) from
  operations.................     3,386         (776)        (1,714)                 896
Other income (expense),
  net........................       357          (16)           (87)     (e)         254
                                -------       ------        -------              -------
Income (loss) before income
  taxes......................     3,743         (792)        (1,801)               1,150
Income tax expense
  (benefit)..................     1,498           18            (85)     (f)       1,431
                                -------       ------        -------              -------
Net income (loss)............   $ 2,245       $ (810)       $(1,716)             $  (281)
                                =======       ======        =======              =======
Basic earnings (loss) per
  share......................   $  0.20       $(0.30)                            $ (0.02)
                                =======       ======                             =======
Diluted earnings (loss) per
  share......................   $  0.20       $(0.30)                            $ (0.02)
                                =======       ======                             =======
Weighted average number of
  common shares
  outstanding................    11,076        2,678                     (g)      12,296
                                =======       ======                             =======
Weighted average number of
  common and common
  equivalent shares
  outstanding................    11,420        2,678                     (g)      12,296
                                =======       ======                             =======

See Notes to Unaudited Pro Forma Combined Financial Statements

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     NOTE A: A pro forma balance sheet adjustment has been recorded to reflect the reduction in ARIS cash related to payments of cash to the shareholders of fine.com in the amount of approximately $3,000,000 and payments of $570,000 for merger transaction costs including legal, accounting, printing, fairness opinion, SEC registration fees, asset valuation, NASDAQ fees, and miscellaneous costs.

     NOTE B: A pro forma balance sheet adjustment of $10,318,000 has been recorded to reflect the intangible assets arising from the purchase of fine.com by ARIS Corporation. A pro forma adjustment to the Combined Statement of Operations of $3,165,000 has been made to record amortization of intangible assets of the combined companies for the fiscal year ended December 31, 1998 and January 31, 1999. A similar pro forma adjustment of $1,583,000 has been made to the Combined Statement of Operations of the six months ended June 30, 1999 and April 30, 1999.

     A summary of estimated transaction costs is as follows (in thousands):

Consideration:
  Cash................................................  $ 3,000
  Value of common stock...............................    9,250
                                                        -------
                                                         12,250
  Transaction costs...................................      570
  Exchange of stock options...........................      479
                                                        -------
                                                        $13,299
                                                        =======

     The cost allocated to the assets and liabilities at the date of the acquisition is as follows (in thousands):

                                                                 PERIOD OF INTANGIBLE
                                                                     AMORTIZATION
                                                                 --------------------
Cash.................................................  $   705
Accounts receivable..................................    1,218
Other current assets.................................      388
Intangible assets:
  Goodwill...........................................    4,868   5 years
  Non-compete agreement..............................    1,900   2 years
  Customers' list....................................    1,800   3 years
  Trained work force.................................    1,100   3 years
  Leasehold valuation................................      450   6 years
  Trade name.........................................      200   1 year
                                                       -------
     Total intangibles...............................   10,318
Property and equipment, net..........................    1,368
Accounts payable and accrued liabilities.............     (698)
                                                       -------
                                                       $13,299
                                                       =======

     NOTE C: Pro forma adjustments have been recorded to the pro forma statements to record the cost of stay and signing bonuses payable to employees of fine.com.

     NOTE D: Reflects elimination of fine.com shareholders' equity.

     NOTE E: A pro forma adjustment to the Combined Statements of Operations of the combined companies has been made for the fiscal year ended December 31, 1998 for ARIS (and January 31, 1999 for fine.com) to record a reduction of investment income in the amount of $174,000 arising from utilization of cash given to shareholders of fine.com. A similar reduction of investment income for the first six months of 1999 for ARIS (and six months ended April 30, 1999 for fine.com) has been recorded as a pro forma adjustment in the amount of $87,000. A 5% yield was used to calculate the impact of the cash for both periods. See Note a.

     NOTE F: A pro forma tax benefit has been recorded as an adjustment to the Combined Statements of Operations of the companies for the fiscal year ended December 31, 1998 for ARIS (and January 31, 1999 for fine.com) and for the first six months of 1999 for ARIS (and six months ended April 30, 1999 for fine.com). The benefit arises primarily from a reduction of taxes at the company's effective tax rate of 39% and is attributable to the pro forma reduction of interest income (see note e above), bonuses paid in accordance with an employment agreement (see note c above) and certain deductible transaction costs. The amortization of intangible assets associated with the merger (see note b above) are not tax deductible by the company and therefore provide no tax benefit.

     A second adjustment reflects the combined entity's benefit that would have been realized from fine.com's loss before income taxes of $3,668,000 for the year ended January 31, 1999 at an effective tax rate of 38%, less the $102,000 tax benefit already recognized.

     NOTE G: The pro forma Combined Statement of Operations of the combined companies has been prepared assuming that all shares of fine.com common stock are acquired by ARIS in exchange for approximately 1,220,000 shares of ARIS common stock and cash. The conversion of fine.com common stock, stock options and warrants to ARIS common stock, stock options and warrants was done in accordance with the merger agreement as described beginning on page 63.

     The pro forma combined basic and diluted earnings per share have been determined assuming that the common stock and share equivalent conversion was made at the beginning of the period for which a pro forma combined statement of operations is presented.

                      MANAGEMENT OF ARIS AFTER THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

     The directors and executive officers of ARIS and their ages as of July 30, 1999, are as follows:

            NAME               AGE                    POSITION
            ----               ---                    --------
Paul Y. Song.................  36    Chairman of the Board, Chief Executive
                                     Officer and President
Kendall W. Kunz..............  35    Senior Vice President of North America and
                                       Director
Thomas W. Averill............  54    Vice President of Finance and Chief
                                     Financial Officer
Tina J. Song.................  35    Vice President of Administration
David W. Melin...............  43    President of ARIS Software, Inc.
Hugh Simpson-Wells...........  42    Managing Director of ARIS UK Limited and
                                       President of ARIS Information Technology
                                       Training, Inc.
Bruce R. Kennedy(1)(2).......  60    Director
Kenneth A. Williams(1)(2)....  44    Director
Barry L. Rowan(1)(2).........  42    Director

-------------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     Each officer named above will serve until his or her successor is appointed or until death, resignation or removal.

     PAUL Y. SONG, founder of ARIS, has been ARIS' President, Chief Executive Officer and Chairman since its incorporation in October 1990. From 1988 to 1990, Mr. Song was employed by Oracle's Consulting division in a number of capacities. Mr. Song received a B.S. in Electrical Engineering from General Motors Institute and an M.S. in Computer Science from the Massachusetts Institute of Technology. Paul Y. Song is the husband of Tina J. Song and the brother of John Y. Song.

     KENDALL W. KUNZ was appointed as ARIS' Senior Vice President of North America in January 1998, and has been a Director of ARIS since March 1997. Mr. Kunz is responsible for ARIS' consulting operations throughout North America. Mr. Kunz served as ARIS' Senior Vice President of Western Operations from March 1997 until December 1997, and as the Senior Vice President of Education from October 1996 to March 1997. From August 1995 to October 1996, Mr. Kunz was ARIS' Vice President of Consulting. From June 1994 to August 1995, Mr. Kunz served as ARIS' Vice President of Sales and Marketing. From July 1992 until June 1994, Mr. Kunz served as ARIS' Director of Sales and Marketing. Between June 1988 and July 1992, Mr. Kunz was employed by Oracle in a number of capacities. Mr. Kunz received a B.S. degree in Management from Purdue University.

     THOMAS W. AVERILL has served as Vice President of Finance and Chief Financial Officer since joining ARIS in July 1996 and is responsible for ARIS' financial operations. From November 1994 to July 1996, Mr. Averill was self-employed as a private business and finance consultant. Between November 1992 and November 1995, Mr. Averill also was a Vice President of Finance and a director of Simon Golub and Sons, Inc., a manufacturer and international wholesale distributor of personal time pieces and fine jewelry. Between 1983 and 1985, Mr. Averill was Director of Auditing for Clark Nuber Inc., a public accounting firm, and between 1974 and 1983, Mr. Averill was an audit manager with Price Waterhouse, a public accounting firm.

     TINA J. SONG was appointed Vice President of Administration in January 1998 and served as ARIS' Director of Human Resources and Information Technology from January 1995 to December 1997. Ms. Song was a Vice President of ARIS from October 1990 until March 1996, and was a Director of ARIS from October 1990 until November 1994. From April 1993 to January 1995, Ms. Song was also ARIS' Consulting Resource Manager.

     Ms. Song received a B.S. in Electrical Engineering from the General Motors Institute. Ms. Song is the wife of Paul Y. Song.

     DAVID W. MELIN has served as President of ASI and its predecessor corporations since August 1996. From 1990 to 1996, Mr. Melin owned and operated Allied Bolt Co., an industrial fastener distribution and manufacturing company. Mr. Melin was Product Manager for MS-DOS and Microsoft LAN Manager at Microsoft from 1984 to 1989. Mr. Melin received a B.A. in Mechanical Engineering from the University of Washington and an M.S. in Engineering Management from Stanford University.

     HUGH SIMPSON-WELLS is Managing Director and Secretary of ARIS UK Limited, ARIS' subsidiary in the United Kingdom, and is responsible for all operations of ARIS UK. On July 13, 1999, Mr. Simpson-Wells became the President of ARIS Information Technology Training, Inc., a wholly owned subsidiary of ARIS, and assumed responsibility for the United States training operations. Mr. Simpson-Wells founded Oxford Computer Group Limited in 1983 and it was acquired by ARIS in February 1997. Prior to founding Oxford, Mr. Simpson-Wells was an engineer with the Ford Motor Company in the U.K. Mr. Simpson-Wells received a Master's Degree in Engineering Science from Oxford University.

     BRUCE R. KENNEDY was appointed as a Director of ARIS in March 1997. Mr. Kennedy is Chairman Emeritus of Alaska Air Group, Inc., a New York Stock Exchange listed company. Since 1991, Mr. Kennedy has served as a Director, and as Chairman of the Executive Committee of the Board, of Alaska Air Group, Inc. He served as Chairman, Chief Executive Officer and President of Alaska Air Group, Inc., Chairman, Chief Executive Officer and President of Alaska Airlines, Inc. and as Chairman of Horizon Air Industries, Inc. from 1979 to 1991.

     KENNETH A. WILLIAMS was appointed as a Director of ARIS in March 1997. Mr. Williams is Chairman and Chief Executive Officer of WorldStream Communications, Inc., a consumer Internet broadcasting company, which he founded in 1997. From 1996 through December 1997, Mr. Williams was Vice Chairman and a director of CUC International, a consumer services company. He was also a member of the Office of the President of CUC International. Prior to joining CUC International, Mr. Williams was the Chairman of the Board and Chief Executive Officer of Sierra On-Line, Inc., a consumer software company, which he co-founded in 1979 and which was acquired by CUC International in 1996.

     BARRY L. ROWAN was appointed as a Director of ARIS in April 1999. From 1996 through December 1998, Mr. Rowan was Senior Vice President and General Manager of the Networks Division of Fluke Corporation, located in Everett, Washington. From 1995 through 1996, Mr. Rowan served as Vice President and General Manager of the Verification Tools Division of Fluke Corporation. He was Vice President and Chief Financial Officer of Fluke Corporation from 1992 through 1995. Prior to joining Fluke, Mr. Rowan was President of Comlinear Corporation, located in Fort Collins, Colorado, from 1989 through 1992, after serving as its Vice President of Finance and Administration since 1983. Mr. Rowan earned his MBA from the Harvard Business School in 1983 and holds a B.S., summa cum laude, in Chemical Biology and Business Administration from The College of Idaho.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding annual and long-term compensation for services in all capacities to ARIS earned by ARIS' Chief Executive Officer and the four other executive officers of ARIS who earned in excess of $100,000 in salary and bonus during 1998, 1997 and 1996 (the "Named Executive Officers"). ARIS did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during 1998, 1997 or 1996.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                 COMPENSATION
                                               ANNUAL            ------------
                                           COMPENSATION(1)        SECURITIES
                                       -----------------------    UNDERLYING       ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)(1)    OPTION(#)     COMPENSATION($)
 ---------------------------    ----   ---------   -----------   ------------   ---------------
Paul Y. Song..................  1998    180,000       70,100             0           4,143(2)
  President and                 1997    150,000       92,897             0           4,214(2)
  Chief Executive Officer       1996    120,000       90,553             0           3,655(2)
Kendall W. Kunz...............  1998    156,000       53,007        14,000              --
  Senior Vice President         1997    126,000       51,440        80,000              --
  of North America              1996    108,000       81,644             0           1,190(2)
John Y. Song..................  1998    150,000       28,893        12,000              --
  Vice President of North       1997    120,000       29,893        60,000              --
  America Education             1996     76,000       53,660             0           3,046(2)
David W. Melin................  1998    110,000      116,067         8,000              --
  President of ARIS             1997     80,000       39,917         5,000              --
  Software, Inc.                1996     20,000        2,000        20,000              --
Hugh Simpson-Wells(3).........  1998    119,116       18,669         8,000              --
  Managing Director of          1997     90,245        8,871        40,000              --
  ARIS UK Limited               1996        N/A          N/A           N/A             N/A

-------------------------
(1) Represents payments under ARIS' Executive Profit Bonus Plan.

(2) Represents amount paid by ARIS for automobile expenses.

(3) Mr. Simpson-Wells is paid in British Pounds Sterling. All dollar amounts shown are converted to United States currency. The conversion ratio is based on the average daily noon buying rates for cable transfers in New York City certified for customs purposes by the Federal Reserve Bank of New York for each year reported above. (In 1998 -- US$1.6573/L1.00 and in 1997 -- US$1.6376/L1.00)

ARIS OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding grants of stock options to the Named Executive Officers during the year ended December 31, 1998.

                                         INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                       ------------------------------------------------------     VALUE AT ASSUMED
                                        PERCENT OF                                  ANNUAL RATES
                         NUMBER OF     TOTAL OPTIONS                               OF STOCK PRICE
                          SHARES        GRANTED TO                                APPRECIATION FOR
                        UNDERLYING     EMPLOYEES IN    EXERCISE                    OPTION TERM(3)
                          OPTIONS         FISCAL         PRICE     EXPIRATION   ---------------------
        NAME           GRANTED(#)(1)   YEAR(%)(1)(2)   ($/SHARE)      DATE        5%($)      10%($)
        ----           -------------   -------------   ---------   ----------   ---------   ---------
Paul Y. Song.........          0           0.00%           N/A          N/A          N/A         N/A
Kendall W. Kunz......     14,000           0.76%        $21.00       1/2/08     $184,895    $468,560
John Y. Song.........     12,000           0.65%        $21.00       1/2/08     $158,481    $401,623
David W. Melin.......      8,000           0.44%        $21.00       1/2/08     $105,654    $267,748
Hugh Simpson-Wells...      8,000           0.44%        $21.00       1/2/05     $ 68,392    $159,384

-------------------------
(1) The exercise price per share of each option is equal to the fair market value per share of the underlying ARIS common stock on the date of grant.

(2) Options to purchase 1,822,109 shares of ARIS common stock were granted by ARIS to its employees during 1998.

(3) Amounts represent hypothetical gains that could be achieved for the respective options exercised at the end of the option term. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the common stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

AGGREGATE ARIS OPTION EXERCISES DURING 1998 AND ARIS OPTION VALUES AT DECEMBER 31, 1998

     The following table provides information on stock option exercises by the Named Executive Officers and the number and value of the Named Executive Officers' unexercised options at December 31, 1998.

                                                       TOTAL NUMBER OF            VALUE OF UNEXERCISED
                          SHARES                   UNEXERCISED OPTIONS AT         IN THE MONEY OPTIONS
                         ACQUIRED      VALUE         FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)(1)
                            ON        REALIZED   ---------------------------   ---------------------------
        NAME           EXERCISE (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           ------------   --------   -----------   -------------   -----------   -------------
Paul Y. Song.........         0              0          0              0               0              0
Kendall W. Kunz......         0              0     20,000         74,000        $112,500       $337,500
John Y. Song.........         0              0     12,000         60,000        $ 67,500       $270,000
David W. Melin.......     2,000       $ 57,585      9,000         22,000        $ 61,665       $ 92,550
Hugh Simpson-Wells...     8,000       $176,800          0         40,000               0       $ 39,200

-------------------------
(1) This amount is the aggregate number of the outstanding options multiplied by the difference between $10.625 (the closing price of the common stock as reported on the Nasdaq National Market on December 31, 1998) and the exercise price of such options.

REPRICING OF ARIS' OPTIONS DURING 1998

     In December 1998, the ARIS board of directors approved a voluntary stock option exchange for the employees of ARIS, except senior management. Employees who elected to participate surrendered their outstanding stock options in exchange for options to purchase eighty percent (80%) of the number of shares issuable upon exercise of the options surrendered at an exercise price equal to $9.75, the closing price of the ARIS common stock as quoted on the Nasdaq National Market on December 15, 1998. The newly exchanged stock options included a modified vesting schedule, whereby December 15, 1999 became the first day on which any exchanged options become vested and exercisable. After December 15, 1999, each optionee's vesting schedule will return to the original vesting schedule for the remainder term of the option. None of the executive officers who are reporting persons pursuant to Section 16 of the Securities Exchange Act of 1934 were allowed to participate in the voluntary stock option exchange offer. Other than in December 1998, ARIS has not repriced any options since inception.

REPURCHASE OF ARIS COMMON STOCK

     On January 11, 1999, the ARIS board of directors authorized the repurchase of up to 500,000 shares of ARIS common stock for the purpose of making additional shares available to ARIS' 1997 Stock Option Plan and its 1998 Stock Purchase Plan. An aggregate of 355,600 shares were purchased for $3,073,000 at an average purchase price of $8.64 per share. On April 15, 1999, the ARIS board of directors formally terminated any further purchases of ARIS common stock pursuant to the January 1999 share repurchase authorization.

DESCRIPTION OF THE ARIS 1997 STOCK OPTION PLAN

     On March 13, 1997, the ARIS board of directors approved the ARIS 1997 Stock Option Plan. On April 25, 1997, the ARIS shareholders adopted the 1997 Stock Option Plan at the 1997 annual meeting of shareholders. On April 28, 1998, the ARIS shareholders authorized an increase in the number of shares authorized for issuance under the 1997 Stock Option Plan to 2,000,000 shares of ARIS common stock, subject to certain adjustments and on May 24, 1999, the ARIS shareholders authorized an increase in the number of shares authorized for issuance under the 1997 Stock Option Plan to 2,225,000 shares of ARIS common stock, subject to certain adjustments. At July 30, 1999, options to purchase 2,014,303 shares of ARIS common stock were outstanding under the 1995 Stock Option Plan and 1997 Stock Option Plan with a weighted average per share price of $9.86.

     The 1997 Stock Option Plan, as amended, provides for the grant of incentive and non-qualified options to employees, directors, officers and non-employee directors of ARIS by the plan administrator. The date of grant, number of options, option price, vesting period and other terms specific to the options are to be determined by the plan administrator. The option price for incentive stock options is based on the fair market value of the ARIS common stock on the date of grant. Options granted under the 1997 Stock Option Plan vest over periods of up to four years. Generally, options expire on the tenth anniversary of the date of the option grant except for non-qualified options granted to United Kingdom resident employees which expire on the seventh anniversary of the date of the option grant.

     The 1997 Plan also provides for automatic, non-discretionary grants to non-employee directors (as defined under Rule 16b-3 of the Securities Exchange
Act) of options to purchase 5,000 shares of ARIS common stock for each year of service (or pro-rata for any portion thereof). The exercise price per share of options granted to non-employee directors under the 1997 Stock Option Plan is 100% of the fair market value of the ARIS common stock on the date the option is granted. Options may not be assigned or transferred except by will or by the laws of descent or distribution and are exercisable only while the optionee is serving as a director or employee of ARIS or within 90 days after the optionee ceases to serve as a director or employee of ARIS (except that if a director dies or becomes disabled while serving as a director or employee of ARIS, the option is exercisable until the scheduled expiration date of the option).

     On April 7, 1999, Barry L. Rowan was elected to fill a vacancy on the board of directors. Upon the election to fill the vacancy, Mr. Rowan was granted a non-discretionary option to purchase 417 shares of common stock as a non-employee director. The option will be fully vested on the first anniversary of the date of grant. The option expires on the tenth anniversary of the date of the option grant.

     On May 24, 1999, Mr. Rowan and Kenneth A. Williams were elected as directors at the annual meeting of shareholders, each for a term expiring in 2002. Each of Messrs. Rowan and Williams were granted an option to purchase 15,000 shares of ARIS' common stock immediately following the annual meeting of shareholders as non-employee directors as provided under the 1997 Stock Option Plan. The grant of those options vest 5,000 shares each for three years on the anniversary of the date of grant, and will expire on the tenth anniversary of the date of the option grant.

DESCRIPTION OF THE ARIS 1998 EMPLOYEE STOCK PURCHASE PLAN

     On November 17, 1997, the ARIS board of directors adopted the ARIS 1998 Employee Stock Purchase Plan. On April 28, 1998, the ARIS shareholders approved the 1998 Employee Stock Purchase Plan at the 1998 annual meeting of shareholders. On May 24, 1999, the ARIS shareholders authorized an increase in the number of shares authorized for issuance under the 1998 Employee Stock Purchase Plan from 300,000 shares to 500,000 shares of ARIS common stock subject to adjustment in some circumstances.

     The 1998 Employee Stock Purchase Plan provides a means for qualified employees of ARIS and its designated subsidiaries to purchase shares of ARIS common stock under favorable terms through payroll deductions. The 1998 Employee Stock Purchase Plan authorizes 500,000 shares of common stock to be sold to employees electing to participate in the 1998 Employee Stock Purchase Plan.

     The 1998 Employee Stock Purchase Plan is administered by an ARIS executive officer designated by the board or the Compensation Committee, except for those items expressly reserved to the board or the Compensation Committee under the 1998 Employee Stock Purchase Plan. Any discretionary decisions will be applicable equally to all eligible employees. Employees of subsidiaries will be eligible to participate in the 1998 Employee Stock Purchase Plan only if the board or the Compensation Committee has designated the subsidiary as eligible for participation.

     To be eligible to participate in the 1998 Employee Stock Purchase Plan, employees must have been with ARIS for at least ninety days, work more than 20 hours each week and own less than 5% of ARIS common stock. The Plan Administrator has the ability to reduce the minimum hourly requirement for future offering periods. The 1998 Employee

Stock Purchase Plan could also include a provision limiting participation to employees who work more than five months a year.

     The 1998 Employee Stock Purchase Plan is divided into two six-month offering and purchase periods beginning on January 1 and July 1 of each year. At the end of each purchase period, eligible participating employees will purchase shares of ARIS common stock at a price equal to 85% of the lesser of (a) the fair market value of ARIS common stock on the first business day of the offering period or (b) the fair market value of ARIS' common stock on the last business day of the purchase period. The board or the Compensation Committee can establish different offering periods and purchase periods. A purchase period may be the same as the offering period or may be shorter consecutive periods within the offering period, as determined by the board or the Compensation Committee. The board or the Compensation Committee can also decrease the amount of the discount for future offering periods.

     Eligible employees may authorize payroll deductions in whole percentages up to 10% of their regular cash compensation in payment of the discounted purchase, subject to a maximum fair market value purchase amount in any calendar year of $25,000. Participants will be automatically re-enrolled in the next offering period unless they have withdrawn from the 1998 Employee Stock Purchase Plan. Termination of an employee's employment with ARIS for any reason will result in the immediate termination of the employee's participation in the 1998 Employee Stock Purchase Plan. Any accumulated payroll deductions will be refunded to the employee, without interest.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION,
DATED JANUARY 7, 1999

     General. The purpose of the Compensation Committee is to review and make recommendations to the board of directors regarding all forms of compensation to be provided to the executive officers and directors of ARIS and its subsidiaries, including stock compensation and loans, and all bonus and stock compensation to all employees. The Committee members consist of ARIS' non-employee directors, Bruce R. Kennedy and Kenneth A. Williams, who are appointed by and serve at the discretion of the board of directors.

     Statement of Philosophy. The philosophy of the Compensation Committee is to provide compensation to ARIS' officers and directors in such a manner as to attract and retain the best available personnel for positions of substantial responsibility with ARIS, to provide incentives for such persons to perform to the best of their abilities for ARIS, and to promote the success of ARIS' business.

     The current executive compensation program includes three components: base salary; a cash bonus based on ARIS achieving its financial targets under ARIS' Executive Profit Bonus Plan; and grants of stock options under ARIS' 1997 Stock Option Plan, as amended. The Compensation Committee based its determination for 1999 executive compensation in part upon the recommendations of the Chief Executive Officer.

     Annual Base Salary. Base salaries for executive officers are targeted at competitive market levels for their respective position, level of responsibility and experience and the recommendation of the Chief Executive Officer.

     Executive Profit Bonus Plan. In January 1999, the Compensation Committee set the terms for the 1999 Executive Profit Bonus Plan. This plan established a cash bonus pool for executive officers based on ARIS achieving a threshold pre-tax income target. When ARIS achieves 90% of the Executive Profit Bonus Plan pre-tax income target, 10% of the pre-tax income thereafter is contributed to the bonus pool and shared by all participating executive officers according to the percentage established for each officer by the Compensation Committee. The bonus pool is doubled should ARIS achieve 110% of the 1998 target pre-tax operating income.

     1997 Stock Option Plan. The Compensation Committee believes that equity compensation aligns employees' long-term objectives with those of shareholders in striving to maximize ARIS' value. The ARIS 1997 Stock Option Plan, as amended, provides all employees with the opportunity to receive stock options. These options vest over a four-year period upon the following schedule: 20%, 20%, 30%, 30%. Each executive officer (other than the Chief Executive Officer) was granted stock options at the time of hiring and periodically thereafter.

     Voluntary Exchange of Stock Options under 1997 Stock Option Plan. In December 1998, the Compensation Committee recommended to the board of directors that it approve a voluntary stock option exchange for the employees of ARIS, except senior management.

     1998 Employee Stock Purchase Plan. ARIS initiated on January 1, 1998, the 1998 Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, employees may elect to set aside up to 10% of their gross compensation to purchase shares of common stock annually at a 15% discount to market price. The ESPP is a two year plan expiring on January 1, 2000, and is divided into six-month coextensive offering and purchase periods beginning on January 1 and July 1 of each year. Executive officers (other than the Chief Executive Officer) may participate in the ESPP on the same terms as eligible, non-executive employees. The ESPP was adopted by ARIS' board of directors on November 17, 1997 and approved by the shareholders of ARIS on April 28, 1998.

     Other Compensation Plans. ARIS also has various broad-based employee benefit plans, including pension, insurance and other benefit plans for its employees. Executive officers participate in these plans on the same terms as eligible, non-executive employees.

     Compensation of the Chief Executive Officer. The 1998 base salary for Mr. Song, ARIS' Chief Executive Officer and President, was set by the Compensation Committee in January 1998. Mr. Song did not receive any option grants in 1998. Mr. Song's base salary for 1998 was $180,000. A car allowance in the amount of $4,143 was paid by ARIS on behalf of Mr. Song. Mr. Song's portion of the 1998 Executive Bonus Plan was $70,100 and was the second largest share in the Plan allocated to any executive officer.

     The Compensation Committee believes that, under Mr. Song's direction, ARIS continues to effectively execute upon its business plan and goals and to capitalize upon the rapidly changing global demand for information technology services and products.

                           THE COMPENSATION COMMITTEE

               Bruce R. Kennedy, Chair    Signed: January 7, 1999
               Kenneth A. Williams        Signed: January 7, 1999

STOCK PERFORMANCE GRAPH

     The performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference the registration statement containing this proxy statement/prospectus into any filing under the Securities Act or under the Securities Exchange Act except to the extent that ARIS specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

     The following graph compares the yearly percentage change in the cumulative total shareholder return on ARIS common stock for the period beginning on the date of ARIS' initial public offering on June 18, 1997 and ending on December 31, 1998, together with the cumulative total return for the Standard & Poor's SmallCap 600 and an appropriate "peer group" index. The comparison assumes $100 was invested on June 18, 1997 in ARIS common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock performance shown in the Performance Graph for ARIS common stock is historical and not necessarily indicative of future price performance.

                                                ARIS CORPORATION            S&P SMALLCAP 600            PEER GROUP INDEX
                                                ----------------            ----------------            ----------------
18-Jun-97                                          100.00                      100.00                      100.00
31-Dec-97                                          140.00                      117.55                      122.17
31-Dec-98                                           79.59                      120.76                      132.72

-------------------------
(1) Peer Group Index includes twenty-four entities selected in good faith on the same industry basis as ARIS. The Peer Group Index consists of the following entities: American Management Systems, Incorporated, Analysts International Corporation, Cambridge Technology Partners (Massachusetts), Inc., Carnegie Group Inc., CIBER, Inc., Claremont Technology Group, Inc., Computer Horizons Corp., Computer Management Sciences, Inc., Computer Task Group, Incorporated, ECSoft Group plc, Electronic Data Systems Corporation, Information Management Resources, Inc., Intelligroup, Inc., Keane, Inc., Learning Tree International, Inc., Mastech Corporation, Nova Corporation/GA, Premiere Technologies, Inc., Sapient Corporation, SunGard Data Systems Inc., TechForce Corporation, Technology Solutions Company, Whittman-Hart, Inc., XLConnect Solutions, Inc. The returns for each issuer within the Peer Group Index have been weighted according to such issuer's respective stock market capitalization at the beginning of the period presented.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION EXPENSES

     In general, under Section 162(m) of the Code, ARIS cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to any Named Executive Officer, except to the extent such excess constitutes performance-based compensation. The policy of ARIS is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where shareholder value is maximized by an alternate approach.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

ARIS

     The following table sets forth as of July 30, 1999 information regarding the beneficial ownership of ARIS common stock by, (i) each person who, to the knowledge of management, owned beneficially more than 5% of the ARIS common stock, (ii) each director and director nominee of ARIS, (iii) each of the ARIS Named Executive Officers for whom compensation is reported in this proxy statement/prospectus, and (iv) all directors and executive officers of ARIS as a group. As of July 30, 1999, there were 11,076,518 shares outstanding held by 138 holders of record. Based on information furnished by the beneficial owners to ARIS, and except as otherwise noted and subject to community property laws where applicable, ARIS believes that the beneficial owners listed below have sole voting and investment power with respect to such shares.

                NAME AND ADDRESS                   AMOUNT AND NATURE OF      PERCENT
              OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)    OF CLASS
              -------------------                 -----------------------    --------
OWNERS:
Paul Y. Song....................................         4,321,200(2)(3)      39.01%
  2229 - 112th Street NE
  Bellevue, Washington 98004
Tina J. Song....................................         4,321,200(2)(3)      39.01%
  2229 - 112th Street NE.
  Bellevue, Washington 98004
Pilgrim Baxter & Associates, Ltd................           657,900             5.94%
  825 Duportail Road
  Wayne, Pennsylvania 19087-5525
Song Family Limited Partnership.................           650,000(3)          5.87%
  3700 First Interstate Center
  999 Third Avenue
  Seattle, Washington 98104
Kendall W. Kunz.................................           326,394(4)          2.94%
John Y. Song....................................           219,025(5)          1.96%
David W. Melin..................................            22,563(6)             *
Hugh Simpson-Wells..............................            68,196(7)             *
Bruce R. Kennedy................................            10,417(8)             *
Kenneth A. Williams.............................            10,417(8)             *
Barry L. Rowan..................................             5,000                *
All directors and executive officers as a group
  (11 persons)..................................         4,886,182(9)         45.38%

-------------------------
 *  owns less than 1% of the outstanding ARIS Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. ARIS common stock subject to options currently exercisable or exercisable within sixty (60) days of July 30, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) Includes 650,000 shares owned by Song Family Limited Partnership, of which Mr. Song and Ms. Song are each General Partners. Includes 472,000 shares owned by Tina Song, the spouse of Mr. Song and 3,198,000 shares owned by Paul Song, the spouse of Ms. Song. Also includes 1,200 shares of ARIS common stock subject to options that are exercisable within 60 days of July 30, 1999.

(3) Mr. Song and Ms. Song have shared voting power of ARIS common stock owned by Song Family Limited Partnership.

(4) Includes 42,800 shares of ARIS common stock subject to options that are exercisable within 60 days of July 30, 1999.

(5) Includes 44,400 shares of ARIS common stock subject to options that are exercisable within 60 days of July 30, 1999.

(6) Includes 6,600 shares of ARIS common stock subject to options that are exercisable within 60 days of July 30, 1999.

(7) Includes 9,600 shares of ARIS common stock subject to options that are exercisable within 60 days of July 30, 1999.

(8) Represents shares of ARIS common stock subject to options that are exercisable within 60 days of July 30, 1999.

(9) Includes 143,034 shares of ARIS common stock subject to options that are exercisable within 60 days of July 30, 1999.

FINE.COM

     The following table sets forth certain information regarding the ownership of fine.com common stock as of July 30, 1999 by: (i) each director of fine.com;
(ii) fine.com's Chief Executive Officer; (iii) each person who is known by fine.com to beneficially own 5% or more of the outstanding shares of fine.com common stock; and (iv) all directors and executive officers of fine.com as a group.

                NAME AND ADDRESS                   AMOUNT AND NATURE OF      PERCENT
              OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)    OF CLASS
              -------------------                 -----------------------    --------
ARIS Corporation................................         1,075,291(2)          39.7%
  2229 - 112th Avenue N.E.
  Bellevue, WA 98004
Daniel M. Fine..................................           633,323(3)          23.7%
  1525 Fourth Avenue Suite 800
  Seattle, Washington 981014
Frank Hadam.....................................           219,859(4)           8.1%
  1525 Fourth Avenue Suite 800
  Seattle, Washington 98101

                NAME AND ADDRESS                   AMOUNT AND NATURE OF      PERCENT
              OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)    OF CLASS
              -------------------                 -----------------------    --------
Herbert L. Fine.................................           217,859(5)           8.1%
  1525 Fourth Avenue Suite 800
  Seattle, Washington 98101
Anthony C. Naughtin.............................             5,250(6)             *
All directors and executive officers as a group
  (seven persons)...............................         1,218,986(7)          45.0%

-------------------------
 *  Owns less than 1% of the outstanding fine.com common stock

(1) This table is based upon information supplied by directors, executive officers and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2) Each of fine.com's directors and certain executive officers have entered into a voting agreement with ARIS, granting to ARIS voting rights over their shares in connection with the merger. Includes an aggregate of 18,750 shares of fine.com common stock subject to stock options held by these persons that are exercisable within 60 days of July 30, 1999.

(3) Includes 47,499 shares are subject to an option granted by Daniel M. Fine to principals of Cairncross & Hempelmann, P.S., counsel to fine.com, and an aggregate of 100,000 shares subject to stock purchase warrants granted by Mr. Fine to a fine.com executive officer and to a consultant for fine.com. All of these shares are subject to a voting agreement between Daniel M. Fine and ARIS.

(4) Of this amount, 15,834 shares are subject to an option granted by Mr. Hadam to Cairncross & Hempelmann, P.S., counsel to fine.com. Also includes 6,750 shares of fine.com common stock subject to stock options that are exercisable within 60 days of July 30, 1999. All of these shares are subject to a voting agreement between Mr. Hadam and ARIS.

(5) Of this amount, 15,834 shares are subject to an option granted by Herbert L. Fine to Cairncross & Hempelmann, P.S., counsel to fine.com. Also includes 6,750 shares of fine.com common stock subject to stock options that are exercisable within 60 days of July 30, 1999. All of these shares are subject to a voting agreement between Herbert L. Fine and ARIS.

(6) Consists of 5,250 shares of fine.com common stock subject to stock options that are exercisable within 60 days of July 30, 1999. All of these shares are subject to a voting agreement between Mr. Naughtin and ARIS.

(7) Includes 10,843 shares held by an executive officer through a limited liability company. Also includes an aggregate of 18,900 shares of fine.com common stock subject to stock options held by persons in the group that are exercisable within 60 days of July 30, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1999, ARIS invested $300,000 in WorldStream Communications, Inc. in exchange for 300,000 shares of the Series A Preferred Stock of WorldStream. Paul Song invested $50,000 in WorldStream on the same terms. Kenneth A. Williams, a current director of ARIS, is a founder, officer and director of WorldStream. ARIS and WorldStream have also entered into a services agreement whereby ARIS will use WorldStream's netcasting technology to deliver training over the Internet. Other than the foregoing, ARIS has not had any transactions with management in which the amount involved exceeded $60,000 since December 31, 1997. In addition, ARIS has not had any other business relationship with any director during the last fiscal year that consisted of property or services in excess of five percent of: (i) ARIS' consolidated gross revenues for its last full fiscal year, or (ii) any other entity's consolidated gross revenues for its last full fiscal year.

     John Y. Song resigned his position as ARIS' Vice President of North America Training and terminated his employment as of July 23, 1999. As of that date, the Compensation Committee of ARIS' board of directors accelerated the vesting and extended the exercise period of some of Mr. Song's options to purchase ARIS common Stock. On January 15, 1997, Mr. Song was granted incentive stock options under the ARIS 1997 Stock Option Plan to purchase a total of 60,000 shares of ARIS common stock at an exercise price of $5 per share. Prior to Mr. Song's resignation, these options were vested and exercisable with respect to 24,000 shares of ARIS common stock. As a result of the Compensation Committee's action:

     - Options covering 18,000 shares of ARIS common stock, which were to have vested and become exercisable on January 1, 2000, became fully vested and immediately exercisable as of July 23, 1999;

     - All 42,000 of the options which vested prior to July 23, 1999 or as of that date because of the Compensation Committee's action will be exercisable for a period of two years beginning July 23, 1999 and expiring at the close of business on July 23, 2001; and

     - All of Mr. Song's 60,000 options converted from incentive stock options to non-qualified stock options.

     All other terms and conditions of the 1997 Stock Option Plan remain in full force and effect with respect to the stock options. John Y. Song is the brother of Paul Y. Song, ARIS' President and Chief Executive Officer.

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                             INFORMATION ABOUT ARIS

BUSINESS

     ARIS incorporated in Washington in 1990. ARIS provides an integrated information technology solution consisting of consulting and training services primarily focused on Oracle, Microsoft, PeopleSoft, Sun and Lotus technologies. ARIS also develops, markets and supports proprietary software products that enhance Oracle database management and Oracle packaged applications and ARIS' human resource management systems consulting practice. ARIS markets its service and product offerings directly through its consulting division, and through the following subsidiary companies:

     - ARIS Software, Inc., develops, markets, distributes and sells certain of ARIS' software product offerings (other than TAMS and TAMS/O, which are distributed and sold through ARIS' human resource management systems division). ASI is a Washington corporation headquartered in Bellevue, Washington. ASI also has a registered branch office in Oxford, England.

     - ARIS Information Technology Training, Inc., a Washington corporation headquartered in Bellevue, Washington, provides training services at its training centers and client sites in North America. Prior to July 1, 1999, these services were provided by ARIS' United States training division.

     - ARIS (UK) Limited provides training and consulting services primarily in the United Kingdom and Europe. ARIS (UK) is a limited company organized under the laws of England and Wales with its principal offices in Oxford, England.

     - ARIS Computer Services GmbH provides training services in Germany. ARIS GmbH is a German company with limited liability ("Gesellschaft mit beschrankter Haftung") with its primary place of business in Heidelberg, Germany.

     - ARIS (International), L.L.C., provides consulting services outside of the United States and the United Kingdom. ARIS (International) is a Washington limited liability company with its principal place of business in Bellevue, Washington. ARIS (International) has a registered branch office in Tel Aviv, Israel.

     - ARIS Interactive, Inc., was formed to effect the transactions contemplated by the proposed merger with fine.com. Upon completion of the merger, ARIS intends that ARIS Interactive will offer integrated consulting services that couple ARIS' experience with enterprise information systems applications with the Web site design, development and consulting services of fine.com. ARIS Interactive is a Washington corporation with its headquarters in Bellevue, Washington.

     ARIS' consulting business has principally focused on integrating and implementing packaged software applications such as enterprise resource planning systems, and developing custom business applications using client-server and Internet technologies. ARIS recently announced its intention to focus on offering solutions that extend a client's information systems so that the client can communicate and collaborate with customers, suppliers and business partners over the Internet and engage in electronic commerce. ARIS intends to evaluate each of its service and product offerings, including the continued role of its training and software businesses, its orientation toward particular software vendors and its vendor-specific consulting services, to determine whether and how each can

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contribute to providing an integrated enterprise information and electronic commerce solution for clients.

INDUSTRY BACKGROUND

     Business enterprises face a rapidly changing, highly competitive environment where access to information through the use of information technology can result in improvements in products and services, lower costs and increased client satisfaction. An enterprise's ability to evaluate, integrate and deploy information technology systems is a critical competitive issue. International Data Corporation estimates that the worldwide market for information technology consulting is projected to grow to $53.5 billion by the year 2002.

     The complex task of developing and implementing enterprise-wide, mission critical information technology solutions is a costly and time consuming undertaking. For example, enterprise resource planning projects, which generally include planning and integration of manufacturing, distribution, financial and other business systems, require cooperation and coordination of virtually every department within an enterprise. Enterprises must also ensure that their information technology employees possess the skills to operate, maintain and maximize performance of their increasingly complex information systems. Additional employee training is also required each time an enterprise implements a new technology or updates its existing technology. In many large enterprises, information technology training is virtually continuous. International Data Corporation estimates that the worldwide market for information technology education and training is projected to grow to $28.3 billion by 2002.

     Many enterprises do not have adequate personnel with the necessary technology skills or are reluctant to expand or retool their existing information technology departments for particular implementation projects. Most do not have the infrastructure to provide the necessary information technology training internally. Confronted with these challenges, many enterprises turn to and rely upon independent information technology service providers, such as ARIS, for their information technology consulting and training requirements.

     Many enterprises are now seeking to exploit the capabilities of the Internet to allow online sharing of information and collaboration with customers, suppliers and business partners and electronic commerce. Thus, many enterprises are seeking to establish Web sites that allow customers to place orders for goods and services, to access customer service information, and to use other Internet-based applications for functions such as sales force automation, customer relationship management and supply chain management. International Data Corporation estimates that the Internet commerce software applications market will grow at a compound rate of 97% in the five-year period from 1998 to 2003 to approximately $13.2 billion in 2003. ARIS has observed that prospective clients are increasingly seeking solutions that combine and integrate electronic commerce and other Internet-based applications with internal information and database management systems.

     ARIS believes that its experience in successfully implementing enterprise information technology systems and its growing capability to integrate them with Internet applications and electronic commerce features, coupled with fine.com's creative, marketing and consulting expertise in designing, developing and implementing Web sites and electronic commerce, will enable ARIS to offer clients integrated enterprise information and electronic commerce solutions.

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STRATEGY

     ARIS' objective is to be a leading provider of integrated information technology and electronic commerce solutions by pursuing the following strategies:

     Provide Solutions to Clients that Add to Their Internal Enterprise Information Systems the Ability to Collaborate and Share Information With Customers and Other Businesses and to Engage in Internet Commerce. ARIS believes it can offer its clients high value, integrated solutions that begin with the implementation of clients' enterprise information technology and relational database systems and extend those management tools through the use of Internet applications and electronic commerce solutions.

     Focus on Leading-Edge Technologies and Technology Trends. ARIS intends to maintain its alignment with leading-edge technology vendors such as Oracle, Microsoft, Lotus, PeopleSoft and Sun, and to aggressively pursue relationships with leading vendors of Internet-based and electronic commerce solutions. ARIS may change or expand the range of vendors on which it focuses over time in order to maintain alignment with leading-edge, emerging technologies. ARIS also continually evaluates technology trends, such as new products and product releases, new training delivery mechanisms, and the evolving technology needs of clients.

     Attract and Retain Highly Skilled Information Technology
Professionals. ARIS' success depends on its ability to attract, train, motivate and retain highly skilled information technology professionals. ARIS believes it offers its employees:

     - multiple professional opportunities and challenges to work in one or more of ARIS' consulting, training and software divisions;

     - the opportunity to work with leading-edge technologies;

     - attractive compensation plans that align employees' interests and goals with those of the company; and

     - a stimulating, flexible, entrepreneurial work environment.

     Maintain High Levels of Client Satisfaction. ARIS believes that satisfying client expectations is critical to expanding relationships with existing clients and receiving positive references for future sales. ARIS uses a standard methodology and quality assurance program to provide for a consistant high level of client satisfaction. ARIS views its ability to use a client as a reference for other potential clients as a critical measure of the success of any project.

     Strategic Growth. ARIS has expanded its business by opening or acquiring consulting offices and training centers in additional geographic areas or having expertise with additional technologies. During 1998, ARIS increased its activity internationally through the establishment of ARIS GmbH in Heidelberg, Germany and the formation of ARIS (International) to better service ARIS' multinational clients. In addition to internal growth, ARIS made several strategic acquisitions of complementary businesses during 1998:

     - In February 1998, ARIS acquired all of the outstanding capital of Barefoot Computer Training Limited, an information technology training company based in London, England, in exchange for 278,611 shares of ARIS common stock. The transaction was accounted for as a pooling-of-interests. In April 1998, ARIS

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exchanged its shares of Barefoot for shares of ARIS (UK), which resulted in
Barefoot becoming a wholly owned subsidiary of ARIS (UK). In May 1998, the assets and operations of Barefoot were merged into ARIS (UK).

     - In April 1998, ARIS (UK) acquired all of the outstanding share capital of MMT Computing (Reading) Limited, a consulting company focused primarily on Lotus technologies, for L1,500,000 million cash (US$2,499,000). In May 1998, the assets and operations of MMT were merged into ARIS (UK).

     - In June 1998, InTime Systems International, Inc. merged with and into ARIS in exchange for 786,710 shares of ARIS common stock and warrants to purchase 718,997 shares of ARIS common stock. The transaction was accounted for as a pooling-of-interests. InTime provided systems integration services and software products relating to the selection, implementation and use of human resources, payroll and selected software systems.

     - In August 1998, ARIS Software acquired substantially all of the assets of db-Centric, Inc. a software development company located in San Francisco, California, in exchange for $1,000,000 cash. Db-Centric's primary business involved the development of a distributed data warehouse query and resource management system.

     ARIS may continue to pursue additional strategic acquisitions and relationships in order to acquire expertise in new technologies, expand its client base, gain access to qualified information technology professionals and enter new geographic markets.

ARIS CONSULTING

     ARIS provides information technology consulting services primarily to clients that require assistance planning, designing, developing, testing and deploying their specific technology requirements and infrastructure. ARIS has focused on three core consulting competencies:

     - implementing packaged software applications;

     - developing custom software applications (including Internet-based systems); and

     - systems architecture planning and deployment.

     Each of these competencies increasingly requires the ability to integrate internal information systems with Internet-based and electronic commerce solutions.

     Packaged Application Implementation. Traditionally, ARIS has focused on the packaged enterprise resource planning market, particularly the implementation of Oracle database management and Oracle packaged applications. Through the human resource management systems division, ARIS has significant experience in the human resource management systems market, using primarily Oracle and PeopleSoft technologies.

     Custom Application Development. ARIS provides custom application development services, particularly client/server and Internet/intranet projects, primarily involving Oracle and Microsoft technologies.

     Systems Architecture Planning and Deployment. ARIS provides systems architecture planning and deployment for information technology architectures including Microsoft

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BackOffice, Oracle databases, UNIX and general networking architectures. System architecture engagements involve a range of services including capacity planning, implementation design and planning, readiness assessment, performance tuning and monitoring, configuration and installation, infrastructure management, process evaluation and complete database administration outsourcing.

     Integrated Enterprise Information and Internet-Based and Electronic Commerce Solutions. Through the acquisition of fine.com and ARIS' own growing experience in implementing Internet-based and electronic commerce applications, ARIS believes that it is well positioned to offer clients solutions that integrate enterprise information and database management systems with Internet-based and electronic commerce applications.

     ARIS expects these services to include:

     - consulting services to help clients identify successful Internet and electronic commerce strategies;

     - designing Web sites and electronic commerce applications;

     - implementing Internet-based applications such as sales force automation, customer relationship management and supply chain management systems; and

     - integrating Internet-based applications and electronic commerce applications with internal management information systems and databases, so that information about interactions over the Internet is automatically reflected in internal systems and databases and authorized users of Internet-based systems may access, use and update information in the enterprise's internal information systems and databases.

     ARIS has organized its consulting operations into the following practice groups:

     - Oracle Consulting Services. The Oracle practice group implements all of Oracle's suite of enterprise resource planning software application modules, including Oracle Financials, Manufacturing, Distribution, Projects and Human Resources. The Oracle practice group also provides custom application development services to clients using Oracle's Designer/Developer 2000 and other developer tools.

     - Microsoft Consulting Services. The Microsoft practice group provides consulting and implementation services including systems architecture, planning and deployment using the Microsoft Back Office suite of applications, which include NT, Exchange Server, SQL Server, Internet Information Server, SiteServer, Commercial Internet Server and Systems Management Server.

     - Human Resource Management Systems Consulting Services. The human resource management systems practice group provides consulting and implementation services for human resource management systems developed by PeopleSoft, Oracle, Ultimate Software, Cyborg and ADP. The human resource management systems practice group also develops and markets a proprietary software product called TAMS/O (Time & Attendance Management System for Oracle) that integrates with Oracle Human Resources, Oracle Payroll and Oracle Projects applications. The TAMS/O product is also marketed by Oracle as Oracle Time Management pursuant to a licensing arrangement with ARIS.

     - Lotus Technologies. The Lotus consulting practice group provides consulting and implementation services on Lotus technologies, including Lotus Notes and Domino.

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     - The eTeam. ARIS recently assembled a multidisciplinary team of high-level employees and others representing consulting, marketing, Oracle and Microsoft technologies and Web site design and other functions. This "eTeam" will coordinate the development of project methodologies, quality assurance standards, project management and implementation standards and other best practices to provide for customer satisfaction for ARIS' strategy of offering its clients worldwide management information systems applications integrated with Internet-based and electronic commerce applications. Upon the completion of the merger with fine.com, ARIS intends to offer these solutions through ARIS Interactive.

     ARIS' consulting clients are generally medium to large businesses and governmental agencies. Consultant utilization, billing rates and headcount are reviewed regularly by management to monitor whether projects are being completed in accordance with client expectations and contractual obligations. Most projects are staffed by ARIS employees although independent contractors may also be used depending on project requirements. As projects are completed or as new consultants are hired, there may be periods when individual consultants or project managers are not assigned to active client projects. During these periods of non-assignment, consultants and project managers may receive training on new technologies, help develop proprietary consulting methodologies and tools, or assist in developing internal data systems.

ARIS TRAINING

     ARIS is a leading provider of vendor-certified and custom training to information technology professionals including Microsoft BackOffice, Oracle database and tools, Sun Solaris and Java, Lotus Notes and Domino, Internet and networking technologies. ARIS provides instructor-led training through regularly scheduled open enrollment classes, private classes (using both standard and customized content), and Internet- and Intranet-based training. ARIS also provides other training related services such as information technology skills assessment, curriculum development and education consulting services.

     ARIS seeks to achieve a high fill rate for each of its public classes without exceeding a maximum class size in order to preserve a high level of individual student attention. ARIS devotes considerable resources to maintaining the skills of its instructors, who are required to maintain the certifications necessary to teach new course titles as a part of ARIS' vendor authorized training designations.

     ARIS uses both vendor-authorized and proprietary courseware and training methodologies. ARIS continually evaluates market demand for training in its core technologies and updates current course titles or develops new course titles to satisfy the changing needs of the market. To ensure that course titles and instructors meet the needs of the market and maintain quality standards, each class participant is asked to complete an evaluation of the course materials and of the instructor at the end of his or her training. ARIS uses these evaluations to modify course offerings and training techniques in order to improve instructor performance.

     In July 1998, ARIS entered into a strategic alliance with GeoTrain Corporation to offer certified Cisco Systems training in ARIS training centers throughout the United States and the United Kingdom.

     ARIS' training operations were not profitable in the first, second and fourth quarters of 1998 and the first and second quarters of 1999. In the fourth quarter of 1998, ARIS

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restructured its training division, significantly reducing fixed costs and overhead expenses, in response to decreased demand for information technology training services and lower profitability as a result of the commoditization of open-enrollment information technology training, increased competition, lack of new product releases by software vendors and other market factors. As of July 1, 1999, ARIS transferred the assets of its United States training operations into ARIS Information Technology, Inc., a wholly-owned subsidiary, and aligned its training divisions worldwide under common management. In August 1999, ARIS announced the closing of training centers in New York, Minneapolis and Chicago. These centers represented approximately 13% of worldwide and 24% of United States training revenues, respectively, for the six months ended June 30, 1999. ARIS believes that the training centers closed were those contributing most significantly to training operating losses.

     ARIS is exploring strategic alternatives for its training business including one or more of the following:

     - the possible sale and divestment of some or all of its training operations;

     - additional restructuring, including the possible closure of additional training offices; or

     - the closure of ARIS' training center operations in their entirety.

     If ARIS' training operations are sold, restructured or discontinued, in whole or in part, ARIS may be required to take a significant charge to its earnings for the quarter in which the action occurs.

ARIS SOFTWARE

     ARIS Software develops, distributes, markets and sells ARIS' proprietary software products (other than TAMS and TAMS/O, which are developed and distributed through the human resource management systems practice group). Currently, ARIS Software markets and sells the following software products:

     - NoetixViews enables users of Oracle Applications to quickly retrieve non-standard business information from an Oracle database. By establishing a layer of "meta" data, NoetixViews serves as a platform on which customers can build their reporting systems, reducing costly re-design when a new version of an Oracle Application program is released. Currently, there are NoetixViews products for each of the following Oracle Applications:

          - NoetixViews Accounts Payable

          - NoetixViews General Ledger

          - NoetixViews Inventory

          - NoetixViews Purchasing

          - NoetixViews Costing

          - NoetixViews Scheduling

          - NoetixViews Human Resources

          - NoetixViews Project Billing

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- NoetixViews Accounts Receivable

- NoetixViews Fixed Assets

- NoetixViews Order Entry

- NoetixViews Bills of Material

- NoetixViews Work in Progress

- NoetixViews Project Costing

- NoetixDW for Financials

- NoetixViews Application Object
  Library

     - ARIS DFRAG is a tool used by database administrators to identify and reorganize "fragmented" data in Oracle databases, thereby improving performance. ARIS DFRAG includes a graphical user interface based on Microsoft Windows which can be used to browse and manage database objects within an Oracle database.

     - TAMS and TAMS/O, which are developed, marketed and sold through the human resource management systems division, are systems which collect and organize each employee's "time-worked" in order to produce an accurate paycheck, while providing management with information to better utilize human resources.

     - As a result of the acquisition of db-Centric, ARIS Software is currently developing a proprietary distributed data warehouse query and resource management system software application. ARIS Software expects to release this new product during the fourth quarter of 1999.

     Oracle has recently released a product having some of the same features and functionality of NoetixViews, and has announced that it intends to bundle this product, without additional charge, with its release of Oracle 11i. Sales of NoetixViews account for substantially all of ARIS' software revenues. Oracle's release of this competing product and its marketing and bundling strategy could have a material adverse effect on sales of NoetixViews and the results of operations of ARIS.

RELATIONSHIPS WITH KEY VENDORS

     ARIS has developed strategic relationships with key vendors of software. These strategic relationships may allow ARIS to gain access to pre-release versions of software and the software vendor's marketing channels, as well as to receive discounts on software. Certain of these software vendors also compete with ARIS in providing information technology consulting and training services and software products. Disputes between ARIS and these software vendors could result in the loss of vendor certifications, a reduction in the number of client referrals, or vendor actions that might adversely affect ARIS' ability to compete successfully with its competitors.

SALES AND MARKETING

     ARIS' consulting and training divisions have separate sales forces. The training sales force includes account executives and account managers focused on selling larger, private training engagements and a telemarketing group to direct market ARIS' public class offerings. ARIS Software sells its software products directly through account executives and internal telemarketing representatives and through referrals from ARIS' consulting operations. Other important client sources include industry trade shows and referrals from, and joint marketing events with, Oracle, Microsoft and other information technology vendors. ARIS compensates its sales personnel through a combination of a base salary and

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commissions. ARIS pays commissions when services are performed or products are shipped rather than when a contract is signed.

     ARIS significantly increased its marketing budget and activities during 1998 to increase awareness of the ARIS brand. The ARIS marketing plan includes direct mail solicitations, advertising in information technology trade journals, trade show participation and seminars. ARIS' course catalogue and Web site are also integral parts of its marketing effort.

COMPETITION

     The information technology consulting industry and the information technology training industry are generally regarded as separate industries, each of which is rapidly growing and highly competitive. Within each industry there are a large number of competitors, many of which have significantly greater financial, technical, marketing and human resources and greater name recognition than ARIS.

     ARIS' principal competitors in the delivery of consulting services are the consulting divisions of the large multinational accounting firms, the consulting divisions of software vendors such as Oracle, Microsoft, Lotus and PeopleSoft, and numerous international, national and regional information technology consulting firms. ARIS faces competition in the delivery of information technology training services from the in-house information technology departments of prospective clients, the training divisions and authorized training channels of software vendors such as Oracle, Sun, and Microsoft, and independent international, national and regional companies with information technology training operations. ARIS' decision to focus on consulting solutions that integrate enterprise information systems with Internet-based and electronic commerce applications may result in competition with companies that specialize in Internet and electronic commerce solutions as well as many of its existing competitors. The market for these solutions is intensely competitive, and characterized by rapid advances in technology and changing client requirements.

     ARIS DFRAG, TAMS and TAMS/O compete with software products distributed by other companies. New competitive products may be developed by Oracle, by third party software vendors or by in-house information technology departments of ARIS' current or potential clients. Oracle has recently released a product having some of the same features and functionality of NoetixViews, and has announced that it intends to bundle this product, without additional charge, with its release of Oracle 11i. Sales of NoetixViews account for substantially all of ARIS' software revenues. As a result of Oracle's release of this competing product and its marketing and bundling strategy could have a material adverse effect on sales of NoetixViews.

INTELLECTUAL PROPERTY

     ARIS uses proprietary consulting and training methodologies, courseware, software applications and products, trademarks and service marks, and other proprietary intellectual property rights. ARIS relies upon a combination of copyright, trademark and trade secret laws, as well as nondisclosure and other contractual arrangements, to protect its proprietary rights. ARIS uses client licensing agreements and employee and third-party nondisclosure and confidentiality agreements to limit access to and distribution of its proprietary information.

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     ARIS develops custom software applications and methodologies, and training courses and training and consulting methodologies for third-party software products. The training courses, methodologies and courseware are owned by ARIS through agreements with employees and subcontractors, but ownership of software applications developed for clients is often assigned to the client, with limited use licenses retained by ARIS. ARIS also develops software application tools in the course of its consulting projects. ARIS generally seeks to retain significant ownership or marketing rights for adaptation and reuse in subsequent projects.

PERSONNEL AND HUMAN RESOURCES

     As of July 30, 1999, ARIS had 798 full-time employees, 572 of whom were based in the United States and 226 of whom were based in the United Kingdom. Of this total, 250 employees were involved in the sale, delivery and support of training services, 407 employees were involved in the sale, delivery and support of consulting services, 51 employees were involved in the sale, marketing, development and support of software products, and 90 employees were involved in corporate level management and administration. In addition, from time to time ARIS retains the services of subcontractors for certain consulting and training engagements. In August 1999, ARIS announced the closing of training centers in New York, Minneapolis and Chicago and estimates that approximately 25 employees associated with these offices will be terminated.

     ARIS places significant emphasis on the recruitment, training and professional development of its employees, and believes that it offers a competitive compensation package.

     ARIS devotes considerable resources to its recruiting efforts. It identifies prospective employees through referrals from existing employees and clients, on-campus recruiting at colleges and universities, and by advertising at trade shows and over the Internet. ARIS currently has eight full-time recruiters.

     ARIS believes that its consultants and project managers benefit from their ability to receive ongoing training in the latest technologies through ARIS' training division. ARIS' ability to train its consultants and project managers internally provides ARIS with a competitive advantage over its competitors, many of whom must contract with third-party providers, including ARIS, to keep their information technology professionals current in the latest technologies.

     ARIS' compensation package consists of salary, 401(k) matching, equity-based compensation plans and other benefits-related plans. In addition, ARIS awards performance-based bonuses to certain employees, including nearly all of its consultants, project managers and instructors.

     ARIS' future success will depend in large part on its ability to attract, develop, motivate and retain highly skilled information technology professionals, particularly project managers, consultants and instructors. Information technology professionals are in high demand and are likely to remain a limited resource for the forseeable future. Competition for these employees is intense. See "Risk Factors -- ARIS' success depends on its ability to recruit and retain information technology professionals."

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PROPERTIES

     On March 30, 1998, ARIS relocated its corporate headquarters to Bellevue, Washington. These premises, which ARIS purchased in January 1998, consist of approximately 25,000 square feet of office space and house ARIS' corporate, administrative, finance and accounting, human resources, sales and marketing, research and development, legal and information technology departments. ARIS also leases facilities in various locations listed in the table below (as of July 30, 1999):

                        APPROXIMATE     NO. OF CLASSROOMS/
      LOCATION         SQUARE FOOTAGE         SEATS                     FUNCTION
      --------         --------------   ------------------              --------
Bellevue, WA.........      23,500         11/144 seats       Training, Consulting
Beaverton, OR........       7,800             5/72           Training, Consulting, Software
Bloomington, MN*.....      15,500             9/108          Training
Columbia, SC.........       2,000              --            Consulting
Dallas, TX...........       3,600              --            Consulting
Denver, CO...........       7,200             5/50           Training, Consulting
Fairfax, VA..........      17,000             5/90           Training, Consulting
New York, NY*........      17,800            11/134          Training, Consulting
Oak Brook, IL *......       7,400             4/61           Training
Plano, TX............      12,334             5/80           Training, Consulting
Renton, WA...........       6,700              --            Telemarketing
Tampa, FL............       4,500              --            Consulting
West Palm Beach, FL..      10,529              --            Consulting
Birmingham, UK.......       7,800             6/66           Training
London, UK...........      14,400            18/180          Training
Oxford, UK...........       5,000              --            UK HQ, Consulting
Oxford, UK...........       8,000             6/80           Training
Reading, UK..........       3,000              --            Consulting
Heidelberg, Germany..         900             2/26           Training

-------------------------
* ARIS announced the closure of these training centers in August 1999.

LEGAL PROCEEDINGS

     ARIS is involved from time to time in legal proceedings that arise out of the normal course of its business. As of July 30, 1999, ARIS was not involved in any material legal proceedings.

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ARIS SELECTED FINANCIAL DATA

     A summary of selected financial data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 is set forth below. The information as of June 30, 1998 and 1999 and for the six-month period ended June 30, 1998 and 1999 is unaudited and reflects all adjustments that are, in the opinion of ARIS management, necessary for a fair statement of the results as of the dates and for the periods presented and is not necessarily indicative of the operating results for the entire year.

     The following financial information reflects the acquisition in February 1998 of Barefoot Computer Training Limited and in June 1998 of InTime Systems International Inc. These acquisitions were accounted for as poolings of interests. In addition to Barefoot and InTime, ARIS acquired two companies in 1998, four companies in 1997 and three companies in 1996. More information about ARIS' acquisitions can be found in Notes 2 and 4 to ARIS' consolidated financial statements.

     Also in 1998, ARIS restructured its training operations, and incurred expenses of an aggregate of $2,185,000 including employee severance, equipment and asset abandonment and the closing of facilities.

RESULTS OF OPERATIONS

                                                                                         SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                        JUNE 30,
                                ----------------------------------------------------    ------------------
                                 1994       1995       1996       1997        1998       1998       1999
                                -------    -------    -------    -------    --------    -------    -------
                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues......................  $15,079    $25,530    $43,896    $76,286    $115,894    $54,396    $60,058
Expenses......................   14,028     24,825     41,662     70,387     114,494     54,050     57,813
Net income....................    1,051        705      2,234      5,899       1,400        346      2,245
Basic earnings per share......     0.22       0.09       0.27       0.60        0.13       0.03       0.20
Diluted earnings per share....     0.19       0.09       0.26       0.56        0.12       0.03       0.20

FINANCIAL CONDITION

                                                  AS OF DECEMBER 31,                      AS OF JUNE 30,
                                  --------------------------------------------------    ------------------
                                   1994      1995       1996       1997       1998       1998       1999
                                  ------    -------    -------    -------    -------    -------    -------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
Cash, cash equivalents and
  securities available for
  sale..........................  $1,444    $ 4,562    $ 3,516    $26,859    $11,738    $14,867    $ 8,903
Total assets....................   7,390     12,306     20,675     60,551     69,481     66,891     67,155
Long-term debt, less current
  portion.......................      --         --         --         --         --         --         --
Shareholders' equity............   2,781      9,358     13,190     50,482     55,314     52,169     55,141

ARIS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     ARIS' revenue is derived from the sale and delivery of consulting and training services and sales of licenses and maintenance and support agreements for software products. Consulting revenue is derived primarily from fees billed to clients for consulting services. Revenue from contracts that are billed on a time and materials basis is recognized as services are performed. Revenue from fixed price contracts is recognized on the

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percentage-of-completion method, measured by the cost incurred to date and cost to complete compared to estimated total costs for the contract. ARIS bills clients on a monthly or semi-monthly basis. Where revenue is recognized before an invoice is sent, the revenue in excess of billings is recorded as work in progress. Occasionally, clients request that ARIS provide hardware and software in conjunction with consulting projects. In such cases, ARIS recognizes as revenue only the difference between its cost and the resale price for the software and hardware.

     Training revenue is derived primarily from fees charged to corporate clients for employee training, fees charged to individual students for open enrollment classes, fees from curriculum and custom courseware development for corporate clients and vendors such as Microsoft, fees derived from the licensing of proprietary courseware to third parties, and fees from performance improvement consulting and other consulting-based education services. ARIS provides training at client facilities, at ARIS' training centers, and over the Internet or corporate intranets. In open enrollment classes, ARIS seeks to fill each available seat in each scheduled class. ARIS continuously monitors this fill rate and may cancel or reschedule classes that are under-enrolled.

     ARIS derives software revenue from the sale of its proprietary software products, ARIS DFRAG, TAMS, TAMS/O, and the NoetixViews suite of products, and from maintenance and support contracts with clients who purchase the software products. ARIS recognizes revenue when the software product has been shipped, collection is probable and ARIS has no significant obligations remaining to be performed. ARIS bills clients for software maintenance and support at the beginning of the contract period and recognizes the related revenue ratably throughout the term of the contract.

SIGNIFICANT EVENTS

     ARIS' training operations were not profitable in the first, second and fourth quarters of 1998. In December of 1998, ARIS announced a plan to restructure the training operations in order to improve their efficiency and profitability. The restructuring included reorganizing the management of the training division from eight to three regions and consolidating training centers in cities having multiple centers to improve classroom utilization and reduce costs. Incident to the restructuring, ARIS incurred expenses aggregating $2,185,000 in the fourth quarter of 1998. The expenses included $873,000 for employee severance, $559,000 for equipment and asset abandonment, $593,000 for anticipated lease disposition and costs and $160,000 associated with other aspects of restructuring of the training operations. At June 30, 1999, substantially all of the amount accrued for estimated future payments had been paid. In addition to the training restructuring, ARIS settled a litigation claim and expensed $759,000. ARIS recovered $450,000 of the litigation settlement cost from insurance proceeds.

     ARIS' training division continued to be unprofitable for the first six months of 1999, with an operating loss of $1,683,000. In August 1999, ARIS announced the closing of training centers in New York, Minneapolis and Chicago. These centers had not been profitable during the six months ended June 30, 1999. ARIS estimates that the costs of closing these centers will be approximately $5,500,000, including estimated future payments of $1,000,000 for employee severance and relocation, lease terminations, termination of contract obligations, a bad debt writeoff of approximately $500,000, and reductions in carrying value of assets of $4,000,000, comprised of a write off of $3,000,000 in goodwill and $1,000,000 in leasehold improvements. The estimated cost of closure will

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

be charged to expense in the quarter ending September 30, 1999, and the amount of the charge may vary from ARIS' current estimate. Actual costs of closure also may vary from ARIS' estimates.

     The Chicago center was opened in April 1998 and the New York and Minneapolis centers were acquired in October 1997 and November 1997, respectively. Revenue from these centers was $7,438,000 or 18% of total training revenue for the year ended December 31, 1998, and $2,400,000 or 13% of total training revenue for the six months ended June 30, 1999.

     As of July 1, 1999, ARIS transferred the assets of its United States training operations into a wholly-owned subsidiary, and aligned its training divisions worldwide under common management. ARIS is exploring strategic alternatives for its training business including one or more of the following:

     - the possible sale and divestment of some or all of its training operations;

     - additional restructuring, including the possible closure of additional offices; or

     - the closure of ARIS' training center operations in their entirety.

     If ARIS' training operations are sold, restructured or discontinued, in whole or in part, ARIS may be required to take a significant charge to its earnings for the quarter in which the action occurs.

     ARIS recently announced its intention to focus on offering solutions that extend a client's information systems so that the client can communicate and collaborate with customers, suppliers and business partners over the Internet and engage in electronic commerce. In connection with this initiative, ARIS intends to evaluate the continuing role of its training and software businesses, its orientation toward particular software vendors, and its vendor-specific consulting services to determine whether and how each could be integrated to provide integrated information systems and electronic commerce solutions for clients.

     ARIS plans to devote significant personnel and financial resources and management attention to this initiative. It is likely that the initiative will not result in immediate increases in revenue that offset expenses incurred. ARIS may allocate resources away from revenue-producing activities to manage and plan the initiative and to participate in developing additional capacity to offer Internet-based and electronic commerce solutions. The focus on the initiative also may lead to the de-emphasis of other existing services and software offerings, or even in ARIS ceasing to offer some existing services or products, resulting in reduced revenue and the possibility of restructuring or other charges to income. Accordingly, ARIS' revenues and profits in the short run may be adversely affected, and its ability to effectively complete existing consulting assignments within planned budgets may be reduced.

     The degree to which this initiative succeeds will depend in part on the completion of the acquisition of fine.com. Whether or not the acquisition of fine.com is completed, it is uncertain whether this strategy will increase ARIS' revenue or profits from consulting services. If the acquisition of fine.com is completed, ARIS may incur significant expenses integrating the business of fine.com with its own, which could adversely affect ARIS' profitability during the remainder of 1999 and thereafter.

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

     In the year ended December 31, 1998 and the six months ended June 30, 1999, ARIS' software operations had revenue of $11,460,000 and $4,563,000, respectively, and operating profits of $6,545,000 and $1,315,000, respectively. Oracle has recently released a product having some of the features of NoetixViews, and has announced that it intends to bundle this product, without additional charge, with its release of Oracle 11i. Sales of NoetixViews account for substantially all of ARIS' software revenues. Oracle's release of this competing product and its marketing and bundling strategy could have a material adverse effect on sales of NoetixViews and the results of operations of ARIS.

RECENT ACQUISITIONS

     In addition to internal growth, ARIS has grown through strategic acquisitions of complementary businesses. In February 1998, ARIS acquired Barefoot Computer Training Limited and in June 1998, ARIS acquired InTime Systems International Inc. These acquisitions were accounted for as poolings of interests, and ARIS's financial results have been restated as if it had owned Barefoot and InTime during all periods presented. In addition to Barefoot and InTime, ARIS acquired two companies in 1998, four companies in 1997 an three companies in 1996. More information about ARIS' acquisitions can be found in Notes 2 and 4 to ARIS' consolidated financial statements. See pages F-12 through F-18.

ARIS STOCK REPURCHASE

     On January 11, 1999, the ARIS board of directors authorized the repurchase of up to 500,000 shares of ARIS common stock for the purpose of making additional shares available to ARIS' 1997 Stock Option Plan and its 1998 Stock Purchase Plan. An aggregate of 355,600 shares were purchased for $3,073,000 at an average purchase price of $8.64 per share. On April 15, 1999, the ARIS board of directors formally terminated any further purchases of ARIS' common stock pursuant to the repurchase authorization.

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Total Revenue. Total revenue increased $5,662,000 to $60,058,000 for the six months ended June 30, 1999 from $54,396,000 for the six months ended June 30, 1998, representing a 10% increase. The increase in total revenue is a result of an increase in revenue for ARIS' consulting business, which offset decreases in revenue in the training and software businesses.

     Consulting Revenue. Consulting revenue increased $7,521,000 to $36,626,000 for the six months ended June 30, 1999 from $29,105,000 for the six months ended June 30, 1998, representing a 26% increase. Consulting revenue increased as a result of an overall increase in the level of consulting activity and the acquisition of MMT Company (Reading) Limited in April 1998. ARIS employed or contracted for the services of an average of 391 full-time consultants and project managers during the six months ended June 30, 1999 compared to 312 during the six months ended June 30, 1998.

     Training Revenue. Training revenue decreased $986,000 to $18,869,000 for the six months ended June 30, 1999 from $19,855,000 for the six months ended June 30, 1998, representing a 5% decrease. The decrease was entirely attributable to lower training revenues in the quarter ended June 30, 1999 than in the quarter ended June 30, 1998. ARIS offered 4,423 classes and 9,840 training days in the six months ended June 30, 1999

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

as compared to 2,978 classes and 8,314 training days in the six months ended June 30, 1998. Although ARIS held more classes during the first six months for 1999 compared to 1998, a large number of the classes were attributable to a single contract in the UK for end user training at low rates. The number of classes and training days in the US decreased approximately 15% during the first six months of 1999 compared to the same period in 1998.

     Software Revenue. Software revenue decreased $813,000 to $4,563,000 for the six months ended March 31, 1999 from $5,436,000 in the six months ended June 30, 1998, representing a decrease of 16%. The decrease in revenue is primarily attributable to reduced sales of the NoetixViews suite of products. Sales of the TAMS/O software product were also lower. ARIS believes the decrease in software sales is due to a general slowdown in enterprise resource planning system sales, which may be due in part to some customers' desire not to purchase these systems while dealing with the Y2K issue or to other customers' desire to focus on Internet-based and electronic commerce applications. Partial saturation of the potential market due to NoetixViews' successful penetration of the Oracle customer base also may be a factor.

     Cost of Sales. Cost of sales consists primarily of salaries and employee benefits for consultants, project managers and instructors; subcontractor fees; non-reimbursable travel expenses related to consulting and training activities, and the cost of production of software modules and amortization of capitalized software costs. Cost of sales increased $4,241,000 to $29,936,000 in the six months ended June 30, 1999 from $25,695,000 in the six months ended June 30, 1998. The increase in cost of sales is primarily a reflection of the increase in sales and the activities associated with sales. Cost of sales as a percentage of sales increased from 47% for the six months ended June 30, 1998 to 50% for the six months ended June 30, 1999. The increase is primarily attributable to a relative decrease in sales of software products which have a lower percentage cost of sales than do training and consulting. A portion of the increase is also attributable to a relative increase in the proportion of consulting sales and costs. Consulting cost of sales include more labor and benefits costs as a percentage of revenue than do either training or software operations.

     Selling, General and Administrative Expense. Selling, general and administrative expense consists of salaries and employee benefits for executive, managerial, administrative and sales personnel; facility leases; amortization of capitalized computer hardware and equipment costs; software license fees; legal, accounting and other professional fees, and travel and business development costs. Selling general and administrative expenses increased 18% from $21,568,000 in the six months ended June 30, 1998, to $26,305,000 in the six months ended June 30, 1999, and increased as a percentage of revenue from 40% to 44%

     Selling, general and administrative expenses increased due to the acquisition of MMT and the opening of an Oracle Consulting practice in the United Kingdom, the opening of a telesales office and two training offices, increases in selling commissions for the consulting sales staff and increases in ARIS' internal information technology staff and software to support personnel growth and new offices and functions.

     Amortization of Intangible Assets. Amortization of intangibles was $271,000 during the six months ended June 30, 1998 and $430,000 during the six months ended June 30, 1999. The increase in amortization of intangibles arises as a result of an increase in goodwill attributable to companies acquired during 1998.

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

     Charges Related to Acquisitions. Acquisition-related costs include professional fees to attorneys, accountants, and advisors, compensation charges for non-qualified stock option exercises, employee severance and retention payments, and costs related to the integration of an acquired business. During the six months ended June 30, 1998, acquisition-related costs were $5,655,000. ARIS incurred no acquisition-related costs in the six months ended June 30, 1999.

     Other Income, Net. Other income, net, consists primarily of interest income on cash and cash equivalents and finance charges due on accounts receivable. Other income decreased from $695,000 for the six months ended June 30, 1998 to $357,000 for the six months ended June 30, 1999. The decrease is primarily attributable to a decrease in investment yield on proceeds from the initial public offering completed on June 19, 1997.

     Income Tax Expense. Income tax expense decreased from $1,553,000 in the six months ended June 30, 1998 to $1,498,000 in the six months ended June 30, 1999. As discussed above, ARIS incurred acquisition-related expenses in the six months ended June 30, 1998 and did not incur any such expenses in the comparable period in 1999. A significant portion of these acquisition-related expenses are not deductible in the determination of taxable income and accordingly, the resulting tax expense for the six months ended June 30, 1998 is higher. ARIS estimates that exclusive of the effect of acquisition-related charges, the effective tax rate would have been 40% in the six months ended June 30, 1998 and 1999.

     Net Income. Net income increased $1,899,000 to $2,245,000 for the six months ended June 30, 1999, from $346,000 for the six months ended June 30, 1998. Exclusive of acquisition-related expenses and related taxes, net income decreased from $2,327,000 and 8% of revenue during the six months ended June 30, 1998 to $2,245,000 and 4% of revenue for the six months ended June 30, 1999.

1998 COMPARED TO 1997

     Total Revenue. Total revenue increased $39,608,000 to $115,894,000 for 1998 from $76,286,000 for 1997, representing a 52% increase. As discussed below, increases in revenue were reflected in all three lines of business.

     Consulting revenue increased $21,305,000 to $64,036,000 for 1998 from $42,731,000 for 1997, representing a 50% increase. Consulting revenue increased as a result of an overall increase in the level of consulting activity as well as the acquisition of MMT Computing (Reading) Limited in April 1998 which contributed revenue of $3,420,231.

     Training revenue increased $11,502,000 to $40,398,000 for 1998 from $28,896,000 for 1997, representing a 40% increase. A significant portion of the increase in training revenue for 1998 is attributable to businesses acquired subsequent to September 30, 1997. Revenue increased in the comparison period as a result of a significant increase in the number of classes and class training days offered. ARIS offered 7,572 classes and 20,135 training days during 1998 as compared to 5,870 classes and 15,059 training days during 1997.

     Software revenue increased $6,801,000 to $11,460,000 for 1998 from $4,659,000 for 1997, representing an increase of 146%. The increase in revenue is primarily attributable to sales of the NoetixViews suite of products by ARIS Software.

     Cost of Sales. Cost of sales increased $17,797,000 to $55,263,000 in 1998 from $37,466,000 in 1997, representing an increase of 48%. The increase in cost of sales is

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

primarily a reflection of the increase in sales and the activities associated with such sales and restructuring costs included in 1998. Cost of sales as a percentage of sales decreased from 49% for 1997 to 48% for 1998. Exclusive of reorganization expenses, cost of sales were 47% of sales in 1998. The reduction in cost of sales as a percentage of sales was caused by the relative increase in the sale of software products that have a lower percentage of costs of sales compared to the training and consulting operations. During 1998, consulting and training cost of sales was $53,250,000 and 46% of total revenue compared $36,635,000 and 48% of total revenue in 1997. Software cost of sales was $1,710,000 in 1998, representing 1.5% of total revenue compared to $831,000 and 1.1% of total revenue in 1997.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $19,906,000 to $48,822,000 and 42% of sales for 1998 from $28,916,000 and 38% of sales for 1997, representing an increase of 69%. The increase in selling, general and administrative expense is primarily the result of an increased number of management, sales and administrative staff from 264 at December 31, 1997 to 369 at December 31, 1998 and increased focus on recruiting and marketing.

     Amortization of Intangible Assets. Amortization of intangibles increased $251,000 to $631,000 during 1998, compared to $380,000 during 1997. Amortization of intangibles primarily consists of the amortization of goodwill of acquired companies where the transactions were accounted for under the purchase method of accounting. The increase arises primarily as a result of goodwill being amortized throughout 1998 for acquisitions completed in the fourth quarter of 1997.

     Charges Related to Acquisitions. ARIS recorded acquisition related charges totaling $5,655,000 during 1998, compared to $428,000 in 1997. For 1998, these acquisition related charges include costs such as business brokerage, legal and accounting fees as well as integration costs primarily associated with the acquisitions of Barefoot Computer Training Limited and InTime Systems International, Inc. which were accounted for as poolings of interest during 1998.

     Restructuring and Other Expenses. As discussed above, in December 1998, ARIS recorded a charge amounting to $2,944,000, of which $303,000 is included as a component of cost of sales associated with restructuring of the training operations and the settlement of a claim. ARIS believes that the non-recurring costs expensed in 1998 should be sufficient to provide for the cost of restructuring the training division. ARIS estimates that the restructuring will result in annual cost savings of at least $2,000,000 in 1999.

     Other Income, Net. Other income, net, increased $17,000 to $1,158,000 during 1998 from $1,141,000 in 1997. Other income, net, consists primarily of interest income on cash and cash equivalents and partially from finance charges on accounts receivable. In 1997 other income, net, included $280,000 from the gain on sale of investments. During 1998 and 1997, average investments were $14,360,000 and $14,944,000, respectively.

     Income Tax Expense. Income tax expense decreased $1,049,000 to $2,640,000 in 1998 from $3,689,000 for 1997. As a percentage of revenue, income tax expense decreased from 5% in 1997 to 2% in 1998. This decrease is a result of a decrease in taxable income from $9,588,000 in 1997 to $4,040,000 in 1998. However, ARIS is not allowed deductions from taxable income for certain acquisition charges incurred during 1998. Such non-deductible charges have caused the taxable income as a percentage of income subject to tax to increase from 38% in 1997 to 65% in 1998.

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     Net Income. Net income decreased $4,499,000 to $1,400,000 (1% of revenue)
for 1998 from net income of $5,899,000 (8% of revenue) for 1997. The decrease is primarily a result of reorganization charges incurred in connection with the restructuring of the training division, and acquisition related charges. The decrease in net income as a percentage of sales is primarily a result of lower gross profit from the training division. Exclusive of acquisition and reorganization expenses, net income would have been $7,702,000 or approximately 7% of revenue and $5,987,000 or approximately 8% of revenue for 1998 and 1997, respectively.

1997 COMPARED TO 1996

     Total Revenue. Total revenue increased $32,390,000 to $76,286,000 for 1997 from $43,896,000 for 1996, representing a 74% increase. Increases in revenue were reflected in all three lines of business.

     Consulting Revenue. Consulting revenue increased $15,226,000 to $42,731,000 for 1997 from $27,505,000 for 1996, representing a 55% increase. Consulting revenue increased as a result of an overall increase in the level of consulting activity.

     Training Revenue. Training revenue increased $14,185,000 to $28,896,000 for 1997 from $14,711,000 for 1996, representing a 96% increase. A significant portion of the increase in training revenue for 1997 is attributable to businesses acquired subsequent to December 31, 1996. Revenue increased in the comparison period as a result of a significant increase in the number of classes and class training days offered. ARIS offered 5,870 classes and 15,059 training days during 1997 as compared to 2,200 classes and 6,811 training days during 1996.

     Software Revenue. Software revenue increased $2,979,000 to $4,659,000 for 1997 from $1,680,000 for 1996, representing an increase of 177%. The increase in revenue is primarily attributable to sales of the NoetixViews suite of products by ARIS Software.

     Cost of Sales. Cost of sales increased $15,246,000 to $37,466,000 in 1997 from $22,220,000 in 1996, representing an increase of 69%. The increase in cost of sales is primarily a reflection of the increase in sales and the activities associated with such sales. Cost of sales as a percentage of sales decreased from 51% for 1996 to 49% for 1997. The reduction in cost of sales as a percentage of sales was caused by the relative increase in the sale of software products. Software sales have a lower percentage of costs of sales compared to training and consulting operations.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $12,296,000 to $28,917,000 for 1997 from $16,621,000 for 1996, representing an increase of 74%. The increase in selling, general and administrative expense is primarily the result of an increased number of management, sales and administrative staff and the increased focus on recruiting and marketing.

     Amortization of Intangible Assets. Amortization of intangibles increased $262,000 to $380,000 during 1997, compared to $118,000 during 1996. Amortization of intangibles consists primarily of amortization of goodwill of acquired companies and amortization of software development costs.

     Research and Development Expenses. Software research and development expenses decreased $468,000 from $1,117,000 in 1996 to $649,000 in 1997.
Software development costs were incurred in the development of the NoetixViews suite of products and its

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

TAMS and TAMS/O software products. Product development was substantially completed during 1997 for these products.

     Charges Related to Acquisitions. ARIS recorded acquisition-related charges totaling $428,000 during 1997, compared to $347,000 in 1996. These acquisition-related charges include costs such as business brokerage, legal and accounting fees, as well as integration costs primarily associated with the acquisitions of Oxford Computer Group Limited, Enterprise Computing, Inc., Agiliti, Inc. and Absolute!, Inc. during 1997, and SofTeach Corporation, SQLSoft, Inc. and Noetix Corporation during 1996.

     Other Income, Net. Other income, net, increased $945,000 from $196,000 for 1996 to $1,141,000 for 1997. Other income, net, consists primarily of investment income, interest income on cash and cash equivalents and partially from finance charges on accounts receivable. These are offset by interest expense associated with short-term borrowings. The increase in other income, net, for 1997 is primarily a result of interest and investment of proceeds from the initial public offering in June 1997, as well as a gain on the sale of investments in 1997.

     Income Tax Expense. Income tax expense increased $2,254,000 to $3,689,000 in 1997 from $1,435,000 for 1996. As a percentage of revenue, income tax expense increased to 5% in 1997 from 3% in 1996 while the effective tax rate decreased from 39% in 1996 to 38% in 1997.

     Net Income. Net income increased $3,665,000 to $5,899,000 (8% of revenue) for 1997 from net income of $2,234,000 (5% of revenue) for 1996, primarily as a result of the increase in ARIS' sales, a reduction in cost of sales as a percentage of sales and a reduction in cost of software development expenses as a percentage of sales.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1999 the Company had working capital of $29,365,000 including cash and cash equivalents and marketable debt securities of $8,903,000. As of December 31, 1998, ARIS had working capital of $28,700,000 including cash and cash equivalents and marketable debt securities of $11,738,000. ARIS intends to finance its working capital needs, as well as purchases of additional property and equipment for its operations, from cash generated by operations and available cash.

     Net cash in the amount of $1,676,000 was provided by all activities in the six months ended June 30, 1999. Operating activities provided cash in the amount of $823,000. Investing activities provided $3,272,000 of cash, primarily from the sale of marketable securities in the amount of $4,512,000, a portion of which was used to purchase $1,240,000 of plant and equipment. Financing activities used a total of $2,115,000 in the six months ended June 30, 1999. ARIS paid $3,073,000 to purchase its own stock and received $926,000 from the exercise of stock options.

     Net cash in the amount of $969,000 was used by all activities in the six months ended June 30, 1998. Operating activities used $512,000. Investing activities used $917,000. Investing activities included the sale of marketable securities for $11,094,000, and the use of cash for business acquisitions in the amount of $2,498,000 and for purchase of property and equipment for $9,513,000 (including ARIS' headquarters office building located in Bellevue, WA). Financing activities provided $671,000 in cash including $850,000 from the exercise of options.

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     At June 30, 1999, ARIS had accounts receivable of $27,388,000 and 84 days sales outstanding. At June 30, 1998, accounts receivable were $21,850,000 and 68 days sales outstanding. The increase in days sales outstanding is attributable to over-age accounts acquired in the Company's merger with InTime on June 30, 1998 as well as an increase in accounts receivable from government contracts which typically pay more slowly than commercial accounts.

     Net cash in the amount of $1,742,000 was used during 1998. Operating activities used cash in the amount of $1,395,000, including an increase of accounts receivable of $10,875,000 arising as a result of revenue growth of $39,608,000 during the year. Investing activities included the net sales of investments of $13,213,000, purchase of property and equipment amounting to $11,700,000 and the purchases of businesses amounting to $3,650,000. Property and equipment purchases include $5,220,000 for ARIS' headquarters building in Bellevue, Washington.

     During 1997, ARIS' cash increased in the amount of $5,076,000. Operating activities provided $3,362,000 including the use of $4,712,000 for increase of accounts receivable. The growth in accounts receivable was as a result of an increase in revenue of $32,390,000 over the prior year. ARIS' primary financing and investment activity during 1997 was the completion of its initial public offering in June 1997, which provided cash proceeds of $31,200,000 net of costs of the offering. In February 1997, ARIS used $4,027,000 cash to repurchase 415,000 shares of ARIS common stock. ARIS used $10,161,000 of the proceeds from its initial public offering to repay its line of credit with US Bank, including $8,575,000 which had been borrowed during 1997. As a result, financing activities provided cash of $24,527,000 during 1997. Net investing activities in 1997 decreased cash by $22,813,000, including $1,726,000 used for acquisitions and net increases of investments of $18,431,000.

     ARIS has a $10 million line of credit with US Bank. The credit line provides funds for general business purposes as well as the acquisition of companies, and is secured by substantially all of ARIS' assets. The credit line contains various affirmative and negative covenants, which require, among other things, maintenance of a certain level of working capital and a certain current ratio. ARIS is in compliance with all requirements of the credit line. At June 30, 1999 and December 31, 1998 there were no borrowings against the credit line. The credit line expires if not earlier renewed on June 1, 2000.

     ARIS has financed its acquisitions of businesses through cash generated by operating activities and its initial public offering, promissory notes and the issuance of warrants and common stock. ARIS believes that it should be able to satisfy the cash requirements of its existing business and the business of fine.com from its existing cash resources, its bank credit facilities and cash flow from operations as well as cash acquired in the merger with fine.com. However, if results of operations after the merger are less favorable than ARIS now anticipates or if unanticipated costs or expenses are incurred, ARIS may require additional financing. ARIS also may encounter opportunities for acquisitions of businesses or products, joint ventures or other business initiatives that may require the commitment of cash in excess of ARIS' available resources. If ARIS requires cash in addition to its available resources, ARIS may have to obtain additional equity or debt financing. Financing may not be available on a timely basis, on favorable terms or at all. If ARIS obtains financing through the sale of equity securities, holders of ARIS common stock may experience significant dilution. Failure to obtain financing if and when needed could require ARIS to restrict its operations or forego available opportunities.

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YEAR 2000 READINESS DISCLOSURE

     The following disclosure shall be considered ARIS' Y2K Readiness Disclosure to the maximum extent allowed under the Year 2000 Information and Readiness Disclosure Act. ARIS has developed a phased Y2K readiness plan to help identify and resolve Y2K issues associated with the its internal systems and the services it provides. The plan includes development of corporate awareness, assessment, implementation, validation testing and contingency planning.

     Even if ARIS' systems are fully Y2K compliant, if any of its material suppliers or vendors are not fully Y2K compliant, it is possible that a system failure or miscalculations could cause disruptions to ARIS' operations or potential problems with its product and service offerings. Although assessment and testing is ongoing, ARIS believes that its software products, ARIS DFRAG, TAMS, and the NoetixViews suite of products are Y2K compliant.

     ARIS' consulting engagements often involve the implementation of software applications that replace existing systems of the client that are not Y2K compliant. In the event that ARIS is not able for any reason to meet its contractual obligations with a client, ARIS could be found liable for damages as a result of that client's Y2K exposure. Such damages could include costs associated with remediating the client's existing systems to make them Y2K compliant, and any other direct, indirect, consequential or incidental damages. ARIS endeavors to negotiate appropriate limitations of liability and disclaimers regarding its Y2K and other liability in its agreements with clients. Although ARIS does not carry any endorsement or policy specifically written for Y2K liability, ARIS believes that its insurance includes adequate coverage for damages that may result from any Y2K-related claim. However, ARIS might be found liable for Y2K-related damages as a result of services performed on behalf of clients, and ARIS' insurers might deny coverage of liabilities based on Y2K-related claims.

     ARIS has begun an assessment of its information technology and non-information technology systems, material client and other third party relationships, and service and product offerings to determine whether ARIS faces any business or financial risk from the Y2K issue. ARIS' reliance on key suppliers, and therefore on the proper function of their information technology and non-information technology systems, means that their failure to address Y2K issues could have a material impact on ARIS' operations and financial results. Through its assessment, ARIS has begun to identify areas where it faces any business or financial risk, to identify potential solutions to address those risks, and to implement the solutions or develop a comprehensive contingency plan in a timely manner in an effort to minimize its Y2K exposure. In addition to its internal systems, ARIS relies on third party relationships in the conduct of its business. For example, ARIS relies on the services of the landlords of its facilities, telecommunication companies, banks, utilities, and commercial airlines. ARIS intends to devise contingency plans to ameliorate the negative effects on it in the event the Y2K issue results in the unavailability of services. Any contingency plans ARIS develops may not prevent service interruption on the part of one or more of ARIS' third party vendors or suppliers from having a material adverse effect on ARIS' business, results of operations or financial condition. The failure on the part of the accounting systems of ARIS' clients due to Y2K issues could result in a delay in the payment of invoices issued by ARIS for services and expenses. A failure of the accounting systems of a significant number of its clients would have a material adverse effect on ARIS' business, results of operations and financial condition.

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

     ARIS has completed its risk assessment of its information technology systems and expects to complete its assessment of ARIS' other Y2K business and financial risks during the third quarter of 1999, including an assessment of the Y2K exposure and readiness of material suppliers and vendors with whom ARIS does business. ARIS has completed its upgrade to a Y2K compliant version of both its proprietary internal accounting software and its proprietary time and billing, class registration and operational software. If further tests of the information technology and non-information technology systems, material third party relationships, and service and product offerings reveal other Y2K compliance problems, or any of ARIS' material third party suppliers or vendors do not successfully and in a timely manner achieve Y2K compliance, ARIS' business or operations could be adversely affected.

     ARIS estimates that costs incurred through March 31, 1999 on the Y2K issue are approximately $138,000, and that the remaining cost of its Y2K preparedness program after July 30, 1999 should not exceed $75,000.

     The foregoing discussion of ARIS' Y2K readiness contains forward-looking statements including estimates of the timeframes and costs for addressing the known Y2K issues confronting ARIS and is based on management's current estimates, which were derived using numerous assumptions. There can be no assurance that these estimates will be achieved and actual events and results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, ARIS' ability to identify and correct all Y2K problems and the success of third parties with whom ARIS does business in addressing their Y2K issues.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     The primary market risks to ARIS is the effect of changes in foreign currency exchange rates. Income from the foreign operations is frequently denominated in foreign currencies, thereby creating exposures to changes in exchange rates. This foreign currency exposure is monitored by ARIS as an integral part of the overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on ARIS' results. The effect of changes in exchange rates on earnings has been immaterial relative to other factors that also affect earnings, such as sales and operating margins.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments for hedging activities. When effective, ARIS expects that this statement will have no material impact on its financial statements.

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

                           INFORMATION ABOUT FINE.COM

BUSINESS

     fine.com provides strategic consulting, technical development and graphic design services and solutions to allow its clients to utilize Internet-based interactive technologies. fine.com's Internet application development process combines marketing expertise with state-of-the-art interactive database compilation and dissemination techniques and technologies.

     fine.com develops marketing-driven, interactive, database-oriented Internet applications for business clients who seek to establish a commercial presence on, or conduct commerce over, the Internet. Corporate clients for whom fine.com has built and implemented such Internet, Extranet and Intranet sites include Amway Corporation, Fuji Photo Film Co. Ltd., General Electric Company, Immunex Corporation, Intel Corporation, Japan Airlines Company, Ltd., Marriott International, Inc., Microsoft Corporation, Mitsui & Co., Ltd. of Japan, the Nasdaq-Amex Stock Market, Optiva Corporation, Penford Corporation, Windermere Services Company and WOWFactor.

     fine.com is a Microsoft Solution Provider Partner (the highest attainable service level currently offered by Microsoft) and it was the first Web development company to achieve this designation. fine.com also believes it was the first Web developer featured in a direct mail campaign conducted by Microsoft. fine.com has developed several significant client relationships from this association.

BUSINESS STRATEGY

     fine.com specializes in producing complex, database driven and customer relationship marketing-oriented Internet applications. fine.com believes that such state-of-the-art Internet applications, as compared to traditional, one-way broadcast media (such as television) or many first-generation Internet sites, will become an essential means of conducting business for many commercial organizations.

     fine.com believes that a successful Internet presence requires the effective utilization of database integration technologies or interactive database marketing techniques. fine.com consults with each of its commercial clients, first to establish specific database driven relationship marketing strategies, and then to develop unique features designed to entice visitors to provide information useful to the client regarding the visitor's identity, interests and position in the customer lifecycle. Through such Internet applications, fine.com's clients obtain information-rich databases for use in the clients' overall sales and marketing efforts. fine.com's Internet application developers, layout artists and graphic designers use third-party software (primarily Microsoft and UNIX), third-party hardware and internally developed and customized software to plan, develop and maintain Internet applications for clients.

THE INTERNET AND THE WEB

     The Internet is a worldwide electronic communications system, interconnecting millions of personal computers and network servers. The structure of the Internet allows for open communication between two or more parties at a low cost. As a result, it is dramatically changing the way businesses conduct commerce and people communicate.

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

     The Internet uses the standard of inter-networking protocol software TCP/IP to transmit information. Using TCP/IP as a foundation, hardware and software developers have continuously invented new products and functions to enhance the end-user experience. The result is an expansion of applications for the Internet, which is drawing more people and businesses to use it as their primary commerce and communications tool. Introduced in 1992, the World Wide Web operates on the Internet and connects servers using Hypertext Transfer Protocol. This computer network makes it possible for users to see text and images instead of computer code and for geographically dispersed users to simultaneously view information stored at a single location.

     fine.com believes that the Internet and the Web offer new and powerful mediums for commercial organizations to communicate and conduct commerce with their customers, vendors and internal associates. There are three primary types of sites that are currently being developed: Internet, Extranet and Intranet. Internet sites can be viewed by anyone on the Internet and may contain informational pages or conduct e-commerce. Extranet sites are secured and viewable only by selected individuals, through a password or personal identification number. These sites are typically used as commerce and communication tools between businesses and their suppliers or businesses and their customers, if a membership is required. Intranet sites are also secured, but are typically characterized as a communication tool between a business and its internal associates. These sites are often used to provide the latest company information, such as employee and benefit handbooks as well as operating data. fine.com believes that each of these types of sites provide efficient and low-cost alternatives to current publishing and broadcasting models.

WEB SITES

     A Web site is a compilation of computer documents at a specific address or Universal Resource Locator (URL). Each document within a Web site is called a page. A Web site may be static and contain only a few pages or it may be dynamic with hundreds of pages and constantly changing information. fine.com believes that technological advances have increased the acceptance of the Internet, including faster and more efficient personal computers and modems, the introduction of easy-to-use Web browsers, the availability of informational, entertainment and commercial software applications and improved security features. As a result, many business and individual consumers are choosing to use the Internet as a principal commerce and communications tool.

CLIENTS AND SERVICES

     fine.com designs, develops and implements customized software applications that allow its clients to gather and communicate business information through the Internet. fine.com believes that an online presence should function as an integrated piece of an organization's overall marketing, commerce and business strategy. fine.com's services with respect to a particular client's interactive Web site may fall within any combination of up to three major areas: Web site planning, Web site development and Web site maintenance.

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

     Web Site Planning. fine.com's process of developing a Web site begins with planning. Web site planning generally consists of high-level marketing and business process consultation, called the Scope Analysis, and detailed specifications of a site's feature set and functionality, called the Blueprint.

     - Scope Analysis. The Scope Analysis is the first step in the Planning Phase and an integral part of the overall development process. In the Scope Analysis, fine.com documents the client's business case; outlines goals, objectives and priorities; identifies the development team; agrees upon roles within the team; and presents an initial architectural plan. An essential component of the Scope Analysis is the review or creation of the client's strategic plan for its online endeavor. fine.com engages in two principal forms of strategic consultation.

        - Internet Marketing Consultation. fine.com believes that one of its strengths is its knowledge and use of online marketing principles. Web sites created by fine.com are designed with the idea that the end product should be an integrated part of the client's overall marketing plan. fine.com believes that its use of marketing principles during development differentiates fine.com from its competitors.

        - Intranet Business Process Consultation. fine.com also applies many of the marketing principles used in designing an Internet Web site are applied in designing Intranet Web sites for its clients. Using online marketing principles, fine.com and the client identify the target audience and match applicable information with the appropriate recipient. In addition, fine.com consults with its clients as to utilization of the Internet for extensions of the client's internal information systems and enterprise applications to geographically dispersed facilities, remote offices and mobile employees. fine.com seeks to design Web sites in a manner that will enable its clients to achieve operational efficiencies and cost reductions.

     - Blueprint. The technical plan, or Blueprint, prepared by fine.com for each client describes in detail the Web site objectives, design strategy and tactics, reporting requirements, technical specifications, review and testing processes, program management and communication protocols, site promotion, future site enhancements and project timeline. In particular, fine.com focuses its resources to design Web sites that will provide measurements of actual performance relative to each client's desired measurable results.

     Web Site Development. fine.com's process of developing interactive Web sites combines six elements: graphic design; multimedia production; custom programming; database development; legacy systems integration; and quality assurance.

     - Graphic Design. The visual nature of the Web allows fine.com to produce for its clients a Web site that communicates with the site visitor using both text and graphic design. fine.com employs personnel skilled in presenting text which is consistent with the client's overall marketing strategy and in providing sophisticated art direction that is visually stimulating and capable of capturing the target audience's attention.

     - Multimedia Production. fine.com develops Web sites utilizing still photographs, full motion video, dynamically generated charts and graphs and animation. Any or all of these features may be used to appeal to a client's target audience on a Web site.

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

       Although these features are used routinely for marketing to parties external to the client, such features may also be used as part of a client's internal communications strategy.

     - Custom Programming. Developing Web sites that permit real-time, one-to-one interaction with site visitors requires specialized computer programming beyond simple HTML development skills. To address these programming needs, fine.com employs a team of highly trained developers and information designers with specific expertise in developing customized Internet applications, creating and testing the usability of Internet applications and providing information design evaluation and implementation services. In addition to HTML development skills, fine.com personnel have expertise in and regularly use such tools and technologies as Microsoft Visual Basic programming language, Microsoft Visual Basic Scripting Edition, Microsoft Internet Information Server Active Server Pages, Microsoft Component Object Model (COM) Middleware platform, W3C Document Object Model (DOM) client scripting platform, Microsoft Visual J++, Microsoft Visual C++, Microsoft FrontPage, Microsoft Visual SourceSafe, Microsoft Visual InterDev, Microsoft Certificate Server, Allaire ColdFusion, JavaScript, VBScript, ActiveX components, Secure Sockets Layer (SSL) encryption, Virtual Private Networks (VPNs), Sun's Java programming language, UNIX, PERL and CGI Scripting.

     - Database Development. Sophisticated Internet application development requires the collection and manipulation of online database information. To meet this need, fine.com employs highly skilled personnel with specific expertise in analyzing business information needs, creating complex data models, mining databases for information that support business objectives and implementing complex relational database designs using the Microsoft SQL Server Database Product. These database systems are designed to function in conjunction with other server products including Microsoft Internet Information Server integrated with Microsoft Windows NT, Apache Web Server on Linux and Solaris, Microsoft Exchange Server, Microsoft Transaction Server, Microsoft Site Server, Enterprise Edition (including Microsoft Commerce Server and the Microsoft Personalization Server) and UNIX.

     - Legacy Systems Integration. A key component of a Web site is its ability to be integrated into a client's internal legacy information systems, both as those systems exist currently and as they change over time. fine.com employs technical personnel with expertise in analyzing and documenting clients' existing internal systems, defining and developing data feeds as both output from, and input to, legacy systems and creating Web site designs that are versatile enough to facilitate a changing information landscape.

     - Quality Assurance. Large and complicated Internet applications require a significant effort to test. To this end, fine.com employs highly skilled test and quality assurance personnel to develop test plans; perform integration, systems and performance testing; and document system defects in internally developed test management systems.

     Web Site Maintenance. Maintaining and updating a Web site helps protect a client's investment in its site. Such maintenance may include supporting, augmenting and enhancing the information collection and analysis efforts provided for in the Web site's Blueprint. In some cases, certain maintenance activities may be performed directly by the

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client due to features designed and implemented by fine.com when creating the
Web site. Pursuant to written agreements with clients in addition to the original Web site development agreement, fine.com will frequently provide ongoing marketing and business process consultation, Web site content updates, refreshment of graphic and multimedia content and database management.

     - Content Updates and Graphic Refreshes. Both content updates and graphic refreshment are driven by the interactive nature of a Web site. As an interactive medium a Web site provides a virtually instantaneous gauge of its communications effectiveness. This feedback allows the client to continuously modify the form and content of a Web site message to improve its effectiveness.

     - Database Management. Databases experiencing large volumes of original input normally require periodic maintenance to ensure the integrity and usefulness of the data. fine.com performs maintenance functions for some of its clients.

COMPETITION

     The Internet-related interactive marketing industry is highly competitive. fine.com expects competition for its services to continue to increase. Due to the rapidly evolving nature of the Internet, competition also is characterized by pressures to adopt and utilize new capabilities and technologies to respond rapidly to evolving client requirements.

     fine.com faces competition from a number of competitors, some or all of which may provide Internet application development or Web site planning, creation or maintenance services. Direct competitors include:

     - prospective clients that perform Internet or Web site development services in-house;

     - Web site service firms, such as K2 Design Inc., iXL Corporation, Free Range Media, Razorfish Inc., Red Sky Interactive, Inc., and USWeb/CKS Corp.;

     - Internet-oriented advertising agencies such as The Leap Group and THINK New Ideas, Inc.; and

     - established online service companies, advertising agencies, direct Internet access providers as well as specialized and integrated marketing communication firms, all of which are entering the Web site planning, creation, or maintenance markets in varying degrees and are competing with fine.com, and many of which have announced plans to offer expanded Web site planning, development and/or maintenance services.

     Many of fine.com's competitors or potential competitors have longer operating histories, longer customer relationships and significantly greater financial, management, technological, development, sales, marketing and other resources than fine.com does. fine.com also competes on the basis of creative and technical talent, price, customer service and responsiveness. There can be no assurance that fine.com will be able to compete effectively and its inability to do so would have a material adverse impact on fine.com.

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EMPLOYEES

     As of July 30, 1999, fine.com had 52 full-time employees. fine.com has no labor contracts or collective bargaining agreements. fine.com considers its relations with its employees to be good.

PROPERTIES

     fine.com's headquarters currently occupy approximately 15,650 square feet of an office building at 1525 Fourth Avenue, Seattle, Washington at a monthly rent of approximately $22,105. Such payments include the allocable share of certain real property taxes and building operating expenses. The remaining lease term expires on April 30, 2005. fine.com leases approximately 7,100 square feet of office space in Livingston, New Jersey for its NorthEast operations. The Livingston lease has an expiration of March 2002 and has a monthly rent expense of approximately $11,538.

     fine.com continues to lease approximately 8,000 square feet at its prior headquarters at 1118 Post Avenue, Seattle, Washington at a monthly rent of approximately $8,608. The remaining lease term expires in April 2001; however fine.com has sublet all of this space to a third party for the remainder of the term of the lease. In addition, following fine.com's acquisition of Pacific Analysis and Computing Corporation in February 1998, fine.com assumed Pacific Analysis' office lease for approximately 3,355 square feet in Bellevue, Washington at a monthly rent of approximately $5,462. The term of such lease expires on October 31, 2002. fine.com has sublet all of this office space to a third party for the remainder of the term of the lease. Sublease income from the above two leases approximates $13,500 per month.

LEGAL PROCEEDINGS

     fine.com filed a collection action on June 22, 1999 against Cinema Enterprises Group, LLC in the Superior Court of Washington for King County alleging breach of a website development contract and resulting damages of approximately $75,000 plus fine.com's costs and attorney fees. Cinema Enterprises Group filed its answer and counterclaims on July 21, 1999, alleging breach of contract and misrepresentation and claims that it has incurred actual and consequential damages of nearly $311,000. fine.com believes that it fulfilled all obligations to Cinema Enterprises Group under the website development contract and that Cinema Enterprises Group's counterclaims are without merit. fine.com intends to vigorously pursue this matter.

FINE.COM SELECTED FINANCIAL DATA

     fine.com provides the following financial information to help you in your analysis of the financial aspects of the merger. You should read the following financial information in conjunction with the Consolidated Financial Statements of fine.com and related notes and fine.com's Management's Discussion and Analysis of Financial Condition and Results of Operations included in this proxy statement/prospectus. The information as of April 30, 1998 and 1999 and for the three-month periods ended April 30, 1998 and 1999 is unaudited and reflects all adjustments that are, in the opinion of fine.com management, necessary for a fair statement of the results, as of the dates and for the periods presented and is not necessarily indicative of the operating results for the entire year.

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     The following financial information reflects the merger in July 1998 with
Meta4 Digital Design, Inc., which was accounted for as a pooling of interests. In addition, fine.com acquired another company in February 1998 which was accounted for under the purchase method of accounting. More information about fine.com's business combinations can be found in Note 2 to fine.com's consolidated financial statements. See page F-40.

     In the third and fourth quarters of fiscal 1999, fine.com implemented an operational realignment and incurred expenses of an aggregate of $986,000 including employee severance, increases to accounts receivable reserves, write-offs of assets and work-in-process and closure costs of the London (U.K.) office.

                                                        FINE.COM
                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  ----------------------------------------------------
                                  YEAR ENDED JANUARY 31,     QUARTER ENDED APRIL 30,
                                  ----------------------    --------------------------
                                    1998         1999          1998           1999
                                  ---------    ---------    -----------    -----------
                                                            (UNAUDITED)    (UNAUDITED)
HISTORICAL STATEMENT OF
  OPERATIONS DATA:
  Revenues......................   $6,023       $6,133        $1,332         $1,875
  Income (loss) from
     operations.................     (122)      (3,807)         (583)            16
  Net income (loss).............      (55)      (3,566)         (368)            16
  Basic and diluted earnings
     (loss) per share...........    (0.03)       (1.34)        (0.14)          0.01
  Shares used in basic earnings
     (loss) per share
     calculation................    1,922        2,668         2,665          2,687
  Shares used in diluted
     earnings (loss) per share
     calculation................    1,922        2,668         2,665          2,693

                                     AS OF JANUARY 31,          AS OF APRIL 30,
                                     ------------------    --------------------------
                                      1998       1999         1998           1999
                                     -------    -------    -----------    -----------
                                                           (UNAUDITED)    (UNAUDITED)
HISTORICAL BALANCE SHEET DATA:
          Total assets.............  $7,965     $5,070       $7,648         $3,702
  Shareholders' equity.............   6,565      3,123        6,298          3,178

FINE.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     fine.com develops marketing-driven, interactive, database-oriented Internet applications for major national and international corporate clients who seek to establish a commercial presence on, or conduct commerce over, the Internet fine.com's Internet application development process combines marketing expertise with state-of-the-art interactive database compilation and dissemination techniques and technologies.

     fine.com generates the majority of its revenues from fees associated with the planning and development of commercial Web sites for clients. These fees are generally earned pursuant to fixed-fee, time and materials or cost reimbursement contracts (with terms typically ranging from two to seven months). Revenues generated from these contracts are recognized under the percentage-of-completion method (based on the ratio of costs incurred to total estimated project costs). All other revenue is recorded on the basis of performance of services. fine.com assumes greater financial risk on fixed-fee contracts than

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on either time and material or cost-reimbursable contracts. The failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-fee contract may reduce the profit or cause a loss on a particular project.

     fine.com's Web site development process utilizes marketing expertise and state-of-the-art interactive database compilation and dissemination techniques and technologies. Through the planning, development and maintenance of interactive Web presentations, fine.com enhances clients' marketing campaigns and foster the collection of demographic data that is utilized by clients.

     Through fiscal year 1998, fine.com conducted all of its operations from the corporate headquarters in Seattle, Washington. In fiscal 1999, fine.com began a process of opening domestic and international offices, for the purposes of both better serving existing clients as well as expanding the business in new markets. During the 1999 fiscal year, fine.com opened and subsequently closed regional offices in Santa Monica, California and London, England, due to their inability to generate expected levels of revenues and earnings. In connection with the closure of these offices, fine.com recorded closure costs and operating losses in fiscal 1999 of approximately $755,000.

     On July 31, 1998, fine.com acquired Meta4, a company that provides Internet-based business solutions in the Northeast. fine.com has maintained operations at the Meta4 offices in New Jersey. Major clients serviced through the New Jersey office include General Electric Company, Fuji Photo Film U.S.A., Inc., and WOWFactor. The Meta4 acquisition better enabled fine.com to provide service to the New York and New Jersey areas, provide expertise in UNIX to complement the historical Microsoft NT expertise and provide additional resources to execute large operating system projects. The merger was treated for accounting purposes as a pooling-of-interests.

     As of July 30, 1999, fine.com had regional offices located in Livingston, New Jersey. In July 1999, fine.com closed its Bethesda, Maryland office and consolidated operations with its New Jersey office. fine.com operates most of its business and derives most of its revenue from the corporate headquarters in Seattle, Washington.

     In November 1998, fine.com began implementation of an operational realignment focused on strategically growing sales, increasing its internal productivity, decreasing its overhead cost structure, analyzing existing contracts and examining the receivable and asset base. As a result, fine.com has sales initiatives on the high-end, interactive Web development market to leverage the skills and scale of the Internet development teams. fine.com has taken steps to improve internal productivity and staff utilization levels and implemented a revised organizational structure.

     In connection with the realignment, fine.com recorded certain charges to earnings in the third and fourth quarters of fiscal 1999 of approximately $628,000 and $358,000, respectively, consisting primarily of:

     - severance payments and salary adjustments of $120,000;

     - an increase of $220,000 to the accounts receivable reserves for accounts considered by management to be uncollectable or unrealizable;

     - write-offs in the amount of $308,000 for certain assets and work-in-progress considered by management to be uncollectable or unbillable; and

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

     - $338,000 attributable to incremental office overhead and closure costs of the London office.

     All amounts related to this operational realignment have been incurred and paid as of April 30, 1999.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED APRIL 30, 1999 AND 1998

     Gross Revenue. Consolidated gross revenue for the three months ended April 30, 1999 and 1998 was $1,875,000 and $1,332,000 respectively. During each of these three-month periods, substantially all of fine.com's revenue was generated by its Web site planning and development services. The 41% increase in the first quarter of fiscal 2000 revenue over revenue for the same period in fiscal 1999 is attributable to the addition of new clients, an increase in service billing rates and higher staff utilization levels.

     Direct Salaries and Costs. Direct salaries and costs include all internal labor costs and other direct costs related to project performance, such as project specific independent contractor fees, supplies and specific project-related expenditures. fine.com's consolidated direct salaries and costs were $855,000 and $952,000 for the three months ended April 30, 1999 and 1998 respectively, representing a 10% decrease from the prior period. Gross operating margins were 54% for the three months ended April 30, 1999, as compared to 28% for the prior period. The lower levels of direct salaries and costs and higher gross operating margins are attributable to higher utilization and productivity levels and a decreased reliance on higher cost contract labor.

     Selling, General and Administrative Expenses. Consolidated selling, general and administrative expenses were $1,004,000 and $962,000 for the three months ended April 30, 1999 and 1998, respectively, representing a 4% increase. In each period, these expenses primarily consisted of sales and administrative salaries, professional fees, occupancy costs, telephone and related Internet connectivity fees, computer network costs, office expenses and supplies, marketing, advertising and new business development costs. As a percentage of gross revenues, selling, general and administrative expenses were 54% for the three months ended April 30, 1999, as compared to 72% for the same period in fiscal year 1999. The decrease in expenses as a percentage of gross revenues is primarily due to the cost containment initiatives implemented as part of fine.com's operational restructuring announced in the third quarter of fiscal year 1999.

     Taxes. During the first quarter of fiscal 1999, fine.com recorded a tax benefit of $120,000, which represented the tax benefit associated with the carryback of operating losses to previous years. At January 31, 1999, fine.com had provided a full valuation allowance against its deferred tax assets, which primarily related to $3,856,000 of net operating loss carryforwards. No tax expense was recorded during the first quarter of fiscal 2000 due to the tax effects of the utilization of the above mentioned net operating loss carryforwards.

     Net Income. fine.com recognized net income for the first quarter of fiscal 2000 of $16,000 compared to a net loss of $368,000 for the same period in fiscal 1999.

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RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JANUARY 31, 1999 AND 1998

     Gross Revenue. Consolidated gross revenue for the fiscal year ended January 31, 1999 and 1998 was $6,133,000 and $6,023,000, respectively. The 2% increase was due to a slight increase in the complexity of the projects undertaken.

     Direct Salaries and Costs. Direct salaries and costs include all internal labor costs and other direct costs related to project performance, such as project specific independent contractor fees, supplies and specific project-related expenditures. fine.com's consolidated direct salaries and costs were $4,164,000 and $3,902,000 for the fiscal year ended January 31, 1999 and 1998, respectively, representing a 7% increase from the prior period. As a percentage of gross revenues, direct salaries and costs were 68% for the fiscal year ended January 31, 1999, as compared to 65% for the prior period. This increase in direct salaries and costs to fiscal 1999 from fiscal 1998 consisted primarily of an increase in amounts paid as direct salaries, payroll taxes and benefits to $3,638,000 from $2,272,000 for the fiscal years ended January 31, 1999 and 1998, respectively, due to an increase in the number of employees and new offices opened by fine.com during fiscal 1999. In addition, direct salaries and costs included costs paid to independent contractors of $120,000 and $890,000 respectively for fiscal year 1999 and 1998. This 87% decrease reflects reduced dependence on outside contractors as internal staffing resources increased in fiscal year 1999.

     Selling General and Administrative Expenses. Consolidated selling, general and administrative expenses were $5,776,000 and $2,243,000 for the fiscal year ended January 31, 1999 and 1998, respectively. These expenses consisted of sales and administrative salaries, office rent and related occupancy costs, marketing and new business development costs, depreciation of fixed assets, professional fees, telephone and related Internet connectivity fees, computer network costs, office expenses and supplies. The amounts for the fiscal year ended January 31, 1999, include (a) $450,000 of merger and acquisition costs associated with the acquisition of Meta4 on July 31, 1998, (b) additional charges of approximately $648,000 incurred in the third and fourth quarters of fiscal 1999 relating to an operational realignment which included severance payments, an increase to the accounts receivable reserve and write-offs of certain assets and uncollectable or unbillable work-in-progress and (c) charges of approximately $338,000 incurred in fiscal 1999 in connection with the incremental office overhead and closure costs of the London office. As a percentage of gross revenues, the selling, general and administrative expenses increased from 37% to 94% from fiscal 1998 to fiscal 1999. The increase in selling, general and administrative expenses was primarily a result of the charges in connection with the operational realignment and office closures. fine.com believes that the operational realignment and office closures should result in lower levels of selling, general and administrative costs in future periods. The increase in expense in fiscal 1999 from 1998 was also attributable to increased sales and administrative salaries, marketing and new business development costs, depreciation of fixed assets, professional fees and office rent and related occupancy costs.

     Taxes. During fiscal 1999, fine.com recorded a tax benefit of $102,000, which represented the tax benefit associated with the carryback of the operating losses to previous years. No future income tax benefit has been recorded for remaining deferred tax assets due to the uncertainties of realization of these net operating loss carryforwards.

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     Net Loss. fine.com recognized a consolidated net loss of $3,566,000 for the fiscal year ended January 31, 1999 as compared to a net loss of $55,000 for the same period in fiscal 1998. The decrease in profitability is due to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, fine.com has funded its capital requirements through earnings, borrowings from affiliates and commercial lenders and equity financing and private placements of its capital stock. fine.com had cash and cash equivalents of $705,000 and $1,521,000 at April 30, 1999 and January 31, 1999, respectively.

     fine.com's working capital increased $96,000, from $1,684,000 at January 31, 1999 to $1,780,000 at April 30, 1999. From January 31, 1998 to January 31,
1999, fine.com's working capital decreased $1,625,000, from $3,309,000 to $1,684,000. Operating activities for the three months ended April 30, 1999 required net cash in the amount of $232,000, primarily due to decreases in billings in excess of costs and profits and accounts payable and increases in costs and profits in excess of billings. Accounts receivable decreased $735,000, from $1,953,000 at January 31, 1999 to $1,218,000 at April 30, 1999. Through
June 1, 1999, fine.com has collected approximately $500,000 of the April 30, 1999 accounts receivable balance. Operating activities for the fiscal year ended January 31, 1999 required net cash in the amount of $3,430,000, primarily due to the net loss incurred and increases in accounts receivable. Accounts receivable increased $856,000, from $1,097,000 at January 31, 1998 to $1,953,000 at January
31, 1999.

     The purchase of equipment and furniture required cash in the amount of $52,000 during the three months ended April 30, 1999. These expenditures were made primarily for computer hardware and software, furniture, fixtures and leasehold improvements necessary to accommodate the day-to-day business of fine.com. Net cash provided by investing activities of $2,962,000 during the fiscal year ended January 31, 1999 was primarily due to the proceeds from the sale of $3,948,000 of marketable securities offset by the purchase of certain equipment and furniture, requiring cash expenditures in the amount of $1,037,000. These equipment purchases were primarily for computer hardware and software, furniture, fixtures and leasehold improvements to accommodate an increase in the number of fine.com personnel.

     Net cash used in financing activities during the quarter ended April 30, 1999 was $532,000, mainly due to the repayment of borrowings outstanding at January 31, 1999 under fine.com's line of credit. For the fiscal year ended January 31, 1999, net cash provided from financing activities was $417,000, which was primarily due to a short-term borrowing of $500,000 from fine.com's line of credit.

     fine.com has a revolving line of credit with a commercial bank for $750,000, which expires on September 1, 1999, and is secured by all accounts receivable and such other property and assets of fine.com as the bank may require. Amounts outstanding under the revolving line of credit bear interest at the bank's prime interest rate plus 0.25% (an effective rate of 8% at April 30, 1999). At July 30 1999, no amounts were outstanding under the revolving line of credit. The revolving line of credit contains modified financial covenants and restrictions including a restriction on the payment of dividends. fine.com met all revolving line of credit covenants at April 30, 1999.

     fine.com believes that its cash and cash equivalents will be sufficient to fund its operations through the current fiscal year. fine.com believes that it has taken appropriate

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action to realign and strengthen fine.com's operations, including a plan to strategically grow sales, increase internal productivity and decrease its overhead cost structure. However, there can be no assurance that fine.com will be able to achieve profitable operations. Further development and establishment of fine.com's business may require additional financing. fine.com believes that additional financing could be obtained from various sources, including certain existing shareholders and other investors and financial institutions not yet identified. In the event that additional financing is delayed or not able to be obtained on satisfactory terms, if at all, fine.com may need to reduce its expenditures. There can be no assurance that additional capital on a debt or equity basis will be obtained, or if obtained that it will be on economically viable terms.

SEASONALITY AND INFLATION

     fine.com does not believe that inflation or seasonality has had a significant effect on its operations to date.

YEAR 2000 READINESS DISCLOSURE

     The Y2K issue could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities. The Y2K problem is not limited to information technology systems, but may also impact embedded systems, such as those that control elevators, alarm systems and many other devices.

     fine.com has examined all of its internal systems, both hardware and software, that constitute core components of operations, including both computer systems and elements of the office environment. fine.com believes that its internal hardware and software systems will function properly with respect to dates in the year 2000 and thereafter. However, fine.com cannot be sure that these systems will process these dates correctly until the systems are operational in the year 2000. In the judgement of management, the exposure from internal systems is minimal, the cost of recovery will be insignificant, and fine.com's business will not be materially adversely impacted.

     As a general matter, fine.com builds its software on third-party products, such as Microsoft's Windows NT and UNIX, which have been represented as Y2K compliant. Despite testing and other assurances, if any, fine.com may receive from third-party providers of software or technology incorporated into its products, the products may contain undetected errors or defects associated with year 2000 date functions, which may result in material costs to fine.com. fine.com does not specifically warrant to clients that its work will be Y2K compliant, although certain clients have requested and received such warranties. In those cases, fine.com does not warrant the compliance of third-party software; rather, fine.com warrants only that software created by fine.com will be Y2K compliant. fine.com generally provides clients with a limited 90-day warranty on its services and products, and believes that many clients provide further updates or additions to their Web sites after delivery by fine.com. fine.com cannot assess the Y2K compliance of any of these additions. However, even absent a specific Y2K warranty or other warranty, there is a risk that clients for whom fine.com has created or implemented software will attempt to hold fine.com liable for any damages that result in connection with Y2K problems. fine.com is also examining Y2K issues as they relate to third-party vendors, suppliers and service providers with which it has a material relationship. In the judgement of management, internally used third-party tools, such as operating systems, databases and

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other design and development applications, are materially Y2K compliant.
Management believes that any failures of these systems would have negligible impact on operations.

     Historical and estimated future costs of Y2K remediation are not significant. fine.com is in the process of establishing a contingency plan and expects it to be in place prior to December 31, 1999.

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  COMPARISON OF RIGHTS OF HOLDERS OF ARIS COMMON STOCK AND HOLDERS OF FINE.COM
                                  COMMON STOCK

     After consummation of the merger, the holders of fine.com common stock who receive ARIS common stock under the terms of the merger agreement will become shareholders of ARIS. Because fine.com and ARIS are both Washington corporations, fine.com shareholders' rights will continue to be governed by Washington law. Prior to the merger, the rights of shareholders of fine.com are governed by the fine.com amended and restated articles of incorporation and the fine.com bylaws. As shareholders of ARIS, their rights following the consummation of the merger will be governed by the ARIS amended and restated articles of incorporation and the ARIS bylaws. The following discussion summarizes only the material differences between the rights of holders of ARIS common stock and holders of fine.com common stock under the articles of incorporation and bylaws of ARIS and fine.com. This summary does not purport to be complete and is qualified in its entirety by reference to the ARIS articles of incorporation and bylaws, the fine.com articles of incorporation and bylaws and the relevant provisions of Washington law.

COMPARISON OF PREFERENCES AND RIGHTS OF ARIS COMMON STOCK AND FINE.COM COMMON STOCK

     The holders of ARIS common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the ARIS board may from time to time determine, subject to preferences that may apply to shares of preferred stock outstanding at the time. There are no shares of ARIS preferred stock outstanding. Each ARIS shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not permitted by the ARIS articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The ARIS common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the liquidation, dissolution or winding-up of ARIS, the assets legally available for distribution to shareholders would be distributed ratably among the holders of fine.com common stock outstanding at that time after payment of claims of creditors.

     The holders of fine.com common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the fine.com board may from time to time determine. Each fine.com shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not permitted by the fine.com articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The fine.com common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the liquidation, dissolution or winding-up of fine.com, the assets legally available for distribution to shareholders would be distributed ratably among the holders of fine.com common stock outstanding at that time after payment of claims of creditors.

UNDESIGNATED PREFERRED STOCK

     Under the ARIS articles of incorporation, the ARIS board of directors, subject to limitations prescribed by law and the ARIS articles of incorporation, is authorized to provide for the issuance of ARIS undesignated preferred stock in one or more series. The authorized undesignated preferred stock is available for issuance without further action by ARIS

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shareholders, unless this action is required by applicable law or the rules of any stock exchange or automated quotation system on which ARIS securities may be listed or traded.

     The fine.com articles of incorporation do not authorize any preferred stock.

ELECTION AND NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL

     The ARIS articles of incorporation provide that the board of directors shall be divided into three classes as nearly equal in number as possible. Directors serve for three-year staggered terms, with the terms of one of the three classes of directors expiring at each annual meeting of shareholders. The ARIS bylaws provide for a board of directors consisting of seven persons, but permit the board of directors or shareholders to change the number of directors. The size of the ARIS board of directors is currently five persons. The fine.com bylaws provide that the number of directors shall be two but permit the board of directors or shareholders to change the number of directors. The size of the fine.com board of directors is currently four persons.

     The ARIS bylaws provide that the entire board of directors, or any member of the board, may be removed, at a special meeting called expressly for that purpose by the holders of at least two-thirds ( 2/3) of shares then present and entitled to vote at an election of directors. Any vacancies, including newly created directorships, may be filled by the affirmative vote of a majority of the remaining directors. The fine.com bylaws contain comparable provisions, except that directors may be removed by a vote of the holders entitled to vote at an election of such directors and that vacancies may also be filled by the shareholders.

POWER TO CALL SPECIAL MEETING OF SHAREHOLDERS

     The ARIS bylaws and the fine.com bylaws each provide that a special meeting of shareholders may be called at any time by the holders of ten percent (10%) of the voting shares, by the president or by the board of directors.

DIRECTORS' COMMITTEES

     Under the ARIS bylaws, ARIS' board may, by resolution passed by a majority of the whole board, delegate limited powers normally held only by the board in its entirety to a committee comprised of two or more members of the board. These committees may exercise any power normally held by the entire board subject to limitations imposed by the Washington Business Corporation Act.

SHAREHOLDER RIGHTS PLAN

     Neither ARIS nor fine.com has a shareholder rights plan in place.

PERCENTAGE OF VOTING STOCK; INFLUENCE OVER AFFAIRS

     Upon completion of the merger, the percentage ownership by each former fine.com shareholder will be substantially less than the shareholder's current percentage ownership of fine.com. Accordingly, former fine.com shareholders will have a significantly smaller voting influence over the affairs of ARIS than they currently enjoy over the affairs of fine.com.

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                       DESCRIPTION OF ARIS CAPITAL STOCK

     The authorized capital of ARIS consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock, without par value. The following summary description of ARIS' capital stock is qualified in its entirety by reference to the ARIS articles of incorporation and the ARIS bylaws, copies of which are exhibits to the registration statement of which this proxy statement/prospectus forms a part.

COMMON STOCK

     As of July 30, 1999, there were 11,076,815 of ARIS common stock outstanding, held of record by 132 shareholders. Holders of ARIS common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. There are no cumulative voting rights for the election of directors. Holders of ARIS common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding ARIS preferred stock. In the event of the liquidation, dissolution or winding up of ARIS, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the merger will be, fully paid and nonassessable.

PREFERRED STOCK

     Pursuant to the ARIS articles of incorporation, ARIS' board of directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix designations and powers, preferences and relative rights of such shares, and to increase or decrease the number of shares of any series subsequent to the issue of that series, but not below the number of shares of such series then outstanding. Shares of preferred stock which may be redeemed, purchased or acquired by ARIS may be reissued except as otherwise provided by law. The issuance of preferred stock in certain circumstances may delay, deter or prevent a change in control of the company, may discourage bids for ARIS common stock at a premium over its market price and may adversely affect the market price of, and the voting and other rights of the holders of, ARIS common stock. ARIS currently has no plans to issue any preferred stock.

WARRANTS

     In connection with the acquisition of Enterprise Computing, Inc. in November 1997, ARIS issued warrants to purchase 20,844 shares of ARIS common stock with an exercise price of $23.988 per share. Additionally, in February 1997, ARIS issued a warrant to purchase 4,000 shares of ARIS common stock at an exercise price of $10 per share.

     ARIS has warrants listed on the Nasdaq National Market (symbol "ARSCW"). The warrants were issued as consideration to the former holders of warrants of InTime Systems International, Inc. in connection with the InTime merger. The warrants commenced trading on the Nasdaq National Market on July 16, 1998. Each of these warrants entitle the holder to purchase one share of ARIS common stock at an exercise price of $22.98. The warrants expire on February 15, 2000. ARIS may redeem the warrants on 30 days notice for $0.16 per share if the average last reported sales price for the common stock

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equals or exceeds $32.17 per share for 30 consecutive business days. The number of warrants listed for quotation on the Nasdaq National Market at July 30, 1999 was 718,997 and were held by 12 holders of record.

     High and low prices for ARIS warrants to purchase ARIS common stock for each quarter in 1998 and the first and second quarters of 1999 are as follows:

                       WARRANTS TO PURCHASE COMMON STOCK

                                                WARRANT PRICE
                                               ----------------
                    YEAR                        HIGH      LOW
                    ----                       ------    ------
1998
  First Quarter..............................     N/A       N/A
  Second Quarter.............................     N/A       N/A
  Third Quarter..............................  $7.875    $4.188
  Fourth Quarter.............................  $5.063    $0.938
1999
  First Quarter..............................  $1.938    $0.688
  Second Quarter.............................  $0.844    $0.313
  Third Quarter (through July 30, 1999)......  $0.500    $0.250

WASHINGTON ANTI-TAKEOVER STATUTE

     Washington law contains certain provisions that may have the effect of delaying or discouraging a hostile takeover of ARIS. In addition, Chapter 23B.19 of the Washington Business Corporation Act prohibits a corporation, with certain exceptions, from engaging in certain significant business transactions with an "Acquiring Person" (defined as a person who acquires 10% or more of the corporation's voting securities without the prior approval of the corporation's board of directors) for a period of five years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. An Acquiring Person is further prohibited from engaging in significant business transactions with the target corporation unless the per share consideration paid to holders of outstanding shares of ARIS common stock and other classes of stock of the target corporation meet certain minimum criteria. The per share minimum criteria referenced above apply only to significant business transactions involving either:

     - a merger, share exchange, or consolidation of a target corporation with an Acquiring Person or an affiliate or associate of the Acquiring Person; or

     - the liquidation or dissolution of a target corporation proposed by, or pursuant to an agreement, arrangement, or understanding with an Acquiring Person or an affiliate or associate of an Acquiring Person, which transaction is not otherwise approved by an affirmative vote of a majority of the disinterested shareholders of the target corporation.

     These provisions may have the effect of delaying, deterring or preventing a change in control of ARIS.

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CERTAIN PROVISIONS IN THE ARIS ARTICLES OF INCORPORATION AND THE ARIS BYLAWS

     Pursuant to the ARIS articles of incorporation, the board of directors is divided into three classes, as nearly equal in number as possible. One class is elected at each annual meeting of the shareholders, with the members of each class holding office for a three-year term or until successors of such class have been elected and qualified. The ARIS bylaws provide that:

     - the board of directors consists of seven persons or so many as may from time to time be designated by the then-existing board of directors;

     - vacancies in the board of directors may be filled by the affirmative vote of a majority of the remaining directors in office though less than a quorum of the board of directors;

     - the entire board of directors, or any member thereof, may be removed only by the affirmative vote of holders of at least two-thirds ( 2/3) of shares then present and entitled to vote at an election of such directors at a special meeting of shareholders called expressly for that purpose; and

     - The Chairman of the Board may disregard director nominations not made in accordance with certain notice provisions.

     It is possible that the provisions discussed above may delay, deter or prevent a change in control of ARIS.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

     The ARIS articles of incorporation provide that no director shall be personally liable to ARIS or its shareholders for monetary damages for conduct as a director, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. In addition, the ARIS bylaws provide for broad indemnification by ARIS of its officers and directors in accordance with Washington law. Insofar as the indemnity for liabilities arising under the Securities Act may be permitted to directors or officers of ARIS pursuant to the foregoing provisions, ARIS has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for ARIS common stock is ChaseMellon Shareholder Services LLC, 520 Pike Street, Suite 1220, Seattle, Washington 98101.

                                    EXPERTS

     The financial statements of ARIS as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this proxy statement/prospectus, except as they relate to the pooling of interests with Barefoot Computer Training Limited, have been audited by PricewaterhouseCoopers LLP, independent accountants and, insofar as they relate to Barefoot Computer Training

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

Limited, have been audited by BDO Stoy Hawyard as successor-in-interest to Moores Rowland, independent accountants, whose reports appear herein. Such financial statements have been so included given on the authority of these firms as experts in auditing and accounting.

     The consolidated financial statements of fine.com as of January 31, 1998 and 1999 and for the years then ended included in this proxy statement/prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of ARIS common stock offered hereby will be passed upon for ARIS by Dorsey & Whitney LLP, Seattle, Washington.

     Certain legal matters in connection with the merger will be passed upon for fine.com by Cairncross & Hempelmann, P.S., Seattle, Washington. As of July 30, 1999, individual members of Cairncross & Hempelmann, P.S. beneficially owned an aggregate of 88,091 shares of fine.com common stock.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the fine.com board of directors knows of no matters to be brought before the special meeting other than those specifically listed in the Notice of Special Meeting of fine.com shareholders. However, if any other matters should properly come before the special meeting, the proxy holders will vote the proxies on such matters in accordance with the determination of the fine.com board of directors. The fine.com board of directors urges each fine.com shareholder, whether or not you intend to personally attend the special meeting, to complete, sign and return the enclosed proxy as promptly as possible.

                      WHERE YOU CAN FIND MORE INFORMATION

     ARIS and fine.com file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that ARIS and fine.com file with the Securities and Exchange Commission at the Commission's public reference rooms at the following locations:

  Public Reference Room    New York Regional Office    Chicago Regional Office
  450 Fifth Street, NW       7 World Trade Center          Citicorp Center
        Room 1024                 Suite 1300           500 West Madison Street
  Washington, DC 20549        New York, NY 10048             Suite 1400
                                                       Chicago, IL 60661-2511

     Please call the Commission at 1-(800)SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide Web site maintained by the Commission at "http//www.sec.gov."

     ARIS filed a registration statement on Form S-4 on August 5, 1999 to register with the Commission the ARIS common stock to be issued to fine.com shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of ARIS in addition to being a proxy statement of fine.com. As allowed by the Commission rules, this proxy statement/prospectus does not contain all of the information you can find in ARIS' registration statement or the exhibits to the registration statement.

     You should rely only on the information contained in this proxy statement/prospectus to vote on the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated August 6, 1999. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of the proxy statement/prospectus to shareholders nor the issuance of ARIS common stock in the merger shall create any implication to the contrary.

                                          BY ORDER OF THE BOARD OF DIRECTORS OF
                                          fine.com International Corp.

                                          Daniel M. Fine
                                          Chairman and Chief Executive Officer

Seattle, Washington
August 6, 1999

                INDEX TO ARIS CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of PricewaterhouseCoopers, LLP, Independent
  Auditors..................................................  F-2
Report of BDO Stoy Hayward, Certified Accountants...........  F-3
Consolidated Balance Sheets.................................  F-4
Consolidated Statements of Income...........................  F-5
Consolidated Statement of Changes in Shareholders' Equity...  F-6
Consolidated Statement of Cash Flows........................  F-7
Notes to Consolidated Financial Statements..................  F-8

                                ARIS CORPORATION

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
ARIS Corporation

     In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of ARIS Corporation and its subsidiaries at December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Barefoot Computer Training Limited for the two years ended November 30, 1997 which statements reflect total assets of $3,018,000 at November 30, 1997, and total revenues of $5,326,000 and $7,419,000 for the years ended November 30, 1996 and 1997, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the 1996 and 1997 amounts included for Barefoot Computer Training Limited is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Seattle, Washington
January 28, 1999

                                ARIS CORPORATION

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Barefoot Computer Training Limited

     In our opinion, the balance sheet and the related statements of income, of cash flows and of changes in shareholders' equity of Barefoot Computer Training Limited (not presented separately herein) present fairly, in all material respects, the financial position of Barefoot Computer Training Limited at 30 November 1997 and 1996 and the results of its operations and its cash flows for each of the three years ended 30 November 1997, in conformity with accounting principles generally accepted in the United States, all expressed in British Pound Sterling. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

Your faithfully,

/s/ BDO STOY HAYWARD
BDO Stoy Hayward
Chartered Accountants

London, England
May 5, 1998

                                ARIS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                  DECEMBER 31,
                                            -------------------------    JUNE 30,
                                               1997          1998          1999
                                            -----------   -----------   -----------
                                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............  $ 7,196,000   $ 5,225,000   $ 6,901,000
  Investments in marketable securities....   19,663,000     6,513,000     2,002,000
  Accounts receivable, net of allowance
     for doubtful accounts of $917,000,
     $1,263,000 and $1,215,000............   15,314,000    26,734,000    27,388,000
  Consulting contracts in progress........      618,000       983,000     1,896,000
  Income tax receivable...................           --       293,000       255,000
  Deferred income taxes...................      263,000       448,000       489,000
  Prepaid expenses and other assets.......    2,089,000     2,359,000     2,161,000
                                            -----------   -----------   -----------
       Total current assets...............   45,143,000    42,555,000    41,092,000
                                            -----------   -----------   -----------
Property and equipment, net...............    7,156,000    16,075,000    15,623,000
Intangible and other assets, net..........    8,252,000    10,851,000    10,440,000
                                            -----------   -----------   -----------
       Total assets.......................  $60,551,000   $69,481,000   $67,155,000
                                            ===========   ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................  $ 3,270,000   $ 3,345,000   $ 1,926,000
  Accrued payroll.........................    2,147,000     3,385,000     4,562,000
  Other accrued expenses..................    1,371,000     4,792,000     3,108,000
  Deferred revenue........................    2,468,000     2,333,000     1,625,000
  Income tax payable......................      228,000            --       506,000
                                            -----------   -----------   -----------
       Total current liabilities..........    9,484,000    13,855,000    11,727,000
                                            -----------   -----------   -----------
Deferred income taxes.....................      585,000       312,000       287,000
                                            -----------   -----------   -----------
Commitments and contingencies (Note 10)
Shareholders' equity:
  Preferred stock; 5,000,000 shares
     authorized; none issued and
     outstanding..........................           --            --            --
  Common stock, no par value; 100,000,000
     shares authorized....................           --            --            --
  Additional paid-in-capital..............   43,749,000    47,347,000    45,230,000
  Retained earnings.......................    6,769,000     7,956,000    10,201,000
  Other comprehensive income..............      (36,000)       11,000      (292,000)
                                            -----------   -----------   -----------
       Total shareholders' equity.........   50,482,000    55,314,000    55,141,000
                                            -----------   -----------   -----------
       Total liabilities and shareholders'
          equity..........................  $60,551,000   $69,481,000   $67,155,000
                                            ===========   ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                                ARIS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                               FOR THE SIX MONTHS
                                          YEAR ENDED DECEMBER 31,                ENDED JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1996          1997          1998          1998          1999
                                  -----------   -----------   -----------   -----------   -----------
                                                                            (UNAUDITED)   (UNAUDITED)
Revenues, net:
  Consulting....................  $27,505,000   $42,731,000   $64,036,000   $29,105,000   $36,626,000
  Training......................   14,711,000    28,896,000    40,398,000    19,855,000    18,869,000
  Software......................    1,680,000     4,659,000    11,460,000     5,436,000     4,563,000
                                  -----------   -----------   -----------   -----------   -----------
       Total revenues...........   43,896,000    76,286,000   115,894,000    54,396,000    60,058,000
                                  -----------   -----------   -----------   -----------   -----------
Cost of sales:
  Consulting and training.......   21,774,000    36,635,000    53,250,000    16,317,000    20,268,000
  Software......................      446,000       831,000     1,710,000     8,961,000     8,809,000
  Restructuring expenses........           --            --       303,000       417,000       859,000
                                  -----------   -----------   -----------   -----------   -----------
       Total cost of sales......   22,220,000    37,466,000    55,263,000    25,695,000    29,936,000
                                  -----------   -----------   -----------   -----------   -----------
    Gross profit................   21,676,000    38,820,000    60,631,000    28,701,000    30,122,000
Selling, general and
  administrative expense........   16,621,000    28,916,000    48,822,000    21,568,000    26,305,000
Amortization of intangible
  assets........................      118,000       380,000       631,000       271,000       430,000
Research and development
  expense.......................    1,117,000       649,000            --            --            --
Charges related to
  acquisitions..................      347,000       428,000     5,655,000     5,655,000            --
Restructuring and other
  expenses......................           --            --     2,641,000            --            --
                                  -----------   -----------   -----------   -----------   -----------
    Income from operations......    3,473,000     8,447,000     2,882,000     1,207,000     3,387,000
                                  -----------   -----------   -----------   -----------   -----------
Other income (expense):
  Investment income (expense)...       89,000       280,000        (5,000)           --            --
  Interest income, net..........       93,000       800,000     1,148,000       692,000       317,000
  Other income, net.............       14,000        61,000        15,000            --        39,000
                                  -----------   -----------   -----------   -----------   -----------
                                      196,000     1,141,000     1,158,000       692,000       356,000
                                  -----------   -----------   -----------   -----------   -----------
Income before income tax........    3,669,000     9,588,000     4,040,000     1,899,000     3,743,000
Income tax expense..............    1,435,000     3,689,000     2,640,000     1,553,000     1,498,000
                                  -----------   -----------   -----------   -----------   -----------
Net income......................  $ 2,234,000   $ 5,899,000   $ 1,400,000   $   346,000   $ 2,245,000
                                  ===========   ===========   ===========   ===========   ===========
Basic earnings per share........  $      0.27   $      0.60   $      0.13   $      0.03   $      0.20
                                  ===========   ===========   ===========   ===========   ===========
Weighted average number of
  common shares outstanding.....    8,337,000     9,803,000    11,115,000    11,062,000    11,076,000
                                  ===========   ===========   ===========   ===========   ===========
Diluted earnings per share......  $      0.26   $      0.56   $      0.12   $      0.03   $      0.20
                                  ===========   ===========   ===========   ===========   ===========
Weighted average number of
  common and common equivalent
  shares outstanding............    8,497,000    10,532,000    11,900,000    12,069,000    11,420,000
                                  ===========   ===========   ===========   ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                                ARIS CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                     COMMON STOCK                                    ACCUMULATED
                                                 --------------------   ADDITIONAL                      OTHER           TOTAL
                                                   SHARES                PAID-IN-      RETAINED     COMPREHENSIVE   SHAREHOLDERS'
                                                   ISSUED      AMOUNT     CAPITAL      EARNINGS        INCOME          EQUITY
                                                 -----------   ------   -----------   -----------   -------------   -------------
BALANCE AT DECEMBER 31, 1995...................    7,849,000     --     $ 6,625,000   $ 2,542,000     $ 191,000      $ 9,358,000
 Shares issued in acquisition..................      791,000     --       1,614,000            --            --        1,614,000
 Stock redemption..............................      (40,000)    --        (100,000)           --            --         (100,000)
 Stock options exercised.......................       18,000     --          22,000            --            --           22,000
 Tax benefit related to stock options
   exercised...................................           --     --           8,000            --            --            8,000
 Net income....................................           --     --              --     2,234,000            --               --
 Other comprehensive income, net of tax:
   Foreign currency translation adjustments....           --     --              --            --        24,000               --
   Unrealized gains on securities, net of
     reclassification adjustment...............           --     --              --            --        30,000               --
 Comprehensive income..........................           --     --              --            --            --        2,288,000
                                                 -----------     --     -----------   -----------     ---------      -----------
BALANCE AT DECEMBER 31, 1996...................    8,618,000     --       8,169,000     4,776,000       245,000       13,190,000
 Shares issued in initial public offering, net
   of offering costs...........................    2,300,000     --      31,242,000            --            --       31,242,000
 Shares and warrants issued in acquisitions....      434,000     --       4,371,000            --            --        4,371,000
 Stock redemption..............................     (415,000)    --        (121,000)   (3,906,000)           --       (4,027,000)
 Stock options exercised.......................       50,000     --          88,000            --            --           88,000
 Net income....................................           --     --              --     5,899,000            --               --
 Other comprehensive income, net of tax:
   Foreign currency translation adjustments....           --     --              --            --         7,000               --
   Unrealized losses on securities, net of
     reclassification adjustment...............           --     --              --            --      (288,000)              --
 Comprehensive income..........................           --     --              --            --            --        5,618,000
                                                 -----------     --     -----------   -----------     ---------      -----------
BALANCE AT DECEMBER 31, 1997...................   10,987,000     --     $43,749,000   $ 6,769,000     $ (36,000)     $50,482,000
 Adjustment to conform fiscal year of Barefoot
   Computer Training Limited...................           --     --              --      (213,000)           --         (213,000)
 Shares issued in acquisition..................        5,000     --         150,000            --            --          150,000
 Shares issued under employee stock purchase
   plan........................................      130,000     --       1,504,000            --            --        1,504,000
 Stock options exercised.......................      147,000     --       1,449,000            --            --        1,449,000
 Tax benefit related to stock options
   exercised...................................           --     --         495,000            --            --          495,000
 Net income....................................           --     --              --     1,400,000            --               --
 Other comprehensive income, net of tax:
   Foreign currency translation adjustments....           --     --              --            --       (16,000)              --
   Unrealized gains on securities, net of
     reclassification adjustment...............           --     --              --            --        63,000               --
 Comprehensive income..........................           --     --              --            --            --        1,447,000
                                                 -----------     --     -----------   -----------     ---------      -----------
BALANCE AT DECEMBER 31, 1998...................   11,269,000     --      47,347,000     7,956,000        11,000       55,314,000
 Shares issues                                       107,000     --         757,000            --            --          757,000
 Stock options exercised.......................       49,000     --         169,000            --            --          169,000
 Stock redemption..............................     (356,000)    --      (3,073,000)           --            --       (3,073,000)
 Tax benefit related to dispositions of
   stock.......................................           --     --          32,000            --            --           32,000
 Net income....................................           --     --              --     2,245,000            --               --
 Other comprehensive income, net of tax:
   Foreign currency translation adjustments....           --     --              --            --      (304,000)              --
   Unrealized losses on securities, net of
     reclassification adjustment...............           --     --              --            --         1,000               --
 Comprehensive income..........................           --     --              --            --            --        1,942,000
                                                 -----------     --     -----------   -----------     ---------      -----------
BALANCE AT MARCH 31, 1999......................  $11,070,000     $--    $45,232,000   $10,201,000     $(292,000)     $55,141,000
                                                 ===========     ==     ===========   ===========     =========      ===========

                                                                       DECEMBER 31,
                                                              -------------------------------     JUNE 30,
                                                               1996        1997        1998         1999
                                                              -------    ---------    -------    -----------
                                                                                                 (UNAUDITED)
DISCLOSURE OF RECLASSIFICATION AMOUNT:
 Unrealized holding gain (loss) arising during the period...  $30,000    $  (8,000)   $59,000      $ 1,000
 Less: reclassification adjustment for losses (gains)
   including in net income..................................       --     (280,000)     4,000           --
                                                              -------    ---------    -------      -------
   Net unrealized gains (losses) on securities..............  $30,000    $(288,000)   $63,000      $ 1,000
                                                              =======    =========    =======      =======

The accompanying notes are an integral part of these consolidated financial statements.

                                ARIS CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                           FOR THE SIX MONTHS
                                                                  YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                        -------------------------------------------    --------------------------
                                                           1996            1997            1998           1998           1999
                                                        -----------    ------------    ------------    -----------    -----------
                                                                                                       (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $ 2,234,000    $  5,899,000    $  1,400,000    $   346,000    $ 2,245,000
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.....................    1,251,000       2,454,000       3,888,000      1,583,000      2,122,000
    Provision for doubtful accounts receivable........       30,000         166,000         346,000        480,000        (48,000)
    Loss on sale of property and equipment............       67,000              --              --             --        448,000
    Gain on sale of investments.......................           --        (280,000)             --             --             --
    Purchased research and development................      307,000              --              --             --             --
  Changes in assets and liabilities net of effects of
    acquisitions:
    Increase in accounts receivable...................   (2,717,000)     (4,712,000)    (10,875,000)    (5,991,000)    (1,054,000)
    Increase in consulting contracts in progress......     (408,000)       (164,000)       (365,000)            --       (913,000)
    (Increase) decrease in income tax receivable......     (186,000)        186,000        (293,000)            --       (451,000)
    (Increase) decrease in prepaid expenses and other
      assets..........................................       15,000      (1,069,000)      1,155,000       (871,000)       627,000
    Increase (decrease) in accounts payable...........      247,000          58,000        (222,000)     2,001,000     (1,419,000)
    Increase in accrued expenses......................    1,608,000         130,000       4,671,000      1,485,000     (1,130,000)
    Increase (decrease) in deferred revenue...........     (254,000)        705,000        (224,000)      (364,000)       (85,000)
    Increase (decrease) in income taxes payable.......     (372,000)        441,000        (603,000)     1,000,000        506,000
    Decrease in deferred taxes........................     (217,000)       (452,000)       (273,000)      (181,000)       (25,000)
                                                        -----------    ------------    ------------    -----------    -----------
      Net cash provided by (used in) operating
        activities....................................    1,605,000       3,362,000      (1,395,000)      (512,000)       823,000
                                                        -----------    ------------    ------------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments............................     (462,000)    (32,436,000)    (11,103,000)            --             --
  Sales of investments................................      362,000      14,005,000      24,316,000     11,094,000      4,512,000
  Purchase of property and equipment..................   (2,454,000)     (2,656,000)    (11,700,000)    (9,513,000)    (1,240,000)
  Acquisition of businesses, net of cash acquired.....   (1,427,000)     (1,726,000)     (3,650,000)    (2,498,000)            --
  Proceeds from sale of property and equipment........      307,000              --              --             --             --
                                                        -----------    ------------    ------------    -----------    -----------
      Net cash (used in) provided by investing
        activities....................................   (3,674,000)    (22,813,000)     (2,137,000)      (917,000)     3,272,000
                                                        -----------    ------------    ------------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from initial public offering, net of
    offering costs....................................           --      31,242,000              --             --             --
  Issuance of Common Stock............................           --              --         668,000             --             --
  Stock options exercised.............................       22,000          88,000         627,000        550,000        926,000
  Repurchase of Common Stock..........................     (100,000)     (4,027,000)             --             --     (3,073,000)
  Tax benefit related to stock options exercised......        8,000              --         495,000        121,000         32,000
  Payments on borrowings..............................     (500,000)    (12,601,000)             --             --             --
  Proceeds from borrowings............................    1,500,000       9,825,000              --             --             --
                                                        -----------    ------------    ------------    -----------    -----------
      Net cash (used in) provided by financing
        activities....................................      930,000      24,527,000       1,790,000        671,000     (2,115,000)
                                                        -----------    ------------    ------------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................   (1,139,000)      5,076,000      (1,742,000)      (758,000)     1,980,000
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS.........................................           --              --         (16,000)         2,000       (304,000)
ADJUSTMENT TO CONFORM FISCAL YEAR OF BAREFOOT
  COMPUTER TRAINING LIMITED...........................           --              --        (213,000)      (213,000)            --
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD......    3,259,000       2,120,000       7,196,000     11,395,000      5,225,000
                                                        -----------    ------------    ------------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............  $ 2,120,000    $  7,196,000    $  5,225,000    $10,426,000    $ 6,901,000
                                                        ===========    ============    ============    ===========    ===========

See Note 15 for supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998

1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

     ARIS provides a range of information technology services including database management, enterprise resource planning, custom applications development and packaged applications implementation, and training to clients worldwide, with offices in Bellevue and Renton, Washington; Beaverton, Oregon; Denver, Colorado; Dallas and Plano, Texas; Fairfax, Virginia; Tampa and West Palm Beach, Florida; Bloomington, Minnesota; New York, New York; Oak Brook, Illinois; Columbia, South Carolina; Oxford, Birmingham, Reading and London, England; and Heidelberg, Germany. ARIS also develops niche software programs that it has licensed worldwide. ARIS utilizes the significant accounting policies summarized below in preparing its financial statements.

CONSOLIDATION

     The consolidated financial statements include the accounts of ARIS and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include short-term investments with an original maturity of three months or less.

INVESTMENT SECURITIES

     ARIS' investment securities at December 31, 1997 and 1998 are classified as available-for-sale and are recorded at fair value. Fair value is based upon quoted market prices. The increase or decrease in market value from period to period relating to available-for-sale marketable securities, net of deferred income tax, is included as a separate component of shareholders' equity. Cost of securities sold is determined using the specific identification method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to income as incurred. Additions, improvements and major replacements are capitalized. For financial reporting purposes, depreciation is provided using the straight-line

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS method over the estimated useful lives of depreciable assets. Estimated useful lives of computers, equipment and software range from three to eight years and lives of building and improvement range 15 to 39 years.

INTANGIBLE ASSETS

     Intangible assets include the cost of business acquisitions allocated to capitalized software, non-compete agreements and goodwill which are amortized over approximately three years for capitalized software, approximately two years for non-compete agreements and fifteen years for goodwill. Capitalized software amortization is computed as described below while the straight-line method is used for other intangible assets. The carrying value of intangible assets is assessed for any permanent impairment by evaluating the operating performance and future undiscounted cash flows of the underlying assets. Adjustments are made if the sum of the expected future net cash flows is less than book value in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

SOFTWARE DEVELOPMENT COSTS

     Software development costs incurred in conjunction with product development are charged to product development expense until technological feasibility is established. Thereafter, through general release of product, all software product development costs are capitalized and reported at the lower of unamortized cost or net realizable value of each product. The establishment of technological feasibility and the on-going assessment of the recoverability of costs require considerable judgment by ARIS with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in the software and hardware technology. After consideration of the above factors, ARIS amortizes capitalized software costs at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues, or (b) the straight-line method over the remaining estimated economic life of the product.

RESEARCH AND DEVELOPMENT

     Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. The costs of business acquisitions allocated to in-process research and development are expensed immediately. The Company expensed no in-process research and development in 1997 and 1998.

REVENUE RECOGNITION

     Time and material consulting contracts. ARIS recognizes revenue as services are rendered.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Fixed-price consulting contracts. Revenues from fixed-price contracts are recognized on the percentage-of-completion method, measured by the cost incurred to date and cost to complete compared to estimated total costs for the contract. This method is used because management considers expended costs together with estimates of remaining costs to be the best available measure of contract performance. Contract costs include all direct labor, material and any other costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

EDUCATION AND TRAINING

     Tuition revenue is recognized ratably throughout the period that classes are held.

SOFTWARE

     ARIS accounts for software revenues in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, Software Revenue Recognition. Revenues earned under software license agreements with end users are generally recognized when the software has been shipped, collectibility is probable, and there are no significant obligations remaining.

     ARIS initially defers revenue on the sale of extended software service contracts which is then recognized on a straight-line basis over the life of the contract period.

INCOME TAXES

     Provision for income taxes has been recorded in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the liability method of SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to be recovered or settled.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expenses amounted to $212,000, $600,000 and $495,000 in 1996, 1997 and 1998, respectively.

FOREIGN CURRENCY TRANSLATIONS

     The financial statements of ARIS' foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS 52"). Under the provisions of SFAS 52, all

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS assets and liabilities in the balance sheet of the foreign subsidiaries, whose functional currency is the U.K. Pound Sterling, are translated at year-end exchange rates, profit and loss accounts are translated at average exchange rates prevailing during the period and translation gains and losses are accumulated in a separate component of shareholders' equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents and other current assets and liabilities such as accounts receivable, accounts payable and accrued liabilities as presented in the consolidated financial statements approximates fair value based on the short-term nature of these instruments. Investments in marketable securities are carried at fair value in the accompanying consolidated balance sheet.

STOCK-BASED COMPENSATION

     Stock-based compensation is accounted for by following Financial Accounting Standards Board ("FASB") issued Statement No. 123, "Accounting for Stock-Based Compensation." Under the provisions of this Statement, employee stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principles Board Opinion No. 25 or the fair value method described in Statement No. 123. Companies choosing the intrinsic-value method are required to disclose the pro forma impact of the fair value method on net income. ARIS has elected to continue accounting for its employee stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25. Stock-based awards granted to other than employees are valued at fair market value on the date of grant.

NET INCOME PER SHARE

     Statement of Financial Accounting Standards No. 128 ("SFAS 128") was issued in February 1997. This pronouncement modifies the calculation and disclosure of earnings per share and was adopted by ARIS during 1997. Under the provisions of SFAS 128, basic earnings per share is calculated as income available to Common Stockholders divided by the weighted-average number of common shares outstanding during the periods. Diluted earnings per share is based on the weighted-average number of shares of Common Stock and Common Stock equivalents outstanding during the periods, including options and warrants computed using the treasury stock method. All earnings per share amounts from prior periods have been restated to reflect the adoption of SFAS 128.

NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board ("FASB") issued SFAS No. 130,"Reporting Comprehensive Income," in June 1997. This statement establishes new standards for reporting and displaying comprehensive income in the financial statements and was adopted by ARIS during the quarter ended March 31, 1998. SFAS No. 130 requires reclassification of prior periods financial statements to reflect application of the provisions of this statement. In addition to net income, comprehensive income

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS includes charges or credits to equity that are not the result of transactions with shareholders.

     The following reflects the composition of accumulated other comprehensive income at December 31, 1995, 1996, 1997 and 1998:

                                                                      ACCUMULATED
                                           FOREIGN     UNREALIZED        OTHER
                                           CURRENCY     GAINS ON     COMPREHENSIVE
                                            ITEMS      SECURITIES       INCOME
                                           --------    ----------    -------------
Balance at December 31, 1995.............  $ (4,000)   $ 195,000       $ 191,000
Current-period change....................    24,000       30,000          54,000
                                           --------    ---------       ---------
Balance at December 31, 1996.............    20,000      225,000         245,000
Current-period change....................     7,000     (288,000)       (281,000)
                                           --------    ---------       ---------
Balance at December 31, 1997.............    27,000      (63,000)        (36,000)
Current-period change....................   (16,000)      63,000          47,000
                                           --------    ---------       ---------
Balance at December 31, 1998.............  $ 11,000    $      --       $  11,000
                                           ========    =========       =========

     The unrealized gains on securities is shown net of tax of $115,000 and ($35,000) at December 31, 1996 and 1997, respectively.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has adopted SFAS No. 131 and has provided the disclosures needed to conform with its requirements.

     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instrument and for hedging activities. If adopted by the Company, the Company expects that SFAS 133 will have no material impact on its financial statements.

2. POOLING OF INTEREST WITH BAREFOOT COMPUTER TRAINING LIMITED AND INTIME SYSTEMS INTERNATIONAL, INC.

     On February 28, 1998, ARIS completed a merger with Barefoot Computer Training Limited ("Barefoot"), a company that provides information technology training services in London, England. Under the terms of the merger, ARIS issued 278,611 shares of Common Stock in exchange for all of the outstanding shares of Barefoot Common Stock. The acquisition was accounted for as a pooling-of-interest and, accordingly, all periods included in these consolidated financial statements have been restated to give effect to the merger.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Barefoot had a November 30 year end and, accordingly, the Barefoot balance sheet at November 30, 1997 has been combined with the balance sheet of ARIS at December 31, 1997, and Barefoot's statements of income for the years ended November 30, 1996 and 1997 have been combined with ARIS' statements of income for the years ended December 31, 1996 and 1997, respectively. In order to conform Barefoot's year end to ARIS' year end, Barefoot's financial statements for the month of December 1997 are not included in the statements of income or cash flows for 1997. Barefoot's net loss for December 1997 will decrease retained earnings as of January 1, 1998.

     On June 30, 1998, the Company completed a merger with InTime Systems International, Inc. ("InTime"), a Delaware corporation having its principal offices in West Palm Beach, Florida. InTime, now a division of the Company, provides information technology and human resource management systems consulting services focusing primarily on Oracle and PeopleSoft technologies. The acquisition was accounted for as a pooling-of-interests, in which the Company issued 786,710 shares of Common Stock in exchange for all of the outstanding shares of InTime Common Stock and warrants (the "Warrants") to purchase 718,997 shares of Common Stock in exchange for all of the outstanding warrants to purchase shares of InTime Common Stock. Accordingly, all periods included in the financial information furnished herein have been restated to give effect to the merger.

     A reconciliation of amounts of revenue and earnings for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, previously reported by ARIS to the combined amounts presented herein follows:

                                   ARIS AS     ADJUSTMENT   ADJUSTMENT
                                  REPORTED      BAREFOOT      INTIME       COMBINED
                                 -----------   ----------   -----------   -----------
YEAR ENDED DECEMBER 31, 1996:
Revenue........................  $26,898,000   $5,326,000   $11,672,000   $43,896,000
                                 ===========   ==========   ===========   ===========
Net income.....................  $ 2,014,000   $  152,000   $    60,000   $ 2,226,000
  Adjustment (1)...............           --           --            --         8,000
                                                                          -----------
     Consolidated net income...                                           $ 2,234,000
                                                                          ===========
YEAR ENDED DECEMBER 31, 1997:
Revenue........................  $55,131,000   $7,419,000   $13,736,000   $76,286,000
                                 ===========   ==========   ===========   ===========
Net income.....................  $ 5,345,000   $  410,000   $   564,000   $ 6,319,000
  Adjustment(1)................           --           --            --      (420,000)
                                                                          -----------
     Consolidated net income...                                           $ 5,899,000
                                                                          ===========
FOR THE THREE MONTHS ENDED
  MARCH 31, 1998:
Revenue........................  $20,737,000                $ 4,497,000   $25,234,000
                                 ===========                ===========   ===========
Net income.....................  $ 1,045,000                $   355,000   $ 1,440,000

-------------------------
(1) The adjustment to previously reported income in 1996 and 1997 are to record deferred tax assets of InTime in the total amount of $412,000 which could be offset with future reversals of deferred tax liabilities of ARIS upon the merger of InTime into ARIS effective June 30, 1998.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. RESTRUCTURING AND OTHER EXPENSE

     In December 1998, the Company restructured its training operations to gain efficiency and profitability. Incident to the restructuring, the Company incurred expenses aggregating $2,185,000, including $873,000 for employee severance, $559,000 for equipment and asset abandonment, $593,000 for anticipated lease disposition costs and $160,000 associated with other aspects of the restructuring. At December 31, 1998, $1,280,000 of the amount accrued was paid. The Company fully expects to complete the restructuring and utilize all accrued costs by June 30, 1999.

     In addition to the restructuring, the Company settled a litigation claim and expensed $759,000. Management believes that a portion of the litigation settlement cost may be recovered from insurance proceeds.

4. ACQUISITIONS

     ARIS has embarked upon an acquisition program that included the acquisition of three companies during 1996, four companies during 1997 and two companies during 1998, which have been accounted for by the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on management's estimates, arms-length negotiations with the sellers and in some cases, independent appraisals. The Common Stock issued as consideration in these acquisitions has been recorded at its estimated fair value at the date the acquisition was announced. The results of operations of the acquired companies have been included in consolidated results of operations of ARIS from the date of the acquisitions. The following is a description of the terms of the various acquisitions:

1996

     On May 1, 1996, ARIS acquired the stock of SQLSoft, Inc., a training company based in Bellevue, Washington in exchange for 707,900 shares of unregistered Common Stock.

     On October 1, 1996, ARIS acquired the assets and liabilities of SofTeach Corporation, a training company based in Denver, Colorado in exchange for 42,000 shares of unregistered Common Stock and a combination of notes payable and cash.

     On October 1, 1996, ARIS acquired the stock of Noetix Corporation, a software development company which develops software modules which interface with Oracle database applications software in exchange for 40,000 shares of unregistered Common Stock and cash.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A summary of assets acquired, liabilities assumed and purchase price paid for the 1996 acquisitions is as follows:

                              SQLSOFT, INC.    SOFTEACH CORP.    NOETIX CORP.
                              -------------    --------------    ------------
Consideration:
Cash........................           --        $  750,000       $  835,000
Note payable................           --           500,000               --
Value of Common Stock.......   $1,317,000           152,000          145,000
Acquisition costs...........           --                --           26,000
                               ----------        ----------       ----------
                               $1,317,000        $1,402,000       $1,006,000
                               ==========        ==========       ==========

     The cost allocated to the assets and liabilities at the date of the acquisition is as follows:

                                  SQLSOFT, INC.   SOFTEACH CORP.   NOETIX CORP.
                                  -------------   --------------   ------------
Cash............................   $   60,000       $  124,000              --
Accounts receivable.............      537,000           73,000      $  273,000
Prepaid and other current
  assets........................       73,000           35,000              --
Intangible assets: Software
  technology--completed.........           --               --         384,000
Software technology -- in
  process.......................           --               --         307,000
  (Charged to research and
     development expense)
Non-compete agreements..........           --               --         150,000
Goodwill........................      942,000          956,000         260,000
Property and equipment..........      464,000          226,000           9,000
Accounts payable and accrued
  liabilities...................     (759,000)         (12,000)       (377,000)
                                   ----------       ----------      ----------
                                   $1,317,000       $1,402,000      $1,006,000
                                   ==========       ==========      ==========

1997

     On February 28, 1997, ARIS acquired the stock of Oxford Computer Group Limited, now ARIS (UK) Limited ("ARIS (UK)"), a company that provides information technology consulting and training services with offices in Oxford, London and Birmingham in exchange for 280,000 shares of unregistered Common Stock.

     On October 1, 1997, ARIS acquired the stock of Enterprise Computing Inc. (doing business as Buller, Owens and Associates ("Enterprise")), an information technology training company located in New York, New York, in exchange for 62,531 shares of unregistered Common Stock, warrants to purchase 20,844 shares of unregistered Common Stock and $1,560,000 cash. In connection with the acquisition of Enterprise, ARIS entered into a $500,000 earn-out agreement with the former shareholders based on attainment of certain future financial goals. During 1998, ARIS paid an aggregate of $255,000 pursuant to the earn-out agreement.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     On November 1, 1997, ARIS acquired the stock of Agiliti, Inc., an information technology training company located in Bloomington, Minnesota, in exchange for 50,941 shares of unregistered Common Stock.

     On November 1, 1997, ARIS acquired the stock of Absolute!, Inc. ("Absolute!"), an information technology training company located in Dallas, Texas, in exchange for 40,909 shares of unregistered Common Stock and $100,000 cash. In connection with the acquisition of Absolute!, ARIS entered into a $500,000 earn-out agreement with the former shareholder based on attainment of certain future financial goals. During 1998, ARIS paid an aggregate of $250,000 pursuant to the earn-out agreement, of which $150,000 was exchanged for approximately 5,000 unregistered shares of Common Stock.

     A summary of assets acquired, liabilities assumed and purchase price paid for the 1997 acquisitions is as follows:

                                     ARIS (UK)    ENTERPRISE   AGILITI    ABSOLUTE!
                                     ----------   ----------   --------   ---------
Consideration:
Cash...............................          --   $1,560,000         --   $100,000
Value of Common Stock..............  $1,400,000    1,125,000   $950,000    709,000
Value of warrants..................          --      187,000         --         --
Acquisition costs..................      96,000           --     15,000         --
                                     ----------   ----------   --------   --------
                                     $1,496,000   $2,872,000   $965,000   $809,000
                                     ==========   ==========   ========   ========

     The cost allocated to the assets and liabilities at the date of the acquisition is as follows:

                                   ARIS (UK)    ENTERPRISE    AGILITI     ABSOLUTE!
                                  -----------   ----------   ----------   ---------
Cash............................  $     5,000           --           --   $  40,000
Accounts receivable.............    1,140,000   $  365,000   $  493,000     297,000
Prepaid and other current
  assets........................      337,000       39,000       70,000       8,000
Goodwill........................    1,095,000    2,672,000    1,066,000     902,000
Property and equipment..........    1,283,000      212,000      350,000      60,000
Notes payable...................           --           --     (930,000)    (76,000)
Accounts payable and accrued
  liabilities...................   (2,364,000)    (416,000)     (84,000)   (422,000)
                                  -----------   ----------   ----------   ---------
                                  $ 1,496,000   $2,872,000   $  965,000   $ 809,000
                                  ===========   ==========   ==========   =========

1998

     On April 30, 1998, ARIS, through ARIS (UK), acquired all of the outstanding stock of MMT Computer (Reading) Limited ("MMT"), an information technology consulting company located in Reading, England, in exchange for $2,499,000 cash (L1,500,000).

     On August 10, 1998, ARIS, through ARIS Software, Inc. ("ASI"), a wholly-owned subsidiary, acquired all of the assets of db-Centric, Inc. ("db-Centric"), a decision support systems administrative software company focusing on distributed data warehouse management in exchange for $1,000,000 cash.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A summary of the purchase price paid for the 1998 acquisitions is as follows:

                                                           MMT        DB-CENTRIC
                                                        ----------    ----------
Consideration:
Cash..................................................  $2,499,000    $1,000,000
Acquisition costs.....................................     152,000            --
                                                        ----------    ----------
                                                        $2,651,000    $1,000,000
                                                        ==========    ==========

     The cost allocated to the assets and liabilities at the date of the acquisition is as follows:

                                                           MMT        DB-CENTRIC
                                                        ----------    ----------
Cash..................................................  $    1,000            --
Accounts receivable...................................     622,000            --
Prepaid and other current assets......................   1,077,000            --
Goodwill..............................................   1,498,000    $1,000,000
Property and equipment................................     200,000            --
Notes payable.........................................
Notes payable, accounts payable and accrued
  liabilities.........................................    (747,000)           --
                                                        ----------    ----------
                                                        $2,651,000    $1,000,000
                                                        ==========    ==========

     The following unaudited pro forma summary presents the consolidated results of operations of ARIS as if the entities (described in Note 4) acquired in 1996, 1997 and 1998 had been acquired as of the beginning of the periods presented, including the impact of adjustments to amortize intangible assets acquired and record consolidated income tax expense at ARIS' effective tax rate.

                                                YEAR ENDED DECEMBER 31,
                                       ------------------------------------------
                                         1996(1)        1997(2)        1998(3)
                                       -----------    -----------    ------------
Net sales............................  $60,233,000    $88,532,000    $117,496,000
Net income...........................  $ 2,299,000    $ 5,428,000    $  1,008,000
Basic earnings per share.............  $      0.28    $      0.55    $       0.09
Diluted earnings per share...........  $      0.27    $      0.52    $       0.08

-------------------------
(1) Adjusted to include the results of operations of SQLSoft, Inc., SofTeach Corporation and Noetix Corporation prior to acquisition and the results of operations of ARIS (UK), Enterprise, Agiliti and Absolute! for the year ended December 31, 1996, including the impact of certain adjustments.

(2) Adjusted to include the results of operations of ARIS (UK), Enterprise, Agiliti and Absolute! prior to acquisition and the results of operations of MMT and db-Centric for the year ended December 31, 1997, including the impact of certain adjustments.

(3) Adjusted to include the results of operations of MMT and db-Centric prior to acquisition, including the impact of certain adjustments.

     The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the years presented. In addition, they are

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

     ARIS recorded expenses associated with acquisition of businesses during 1996, 1997 and 1998 [including mergers with Barefoot and InTime (see Note 2) during 1998] of $347,000, $428,000 and $5,655,000 respectively. In 1996 and 1997 such costs were primarily incurred in connection with the integration of business systems of acquired companies. In 1998, costs were primarily for investment banking and professional fees and expenditures to facilitate integration of business systems of acquired businesses with ARIS following the mergers.

     During 1996 ARIS expensed $307,000 of in-process research and development costs following the acquisition of Noetix Corporation.

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                             DECEMBER 31,
                                                       -------------------------
                                                          1997          1998
                                                       ----------    -----------
Land and building....................................          --    $ 5,220,000
Computer equipment...................................  $6,752,000      9,817,000
Furniture and fixtures...............................   1,630,000      2,869,000
Software.............................................     250,000        582,000
Leasehold improvements...............................     921,000      2,857,000
Other................................................     906,000        410,000
                                                       ----------    -----------
                                                       10,459,000     21,755,000
Less: Accumulated depreciation.......................  (3,303,000)    (5,680,000)
                                                       ----------    -----------
                                                       $7,156,000    $16,075,000
                                                       ==========    ===========

6. INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist of the following:

                                                             DECEMBER 31,
                                                      --------------------------
                                                         1997           1998
                                                      -----------    -----------
Goodwill............................................  $ 7,957,000    $11,205,000
Capitalized software costs..........................    1,025,000      1,025,000
Non-compete agreements..............................      150,000        150,000
Prepaids and other..................................    2,269,000      2,770,000
                                                      -----------    -----------
                                                       11,401,000     15,150,000
Less: Accumulated amortization......................   (1,060,000)    (1,940,000)
                                                      -----------    -----------
                                                       10,341,000     13,210,000
Less: Current portion...............................   (2,089,000)    (2,359,000)
                                                      -----------    -----------
          Total noncurrent intangibles and other
             assets.................................  $ 8,252,000    $10,851,000
                                                      ===========    ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INVESTMENTS

     Investments in marketable securities at December 31, 1997 and 1998 consist of investments in debt securities totaling $19,663,000 and $6,513,000, respectively. These investments have been classified as available-for-sale and, accordingly, the excess of fair value over cost, net of tax, has been included as a separate component of shareholders' equity at December 31, 1997 and 1998. The debt securities held at December 31, 1998 have maturities ranging from January 1999 to August 1999.

8. INCOME TAXES

     Income tax expense consists of the following:

                                                  YEAR ENDED DECEMBER 31,
                                           --------------------------------------
                                              1996          1997          1998
                                           ----------    ----------    ----------
Current: Federal.........................  $1,429,000    $3,023,000    $2,532,000
  State..................................     110,000       328,000       354,000
  Foreign................................      65,000       370,000        98,000
                                           ----------    ----------    ----------
                                            1,604,000     3,721,000     2,984,000
                                           ----------    ----------    ----------
Deferred: Federal........................    (212,000)       32,000      (372,000)
  State..................................      12,000       (52,000)      (55,000)
  Foreign................................      31,000       (12,000)       83,000
                                           ----------    ----------    ----------
                                             (169,000)      (32,000)     (344,000)
                                           ----------    ----------    ----------
          Total tax expense..............  $1,435,000    $3,689,000    $2,640,000
                                           ==========    ==========    ==========

     Pretax operating results of ARIS' foreign subsidiaries are income of $232,000, $1,082,000 and $472,000 in 1996, 1997 and 1998, respectively. The principal reasons for the variation from the customary relationship between income taxes at the statutory federal rate and that shown in the consolidated statements of income are as follows:

                                                  YEAR ENDED DECEMBER 31,
                                           --------------------------------------
                                              1996          1997          1998
                                           ----------    ----------    ----------
Statutory federal income tax rate........  $1,248,000    $3,260,000    $1,374,000
Goodwill.................................      17,000        66,000       178,000
Nondeductible acquisition costs..........          --            --       794,000
State income taxes, net of federal income
  tax benefit............................      82,000       224,000       179,000
Purchased research and development.......     104,000            --            --
Nondeductible meals and entertainment....      32,000        53,000        88,000
Other....................................     (48,000)       86,000        27,000
                                           ----------    ----------    ----------
                                           $1,435,000    $3,689,000    $2,640,000
                                           ==========    ==========    ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Temporary differences that give rise to a significant portion of deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,
                                                        ------------------------
                                                           1997          1998
                                                        -----------    ---------
Adjustments to cash basis accounting for tax
  purposes............................................  $  (641,000)   $(281,000)
Depreciation and amortization.........................     (365,000)    (374,000)
Intangible assets.....................................     (166,000)     (46,000)
                                                        -----------    ---------
  Gross deferred tax liabilities......................   (1,172,000)    (701,000)
                                                        -----------    ---------
Bad debt allowance....................................      240,000      585,000
Accrued vacation and bonuses..........................       76,000       68,000
Unrealized loss on marketable securities..............       40,000           --
NOL carry-forward.....................................      432,000       86,000
Other.................................................       62,000       98,000
                                                        -----------    ---------
  Gross deferred tax assets...........................      850,000      837,000
                                                        -----------    ---------
                                                        $  (322,000)   $ 136,000
                                                        ===========    =========

9. DEBT

     At December 31, 1998, ARIS had a $10,000,000 line of credit that was collateralized by substantially all of ARIS' assets. All of this line was available at December 31, 1998. Borrowings against the line of credit bear interest at the lender's prime rate.

10. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     ARIS rents office space under non-cancelable operating leases with initial terms in excess of one year. Future minimum rental commitments under operating leases for years ending December 31 are as follows:

1999......................................  $ 2,899,000
2000......................................    3,094,000
2001......................................    3,074,000
2002......................................    2,709,000
2003......................................    1,841,000
Thereafter................................    8,714,000
                                            -----------
                                            $22,331,000
                                            ===========

     Rent expense for 1996, 1997 and 1998 was $995,000, $2,159,000 and
$3,907,000, respectively.

LEGAL PROCEEDINGS

     ARIS is involved in certain legal proceedings that have arisen in the normal course of business. Based on the advice of legal counsel, management does not anticipate that these

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS matters will have a material effect on ARIS' consolidated financial position or results of operations.

11. SHAREHOLDERS' EQUITY

     In June 1997, ARIS completed an initial public offering of 2,300,000 shares of Common Stock with net proceeds of approximately $31,242,000.

     The Company initiated on January 1, 1998, the 1998 Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, employees may elect to set aside up to 10% of their gross compensation to purchase shares of Common Stock annually at a 15% discount to market price. The ESPP is a five-year plan expiring on January 1, 2003. Executive officers (other than the Chief Executive Officer) may participate in the ESPP on the same terms as eligible, non-executive employees.

12. EARNINGS PER SHARE

     The difference between the weighted-average number of common shares outstanding used to calculate basic earnings per share and the weighted-average number of common and common equivalent shares outstanding used to calculate diluted earnings per share is the incremental shares attributed to outstanding options and warrants to purchase Common Stock computed using the treasury stock method.

                                                   YEAR ENDED DECEMBER 31,
                                            -------------------------------------
                                              1996          1997          1998
                                            ---------    ----------    ----------
Weighted-average number of common shares
  outstanding.............................  8,337,000     9,803,000    11,115,000
Effect of dilutive securities:
  Warrants................................         --         3,000        68,000
  Options.................................    160,000       726,000       717,000
                                            ---------    ----------    ----------
                                              160,000       729,000       785,000
                                            ---------    ----------    ----------
Weighted-average number of common and
  common equivalent shares outstanding....  8,497,000    10,532,000    11,900,000
                                            =========    ==========    ==========

     Options to purchase shares of Common Stock were outstanding in 1997 and 1998, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares.

13. STOCK OPTIONS AND WARRANTS

     Prior to January 1995, ARIS from time to time granted non-qualified stock options to key employees. These grants were not part of any formal plan.

     In January 1995, ARIS adopted the ARIS Corporation 1995 Stock Option Plan (the "1995 Plan") which provides for the granting of qualified or non-qualified stock options to employees, directors, officers and certain non-employees of ARIS as determined by the Plan Administrator. ARIS authorized 1,600,000 shares of its Common Stock for issuance

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS under the 1995 Plan. The date of grant, option price, vesting period and other terms specific to options granted under the 1995 Plan are to be determined by the Plan Administrator. The option price for stock options granted is based on the fair market value of ARIS' stock on the date of grant. Options granted under the 1995 Plan expire seven years from the date of grant and vest over periods of up to four years. ARIS ended grants under the 1995 Plan in March 1997.

     In March 1997, ARIS adopted the ARIS Corporation 1997 Stock Option Plan (the "1997 Plan") which provides for the granting of qualified or non-qualified stock options to employees, directors, officers and non-employee directors of ARIS as determined by the Plan Administrator. ARIS authorized 2,000,000 shares of its Common Stock for issuance under the 1997 Plan, subject to certain adjustments, reduced by the number of shares that have been granted and have not subsequently become available for grant under the 1995 Plan. The 1997 Plan provides for automatic, non-discretionary grants of 5,000 non-qualified stock options to non-employee directors for each year of service. For all other grants under the 1997 Plan, the date of grant, option price, vesting period and other terms specific to options granted under the 1997 Plan are to be determined by the Plan Administrator. The option price for stock options granted is based on the fair market value of ARIS' stock on the date of grant. Options granted under the 1997 Plan expire ten years from the date of grant and vest over periods of up to four years. On April 28, 1998, the shareholders of ARIS approved an increase in the number of shares of Common Stock available for issuance under the 1997 Plan to 2,000,000 shares.

     In connection with the acquisition of Enterprise (as discussed in Note 4), ARIS issued warrants to purchase 20,844 shares of Common Stock with an exercise price of $23.988 and a fair value of $8.95 during 1997. Additionally, during 1997 ARIS issued warrants to purchase 4,000 shares of Common Stock with an exercise price of $10.00 to certain consultants of ARIS.

     In connection with the acquisition of InTime (as discussed in Note 2), ARIS issued warrants to purchase 718,997 shares of Common Stock as consideration to the former holders of warrants of InTime. The warrants commenced trading on the Nasdaq National Market on July 16, 1998. Each of these warrants entitle the holder to purchase one share of the Company's Common Stock at an exercise price of $22.98. The warrants expire on February 15, 2000.

     On December 15, 1998, the Company completed its voluntary stock option exchange with existing employees holding options granted under the Company's 1997 Stock Option Plan. Senior management was precluded from participating in that exchange. Eligible employees electing to participate in the exchange surrendered their existing options and received new options to purchase 20% fewer shares of the Company's Common Stock at an exercise price of $9.75 per share, upon a modified vesting schedule.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A summary of the activity for non-qualified stock options granted prior to1995, the 1995 Plan, and the 1997 Plan is presented below:

                                           1996                    1997                     1998
                                   --------------------   ----------------------   ----------------------
                                              WEIGHTED-                WEIGHTED-                WEIGHTED-
                                               AVERAGE                  AVERAGE                  AVERAGE
                                              EXERCISE                 EXERCISE                 EXERCISE
                                    SHARES      PRICE       SHARES       PRICE       SHARES       PRICE
                                   --------   ---------   ----------   ---------   ----------   ---------
Outstanding at beginning of
  year...........................   134,000     $0.30        354,000    $ 2.12      1,452,000    $ 9.63
Granted..........................   262,000      2.79      1,259,000     11.34      1,822,000     18.91
Exercised........................   (14,000)     0.09        (47,000)     1.47       (147,000)     4.42
Forfeited........................   (28,000)     0.78       (114,000)     8.22     (1,209,000)    23.79
                                   --------               ----------               ----------
Outstanding at end of year.......   354,000      2.12      1,452,000      9.65      1,918,000      9.94
                                   ========     =====     ==========    ======     ==========    ======
Options exercisable at
  year-end.......................    69,775     $0.89        162,000      1.10        394,000    $ 8.72
                                   ========               ==========               ==========
Weighted-average fair value of
  options granted during the
  year...........................  $   2.20               $    11.34               $    19.65

     The following table summarizes information about stock options outstanding at December 31, 1998:

                              OPTIONS OUTSTANDING
                    ---------------------------------------      OPTIONS EXERCISABLE
                                    WEIGHTED-                  ------------------------
      RANGE                          AVERAGE      WEIGHTED-                   WEIGHTED-
        OF                          REMAINING      AVERAGE                     AVERAGE
     EXERCISE         NUMBER       CONTRACTUAL    EXERCISE       NUMBER       EXERCISE
      PRICES        OUTSTANDING       LIFE          PRICE      EXERCISABLE      PRICE
  --------------    -----------    -----------    ---------    -----------    ---------
  $0.19 - $ 3.62..     201,000        4.24         $ 1.81        148,000       $ 1.35
  $5.00 - $ 9.40..     670,000        5.43         $ 6.55        108,000       $ 6.28
  $9.75 - $32.35..   1,047,000        8.99         $13.68        138,000       $18.52

     ARIS applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock options issued to employees. Had compensation cost for the 1995 Plan and the 1997 Plan been determined based upon the fair value at the grant date consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, ARIS' net income and net income per share would have been as follows:

                                                  YEAR ENDED DECEMBER 31,
                                           --------------------------------------
                                              1996          1997          1998
                                           ----------    ----------    ----------
Net income as reported...................  $2,234,000    $5,899,000    $1,400,000
Net (loss) income pro forma..............  $1,947,000    $5,615,000    $ (694,000)
Basic earning per share as reported......  $     0.27    $     0.60    $     0.13
Diluted earning per share as reported....  $     0.26    $     0.56    $     0.12
Basic earnings (loss) per share pro
  forma..................................  $     0.26    $     0.57    $    (0.06)
Diluted earnings (loss) per share pro
  forma..................................  $     0.25    $     0.53    $    (0.06)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The fair value of each stock option granted in 1996, 1997 and 1998 was estimated on the date of grant using the Black-Scholes single option method. The following weighted-average assumptions were used for grants in 1996, 1997 and 1998:

                                                  YEAR ENDED DECEMBER 31,
                                         ------------------------------------------
                                            1996            1997            1998
                                         ----------      ----------      ----------
Assumptions:
Risk free interest rate................        6.0%           6.75%           4.54%
Expected holding period................  4.75 years      4.75 years      4.75 years
Dividend yield.........................          0%              0%              0%
Expected volatility....................          0%           59.0%           94.0%

14. PROFIT SHARING PLAN

     ARIS maintains a qualified defined contribution profit sharing 401(k) plan which covers full time employees with at least one month of service. There were no employer contributions to the plan for 1995, 1996 or 1997. In 1998, the Company instituted a 401(k) matching contribution program whereby the Company matched each employees' contribution on a dollar-for-dollar basis up to $800 per participating employee. During 1998, the Company contributed $256,000 to the 401(k) plan.

15. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES

     ARIS paid interest of $66,000, $194,000 and $49,000 during 1996, 1997 and
1998, respectively. ARIS paid $2,208,000, $3,375,000 and $3,045,000 in income taxes during 1996, 1997 and 1998, respectively.

     As more fully described in Note 2, ARIS merged with Barefoot and InTime in transactions accounted for as poolings of interest. As more fully described in
Note 4, ARIS has acquired nine companies in transactions accounted for as purchases in exchange for Common Stock, cash, warrants and/or notes payable.

16. OPERATING BUSINESS GROUPS

     ARIS is engaged in three distinct businesses consisting of database consulting services, information technology training and software sales. Total revenue by segment represents sales to unaffiliated customers. Inter-segment sales are not material. Operating profit represents total revenue less operating expenses. In computing operating profit none of the following items has been added or deducted: general corporate expenses, interest income or expense or income taxes.

     Identifiable assets are those assets used in the operations of each industry segment. Corporate assets primarily consist of cash, investments and certain prepaid expenses.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Summarized financial information by business group for 1996, 1997 and 1998 is as follows:

                        CONSULTING      TRAINING       SOFTWARE
                           GROUP          GROUP          GROUP        CORPORATE        TOTAL
                        -----------    -----------    -----------    -----------    ------------
1996:
Revenue...............  $27,505,000    $14,711,000    $ 1,680,000             --    $ 43,896,000
Operating profit......    9,074,000      1,613,000     (1,009,000)   $(6,205,000)      3,473,000
Identifiable assets...    7,773,000      6,520,000      2,113,000      4,269,000      20,675,000
Depreciation and
  Amortization........       42,000        635,000        250,000        324,000       1,251,000
Capital
  expenditures........       34,000      2,171,000         41,000        208,000       2,454,000
1997:
Revenue...............  $42,731,000    $28,896,000    $ 4,659,000             --    $ 76,286,000
Operating profit......   12,824,000      3,607,000        836,000    $(8,820,000)      8,447,000
Identifiable assets...   10,453,000     18,584,000      2,581,000     28,933,000      60,551,000
Depreciation and
  Amortization........      173,000      1,401,000        435,000        445,000       2,454,000
Capital
  expenditures........      401,000      1,600,000        137,000        518,000       2,656,000
1998:
Revenue...............  $64,036,000    $40,398,000    $11,460,000             --    $115,894,000
Operating profit......    2,712,000     (5,641,000)     6,545,000    $  (734,000)      2,882,000
Identifiable assets...   20,701,000     21,087,000      4,093,000     23,600,000      69,481,000
Depreciation and
  Amortization........      702,000      2,402,000        432,000        352,000       3,888,000
Capital
  expenditures........    2,564,000      3,352,000        131,000      5,653,000      11,700,000

17. GEOGRAPHIC SEGMENT INFORMATION

     Major operations outside the United States include ARIS (UK) which was purchased by ARIS in 1997. Substantially all of ARIS (UK)'s business relates to sales in the United Kingdom and Europe. Certain information regarding operations in this geographic segment is presented in the table below. Intercompany sales between ARIS (UK) and ARIS are not material.

                                                   AS OF AND FOR THE
                                                YEAR ENDED DECEMBER 31,
                                       ------------------------------------------
                                          1996           1997            1998
                                       -----------    -----------    ------------
Net sales:
  United States......................  $38,570,000    $59,604,000    $ 90,479,000
  Europe.............................    5,326,000     16,682,000      25,415,000
                                       -----------    -----------    ------------
                                       $43,896,000    $76,286,000    $115,894,000
                                       ===========    ===========    ============
Operating profit:
  United States......................  $ 3,241,000    $ 7,319,000    $  2,354,000
  Europe.............................      232,000      1,128,000         528,000
                                       ===========    ===========    ============
                                       $ 3,473,000    $ 8,447,000    $  2,882,000
                                       ===========    ===========    ============
Identifiable assets:
  United States......................  $18,035,000    $53,076,000    $ 58,711,000
  Europe.............................    2,640,000      7,475,000      10,770,000
                                       -----------    -----------    ------------
                                       $20,675,000    $60,551,000    $ 69,481,000
                                       ===========    ===========    ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. QUARTERLY INFORMATION (UNAUDITED)

     The previously reported quarterly information has been adjusted to reflect the poolings-of-interest with Barefoot and InTime (Note 2).

                                                     1997
                             -----------------------------------------------------
                                 Q1            Q2            Q3            Q4
                             -----------   -----------   -----------   -----------
As previously reported:
  Net sales................  $10,409,000   $13,507,000   $14,582,000   $16,633,000
  Gross profit.............    5,460,000     7,248,000     7,843,000     8,798,000
  Net income...............    1,044,000     1,303,000     1,587,000     1,411,000
  Basic earnings per
     share.................  $      0.14   $      0.17   $      0.16   $      0.14
  Diluted earnings per
     share.................  $      0.13   $      0.16   $      0.15   $      0.13
Adjustment:
  Net sales................  $ 4,855,000   $ 5,225,000   $ 5,264,000   $ 5,811,000
  Gross profit.............    2,027,000     2,382,000     2,344,000     2,718,000
  Net income...............      179,000       515,000      (240,000)      100,000
As adjusted:
  Net sales................  $15,264,000   $18,732,000   $19,846,000   $22,444,000
  Gross profit.............    7,487,000     9,630,000    10,187,000    11,516,000
  Net income...............    1,223,000     1,818,000     1,347,000     1,511,000
  Basic earnings per
     share.................  $      0.14   $      0.21   $      0.12   $      0.13
  Diluted earnings per
     share.................  $      .013   $      0.19   $      0.11   $      0.13

                                                     1998
                             -----------------------------------------------------
                                 Q1            Q2            Q3            Q4
                             -----------   -----------   -----------   -----------
As previously reported:
  Net sales................  $20,737,000   $29,162,000   $31,488,000   $29,894,000
  Gross profit.............   11,704,000    15,078,000    16,982,000    14,011,000
  Net income (loss)........    1,045,000    (1,053,000)    2,457,000    (1,404,000)
  Basic earnings (loss) per
     share.................  $      0.10   $     (0.09)  $      0.22   $     (0.13)
  Diluted earnings (loss)
     per share.............  $      0.09   $     (0.09)  $      0.21   $     (0.13)
Adjustment:
  Net sales................  $ 4,486,000   $   127,000            --            --
  Gross profit.............    2,008,000       848,000            --            --
  Net income...............      401,000       (46,000)           --            --
As adjusted:
  Net sales................  $25,223,000   $29,289,000   $31,488,000   $29,894,000
  Gross profit.............   13,712,000    15,926,000    16,982,000    14,011,000
  Net income...............    1,446,000    (1,099,000)    2,457,000    (1,404,000)
  Basic earnings per
     share.................  $      0.14   $     (0.10)  $      0.22   $     (0.13)
  Diluted earnings per
     share.................  $      0.13   $     (0.10)  $      0.21   $     (0.13)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

1. The unaudited financial information furnished herein, in the opinion of management, reflects all adjustments consisting only of normal, recurring adjustments which are necessary to state fairly the condensed consolidated balance sheets, and condensed consolidated statements of income, statements of cash flows and statement of changes in shareholders' equity of ARIS Corporation ("ARIS" or the "Company") as of and for the periods indicated. ARIS presumes that users of the interim financial information herein have read or have access to the Company's audited consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation, except in regard to material contingencies or recent significant events, may be determined in that context. Accordingly, footnote and other disclosures which would substantially duplicate the disclosures contained in the Company's Annual Report on Form 10-K filed on March 31, 1999, have been omitted.

2. On February 28, 1998, the Company completed its acquisition of Barefoot Computer Training Limited ("Barefoot"), a company that provides information technology training services in London, England. The acquisition was accounted for as a pooling-of-interests, in which the Company issued 278,611 shares of common stock in exchange for all of the outstanding share capital of Barefoot. Accordingly, all periods included in the financial information furnished herein have been restated to give effect to the acquisition.

   On June 30, 1998, the Company completed a merger with InTime Systems International, Inc. ("InTime"), a Delaware corporation having its principal offices in West Palm Beach, Florida. InTime, now a division of the Company, provides information technology and human resource management systems consulting services focusing primarily on Oracle and PeopleSoft technologies. The acquisition was accounted for as a pooling-of-interests, in which the Company issued 786,710 shares of Common Stock in exchange for all of the outstanding shares of InTime common stock and warrants (the "Warrants") to purchase 718,997 shares of the Company's Common Stock in exchange for all of the outstanding warrants to purchase shares of InTime common stock. Accordingly, all periods included in the financial information furnished herein have been restated to give effect to the merger.

   On April 30, 1998, ARIS, through ARIS (UK) Limited, a wholly-owned subsidiary, acquired all of the outstanding share capital of MMT Computer (Reading) Limited, an information technology consulting company located in Reading, England, in exchange for $2,499,000 cash (pound sterling 1,500,000). The acquisition was accounted for under the purchase method of accounting. Goodwill resulting from this acquisition is amortized over fifteen years.

   On August 10, 1998, ARIS, through ARIS Software, Inc., a wholly-owned subsidiary, acquired all of the assets of db-Centric, Inc., a decision support systems administrative software company focusing on distributed data warehouse management, in exchange for $1,000,000 cash. The acquisition was accounted for under the purchase method of accounting. Goodwill resulting from this acquisition is amortized over fifteen years.

                  FOR SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

3. Basic earnings per share is calculated as income available to common shareholders divided by the weighted average number of common shares outstanding during the periods. Diluted earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods, including options and warrants computed using the treasury stock method. All earnings per share amounts from prior periods have been restated to conform with the current period presentation.

   The difference between the weighted average number of common shares outstanding used to calculate basic earnings per share and the weighted average number of common and common equivalent shares outstanding used to calculate diluted earnings per share is the incremental shares attributed to outstanding options and warrants to purchase common stock computed using the treasury stock method:

                                         FOR THE SIX MONTHS
                                           ENDED JUNE 30,
                                         ------------------
                                       1999              1998
                                    ----------        ----------
Weighted average number of common
  shares outstanding..............  11,076,000        11,062,000
                                    ----------        ----------
Effect of dilutive securities:
  Warrants........................          --           187,000
  Options.........................     344,000           820,000
                                    ----------        ----------
                                       344,000         1,007,000
                                    ----------        ----------
Weighted average number of common
  and common equivalent shares
  outstanding.....................  11,420,000        12,069,000
                                    ==========        ==========

4. ARIS is engaged in three distinct businesses consisting of information technology consulting services, information technology training and software sales. Total revenue by segment represents sales to unaffiliated customers. Inter-segment sales have been eliminated. Operating profit represents total revenue less operating expenses. Summarized financial information by business group for the six-months ended June 30, 1998 and 1999 follows:

                                         CONSULTING     TRAINING      SOFTWARE
                                            GROUP         GROUP        GROUP       CORPORATE       TOTAL
                                         -----------   -----------   ----------   -----------   -----------
    Six months ended June 30, 1999:
      Revenue..........................  $36,626,000   $18,869,000   $4,563,000                 $60,058,000
      Operating profit.................  $ 4,463,000   $(1,683,000)  $1,315,000   $  (708,000)  $ 3,387,000
    Six months ended June 30, 1998:
      Revenue..........................  $29,105,000   $19,855,000   $5,436,000                 $54,396,000
      Operating profit.................  $ 1,550,000   $  (797,000)  $3,490,000   $(3,036,000)  $ 1,207,000

5. In August 1999, ARIS announced the closing of training centers in New York, Minneapolis and Chicago. These centers had not been profitable during the six months

                  FOR SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

   ended June 30, 1999. ARIS estimates that the costs of closing these centers will be approximately $5,500,000, including estimated future payments of $1,000,000 for employee severance and relocation, lease terminations, termination of contract obligations, a bad debt writeoff of approximately $500,000, and reductions in carrying value of assets of $4,000,000, comprised of a write off of $3,000,000 in goodwill and $1,000,000 in leasehold improvements. The estimated cost of closure will be charged to expense in the quarter ending September 30, 1999, and the amount of the charge may vary from ARIS' current estimate. Actual costs of closure also may vary from ARIS' estimates.

6. The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," in June 1997. This statement establishes new standards for reporting and displaying comprehensive income in the financial statements. In addition to net income, comprehensive income includes charges or credits to equity that are not the result of transactions with shareholders. This statement is effective for fiscal years beginning after December 15, 1997. The Company has adopted SFAS No. 130.

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new standards for reporting information about operating segments in interim and annual financial statements. This statement is effective for fiscal years beginning after December 15, 1997. The Company has adopted SFAS No. 131.

   In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments for hedging activities. If adopted by the Company, the Company expects that SFAS 133 will have no material impact on its financial statements.

                          FINE.COM INTERNATIONAL CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-31
Consolidated Balance Sheets.................................  F-32
Consolidated Statements of Operations.......................  F-33
Consolidated Statements of Shareholders' Equity.............  F-34
Consolidated Statements of Cash Flow........................  F-35
Notes to Consolidated Financial Statements..................  F-36

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
fine.com International Corp.

     We have audited the accompanying consolidated balance sheets of fine.com International Corp. as of January 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of fine.com International Corp. at January 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Seattle, Washington
April 2, 1999, except for Note 5 as to
which the date is April 22, 1999

                          FINE.COM INTERNATIONAL CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                            JANUARY 31,           APRIL 30,
                                                      ------------------------   -----------
                                                         1998         1999          1999
                                                      ----------   -----------   -----------
                                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $1,571,861   $ 1,521,301   $   704,708
  Marketable securities.............................   1,593,032            --            --
  Accounts receivable, less allowances for doubtful
    accounts of $55,000, $108,000 and $88,000.......   1,097,354     1,952,694     1,218,078
  Costs and profits in excess of billings on
    uncompleted projects............................     191,841        14,292       226,802
  Prepaid expenses and other assets.................     157,780        68,830        87,085
  Notes receivable from officer.....................      26,686        21,794        21,678
                                                      ----------   -----------   -----------
       Total current assets.........................   4,638,554     3,578,911     2,258,351
Marketable securities...............................   2,325,236            --            --
Equipment and furniture, net........................     677,560     1,414,338     1,367,844
Other long-term assets..............................     103,561        76,850        75,350
Deferred income tax assets..........................     220,318            --            --
                                                      ----------   -----------   -----------
       Total assets.................................  $7,965,229   $ 5,070,099   $ 3,701,545
                                                      ==========   ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable to bank..............................  $       --   $   500,000   $        --
  Accounts payable..................................     395,267       427,420       149,495
  Accrued expenses..................................      48,581       332,963       160,026
  Advance payments..................................      70,500            --            --
  Billings on uncompleted contracts in excess of
    costs and profits...............................     422,101       536,860       136,087
  Contract loss reserve.............................          --        40,218            --
  Deferred income tax liabilities...................     322,337            --            --
  Current portion of capital lease obligations......      71,166        57,602        32,341
                                                      ----------   -----------   -----------
       Total current liabilities....................   1,329,952     1,895,063       477,949
Capital lease obligations, less current portion.....      70,436        52,228        45,264
                                                      ----------   -----------   -----------
       Total liabilities............................   1,400,388     1,947,291       523,213
Shareholders' equity:
  Common stock, no par value:
    10,000,000 shares authorized, 2,633,720 shares
       issued and outstanding at January 31, 1998,
       2,669,590 shares issued and outstanding at
       January 31, 1999 and 2,697,805 shares issued
       and outstanding at April 30, 1999............   6,737,929     6,906,409     6,946,409
  Accumulated deficit...............................    (143,592)   (3,783,601)   (3,768,077)
  Accumulated other comprehensive loss..............     (29,496)           --            --
                                                      ----------   -----------   -----------
       Total shareholders' equity...................   6,564,841     3,122,808     3,178,332
                                                      ----------   -----------   -----------
       Total liabilities and shareholders' equity...  $7,965,229   $ 5,070,099   $ 3,701,545
                                                      ==========   ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                          FINE.COM INTERNATIONAL CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             FISCAL YEAR ENDED JANUARY 31,     QUARTER ENDED APRIL 30,
                             -----------------------------    --------------------------
                                 1998            1999            1998           1999
                             ------------    -------------    -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Gross revenue..............   $6,023,402      $ 6,133,275     $1,331,793     $1,875,011
Direct salaries and
  costs....................    3,901,570        4,163,513        952,478        855,006
                              ----------      -----------     ----------     ----------
  Gross profit.............    2,121,832        1,969,762        379,315      1,020,005
Selling, general and
  administrative expense...    2,243,480        5,776,428        962,345      1,004,246
                              ----------      -----------     ----------     ----------
Operating income (loss)....     (121,648)      (3,806,666)      (583,030)        15,759
Other income (expense):
  Interest income..........      176,535          168,125         94,602             --
  Interest expense.........      (63,725)         (29,301)            --           (235)
                              ----------      -----------     ----------     ----------
Income (loss) before income
  taxes....................       (8,838)      (3,667,842)      (488,428)        15,524
Provision (benefit) for
  income taxes.............       46,567         (102,019)      (120,000)            --
                              ----------      -----------     ----------     ----------
Net income (loss)..........   $  (55,405)     $(3,565,823)    $ (368,428)    $   15,524
                              ==========      ===========     ==========     ==========
Basic and diluted net
  income (loss) per
  share....................   $    (0.03)     $     (1.34)    $    (0.14)    $     0.01
                              ==========      ===========     ==========     ==========
Shares used in computation
  of net income (loss) per
  share:
  Basic....................    1,921,577        2,668,411      2,664,754      2,687,103
  Diluted..................    1,921,577        2,668,411      2,664,754      2,692,843

The accompanying notes are an integral part of these consolidated financial statements.

                          FINE.COM INTERNATIONAL CORP.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                   CONVERTIBLE
                                    PREFERRED                                                  OTHER
                                STOCK -- SERIES A         COMMON STOCK                      ACCUMULATED       TOTAL
                               -------------------   ----------------------   ACCUMULATED     INCOME      SHAREHOLDERS'
                               SHARES     AMOUNT      SHARES       AMOUNT       DEFICIT       (LOSS)         EQUITY
                               -------   ---------   ---------   ----------   -----------   -----------   -------------
BALANCE AT FEBRUARY 1,
  1997.......................   59,524   $ 239,918   1,309,196   $  269,969   $  (88,187)    $     --      $   421,700
  Conversion of Series A
    convertible preferred
    stock into common
    stock....................  (59,524)   (239,918)     59,524      239,918           --           --               --
  Issuance of shares in
    initial public offering,
    net of offering costs of
    $1,994,458...............       --          --   1,265,000    6,228,042           --           --        6,228,042
  Unrealized loss on
    marketable securities....       --          --          --           --           --      (29,496)         (29,496)
  Net loss...................       --          --          --           --      (55,405)          --          (55,405)
                                                                                                           -----------
  Comprehensive loss.........       --          --          --           --           --           --          (84,901)
                               -------   ---------   ---------   ----------   -----------    --------      -----------
BALANCE AT JANUARY 31,
  1998.......................       --          --   2,633,720    6,737,929     (143,592)     (29,496)       6,564,841
  Acquisition of Pacific
    Analysis and Computing...       --          --      35,870      143,480           --           --          143,480
  Adjustment for Meta4 net
    loss for the one month
    ended July 31, 1998......       --          --          --           --      (74,186)          --          (74,186)
  Stock-based compensation
    expense..................       --          --          --       25,000           --           --           25,000
  Unrealized gain on
    marketable securities....       --          --          --           --           --       29,496           29,496
  Net loss...................       --          --          --           --   (3,565,823)          --       (3,565,823)
                                                                                                           -----------
  Comprehensive loss.........       --          --          --           --           --           --       (3,536,327)
                               -------   ---------   ---------   ----------   -----------    --------      -----------
BALANCE AT JANUARY 31,
  1999.......................       --          --   2,669,590    6,906,409   (3,783,601)          --        3,122,808
  Stock-based compensation
    expense (unaudited)......       --          --      28,215       40,000           --           --           40,000
  Net income and
    comprehensive income
    (unaudited)..............       --          --          --           --       15,424           --           15,524
                               -------   ---------   ---------   ----------   -----------    --------      -----------
BALANCE AT APRIL 30, 1999
  (UNAUDITED)................       --   $      --   2,697,805   $6,946,409   $(3,768,077)   $     --      $ 3,178,332
                               =======   =========   =========   ==========   ===========    ========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                          FINE.COM INTERNATIONAL CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              FISCAL YEAR ENDED JANUARY 31,    QUARTER ENDED APRIL 30,
                                              -----------------------------   -------------------------
                                                  1998            1999           1998          1999
                                              -------------   -------------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................   $   (55,405)    $(3,565,823)   $  (368,428)  $   15,524
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization...........       181,332         345,476         79,440      100,394
    Deferred income taxes...................        46,567        (102,019)      (120,000)          --
    Loss on disposal of property and
      equipment.............................            --         101,075             --           --
    Non cash stock-based compensation
      expense...............................            --          25,000             --       40,000
    Net changes in operating assets and
      liabilities:
      Accounts receivable...................      (321,130)       (855,340)       (33,604)     734,616
      Costs and profits in excess of
         billings...........................      (174,021)        177,549       (103,158)    (212,510)
      Prepaid expenses and other assets.....      (163,193)         43,244       (145,515)     (18,255)
      Deferred offering costs...............        25,114              --             --           --
      Accounts payable......................        (3,181)         32,153        (16,703)    (277,925)
      Accrued expenses......................        20,311         284,382         15,643     (172,937)
      Advance payments......................        70,500         (70,500)       (70,500)          --
      Billings in excess of costs and
         profits............................       232,640         114,759        (31,452)    (440,991)
      Contract loss reserve.................            --          40,218             --           --
                                               -----------     -----------    -----------   ----------
  Net cash used in operating activities.....      (140,466)     (3,429,826)      (794,277)    (232,084)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities........    (3,962,198)             --             --           --
  Sales of marketable securities............            --       3,947,764             --           --
  Purchases of equipment and furniture......      (529,574)     (1,036,611)      (494,020)     (52,400)
  Other assets..............................       (60,724)         50,711        (20,010)          --
                                               -----------     -----------    -----------   ----------
  Net cash provided by (used in) investing
    activities..............................    (4,552,496)      2,961,864       (514,030)     (52,400)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock,
    net of issuance costs...................     6,228,042              --             --           --
  Increase (decrease) in notes payable to
    bank....................................      (140,286)        500,000             --     (500,000)
  Increase (decrease) on capital lease
    obligations.............................       (70,887)        (87,490)        13,067      (32,225)
  Decrease in note receivable from
    officer.................................         3,749           4,892          2,585          116
  Repayment of note payable to director.....       (15,000)             --             --           --
                                               -----------     -----------    -----------   ----------
  Net cash provided by (used in) financing
    activities..............................     6,005,618         417,402         15,652     (532,109)
                                               -----------     -----------    -----------   ----------
Net increase (decrease) in cash and cash
  equivalents...............................     1,312,656         (50,560)    (1,292,655)    (816,593)
Cash and cash equivalents at beginning of
  period....................................       259,205       1,571,861      1,571,861    1,521,301
                                               -----------     -----------    -----------   ----------
Cash and cash equivalents at end of
  period....................................   $ 1,571,861     $ 1,521,301    $   279,206   $  704,708
                                               ===========     ===========    ===========   ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................   $    63,725     $    29,301    $     9,047   $    9,106
  Equipment acquired through capitalized
    lease obligations.......................        59,206          55,718             --           --
  Acquisition of Pacific Analysis and
    Computing in February 1998, in exchange
    for 35,870 shares of common stock.......            --         143,480        143,480           --

The accompanying notes are an integral part of these consolidated financial statements.

                          FINE.COM INTERNATIONAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     fine.com International Corp. (the "Company") was incorporated in the State of Washington on October 15, 1994. The Company develops, maintains and hosts World Wide Web ("Web") sites for major national and international corporate clients and others, utilizing marketing expertise and state-of-the-art interactive database compilation and dissemination techniques and technologies.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The financial information as of April 30, 1999 and for the three months ended April 30, 1998 and 1999 is unaudited, but includes all adjustments that the Company considers necessary for a fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the three months ended April 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company accounts for long-term contracts under the percentage-of-completion method. Estimated contract earnings are reviewed periodically as work progresses. If such estimates indicate a loss would be incurred on the contract, the estimated amount of such loss is recognized in the period the estimated loss is determined. All other revenue is recorded on the basis of time and material for the performance of services.

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

RISKS AND UNCERTAINTIES

     Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company's customer base is dispersed across many different geographic areas throughout the United States in a variety of industries. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specific identification. The following is a detail of customers which accounted for greater than 10% of gross revenue in the respective fiscal years:

                                               FISCAL YEAR ENDED
                                                  JANUARY 31,
                                               ------------------
                                               1998         1999
                                               -----        -----
Customer A...................................   29%          19%
Customer B...................................    8           19
Customer C...................................   10            6

CASH AND CASH EQUIVALENTS

     The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. Excess cash is primarily invested in treasury bills, securities of government agencies, and commercial paper. Cash equivalents are carried at amortized cost, which approximates fair market value.

MARKETABLE SECURITIES

     Marketable securities, which consist primarily of U.S. Government agency securities, are carried at market value. Market values are determined based on quoted prices. Marketable securities are classified in the balance sheet as current and non-current based on maturity dates and the Company's expectation of sales and redemptions in the following year.

EQUIPMENT AND FURNITURE

     Equipment and furniture are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized over the lesser of the lease term or estimated useful life. Repairs and maintenance that do not improve or extend the lives of the respective assets are expensed in the period incurred.

INCOME TAXES

     The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

STOCK-BASED COMPENSATION

     The Company has elected to apply the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). Accordingly, the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of grant over the stock option exercise price. The FASB has proposed certain amendments to APB No. 25 which would require, among other things, (a) variable plan accounting for stock options which have been repriced, and (b) that stock options granted to outside directors would be treated similar to those granted to an outside consultant.

ADVERTISING

     Advertising costs are expensed as incurred. Advertising expense was $37,474 and $171,158 in the fiscal years ended January 31, 1998 and 1999, respectively.

EARNINGS (LOSS) PER SHARE

     Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common stock equivalents, including stock options, warrants, and convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive. For fiscal years ended January 31, 1998 and 1999, all such potentially dilutive securities were not included in earnings per share since they were antidilutive.

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

     The following table sets forth the computation of basic and diluted earnings per share:

                              FISCAL YEAR ENDED JANUARY 31,    QUARTER ENDED APRIL 30,
                              -----------------------------    -----------------------
                                  1998            1999           1998          1999
                              ------------    -------------    ---------    ----------
Numerator:
Net income (loss)...........   $  (55,405)     $(3,565,823)    $(368,428)   $   15,524
                               ==========      ===========     =========    ==========
Denominator for basic
  earnings (loss) per
  share -- weighted average
  common stock..............    1,921,577        2,668,411     2,664,754     2,687,103
Effect of dilutive
  securities -- employee
  stock options.............           --               --            --         5,740
Denominator for diluted
  earnings (loss) per
  share.....................    1,921,577        2,668,411     2,664,754     2,692,843
Basic and diluted earnings
  (loss) per share..........   $    (0.03)     $     (1.34)    $   (0.14)   $     0.01

OTHER COMPREHENSIVE INCOME (LOSS)

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components in the financial statements. The only item of other comprehensive income (loss) which the Company currently reports is unrealized gain (loss) on marketable securities.

BUSINESS SEGMENTS

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Information related to segment disclosures is contained in Note 11.

DERIVATIVES

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Because the Company has never used nor currently intends to use derivatives, management does not anticipate the adoption of this new standard will have a significant effect on earnings or the financial position of fine.com.

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

LIQUIDITY

     For the fiscal year ended January 31, 1999, the Company incurred a net loss of $3,566,000. At January 31, 1999, the Company had cash and cash equivalents of $1,521,000 and working capital of $1,684,000. The Company believes that its cash and cash equivalents will be sufficient to fund its operations through January 31, 2000. The Company believes that it has taken appropriate action to realign and strengthen the Company's operations, including a plan to strategically grow sales, increase internal productivity and decrease its overhead cost structure. However, there can be no assurances that the Company will be able to achieve profitable operations. Further development and establishment of the Company's business may require additional financing. The Company believes that additional financing could be obtained from various sources, including certain existing shareholders and other investors and financial institutions not yet identified. In the event that additional financing is delayed or not able to be obtained on satisfactory terms, if at all, the Company may need to reduce its expenditures. There can be no assurance that additional capital on a debt or equity basis will be obtained, or if obtained that it will be on economically viable terms.

2. BUSINESS COMBINATIONS

ACQUISITION OF PACIFIC ANALYSIS AND COMPUTING CORPORATION

     On February 13, 1998, Pacific Analysis and Computing Corporation ("Pacific Analysis") merged with and into the Company. The Company issued 35,870 shares of its common stock valued at $143,480 in exchange for all outstanding Pacific Analysis shares. The transaction was a tax-free reorganization and was accounted for under the purchase method of accounting. The purchase price was allocated to assets acquired and liabilities assumed based on their fair value at the date of acquisition as follows: (a) net current assets $27,850, (b) property and equipment $85,630, and (c) goodwill $30,000. The goodwill is being amortized over five years. Pro forma revenue and results of operations for the fiscal year ended January 31, 1998 do not significantly vary from the amounts reported in the historical financial statements.

MERGER WITH META4 DIGITAL DESIGN, INC.

     On July 31, 1998, Meta4 Digital Design, Inc. ("Meta4") was merged with and into a wholly-owned subsidiary of the Company through the issuance of 253,655 shares of Company common stock, which were exchanged for all of the outstanding shares of Meta4. The merger qualified as a tax-free reorganization and was accounted for as a pooling-of-interests. Accordingly, the Company's financial statements have been restated to include the results of Meta4 for all periods presented.

     Meta4 reported results on a calendar year basis. Accordingly, the restated financial statements combine the December 31, 1997 financial statements of Meta4 with the January 31, 1998 financial statements of the Company. In addition, the below table for

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

fiscal 1999, combines Meta4 through June 30, 1998 with fine.com through July 31, 1998. Net sales and the net loss of Meta4 for the one-month period ended July 31, 1998 were $98,632 and ($74,186), respectively, with the net loss reflected as an adjustment to retained earnings as of July 31, 1998. Beginning August 1, 1999, results of operations for the merged entities are combined for the same quarterly periods.

                                     FISCAL YEAR ENDED JANUARY 31, 1998
                         -----------------------------------------------------------
                                                        ADJUSTMENTS
                          FINE.COM        META4             (1)             TOTAL
                         -----------    ----------    ---------------    -----------
Revenue................  $ 3,448,084    $2,575,318        $    --        $ 6,023,402
Net income (loss)......  $    80,682    $ (165,955)       $29,868        $   (55,405)

                                       FOR YEAR ENDED JANUARY 31, 1999
                         -----------------------------------------------------------
                                                        ADJUSTMENTS
                          FINE.COM        META4             (1)             TOTAL
                         -----------    ----------    ---------------    -----------
Revenue
February 1, 1998 to
  July 31, 1998........  $ 1,925,470    $  802,939        $    --        $ 2,728,409
August 1, 1998 to
  January 31, 1999.....    2,376,272     1,028,594             --          3,404,866
                         -----------    ----------        -------        -----------
                         $ 4,301,742    $1,831,533        $    --        $ 6,133,275
                         ===========    ==========        =======        ===========
Net income (loss)
February 1, 1998 to
  July 31, 1998........  $(1,460,653)   $ (193,524)       $11,221        $(1,642,956)
August 1, 1998 to
  January 31, 1999.....   (1,545,051)     (377,816)            --         (1,922,867)
                         -----------    ----------        -------        -----------
                         $(3,005,704)   $ (571,340)       $11,221        $(3,565,823)
                         ===========    ==========        =======        ===========

-------------------------
(1) There were no transactions between fine.com and Meta4 during any period prior to the merger. Pro forma adjustments have been made to the historical statements of operations to reflect the reversal of certain fees earned and interest expense incurred by Meta4 related to transactions with one of its shareholders. In addition, the impact of conforming accounting policies is not material.

3. MARKETABLE SECURITIES

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Management has classified the Company's marketable securities as available-for-sale, in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly the securities are carried at fair value, with unrealized holding gains and losses, net income taxes, excluded from net income and recorded as an adjustment to

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

shareholder's equity. Interest, dividends and realized gains and losses are included in net income.

     The following is a summary of marketable securities at January 31, 1998, all of which were classified as available-for-sale:

                                                GROSS         GROSS
                                AMORTIZED     UNREALIZED    UNREALIZED    ESTIMATED
                                   COST         GAINS         LOSSES      FAIR VALUE
                                ----------    ----------    ----------    ----------
Due in one year or less.......  $1,621,144      $   --       $(28,112)    $1,593,032
Due after one year............   2,341,815       5,147        (21,726)     2,325,236
                                ----------      ------       --------     ----------
                                $3,962,959      $5,147       $(49,838)    $3,918,268
                                ==========      ======       ========     ==========

4. EQUIPMENT AND FURNITURE

     Equipment and furniture consists of the following:

                                                      JANUARY 31,
                                                ------------------------
                                                   1998          1999
                                                ----------    ----------
Computer equipment............................  $  758,027    $1,137,418
Office furniture and equipment................     176,923       305,629
Leasehold improvements........................      84,273       664,405
                                                ----------    ----------
                                                 1,019,223     2,107,452
Accumulated depreciation and amortization.....    (341,663)     (693,114)
                                                ----------    ----------
                                                $  677,560    $1,414,338
                                                ==========    ==========

5. NOTE PAYABLE TO BANK

     At January 31, 1999, the Company had in place a Revolving Line of Credit with its bank in the amount of $750,000, of which $500,000 had been drawn upon. Amounts outstanding under the credit facility at year-end bore interest at the bank's prime rate plus 0.25% per annum (an effective rate of 8% at January 31, 1999). At fiscal 1999 year-end the Company was out of compliance with certain covenants contained in its Revolving Line of Credit with its bank, including requirements for minimum working capital, minimum tangible net worth and excess losses in the fourth quarter. On April 2, 1999 the Company received a waiver on its non-compliance with the bank covenants. The Company has renegotiated terms with its bank and has received a commitment letter from the bank to enter into a revised credit facility. The terms of the revised credit facility provide for a line of credit in the amount of $750,000, to expire on September 1, 1999. Amounts outstanding under the revised credit facility will continue to bear interest at the bank's prime rate plus 0.25% per annum (an effective rate of 8% at April 22, 1999). The facility is secured by all accounts receivable of the Company and such other property and assets of

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

the Company as the bank may require, and contains modified financial covenants and restrictions, including a restriction on payment of dividends.

6. LEASE COMMITMENTS

     The Company leases certain equipment and facilities under capital and operating leases. The operating leases contain annual escalation clauses based on inflation. The Company sublets a portion of its office space and offsets rent expense through sublease billings. Net rent expense under the operating leases amounted to $255,466 and $506,152 in fiscal 1998 and 1999, respectively.

     Future minimum lease payments for operating and capital leases at January 31, 1999 are as follows:

                                           OPERATING LEASES
                                 -------------------------------------    CAPITAL
                                   LEASES      SUBLEASE        NET        LEASES
                                 ----------    ---------    ----------    -------
2000...........................  $  598,095    $(162,661)   $  435,434    $73,092
2001...........................     584,143     (171,703)      412,440     31,103
2002...........................     489,588      (73,467)      416,121     23,257
2003...........................     297,542           --       297,542      9,590
2004...........................     283,439           --       283,439         --
Thereafter.....................     402,116           --       402,160
                                 ----------    ---------    ----------    -------
                                 $2,654,923    $(407,831)   $2,247,092    137,042
                                 ==========    =========    ==========

Less amount representing interest...........................   (27,212)
                                                              --------
Present value of minimum capital lease obligations..........   109,830
Less current portion........................................   (57,602)
                                                              --------
Capital lease obligations, less current portion.............  $ 52,228
                                                              ========

7. INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                    FISCAL YEAR ENDED
                                                       JANUARY 31,
                                                   --------------------
                                                    1998        1999
                                                   -------    ---------
Current..........................................  $    --    $      --
Deferred.........................................   46,567     (102,019)
                                                   -------    ---------
                                                   $46,567    $(102,019)
                                                   =======    =========

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

     The provision (benefit) for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before taxes as follows:

                                                    FISCAL YEAR ENDED
                                                       JANUARY 31,
                                                  ----------------------
                                                   1998         1999
                                                  -------    -----------
Computed tax at federal statutory rate of 34%...  $(3,005)   $(1,247,066)
Increase in valuation allowance.................       --      1,106,020
Subchapter S losses not benefited...............   46,270         61,983
Other items, net................................    3,302        (22,956)
                                                  -------    -----------
                                                  $46,567    $  (102,019)
                                                  =======    ===========

     The Company has elected to use the cash method of accounting for income tax purposes because it currently qualifies for the small business exception. This exception allows corporate taxpayers to use the cash method of accounting if their gross receipts over the three immediately preceding tax table years do not exceed $5,000,000 and they meet certain other requirements. The Company will convert to the accrual method for income tax purposes when they no longer satisfy the criteria for this exception. Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Meta4 elected to be taxed as a subchapter S corporation prior to the business combination with fine.com. Accordingly, Meta4 did not record any income tax benefit because the individual shareholders received the benefit for Meta4's taxable losses.

     Significant components of fine.com's net deferred income tax assets and liabilities are as follows:

                                                               JANUARY 31,
                                                         -----------------------
                                                           1998          1999
                                                         ---------    ----------
Deferred tax assets:
  Net operating loss carryforward......................  $ 224,720    $1,311,030
  Other................................................     14,434        34,640
                                                         ---------    ----------
                                                           239,154     1,345,670
Deferred tax liabilities:
  Accrual to cash basis adjustments....................   (336,771)     (239,650)
  Other................................................     (4,402)           --
                                                         ---------    ----------
                                                          (341,173)     (239,650)
Valuation allowance....................................         --    (1,106,020)
                                                         ---------    ----------
Net deferred tax assets (liabilities)..................  $(102,019)   $       --
                                                         =========    ==========

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

     At January 31, 1999, the Company had net operating loss carryforwards of approximately $3,856,000 which begin to expire in 2011. Utilization of these carryforwards depends on the recognition of future taxable income. The Company's ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried forward to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period.

8. SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

     On January 31, 1997, the Company completed a private placement for the issuance and sale of 59,524 shares of Series A Preferred Stock of the Company for $250,000 less offering costs of $10,082. Upon the effectiveness of the Company's Registration Statement relating to the Company's initial public offering of the common stock, all outstanding shares of the Series A Preferred Stock automatically converted into shares of common stock, at a one-to-one conversion ratio. In addition, upon the effective date of the Registration Statement, the authority of the Company to issue preferred stock terminated and the number of authorized shares of preferred stock were converted into additional authorized shares of common stock.

INITIAL PUBLIC OFFERING

     On August 11, 1997, the Company's Registration Statement on Form SB-2 (Registration No. 333-26855) for its initial public offering was declared effective by the Securities and Exchange Commission and the Company issued 1,100,000 shares of common stock to the public at the initial public offering price of $6.50 per share. On August 25, 1997, pursuant to the exercise of an over-allotment option granted to the underwriters in the Company's public offering, the Company issued an additional 165,000 shares of common stock at a price of $6.50 per share. Proceeds to the Company, net of offering expenses of $1,994,458, amounted to $6,228,042.

     In connection with the initial public offering, the Company agreed to sell warrants to the underwriters for $110. The underwriters' warrants entitle them to purchase 110,000 shares at $8.775 per share. The warrants are limited to a term of five years beginning August 11, 1997, and are exercisable for a four year period commencing August 11, 1998.

STOCK OPTION PLANS

     In February 1996, the Board of Directors approved the 1996 Incentive Stock Option Plan (the "1996 Plan") and reserved 227,258 shares of common stock for issuance thereunder. In April 1997, the Company adopted the 1997 Option Plan (the "1997 Plan")

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

and reserved 200,000 shares of common stock for issuance thereunder. The Plans provide for the grant of both incentive stock options and nonqualified stock options to officers, employees, and consultants. A committee of the Board of Directors determines the terms and conditions of options granted under the Plans, including the exercise price. The exercise price for incentive stock options shall not be less than the fair market value of common stock at the date of grant unless the incentive stock option is granted to a person who owns greater than 10% of the Company for which the exercise price shall not be less than 110% of the fair market value at the date of grant. The exercise price of nonqualified stock options shall not be less than 85% of the fair market value of the common stock at the date of grant. Pursuant to the terms of the Underwriting Agreement with the Company's underwriters in the initial public offering, the Company agreed to grant options under the stock option plans at not less than the IPO price per share of $6.50 for a period of 18 months following the effective date of the Registration Statement. In addition, pursuant to the terms of the Underwriting Agreement, the Company was restricted for a period of 18 months from the effective date of the Registration Statement from granting options under the 1996 Plan in excess of 124,707. Options expire between five and ten years from the date of grant. Options under the 1996 and 1997 Plans, excluding options to directors which vest upon grant, and subject to the maintenance of a continuous relationship from the date of grant, vest according to a schedule which provides that 5% of the total number of shares granted will vest after one year, 15% will vest after two years, 30% after three years, 50% is vested after four years, and the option grant is fully vested after five years from the date of grant. Options which are granted under the Plans and are subsequently cancelled, revert back to the option pool.

     Effective February 26, 1999, the Company implemented a number of changes to its stock option plans. These changes included: (a) the repricing of all stock options granted after the IPO under either the 1996 Plan or 1997 Plan 1hich were held by current employees (but not officers and directors) of the Company to an exercise price of $2.50, the fair market price at the date of the repricing, (b) amendments to the existing stock option vesting schedules to provide for vesting at a rate of 25% per year over four years relating back to the date of original grant for all employees (excluding directors and officers) and all future option grants, and (c) the implementation of a new Employee Bonus Plan which provides for the issuance of up to 126,435 nonqualified stock options to employees or consultants (but not officers and directors). In connection with the above stock option plan changes: (a) 7,216 pre-IPO stock options were not repriced and remained exercisable at $1.76 per share, (b) 99,000 employee options outstanding were repriced to an exercise price of $2.50 per share, (c) 126,435 employee options were granted at $2.50 per share under the new Employee Bonus Plan in order to more equitably allocate options among employees based on their respective positions with fine.com and (d) 106,311 currently outstanding stock options to officers and directors were not repriced and remained at $6.50 per share.

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

     A summary of stock option activity follows:

                                                            OUTSTANDING OPTIONS
                                            SHARES      ----------------------------
                                           AVAILABLE    WEIGHTED-AVERAGE    EXERCISE
                                           FOR GRANT    NUMBER OF SHARES     PRICES
                                           ---------    ----------------    --------
BALANCE AT FEBRUARY 1, 1997..............   102,551          124,707         $1.76
1997 Plan introduction...................   200,000               --            --
Granted in fiscal 1998...................   (90,793)          90,793         $6.50
Cancelled in fiscal 1998.................    31,642          (31,642)        $4.11
                                           --------         --------
BALANCE AT JANUARY 31, 1998..............   243,400          183,858         $3.89
Granted in fiscal 1999...................  (186,250)         186,250         $6.50
Cancelled in fiscal 1999.................   116,595         (116,595)        $4.47
                                           --------         --------
BALANCE AT JANUARY 31, 1999..............   173,745          253,513         $5.55
                                           ========         ========

     The following table summarizes information concerning currently outstanding and exercisable options at January 31, 1999:

                              OUTSTANDING                    EXERCISABLE
                     -----------------------------   ----------------------------
                                  WEIGHTED-AVERAGE                   WEIGHTED-
  WEIGHTED-AVERAGE     NUMBER        REMAINING         NUMBER         AVERAGE
  EXERCISE PRICES    OF OPTIONS   CONTRACTUAL LIFE   OF OPTIONS   EXERCISE PRICES
  ----------------   ----------   ----------------   ----------   ---------------
       $1.76           50,977        7.33 years        47,456          $1.76
       $6.50          202,536        9.34 years        46,861          $6.50
                      -------                          ------
                      253,513        8.94 years        94,317
                      =======                          ======

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     The Company has reserved shares of common stock as of January 31, 1999 as follows:

Stock options.................................  427,258
Common stock warrants.........................  110,000
                                                -------
                                                537,258
                                                =======

     The above table excludes an additional 126,435 shares of common stock which were reserved for future issuance pursuant to the new Employee Bonus Plan, of which stock options for all 126,435 shares were granted on February 26, 1999.

PRO FORMA DISCLOSURE UNDER SFAS NO. 123

     Pro forma information regarding earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The value for these options was estimated

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                        FISCAL YEAR ENDED JANUARY 31,1999
                                        ---------------------------------
                                            1998                1999
                                        -------------      --------------
Expected dividend yield...............       0%                  0%
Expected stock price volatility.......  0.437 - 0.676      0.878 - 01.401
Risk-free interest rate...............   5.7% - 6.5%        4.5% - 5.7%
Expected life of options..............     5 years            5 years

     For purposes of pro forma disclosures, the estimated weighted average value of the options granted of $2.32 and $3.12 per share during 1998 and 1999, respectively, is amortized to expense over the options' vesting period. The effects of applying the Statement for providing pro forma disclosure are not indicative of future amounts until the new rules are applied to all outstanding nonvested awards. The Company's pro forma information is as follows:

                                             FISCAL YEAR ENDED JANUARY 31,
                                             -----------------------------
                                               1998               1999
                                             ---------        ------------
Net loss -- as reported..................    $(55,405)        $(3,565,823)
Net loss -- pro forma....................    $(84,405)        $(3,713,149)
Diluted loss per share -- as reported....    $  (0.03)        $     (1.34)
Diluted loss per share -- pro forma......    $  (0.04)        $     (1.39)

     During fiscal 1999, the Company recorded a noncash stock-based compensation charge of $25,000 related to the modification of stock options in connection with the termination benefits to an employee.

9. TRANSACTIONS WITH OFFICERS AND DIRECTORS

     At January 31, 1998 and 1999, the Company had a note receivable from an officer which was non-interest bearing.

10. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) savings plan covering substantially all of its employees. Eligible employees may contribute through payroll deductions. The Company matches employees' contributions at the discretion of the Company's Board of Directors. To date, the Company has not matched employee contributions to the 401(k) savings plan.

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

11. BUSINESS SEGMENTS

     The Company markets its services through direct and indirect channels throughout the world. Information regarding revenues in different geographic regions is as follows:

                            FISCAL YEAR ENDED JANUARY 31,     QUARTER ENDED APRIL 30,
                            ------------------------------    ------------------------
                                1998              1999           1998          1999
                            ------------      ------------    ----------    ----------
North America.............   $6,023,402        $5,892,129     $1,291,793    $1,561,448
Rest of world.............           --           241,146         40,000       313,563
                             ----------        ----------     ----------    ----------
  Total revenue...........   $6,023,402        $6,133,275     $1,331,793    $1,875,011
                             ==========        ==========     ==========    ==========

     The Company reports operating results based on geographic areas which are primarily its PacWest (headquarters) and NorthEast (Meta4) office locations. The "Other" segment below includes the operations of its MidAtlantic office as well as offices that were closed during fiscal 1999. A summary of key financial data by segment is as follows:

                                    PACWEST      NORTHEAST      OTHER        TOTAL
                                  -----------   -----------   ---------   -----------
FISCAL YEAR ENDED JANUARY 31,
  1998:
Revenue.........................  $ 3,448,084   $ 2,575,318   $      --   $ 6,023,402
Operating loss..................      (12,898)     (108,750)         --      (121,648)
Interest, net...................      140,147       (27,337)         --       112,810
Depreciation and amortization...       88,286        93,046          --       181,332
Purchases of property and
  equipment.....................      443,180        86,394          --       529,574
Long-lived assets...............      496,145       284,976          --       781,121
  Total Assets..................    7,351,508       613,721          --     7,965,229
FISCAL YEAR ENDED JANUARY 31,
  1999
Revenue.........................  $ 3,655,798   $ 1,831,533   $ 645,944   $ 6,133,275
Operating loss..................   (2,432,644)     (544,312)   (829,690)   (3,806,666)
Interest, net...................      164,766       (27,028)      1,086       138,824
Depreciation and amortization...      225,088       105,541      14,847       345,476
Purchases of property and
  equipment.....................      878,735        91,963      65,913     1,036,611
Long-lived assets...............    1,228,981       262,207          --     1,491,188
  Total Assets..................    4,454,846       548,178      67,075     5,070,099

                          FINE.COM INTERNATIONAL CORP.

                           JANUARY 31, 1998 AND 1999
           (INFORMATION AS OF APRIL 30, 1999 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1998 AND 1999 IS UNAUDITED)

     A summary of key financial data by segment for the quarters is as follows:

                                PACWEST      NORTHEAST      OTHER        TOTAL
                               ----------    ---------    ---------    ----------
QUARTER ENDED APRIL 30, 1998:
Revenue......................  $  925,955    $ 390,478    $  15,360    $1,331,793
Operating loss...............     (56,828)    (136,125)    (175,475)     (368,428)
QUARTER ENDED APRIL 30, 1999:
Revenue......................   1,274,226      485,117      115,668     1,875,011
Operating income (loss)......     (17,068)      23,175        9,417        15,524

12. SUBSEQUENT EVENT (UNAUDITED)

     On May 17, 1999, the Company entered into a definitive agreement with ARIS Corporation, a leading provider of international IT consulting, training and software, for the acquisition of the Company by ARIS, for up to $12.25 million. Under the terms of the agreement, the purchase price is to be paid in exchange for up to one million shares of ARIS common stock, or a combination of 1 million ARIS shares plus up to $5.25 million cash, depending upon the average closing price of ARIS common stock prior to closing of the acquisition. The transaction is subject to approval of the Company's shareholders as well as other customary closing conditions, including favorable tax treatment of the acquisition. The Company expects to call a special meeting of shareholders in the third quarter of the 1999 calendar year to vote on the transaction. Assuming shareholder approval and satisfaction of other closing conditions, the transaction is expected to close in the third calendar quarter of 1999.

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               ARIS CORPORATION,
                         FINE.COM INTERNATIONAL CORP.,
                            ARIS INTERACTIVE, INC.,
                                DANIEL M. FINE,
                                  FRANK HADAM,

                                      AND

                                HERBERT L. FINE

                                 AUGUST 5, 1999

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     Agreement entered into on as of August 5, 1999 by and among ARIS Corporation, a Washington corporation (the "Acquiror"), ARIS Interactive, Inc., a Washington corporation ("Acquiror Sub"), fine.com International Corp., a Washington corporation (the "Target"), Daniel M. Fine, Frank Hadam and Herbert
L. Fine (collectively, the "Major Shareholders"). The Acquiror, Acquiror Sub and the Target are referred to collectively herein as the "Parties." This Agreement amends and restates in its entirety that certain Agreement and Plan of Merger, dated as of May 17, 1999, among the Parties and the Major Shareholders. References herein to "the date of this Agreement" and "the date hereof" refer to May 17, 1999.

     This Agreement contemplates a tax-deferred merger of the Target with and into the Acquiror Sub in a reorganization pursuant to Internal Revenue Code Sections 368(a)(1)(A) and 368(a)(2)(D). The Target Shareholders will receive capital stock in the Acquiror or a combination of cash and stock in exchange for their capital stock in the Target.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties and the Major Shareholders agree as follows.

     1. Definitions.

     "Acquisition Proposal" has the meaning set forth in Section 5(h) below.

     "Affiliate" has the meaning set forth in Rule 145 of the regulations promulgated under the Securities Act.

     "Alternative Transaction" has the meaning set forth in Section 7(c)(iii) below.

     "Articles of Merger" has the meaning set forth in Section 2(c) below.

     "Average Price" means the average of the per share daily closing prices of Acquiror Shares as reported by Nasdaq for each trading day during the Measurement Period.

     "Acquiror" has the meaning set forth in the preface above.

     "Acquiror-owned Share" means any Target Share that the Acquiror owns beneficially (except by virtue of having a proxy to vote such Target Share).

     "Acquiror Share" means any share of the Common Stock, without par value, of the Acquiror.

     "Acquiror Sub" has the meaning set forth in the preface above.

     "Base Consideration" has the meaning set forth in Section 2(d)(v) below.

     "Base Share Consideration" has the meaning set forth in Section 2(d)(v) below.

     "Cash Consideration" has the meaning set forth in Section 2(d)(v) below.

     "Closing" has the meaning set forth in Section 2(b) below.

     "Closing Date" has the meaning set forth in Section 2(b) below.

     "Code" has the meaning set forth in Section 3(m) below.

     "Compensation or Benefit Plans" has the meaning set forth in Section 3(m)(i) below.

     "Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

     "Damages" has the meaning set forth in Section 9(a)(iii) below.

     "Definitive Target Materials" means the definitive prospectus/proxy statement relating to the Special Target Meeting.

     "Disclosure Document" means the disclosure document combining the Prospectus and the Definitive Target Materials.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Dissenting Share" means any Target Share as to which any shareholder has exercised his or its appraisal rights under Section 23B.13.010, et. seq. of the Washington Business Corporation Act.

     "Effective Time" has the meaning set forth in Section 2(d)(i) below.

     "ERISA" has the meaning set forth in Section 3(m)(i) below.

     "Employees" has the meaning set forth in Section 3(m)(i) below.

     "Exchange Agent" has the meaning set forth in Section 2(e)(i) below.

     "Fairness Opinion" has the meaning set forth in Section 2(a) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "IRS" means the Internal Revenue Service.

     "Knowledge" means actual knowledge of any of the Major Shareholders, Timothy J. Carroll, Kathy Berni or Bill Poole after reasonable investigation.

     "Major Shareholders" means Daniel M. Fine, Frank Hadam and Herbert L. Fine.

     "Measurement Period" means the period of ten trading days ending on the second trading day prior to the Special Target Meeting.

     "Merger" has the meaning set forth in Section 2(a) below.

     "Merger Consideration" has the meaning set forth in Section 2(d)(v) below.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 3(g) below.

     "Option Conversion Ratio" means (i) the Share Consideration plus (ii) the Cash Consideration divided by the Average Price.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "Pension Plan" has the meaning set forth in Section 3(m)(ii) below.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Plans" has the meaning set forth in Section 3(m)(i) below.

     "Products" means any products offered or furnished by the Target or its Subsidiaries, or any predecessor in interest of the Target or its Subsidiaries, or any predecessor in interest of the Target or any of its Subsidiaries, currently or at any time in the past, including, without limitation, each item of hardware, software, or firmware; any system, equipment, or products consisting of or containing one or more thereof; and any and all enhancements, upgrades, customizations, modifications, and maintenance thereto.

     "Prospectus" means the final prospectus relating to the registration of the Acquiror Shares under the Securities Act.

     "Public Report" has the meaning set forth in Section 3(e) below.

     "Registration Statement" has the meaning set forth in Section 5(c)(i) below.

     "Requisite Target Shareholder Approval" means the affirmative vote of the holders of a two-thirds majority of the Target Shares in favor of this Agreement and the Merger.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Services" means any services offered or furnished by the Target or its Subsidiaries, or any predecessor in interest of the Target, currently or at any time in the past.

     "Share Consideration" has the meaning set forth in Section 2(d)(v) below.

     "Special Target Meeting" has the meaning set forth in Section 5(c)(ii) below, including any postponement or adjournment thereof.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Surviving Corporation" has the meaning set forth in Section 2(a) below.

     "Target" has the meaning set forth in the preface above.

     "Target Intellectual Property Rights" has the meaning set forth in Section 3(j)(ii) below.

     "Target Option" means options to purchase Target Shares outstanding immediately prior to the Effective Time under the Target's 1996 Incentive Stock Option Plan, 1997 Stock Option Plan and 1998 Employee Bonus Plan.

     "Target Share" means any share of the Common Stock, par value $.01 per share, of the Target.

     "Target Shareholder" means any Person who or which holds any Target Shares.

     "Target Warrant" means warrants granted by Target to purchase Target Shares outstanding immediately prior to the Effective Time, as described on the attached Schedule 3(b).

     "Third-Party Intellectual Property Rights" has the meaning set forth in
Section 3(j)(ii) below.

     "Washington Business Corporation Act" means the Washington business corporation act, as amended.

     2. Basic Transaction.

     (a) The Merger. On and subject to the terms and conditions of this Agreement, the Target will merge with and into Acquiror Sub (the "Merger") at the Effective Time. Acquiror Sub shall be the corporation surviving the Merger (the "Surviving Corporation"). The Target hereby represents and warrants to the Acquiror and Acquiror Sub that its Board of Directors, at a meeting duly called and held, has (i) unanimously reconfirmed its determination that this Agreement, as amended and restated as of August 3, 1999, and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Target's shareholders, (ii) unanimously adopted and approved this Agreement as so amended and restated and the transactions contemplated hereby, including the Merger, which approval satisfies in full the requirements of the Washington Business Corporation Act, including without limitation, the requirements of
Section 23B.08.720 thereof and (iii) unanimously reconfirmed its resolution to recommend approval of this Agreement as so amended and restated and the Merger by the Target Shareholders. The Target further represents that (i) the Target's financial advisor has delivered to the Target's Board of Directors its written or oral opinion (the "Fairness Opinion") that the consideration to be paid in the Merger is fair to the holders of Target Shares from a financial point of view; and (ii) the Target has been advised by each of the Major Shareholders and each of its directors and executive officers intend to vote his or her Target Shares to approve the Merger.

     (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Acquiror in Bellevue, Washington, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than August 15, 1999.

     (c) Actions at the Closing. At the Closing, (i) the Target will deliver to the Acquiror the various certificates, instruments, and documents referred to in
Section 6(a) below, (ii) the Acquiror will deliver to the Target the various certificates, instruments, and documents referred to in Section 6(b) below,
(iii) Acquiror Sub and the Target will file with the Secretary of State of the State of Washington Articles of Merger substantially in the form attached hereto as Exhibit A (the "Articles of Merger"), and (iv) the Acquiror will deliver to the Exchange Agent in the manner provided below in this Section 2 the certificate evidencing the Acquiror Shares issued in the Merger.

     (d) Effect of Merger.

          (i) General. The Merger shall become effective at the time (the "Effective Time") the Acquiror Sub and the Target file the Articles of Merger with the Secretary of State of the State of Washington. The Merger shall have the effect set forth in the Washington Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Acquiror Sub or the Target in order to carry out and effectuate the transactions contemplated by this Agreement.

          (ii) Articles of Incorporation. The Articles of Incorporation of Acquiror Sub in effect at and as of the Effective Time will remain the Articles of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

          (iii) Bylaws. The Bylaws of Acquiror Sub in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

          (iv) Directors and Officers. The directors and officers of Acquiror Sub in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

          (v) Conversion of Target Shares. At and as of the Effective Time:

             (A) each Target Share (other than any Dissenting Share or Acquiror-owned Share) shall be converted into the right to receive the following consideration (the "Merger Consideration"):

                  (1) that number of Acquiror Shares equal to the lesser of (x)
             .3717 or (y) $4.5531 divided by the Average Price (such lesser number of Acquiror Shares being hereinafter referred to as the "Base Share Consideration"), plus

                  (2) an amount in cash equal to the lesser of (x) $1.1150 or
             (y) the amount (if any) by which $4.5531 exceeds the Base Share Consideration multiplied by the Average Price (such lesser amount being hereinafter referred to as the "Cash Consideration"), plus

                  (3) an additional number of Acquiror Shares (if a positive number) equal to (x) $4.5531 minus the Base Consideration (as defined below), divided by (y) the Average Price (such additional number of Acquiror Shares (if any) plus the Base Share Consideration being hereinafter referred to as the "Share Consideration"). "Base Consideration" means an amount equal to (x) the Base Share Consideration multiplied by the Average Price, plus
             (y) the Cash Consideration.

At the Effective Time and without any action on the part of the holder, Target Shares held by such holder shall cease to be outstanding and shall constitute only the right to receive without interest, the Merger Consideration multiplied by the number of Target Shares held by such holder and cash in lieu of a fractional share.

             (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Washington Business Corporation Act, and

             (C) each Acquiror-owned Share shall be canceled; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time.

          (vi) Replacement of Target Options. At the Effective Time and without any action on the part of the holder, all Target Options shall terminate and cease to be exercisable, no Target Option shall be accelerated in vesting (other than Target Options held by employees that Acquiror notifies Target will not be continued as employees of the Surviving Corporation, and Target Options held by Timothy J. Carroll that vest automatically pursuant to his employment agreement), and the Target's Board of Directors shall take or cause to be taken such actions as may be required to cause such result. The Acquiror shall cause to be granted under the Acquiror's Stock Option Plan to each holder of Target Options, options to purchase a number of Acquiror Shares equal to that number of Target Shares issuable upon exercise of such holder's Target Options multiplied by the Option Conversion Ratio at an exercise price per Acquiror Share equal to the exercise price per Target Share of such outstanding Target Option divided by the Option Conversion Ratio, and having the same vesting schedule as the Target Options replaced.

          (vii) Replacement of Target Warrants. At the Effective Time and without any action on the part of the holder, each outstanding Target Warrant shall be converted into the right to purchase the Merger Consideration in lieu of each Target Share issuable upon exercise of such Target Warrant upon payment of the exercise price per Target Share of such outstanding Target Warrant.

          (viii) Shares of Acquiror Sub. Each issued and outstanding share of capital stock of Acquiror Sub at and as of the Effective Time will remain issued and outstanding and held by the Acquiror.

     (e) Procedure for Payment.

          (i) Immediately after the Effective Time, (A) the Acquiror will furnish to ChaseMellon Shareholder Services (the "Exchange Agent") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of Acquiror Shares equal to the product of (I) the Share Consideration times (II) the number of outstanding Target Shares (other than any Dissenting Shares and Acquiror-owned Shares) and cash in the amount equal to the product of (III) the Cash Consideration (if any) times (IV) the number of outstanding Target Shares (other than any Dissenting Shares and Acquiror-owned Shares), and (B) the Acquiror will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in customary form reflecting the terms of the Merger to each record holder of outstanding Target Shares for the holder to use in surrendering the certificates which represented his or its Target Shares in exchange for a certificate representing the number of Acquiror Shares and a check for the amount of cash (if any) to which he or it is entitled, plus cash in lieu of fractional shares (if any). Certificates representing securities held by an Affiliate of the Target shall not be exchanged until the Acquiror has received an agreement from such Affiliate in the form of Exhibit B hereto.

          (ii) The Acquiror will not pay any dividend or make any distribution on Acquiror Shares (with a record date at or after the Effective Time) to any record holder of outstanding Target Shares until the holder surrenders for exchange his or its certificates which represented Target Shares. The Acquiror instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. The Acquiror may cause the Exchange Agent to invest any cash the Exchange Agent receives from the Acquiror as a dividend or distribution in one or more of the permitted investments designated by the Acquiror; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Target Shares as necessary. The Acquiror may cause the Exchange Agent to pay over to the Acquiror any net earnings with respect to the investments, and the Acquiror will replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Target Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

          (iii) No fractional shares shall be issuable by the Acquiror pursuant hereto. In lieu of issuing fractional shares, a cash adjustment will be paid equal to the fraction of one Acquiror Share that would otherwise be issuable, multiplied by the Average Price.

          (iv) The Acquiror may cause the Exchange Agent to return any Acquiror Shares and dividends and distributions thereon and any cash remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Target Shares shall be entitled to look to the Acquiror (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Acquiror Shares and dividends and distributions thereon and any cash to which he or it is entitled upon surrender of his or its certificates.

          (v) Notwithstanding anything in this Agreement to the contrary, Target Shares that are Dissenting Shares immediately prior to the Effective Time shall not be converted into Acquiror Shares and cash (if any) pursuant to the Merger, and the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the Washington Business Corporation Act; unless and until such holders shall fail to perfect, lose, or withdraw their rights thereunder. If, after the Effective Time, any holder of Dissenting Shares shall fail to perfect, lose or withdraw his or its right to be paid fair value, then such Dissenting Shares no longer shall be deemed to be Dissenting Shares, and shall be treated as if they had been converted at the Effective Time into the right to receive the consideration being paid for Target Shares in the Merger, without any interest, and the Acquiror shall take all necessary action to effect the exchange of Acquiror Shares and cash (if any) for the Target Shares. The Target shall give the Acquiror prompt written notice of any demands for payment of fair value for any Target Shares, and the Acquiror shall have the right to participate in all negotiations or proceedings with respect to such demands. Without the prior written consent of the

     Acquiror, the Target shall not settle, offer to settle or make any payment with respect to any such demands.

          (vi) The Acquiror shall pay all charges and expenses of the Exchange Agent.

     (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

     3. Representations and Warranties of the Target and the Major
Shareholders. The Target and each of the Major Shareholders, jointly and severally, represent and warrant to the Acquiror that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     (a) Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is identified by name and jurisdiction of incorporation in the Disclosure Schedule. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to be so qualified would not have a material adverse effect on the Target and its Subsidiaries taken as a whole. Each of the Target and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Target's Articles of Incorporation and Bylaws are in the form filed as exhibits to its Public Reports.

     (b) Capitalization. The entire authorized capital stock of the Target consists of 10,000,000 Target Shares, of which 2,669,590 Target Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth on Disclosure Schedule 3(b), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target or any of its Subsidiaries. All of the outstanding shares of capital stock of each of the Target's Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and are legally and beneficially owned by the Target or another wholly owned Subsidiary of the Target, free and clear of all Security Interests or any right or option of any person to purchase or otherwise acquire any such capital stock. There are no outstanding or authorized options, warrants, purchase rights, subscriptions rights, conversion rights, exchange rights or other contracts or commitments that could require any Subsidiary of the Target to issue, sell or otherwise cause to become outstanding any of its capital stock, or that could require the Target or any Subsidiary of the Target to transfer any capital stock of any Subsidiary of the Target.

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

     (c) Authorization of Transaction. Subject only to Requisite Target Shareholder Approval, the Target has full power and authority (including full corporate power and authority) and has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

     (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries or any of their assets is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) except as set forth on Disclosure
Schedule 3(d), conflict with, result in a breach of, constitute a default under, result in the acceleration of, result in a change in the rights or obligations of any parties to, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Target and its Subsidiaries is a party or by which any of them is bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of their assets) except in each case where there would be no material adverse effect upon the business, assets, financial condition, operations, results of operations or future prospects of the Target and its Subsidiaries taken as a whole. Other than in connection with the provisions of the Washington Business Corporation Act, the Securities Exchange Act, the Securities Act, and the state securities laws, none of the Target and its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (e) Filings with the SEC. The Target has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied, and all Public Reports to be filed with the SEC after the date hereof will comply, with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of its respective date, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (f) Financial Statements. Each of the financial statements included in or incorporated by reference into the Public Reports (including the related notes and schedules) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, presents fairly the financial condition of the Target and its Subsidiaries as of the indicated dates and the results of operations, retained earnings and changes in financial position of the Target and its Subsidiaries for the indicated periods, is correct and complete in all material respects, and is consistent with the books and records of the Target and its Subsidiaries; provided, however, that the interim financial statements are subject to normal year-end adjustments which will not be material in amount or effect.

     (g) Subsequent Events. Since January 31, 1999, excepted as disclosed in the Public Reports filed prior to the date hereof, the Target and its Subsidiaries have conducted their businesses only in, and have not engaged in any material transaction other than in, the Ordinary Course of Business or made any change in accounting principles, practices and
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

methods. Since January 31, 1999, (the "Most Recent Fiscal Year End") there has not been any material adverse change in the business, assets, financial condition, operations, results of operations, or future prospects of the Target and its Subsidiaries taken as a whole.

     (h) Undisclosed Liabilities. Except as set forth on Schedule 3(h), none of the Target and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Year End (including in any notes thereto), (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) liabilities which in the aggregate are not material to the Target and its Subsidiaries, taken as a whole.

     (i) Litigation. Except as set forth on Schedule 3(i), there is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Target threatened against or affecting, the Target or any of its Subsidiaries or any of their properties (or any basis therefor) before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Target or any Subsidiary, may have a material adverse effect on the business, assets, financial condition, operations, results of operations, or prospects of the Target and its Subsidiaries taken as a whole. Except as set forth on Schedule 3(i), to the Knowledge of the Target there are no facts or circumstances that could result in any claims or actions, suits, investigations or proceedings of the sort described in the preceding sentence.

     (j) Intellectual Property.

          (i) Except as set forth on Schedule 3(j)(i), the Target and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, trade secrets, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Target and its Subsidiaries as currently conducted or as proposed to be conducted, except where the failure to own, be licensed or otherwise have such rights would not have a material adverse effect upon the business, assets, financial condition, operations, results of operations or future prospect of the Target and its Subsidiaries, taken as a whole. All patents, trademarks, trade names, service marks and copyrights held by the Target or any Subsidiary are valid and subsisting.

          (ii) Except as disclosed in the Public Reports filed prior to the date hereof or as set forth on Schedule 3(j)(ii):

             (A) neither the Target nor any of its Subsidiaries is, nor will the Target or any of its Subsidiaries be as a result of the execution and delivery of this Agreement or the performance of the Target's obligations hereunder, in violation of any licenses, sublicenses and other agreement as to which the Target or any of its Subsidiaries is a party or pursuant to which the Target or any of its Subsidiaries is authorized to use any third-party patents, trademarks, trade names, service marks, copyrights, trade secrets, technology, know-how or computer software (collectively, "Third-Party Intellectual Property Rights");

             (B) no claims with respect to (I) the patents, registered and unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor, trade secrets, know-how, technology or computer software owned by the Target or any of its Subsidiaries (collectively called the "Target Intellectual Property Rights"); or (II) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the officers of the Target, are threatened by any person;

             (C) to the Knowledge of the Target, there are no valid grounds for any bona fide claims (I) to the effect that the manufacture, sale, licensing or use of any product or provision of any service as now used, sold, licensed or provided or proposed for use, sale, license or to be provided by the Target or any of its Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark, copyright, know-how, technology or trade secret of any person; (II) against the use by the Target or any of its Subsidiaries, of any Target Intellectual Property Right or Third-Party Intellectual Property Right used in the business of the Target or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or enforceability of any of the Target Intellectual Property Rights; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Target or any of its Subsidiaries; and

             (D) each of the employees and consultants of the Target and its Subsidiaries has executed and delivered to the Target in connection with employment or engagement a binding agreement conveying to the Target or such Subsidiary all rights to any invention, trade secret, or other intellectual property substantially in the form of agreement provided to the Acquiror, and to the Knowledge of the Target, there is no unauthorized use, infringement or misappropriation of any of the Target Intellectual Property Rights by any third party, including any employee or consultant of the Target or any of its Subsidiaries.

     (k) Product and Service Warranties.

     Except as set forth on Schedule 3(k), (i) there are no warranties, express or implied, written or oral, with respect to the Products or Services; (ii) there are no pending or, to the Knowledge of the Target, threatened claims with respect to any such warranty, and neither the Target nor any of its Subsidiaries has any liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due; and
(iii) there are no material product or service liability claims (whether arising for breach of warranty or contract, or for negligences or other tort, or under any statute) against or involving the Target or any of its Subsidiaries or any Product or Service and no such claims have been settled, adjudicated or otherwise disposed of since January 31, 1996.

     (l) Year 2000 Compliance.

          (i) Products and Services. All of the Products and Services are Year 2000 Compliant except for any failure to be Year 2000 Compliant which would not be material to the business, assets, financial condition, operations, results of operations or future prospects of the Target and its Subsidiaries taken as a whole. If the Target or any of its Subsidiaries is obligated to repair or replace Products or Services previously provided by the Target or any of its subsidiaries that are not Year 2000 Compliant in order to meet the Target's or such Subsidiary's contractual obligations, to avoid personal injury, to avoid misrepresentation claims, or to satisfy any other contractual or legal obligations or requirements, to the Target's Knowledge it has repaired or replaced those Products and Services to make them Year 2000 Compliant. The Target has furnished the Acquiror with true, correct and complete copies of any customer agreements and other materials and correspondence in which the Target or any of its Subsidiaries has furnished (or could be deemed to have furnished) assurances as to the performance and/or functionally of any Products or Services on or after January 1, 2000, as a result of the occurrence of such date.

          (ii) Internal MIS Systems and Facilities. To the Knowledge of the Target, all Internal MIS Systems and Facilities are Year 2000 Complaint.

          (iii) Suppliers. To the Knowledge of the Target, but without any duty to investigate, all vendors of products or services to the Target and its Subsidiaries, and their respective products, services and operations, are Year 2000 Compliant.

          (iv) Year 2000 Compliance Investigations and Reports. The Target has furnished the Acquiror with a true, correct and complete copy of any written internal investigations, memoranda, budget plans, forecasts, or reports concerning the Year 2000 Compliance of the products, services, operations, systems, supplies, and facilities of the Target and its Subsidiaries and the Target's and its Subsidiaries' vendors.

     The terms as used within this Section 3(l) have the following definitions:

          "Facilities" means any facilities or equipment used by the Target or its Subsidiaries in any location, including HVAC systems, mechanical systems, elevators, security systems, fire suppression systems, telecommunications systems, fax machines, copy machines, and equipment, whether or not owned by the Target.

          "Internal MIS Systems" means any computer software and systems (including hardware, firmware, operating systems software, utilities, and applications software) used in the ordinary course of the Target's or its Subsidiaries' business by or on behalf of the Target or its Subsidiaries, including payroll, accounting, billing/receivables, inventory, asset tracing, customer services, human resources, and e-mail systems.

          "Year 2000 Compliant" means that (1) the products, services, or other items) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (2) neither the performance nor the functionality nor the Target's provision of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data, century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause any material error, interruption, or decreased
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

     performance in or for such product(s), service(s), and other item(s), (ii) all manipulations of date and time related data (including calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times when used independently or in combination with other product, services, and/or items, (iii) date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations, (iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) will function normally and in materially the same manner during, prior to, on and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) the Target's or its Subsidiaries' supply of the product(s), service(s), and other item(s) will not be materially interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.

     (m) Employee Benefits.

          (i) All bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment, termination, severance, welfare, fringe benefit, compensation, medical or health contract or other plan, contract, policy or arrangement which covers employees or former employees (the "Employees") and current and former directors of the Target or its Subsidiaries or their respective predecessors (the "Compensation and Benefit Plans" or "Plans"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") are listed in Schedule 3(m)(i) of the Disclosure Schedule and any "change in control" or similar provisions therein are specifically identified in such Schedule. Schedule 3(m)(i) contains a complete and accurate list of all current Employees of the Target and its Subsidiaries. True and complete copies of all Compensation and Benefit Plans, including, but to limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto, have been made available to the Acquiror.

          (ii) All Compensation and Benefit Plans have been administered in accordance with their terms and such Plans are in compliance with all applicable laws, including, without limitation, as applicable, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and the Target is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of the Target, threatened litigation relating to the Compensation and Benefit Plans. Neither the Target nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Target or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (iii) None of the Compensation and Benefit Plans or any other employee benefit plan within the meaning of Section 3(3) of ERISA under which the Target (or its Subsidiaries) has or could have any liability (a) constitutes a "multiemployer plan,"
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

     as defined in Section 3(37) of ERISA; or (b) is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code.

          (iv) Neither the Target nor any of its Subsidiaries have any obligations for retiree health or life benefits under any Plan, except as set forth on Schedule 3(m)(iv). There are no restrictions on the rights of the Target or any of its Subsidiaries to amend or terminate any such Plan without incurring any liability thereunder.

          (v) All Compensation and Benefit Plans covering foreign employees comply with applicable local law. Neither the Target nor any of its Subsidiaries has any unfunded liabilities with respect to any Pension Plan which covers foreign Employees.

          (vi) Except as set forth in Schedule 3(m)(vi), the consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Target or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

          (vii) No payment (or acceleration of benefits) required to be made to any Employee as a result of the transactions contemplated by this Agreement under any Compensation and Benefit Plan or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     (n) Employees. As of the date hereof and except as set forth on Schedule 3(n), no executive or technical employee of the Target or any of its Subsidiaries has terminated employment with the Target or such Subsidiary since May 1, 1999. As at the date hereof, except as set forth in Schedule 3(n), to the Knowledge of the Target no executive or technical employee of the Target or any of its Subsidiaries has indicated the intention to terminate employment with the Target or such Subsidiary, materially reduce his or her time commitment to such employment, or given any indication that he or she may do so.

     (o) Customers. Except as set forth on Schedule 3(o), since January 31, 1999, no existing customer of the Target or any Subsidiary has cancelled any agreement for Products and Services, reduced the quantity of Products and Services required from the Target or any Subsidiary, advised the Target that it will not continue to purchase Products or Services, amended its agreements or business arrangements with the Target or any of its Subsidiaries to the disadvantage of the Target or such Subsidiary or, to the Knowledge of the Target, indicated its intention to do any of the foregoing or the possibility that it will seek to do any of the foregoing.

     (p) Brokers' Fees. None of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except for up to $150,000 plus expenses payable to Ragen MacKenzie, the Target's financial advisor.

     (q) Continuity of Business Enterprise. The Target operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. Section 1.368-1(d).

     (r) Affiliate Agreements. Disclosure Schedule 3(r) lists all Affiliates of the Target who beneficially own Target Shares. The Target has obtained and delivered to the
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

Acquiror agreements in the form of Exhibit B hereto executed by each of its Affiliates with respect to transactions in Target Shares and Acquiror Shares.

     (s) Taxation of the Merger. The representations and warranties set forth in Exhibit D hereto are true and correct.

     (t) Agreement of Executive Officers and Directors. The Target has obtained from each of the Major Shareholders and from each of its directors and delivered to the Acquiror an agreement in the form of Exhibit C hereto to the effect that all Target Shares held by such person will be voted in favor of the Merger and with respect to certain other matters.

     (u) Disclosure. The Definitive Target Materials will comply with the Securities Act and the Securities Exchange Act in all material respects. The Definitive Target Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Target and the Major Shareholders make no representation or warranty with respect to any information that the Acquiror will supply specifically for use in the Definitive Target Materials. None of the information that the Target will supply specifically for use in the Registration Statement, or the Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

     4. Representations and Warranties of the Acquiror and Acquiror Sub. The Acquiror and Acquiror Sub each represents and warrants to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

     (a) Organization. The Acquiror and Acquiror Sub are each corporations duly organized and validly existing under the laws of the jurisdictions of their incorporation.

     (b) Capitalization. The entire authorized capital stock of the Acquiror consists of 100,000,000 Acquiror Shares, of which 10,950,617 Acquiror Shares are issued and outstanding at April 30, 1999, and 5,000,000 shares of preferred stock, without par value, none of which are issued and outstanding. All of the Acquiror Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. The entire authorized capital stock of Acquiror Sub consists of 100,000 shares of common stock, without par value, of which 100 shares are issued and outstanding.

     (c) Authorization of Transaction. The Acquiror and Acquiror Sub each has full power and authority (including full corporate power and authority) and has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Acquiror and Acquiror Sub, enforceable in accordance with its terms and conditions.

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

     (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Acquiror or Acquiror Sub is subject or any provision of the charter or bylaws of the Acquiror or Acquiror Sub or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Acquiror or Acquiror Sub is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Washington Business Corporation Act, the Securities Exchange Act, the Securities Act, and the state securities laws, neither the Acquiror nor Acquiror Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (e) Brokers' Fees. Neither the Acquiror or Acquiror Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated.

     (f) Continuity of Business Enterprise. It is the present intention of the Acquiror and Acquiror Sub to continue at least one significant historic business line of the Target, or to use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Reg.
Section 1.368-1(d).

     (g) Disclosure. The Registration Statement and the Prospectus will comply with the Securities Act and the Securities Exchange Act in all material respects. The Registration Statement and the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Acquiror makes no representation or warranty with respect to any information that the Target will supply specifically for use in the Registration Statement and the Prospectus. None of the information that the Acquiror will supply specifically for use in the Definitive Target Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

     (h) Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the executive officers of Acquiror threatened against Acquiror or any of its Subsidiaries or any of their properties before any court or arbitrator or any governmental body, agency or official which is required by Instructions 1, 2 and 3 to Item 103 of Regulation S-K of the SEC to be disclosed in Acquiror's filings with the SEC that it has been required to make under the Securities Act or the Securities Exchange Act that is not disclosed in the Acquiror's report on Form 10-Q for the quarter ended March 31, 1999.

     5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

     (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make

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

effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

     (b) Notices and Consents. The Target will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its Subsidiaries to use its best efforts to obtain) any third party consents, that the Acquiror may request in connection with the matters referred to in Section 3(d) above.

     (c) Regulatory Matters and Approvals. Each of the Parties will (and the Target will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above. Without limiting the generality of the foregoing:

          (i) Securities Act, Securities Exchange Act, and State Securities Laws. The Target will prepare and file with the SEC in compliance with
     Section 14(a) of the Securities Exchange Act, proxy materials including a proxy statement relating to the Special Target Meeting which will also serve as a prospectus relating to the Acquiror Shares under the Securities Act. The Acquiror will prepare and file with the SEC a registration statement under the Securities Act relating to the offering and issuance of the Acquiror Shares (the "Registration Statement"). The filing Party in each instance will use its best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable, provided that the Target will not file any materials with the SEC without the prior consent of the Acquiror, which will not be unreasonably withheld or delayed. The Acquiror and the Target will cooperate fully in the preparation of the Disclosure Materials, and the Acquiror will provide the Target, and the Target will provide the Acquiror, with whatever information and assistance in connection with the foregoing filings that the filing Party may request. The Acquiror will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Acquiror Shares.

          (ii) Washington Business Corporation Act. The Target will call a special meeting of its shareholders (the "Special Target Meeting") as soon as practicable in order that the shareholders may consider and vote upon the approval of the Merger in accordance with the Washington Business Corporation Act. The Target will mail the Disclosure Document to its shareholders and as soon as practicable. The Disclosure Document will contain the affirmative recommendation of the board of directors of the Target in favor of the approval of the Merger.

     (d) Listing of Acquiror Shares. The Acquiror will use its best efforts to cause the Acquiror Shares that will be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

     (e) Operation of Business. The Target will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, other than with the prior written consent of the Acquiror. Without limiting the generality of the foregoing:

          (i) none of the Target and its Subsidiaries will authorize or effect any change in its charter or bylaws;

          (ii) none of the Target and its Subsidiaries will grant (except as set forth on Schedule 5(e)(ii)) or accelerate or permit the acceleration of the vesting of any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any capital stock of the Target or any Subsidiary (except upon the conversion or exercise of options, warrants, and other rights to acquire shares of capital stock of the Target currently outstanding and disclosed in this Agreement) except that (i) vesting of Target Options held by Timothy J. Carroll will be accelerated at the Effective Time pursuant to his employment agreement and (ii) the Target may accelerate the vesting of Target Options for employees of the Target that the Acquiror notifies the Target will not be continued as employees of the Surviving Corporation after the Effective Time;

          (iii) none of the Target and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

          (iv) none of the Target and its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any obligation of any third party or any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

          (v) none of the Target and its Subsidiaries will sell or dispose of material assets or will impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

          (vi) none of the Target and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

          (vii) none of the Target and its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (viii) none of the Target and its Subsidiaries will take any action that will preclude the Merger from being treated as a tax-free reorganization pursuant to Internal Revenue Code Sections 368(a)(1)(A) and 368(a)(2)(D);

          (ix) none of the Target and its Subsidiaries will amend any employment agreement or increase the compensation of directors, officers or employees outside the Ordinary Course of Business; and

          (x) none of the Target and its Subsidiaries will commit to any of the foregoing.

     (f) Full Access. The Target will (and will cause each of its Subsidiaries to) permit representatives of the Acquiror to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries. The Acquiror will treat and hold as such any Confidential Information it receives from any of the Target and its Subsidiaries in the course of the reviews contemplated by this Section 5(f), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Target all tangible embodiments (and all copies) thereof which are in its possession.

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

     (g) Notice of Developments. Each Party will give prompt written notice to the other Parties and the Major Shareholders, and each of the Major Shareholders will give prompt written notice to the Parties, of any material development that would, if not corrected by the Closing Date, result in any of its own representations and warranties in Section 3 and Section 4 above being incorrect at the Closing Date. No disclosure by any Party or Major Shareholder pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (h) Acquisition Proposals. The Target and each Major Shareholder agree that neither the Target nor any of its Subsidiaries nor any of the respective officers, directors, agents, employees or representatives of the Target or any of its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Target or any of its Subsidiaries) nor any of the Major Shareholders (whether or not acting on behalf of the Target) shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer to the Target or any Subsidiary or any of the shareholders of the Target with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Target or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of the Target of its fiduciary duties as advised in writing by counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Target shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Target shall take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 5(h). The Target will notify the Acquiror immediately if any inquiries or proposals relating to an actual or potential Acquisition Proposal are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Target or any of its Subsidiaries. The Target also will promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Target and/or any of its Subsidiaries to return all Confidential Information heretofore furnished to such person by or on behalf of the Target.

     (i) Indemnification. The Acquiror will observe any indemnification provisions now existing in the articles of incorporation or bylaws of the Target for the benefit of any individual who served as a director or officer of the Target at any time prior to the Effective Time. The Acquiror shall obtain directors' and officers' liability insurance covering each individual who served as an officer or director of the Target at any time prior to the Effective Time for a period of 24 months after the Effective Time for an amount and coverage not less than that in effect for such directors and officers of the Target immediately prior to the Effective Time.

     (j) Continuity of Business Enterprise. The Acquiror will cause the Surviving Corporation to continue at least one significant historic business line of the Target, or use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Reg.
Section 1.368-1(d).

     (k) Target's Compensation and Benefit Plans. The Target will take such actions as the Acquiror reasonably requests with respect to the Target's Compensation and Benefit Plans, it being understood that the purpose of the covenant contained in this Section 5(k) is to conform the Target's Compensation and Benefit Plans to applicable legal requirements and to minimize any future liabilities of the Acquiror, Acquiror Sub and the Surviving Corporation in respect of the Target's Compensation and Benefit Plans.

     6. Conditions to Obligation to Close.

     (a) Conditions to Obligation of the Acquiror. The obligation of the Acquiror to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) this Agreement and the Merger shall have received the Requisite Target Shareholder Approval and the number of Dissenting Shares shall not exceed 10% of the number of outstanding Target Shares;

          (ii) the Target and its Subsidiaries shall have procured all of the third party consents specified in Section 5(b) above, unless, in the opinion of the Acquiror, acting reasonably, the failure to obtain such consents would not have a material adverse effect on the operations of the Surviving Corporation;

          (iii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          (iv) the Target shall have performed and complied with all of its covenants and obligations hereunder in all material respects through the Closing;

          (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Target, or (D) affect adversely the right of any of the former Subsidiaries of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (vi) since the date of this Agreement, there shall have been no material adverse change in the business, assets, financial condition, operations, results of operations or prospects of the Target and its Subsidiaries taken as a whole, it being understood that a material adverse change in the employee base of the Target and its Subsidiaries may constitute such a material adverse change;

          (vii) the Target shall have delivered to the Acquiror a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified above in Section 6(a)(i)-(vi) is satisfied in all respects;

          (viii) the Registration Statement shall have become effective under the Securities Act prior to the mailing of the Disclosure Document to Target Shareholders;

          (ix) the Acquiror Shares that will be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

          (x) the Acquiror shall have received an opinion from Dorsey & Whitney LLP, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

             (A) No gain or loss will be recognized by the Acquiror, Acquiror Sub or the Target as a result of the Merger.

             (B) No gain or loss will be recognized by the shareholders of Target who exchange Target Shares for Acquiror Shares pursuant to the Merger, except with respect to any cash received by such Target shareholders in the Merger.

             (C) Gain, if any, but not loss, will be recognized by Target shareholders upon the exchange of Target Shares for cash pursuant to the Merger. Such gain will be recognized, but not in excess of the amount of cash, in an amount equal to the difference, if any, between (a) the fair market value of the Acquiror Shares and cash received and (b) the Target shareholder's adjusted tax basis in the Target Shares surrendered in exchange therefor pursuant to the Merger. If the receipt of cash payments has the effect of a distribution of a dividend to a Target Shareholder, some or all of the gain recognized will be treated as a dividend taxed as ordinary income. If the exchange does not have the effect of a distribution of a dividend, all of the gain recognized would be a capital gain, provided the Target Shares are a capital asset in the hands of the Target shareholder at the time of the Merger.

             (D) The aggregate tax basis of the Acquiror Shares received by a Target Shareholder who exchanges Target Shares in the Merger will be the same as the aggregate tax basis of the Target Shares surrendered in exchange therefor, decreased by the amount of any cash received by such Target Shareholder which is treated as a redemption rather than a dividend and increased by the amount of any non-dividend gain recognized by such Target Shareholder in connection with the Merger.

             (E) The holding period of the Acquiror Shares received by a Target Shareholder pursuant to the Merger will include the period during which the Target Shares surrendered therefor were held, provided the Target Shares are a capital asset in the hands of the Target shareholder at the time of the Merger.

        In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of the Acquiror, Acquiror Sub and the Target and others, including certain Target shareholders who are parties to this Agreement.

          (xi) the Acquiror shall have received the resignations, effective as of the Closing, of each director and officer of the Target and its Subsidiaries other than those whom the Acquiror shall have specified in writing at least four business days prior to the Closing;

          (xii) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Acquiror, acting reasonably; and

          (xiii) Daniel M. Fine shall have entered into an employment agreement with the Acquiror in form and substance acceptable to the Acquiror and Daniel M. Fine.

     The Acquiror may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued or proceedings therefor initiated or threatened by the SEC;

          (ii) the Acquiror Shares that will be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

          (iii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (iv) since August 5, 1999, there shall have been no material adverse change in the business, assets, financial condition, operations, results of operations or future prospects of the Acquiror and its Subsidiaries, taken as a whole, which the Disclosure Document does not (i) disclose has occurred, (ii) disclose may occur (other than in the "Risk Factors" section) or (iii) disclose may occur under a caption in the "Risk Factors" section that is referred to in the Disclosure Document other than in the "Risk Factors" section;

          (v) each of the Acquiror and Acquiror Sub shall have performed and complied with all of its covenants and obligations hereunder in all material respects through the Closing;

          (vi) each of the Acquiror and Acquiror Sub shall have delivered to the Target a certificate of its Chief Executive Officer and its Chief Financial Officer or general counsel to the effect that each of the conditions specified above in Section 6(b)(i)-(v) is satisfied in all respects;

          (vii) this Agreement and the Merger shall have received the Requisite Target Shareholder Approval;

          (viii) the Target shall have received a favorable opinion from Dorsey & Whitney LLP, dated as of the Effective Time, as to the matters set forth in Section 4(a) (other than as to outstanding shares), (b), and (c) hereof and as to the valid issuance and listing on Nasdaq of the Acquiror Shares being issued in the Merger and the effectiveness of the Registration Statement;

          (ix) Target shall have received an opinion from Dorsey & Whitney LLP, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

             (A) No gain or loss will be recognized by the Acquiror, Acquiror Sub or Target as a result of the Merger.

             (B) No gain or loss will be recognized by the shareholders of Target who exchange Target Shares for Acquiror Shares pursuant to the Merger, except with respect to any cash received by such Target shareholders in the Merger.

             (C) Gain, if any, but not loss, will be recognized by Target Shareholders upon the exchange of Target Shares for cash pursuant to the Merger. Such gain will be recognized, but not in excess of the amount of cash, in an amount equal to the difference, if any, between (a) the fair market value of the Acquiror Shares and cash received and (b) the Target Shareholder's adjusted tax basis in the Target Shares surrendered in exchange therefor pursuant to the Merger. If the receipt of cash payments has the effect of a distribution of a dividend to a Target Shareholder, some or all of the gain recognized will be treated as a dividend taxed as ordinary income. If the exchange does not have the effect of a distribution of a dividend, all of the gain recognized would be a capital gain, provided the Target Shares are a capital asset in the hands of the Target Shareholder at the time of the Merger.

             (D) The aggregate tax basis of the Acquiror Shares received by a Target Shareholder who exchanges Target Shares in the Merger will be the same as the aggregate tax basis of the Target Shares surrendered in exchange therefor, decreased by the amount of any cash received by such Target Shareholder which is treated as a redemption rather than a dividend and increased by the amount of any non-dividend gain recognized by such Target Shareholder in connection with the Merger.

             (E) The holding period of the Acquiror Shares received by a Target Shareholder pursuant to the Merger will include the period during which the Target Shares surrendered therefor were held, provided the Target Shares are a capital asset in the hands of the Target Shareholder at the time of the Merger.

        In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of the Acquiror, Acquiror Sub and the Target and others, including certain Target shareholders who are parties to this Agreement. Failure of the Target or Majority Shareholders to provide such certificates shall constitute a waiver by the Target of the requirement for this opinion.

          (x) all actions to be taken by the Acquiror or Acquiror Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Target, acting reasonably.

     The Target may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

          7. Termination of Agreement. This Agreement may be terminated with the prior authorization of the board of directors of the Party terminating the Agreement (whether before or after shareholder approval) as provided below:

          (a) the Acquiror and the Target may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

          (b) the Acquiror may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time if:

             (i) the Target or any Major Shareholder shall have breached any material representation, warranty, covenant or obligation contained in this Agreement in any material respect, the Acquiror has notified the Target of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach;

             (ii) the Closing shall not have occurred on or before December 31, 1999, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the Target has breached any material representation, warranty, covenant or failure results primarily from the Acquiror breaching any representation, warranty, covenant or obligation contained in this Agreement);

             (iii) the Target or any person described in Section 5(h) shall have taken any action proscribed by Section 5(h), or any action that would have been proscribed by Section 5(h) but for the exception thereto allowing certain activity to be taken if required by fiduciary obligations as advised in writing by counsel;

             (iv) the board of directors of Target shall have withdrawn or modified in a manner adverse to the Acquiror or Acquiror Sub its approval or recommendation of the Merger or this Agreement, or fails to reaffirm such approval or recommendation when requested by the Acquiror

          (c) the Target may terminate this Agreement by giving written notice to the Acquiror at any time prior to the Effective Time if:

             (i) the Acquiror has breached any material representation, warranty, covenant or obligation contained in this Agreement in any material respect, the Target has notified the Acquiror of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach;

             (ii) the Closing shall not have occurred on or before December 31, 1999, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Target breaching any representation, warranty, covenant or obligation contained in this Agreement);

             (iii) the Target is not in material breach of its representations, warranties, covenants or obligations under the Agreement and the board of directors of the Target receives an unsolicited written offer with respect to an Acquisition Proposal, or an unsolicited tender offer for Target Shares is commenced, and the board of directors of the Target determines that such transaction (the "Alternative Transaction") is more favorable to the shareholders of the Target than the Merger, provided the Target has given the Acquiror five business days prior notice of its intention to terminate this Agreement to accept the Alternative Transaction and the Acquiror shall have failed to offer to amend this Agreement so that it is at least as favorable to the shareholders of the Target as the Alternative Transaction.

          (d) The Acquiror or the Target may terminate this Agreement by giving written notice to the other Parties at any time after the Special Target Meeting in the event this Agreement and the Merger fail to receive the Requisite Target Shareholder Approval, and the Acquiror may terminate this Agreement if the number of Dissenting Shares exceeds 10% of the outstanding Target Shares.

     8. Effect of Termination.

          (a) Liabilities Upon Termination. If this Agreement is terminated pursuant to Section 7, none of the Acquiror, Acquiror Sub or the Target (nor any of their officers or directors) shall have any liability or further obligation to any other Party or its shareholders except as provided in Sections 8(b) and 8(c) below, as liquidated damages and in lieu of all other liabilities to any person for breach of this Agreement, provided that the confidentiality provisions of Section 9(b) and 5(f) shall survive termination of this Agreement.

          (b) Acquiror's Break-up fee. If:

             (i) this Agreement shall have been terminated by the Acquiror pursuant to Section 7(b)(i), 7(b)(iii) or 7(b)(iv) hereof;

             (ii) this Agreement is terminated by the Target pursuant to Section 7(c)(iii); or

             (iii) this Agreement is terminated pursuant to Section 7(d) hereof;

        then, in any such event, the Target shall promptly, but in no event later than five business days after a request from the Acquiror for payment (other than a termination pursuant to Section 7(c)(iii), in which case payment shall be made upon giving notice of termination), pay to the Acquiror (A) a fee equal to $500,000, which amount shall be payable in same day funds; plus, (B) upon receipt of an invoice or invoices therefor an amount equal to out-of-pocket expenses, including fees and expenses paid to investment bankers, lawyers, accountants and other service providers, incurred in connection with the transactions contemplated by this Agreement. If not paid when due, amounts payable pursuant to this Section 8(b) shall bear interest at the rate of ten percent (10%) per annum. The Target acknowledges that the agreements contained in this Section 8(b) (i) reflect reasonable compensation to the Acquiror for undertaking the Merger and risking the loss of the benefits of the Merger under the circumstances contemplated by this
        Section 8(b), (ii) were agreed to by the Target for the purpose of inducing the Acquiror and Acquiror Sub to execute this Agreement and undertake their obligations hereunder, and (iii) are an integral part of the transactions contemplated by the Parties in this Agreement, and that without these agreements, the Acquiror and Acquiror Sub would not have entered into this Agreement.

          (c) Target's Breakup Fee. If the Acquiror shall terminate this Agreement under circumstances other than those permitted in Section 7(a),
     (b) or (d) hereof, or if the Target terminates pursuant to Section 7(c)(i) (other than for breaches of the representations and warranties set forth in Section 4(g) or 4(h)), the Acquiror shall promptly pay to the Target (A) a fee equal to $500,000, which amount shall be payable in same day funds; plus (B) upon receipt of an invoice or invoices therefor an amount equal to out-of-pocket expenses, including fees and expenses paid to investment bankers, lawyers, accountants, and other service providers, incurred in connection with the transactions contemplated by the Agreement. If not paid when due, amounts payable pursuant to this Section 8(c) shall bear interest at the rate of 10% per annum. The Acquiror acknowledges that the agreements contained in this
     Section 8(c) (i) reflect reasonable compensation to the Target for undertaking the Merger and risking the loss of benefits of the Merger under the circumstances contemplated by this Section 8(c), (ii) were agreed for the purpose of inducing the Target to execute this Agreement and undertake its obligations hereunder, and (iii) are an integral part of the transactions contemplated by the Parties in this Agreement, and without these agreements, the Target would not have entered into this Agreement.

     9. Miscellaneous.

          (a) Survival and Indemnity.

             (i) Except as set forth in Section 9(a)(ii), none of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning issuance of the Acquiror Shares and the provisions in Section 5(i) above concerning indemnification) will survive the Effective Time;

             (ii) The representations and warranties of the Major Shareholders in Section 3 hereof shall survive the Effective Time for a period of one year, provided that (i) the representations and warranties set forth in Sections 3(b), (i), (j) and (l) hereof and any representation and warranty as to which any of Major Shareholders had actual knowledge of the facts which a reasonable person in such Major Shareholder's circumstances should have concluded would constitute an inaccuracy or breach shall survive for two years; and (ii) the representations and warranties set forth in Section 3(s) hereof shall survive until all applicable statutes of limitations, including waivers and extensions, have expired with respect to each matter addressed therein. Notwithstanding the preceding sentence, any representation or warranty for which indemnity may be sought pursuant to this Section 9(a) shall survive the time it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof shall have been given to the Major Shareholder against whom indemnity may be sought.

             (iii) The Major Shareholders agree, jointly and severally, to indemnify the Acquiror, Acquiror Sub and the Surviving Corporation against, and agrees to hold each of them harmless from, any and all damage, loss, liability and expense (including, without limitation, costs of investigation and reasonable attorneys' fees in connection with any claim, action, suit or proceeding) (collectively, "Damages") incurred or suffered by the Acquiror, the Acquiror Sub or the Surviving Corporation arising out of:

                  (A) any misrepresentation or breach of any warranty made by
             Major Shareholders in Section 3 hereof; or

                  (B) any claim by any holder or former holder of Target Shares against Target or its officers, directors, or controlling persons alleging violations of Sections 5, 11, or 12 of the Securities Act or Section 10(b) or 14(a) (other than with respect to the Definitive Target Materials) of the Exchange Act, intentional or negligent misrepresentation, breach of fiduciary duty, or any misstatement of material fact or omission to state a fact that is required to be stated or necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

             Provided, however, that the Major Shareholders shall be not liable for indemnity under this Section 9(a)(iii) unless the aggregate Damages exceed $50,000, in which event the Major Shareholders shall be liable for all Damages, subject to Section 9(a)(iv).

             (iv) The aggregate indemnification obligations of the Majority Shareholders under Section 9(a) shall not exceed:

                  (A) With respect to Damages arising out of misrepresentations and breaches of warranties set forth in Section 3 hereof which shall survive for one year pursuant to Section 9(a)(ii) hereof, an amount equal to ten percent (10%) of (i) the aggregate number of Acquiror Shares multiplied by the Average Price plus (ii) the aggregate amount of cash, received by the Major Shareholders (and any transferees of any Target Shares held by the Major Shareholders on the date hereof) pursuant to the Merger; provided that Damages claimed under Section 9(a)(iv)(B) shall count toward the foregoing limitation;

                  (B) With respect to Damages arising out of misrepresentations and breaches of warranties set forth in Section 3 hereof which shall survive for two years pursuant to Section 9(a)(ii) hereof and Damages recoverable under Section 9(a)(iv)(B) hereof, an amount equal to $1,000,000; provided that Damages claimed under Section 9(a)(iv)(A) shall count toward the $1,000,000 limitation.

             Provided further, that if and to the extent any Damages are paid by insurance, the Major Shareholders shall not have any indemnification obligations hereunder (and the insurance provider shall not have any rights of subrogation hereunder), it being understood that the Acquiror, Acquiror Sub and the Surviving Corporation shall use commercially reasonable efforts to pursue recovery against an insurer under insurance coverage, but none of them shall be required to commence litigation or otherwise expend significant resources pursuing collection in the event of a dispute with the insurer.

             (v) No investigation or knowledge by or on behalf of the Acquiror or Acquiror Sub or the Surviving Corporation (whether before or after the Effective Time) shall in any way limit the representations and warranties set forth in Section 3 or the right of indemnity set forth in this Section 9(a).

          (b) Press Releases and Public Announcements. Neither the Acquiror nor the Target shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other; provided, however, that the Acquiror or the Target may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party and its counsel at least one day prior to making the disclosure). No Party other then the Acquiror or the Target shall issue any press release or make any public disclosure concerning the subject matter of this Agreement, or otherwise disclose any information concerning the subject matter of this Agreement to any person that has not previously been made public by the Acquiror or the Target.

          (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Section 2 above concerning issuance of the Acquiror Shares are intended for the benefit of the Target Shareholders and (ii) the provisions in Section 5(i) above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

          (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, except that the prior confidentiality agreement executed by the Acquiror and the Target shall remain in effect until the Effective Time or termination of this Agreement.

          (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Acquiror and the Target.

          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to the Target or Major Shareholders:
        Dan Fine
        1425 Fourth Avenue South, Suite 800
        Seattle, Washington 98101-2915

        Copy to:
        Robert Seidel, Esq.
        Cairncross & Hempelmann, P.S.
        70th Floor Columbia Center
        701 Fifth Avenue
        Seattle, Washington 98104-7016

       If to the Acquiror or Acquiror Sub:
       ARIS Corporation
       Attn: General Counsel
       2229 112th Avenue NE
       Bellevue, Washington 98004-2936

       Copy to:
       Chris Barry
       Dorsey & Whitney LLP
       1420 Fifth Avenue, Suite 400
       Seattle, Washington 98101

          Any Party or Major Shareholder may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party or Major Shareholder may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties and the Major Shareholders notice in the manner herein set forth.

          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

          (j) Amendments and Waivers. The Acquiror, Acquiror Sub and the Target may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to shareholder approval will be subject to the restrictions contained in the Washington Business Corporation Act, and provided further that no amendment may increase the obligations of any Major Shareholder with respect to any representation or warranty without such Major Shareholder's written consent. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Acquiror, Acquiror Sub, the Target and any Major Shareholder required to be a party thereto by the previous sentence. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          (m) Construction. The Parties and Major Shareholders have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and Major Shareholders and no presumption or burden of proof shall arise favoring or disfavoring any Party or Major Shareholder by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

          (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties and the Major Shareholders have executed this Agreement as of the date first above written.

                                          ARIS CORPORATION

                                          By:     /s/ THOMAS W. AVERILL
                                             -----------------------------------
                                          Name: Thomas W. Averill
                                          Title: V.P. Finance and CFO

                                          ARIS INTERACTIVE, INC.

                                          By:     /s/ THOMAS W. AVERILL
                                             -----------------------------------
                                          Name: Thomas W. Averill
                                          Title: V.P. Finance and CFO

                                          FINE.COM INTERNATIONAL CORP.

                                          By:       /s/ DANIEL M. FINE
                                             -----------------------------------
                                          Name: Daniel M. Fine
                                          Title: President

                                          Major Shareholders:

                                          /s/ DANIEL M. FINE
                                          --------------------------------------
                                          Daniel M. Fine
                                          /s/ FRANK HADAM
                                          --------------------------------------
                                          Frank Hadam
                                          /s/ HERBERT L. FINE
                                          --------------------------------------
                                          Herbert L. Fine

                                   EXHIBIT A

                               ARTICLES OF MERGER

                         FINE.COM INTERNATIONAL CORP.,
                            A WASHINGTON CORPORATION
                                 WITH AND INTO

                            ARIS INTERACTIVE, INC.,
                            A WASHINGTON CORPORATION

                       In accordance with RCW 23B.11.050

     The undersigned,                , being the                of fine.com
International Corp., a Washington corporation ("Target") and                ,
being the                           of ARIS Interactive, Inc., a Washington
corporation ("Acquiror Sub") DO HEREBY CERTIFY as follows:

          (1) the constituent corporations in the merger (the "Merger") are fine.com International Corp., a Washington corporation, and ARIS Interactive, Inc., a Washington corporation; the name of the surviving corporation is ARIS Interactive, Inc., a Washington corporation.

          (2) an Agreement and Plan of Merger dated as of                (the
     "Merger Agreement") has been approved, adopted, and executed by each of the constituent corporations in accordance with RCW 23B.11.010. The Merger Agreement is attached hereto as Exhibit A and incorporated herein by reference.

          (3) The Merger Agreement was duly approved by the shareholders of each of the constituent corporations in accordance with Section 23B.011.030 of the Washington Business Corporation Act.

     The Merger shall become effective on the date on which these Articles of Merger are filed with the Secretary of State of the State of Washington.

     IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger
to be duly executed as of this                day of                , 1999.

                                          FINE.COM INTERNATIONAL CORP.,
                                          a Washington corporation

                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:

                                          ARIS INTERACTIVE, INC.,
                                          a Washington corporation

                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of the   day
of              , 1999 by and between fine.com International Corp., a Washington corporation ("Target"), and ARIS Interactive, Inc., a Washington corporation ("Acquiror Sub") (collectively, the "Constituent Corporations"), with reference to the following facts:

          A. Each of the Constituent Corporations has, subject to approval by their respective shareholders, adopted the plan of merger embodied in this Agreement, and the Constituent Corporations and their respective boards of directors deem it advisable and in the best interest of each of the Constituent Corporations that Target be merged with and into Acquiror Sub pursuant to the applicable laws of Washington and Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, the Constituent Corporations do hereby agree to merge, on the terms and conditions herein provided, as follows:

     1. The Merger.

          1.1 Governing Law. Target shall be merged into Acquiror Sub in accordance with the applicable laws of the State of Washington (the "Merger"). Acquiror Sub shall be the surviving corporation and shall be governed by the laws of the State of Washington.

          1.2 Effective Time. The "Effective Time" of the Merger shall be, and such term as used herein shall mean, the time at which Acquiror Sub and Target file Articles of Merger in substantially the form attached hereto as Exhibit A in the office of the Secretary of State of the State of Washington after satisfaction of the requirements of applicable laws prerequisite to such filing.

     2. Share Conversion. On the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof:

          2.1 each share of common stock, par value $.01 per share, of Target (a "Target Share") (other than any Target Share as to which any shareholder has exercised his or its appraisal rights under Section 23B.13.010, et. seq. of the Washington Business Corporation Act (a "Dissenting Share") or any Target Share that ARIS Corporation (the "Acquiror") owns beneficially (an "Acquiror-owned Share")) shall be converted into the right to receive the following consideration (the "Merger Consideration"):

             (1) that number of shares of common stock, without par value, of the Acquiror ("Acquiror Shares") equal to the lesser of (x) .3717 or (y) $4.5531, divided by the average of the per share daily closing prices of Acquiror Shares as reported by Nasdaq for each trading day during the period of ten trading days ending [date that is the second trading day prior to the Target Special Meeting] (the "Average Price") (such lesser number of Acquiror Shares being hereinafter referred to as the "Base Share Consideration"), plus

             (2) an amount in cash equal to the lesser of (x) $1.1150 or (y) the amount (if any) by which $4.5531 exceeds the Share Consideration multiplied by the

        Average Price (such lesser amount being hereinafter referred to as the "Cash Consideration"); plus

             (3) an additional number of Acquiror Shares (if a positive number) equal to (x) $4.5531 minus the Base Consideration (as defined below), divided by (y) the Average Price (such additional number of Acquiror Shares (if any) plus the Base Share Consideration being hereinafter referred to as the "Share Consideration"). "Base Consideration" means an amount equal to (x) the Base Share Consideration multiplied by the Average Price, plus (y) the Cash Consideration.

        At the Effective Time and without any action on the part of the holder, Target Shares held by such holder shall cease to be outstanding and shall constitute only the right to receive without interest, the Merger Consideration multiplied by the number of Target Shares held by such holder and cash in lieu of a fractional share.

          2.2 each Dissenting Share shall be converted into the right to receive payment from Acquiror Sub with respect thereto in accordance with the provisions of the Washington Business Corporation Act, and

          2.3 each Acquiror-owned Share shall be canceled; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2 after the Effective Time.

          2.4 Shares of Acquiror Sub. Each issued and outstanding share of capital stock of Acquiror Sub at and as of the Effective Time will remain issued and outstanding and held by the Acquiror.

     3. Effect of the Merger.

          3.1 Rights, Privileges, Etc. At the Effective Time, Acquiror Sub, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of the Constituent Corporations; all property of every description and every interest therein and all debts and other obligations of or belonging to or due to the Constituent Corporations on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or vested in Acquiror Sub without further act or deed; title to any real estate, or any interest therein, vested in the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; and all of the rights of creditors of the Constituent Corporations shall be preserved unimpaired, and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and such debts, liabilities, obligations and duties of the Constituent Corporations shall thenceforth remain with or attach to, as the case may be, Acquiror Sub and may be enforced against it to the same extent as if all of such debts, liabilities, obligations and duties had been incurred or contracted by it.

          3.2 Replacement of Target Options. At the Effective Time and without any action on the part of the holder, all outstanding options ("Target Options") to purchase Target Shares shall terminate and cease to be exercisable, no Target Option shall be accelerated in vesting (other than Target Options held by employees that Acquiror notifies Target will not be continued as employees of Acquiror Sub, and Target Options held by Timothy J. Carroll that vest automatically pursuant to his employment agreement), and the Target's Board of Directors shall take or cause to be taken such actions as may be required to cause such result. The Acquiror shall cause to be granted under the Acquiror's Stock Option Plan to each holder of Target Options, options to purchase a number of Acquiror Shares equal to that number of Target Shares issuable upon exercise of such holder's Target Options multiplied by the Option Conversion Ratio at an exercise price per Acquiror Share equal to the exercise price per Target Share of such outstanding Target Option divided by the sum of (i) the Share Consideration plus (ii) the Cash Consideration divided by the Average Price, and having the same vesting schedule as the Target Options replaced.

          3.3 Replacement of Target Warrants. At the Effective Time and without any action on the part of the holder, each outstanding warrant (a "Target Warrant") granted by Target to purchase Target Shares shall be converted into the right to purchase the Merger Consideration in lieu of each Target Share issuable upon exercise of such Target Warrant upon payment of the exercise price per Target Share of such outstanding Target Warrant.

          3.4 Articles of Incorporation and Bylaws. The Articles of Incorporation of Acquiror Sub as in effect at the Effective Time shall, from and after the Effective Time, be and continue to be the Articles of Incorporation of Acquiror Sub without change or amendment until thereafter amended in accordance with the provisions thereof and applicable laws. The Bylaws of Acquiror Sub as in effect at the Effective Time shall, from and after the Effective Time, be and continue to be the Bylaws of Acquiror Sub without change or amendment until thereafter amended in accordance with the provisions thereof, the Articles of Incorporation of Acquiror Sub and applicable laws.

          3.5 Directors and Officers. The directors and officers of Acquiror Sub shall be the directors and officers of Acquiror Sub at the Effective Time, and such directors and officers shall serve until they are removed or replaced in accordance with the Articles of Incorporation and Bylaws of Acquiror Sub.

          3.6 Further Action. From time to time, as and when requested by Acquiror Sub, or by its successors or assigns, any party hereto shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further or other actions, as Acquiror Sub, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to Acquiror Sub, and its successors or assigns, title to and possession of all the property, rights, privileges, powers and franchises referred to herein and otherwise to carry out the intent and purposes of this Agreement.

     4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Target Shares that are Dissenting Shares immediately prior to the Effective Time shall not be converted into Acquiror Shares pursuant to the Merger, and the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the Washington Business Corporation Act; unless and until such holders shall fail to perfect, lose, or withdraw their rights thereunder. If, after the Effective Time, any holder of Dissenting Shares shall fail to perfect, lose or withdraw his or its right to be paid fair value, then such Dissenting Shares no longer shall be deemed to be Dissenting Shares, and shall be treated as if they had been converted at the Effective Time into the right to receive the consideration being paid for Target Shares in the Merger, without any interest, and Acquiror shall take all necessary action to effect the exchange of Acquiror Shares for the Target Shares. Target shall give Acquiror prompt written notice of any demands for payment of fair value for any Target Shares, and Acquiror shall have the right to participate in all negotiations or proceedings with respect to such demands. Without the prior written consent of the Acquiror, the Target shall not settle, offer to settle or make any payment with respect to any such demands.

     5. Termination; Amendment.

          5.1 Termination Provision. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the merger abandoned:

             (a) Upon written notice at any time prior to the Effective Time by mutual consent of the Constituent Corporations; or

             (b) If holders of at least two-thirds of the outstanding Target Shares shall not vote in favor of the Merger; or

             (c) If there exists a suit, action, or other proceeding commenced, pending or threatened, before any court or other governmental agency of the federal or state government, in which it is sought to restrain, prohibit or otherwise adversely affect the consummation of the Merger contemplated hereby.

          5.2 Amendment Provisions. Anything contained in this Agreement notwithstanding, this Agreement may be amended or modified in writing at any time prior to the Effective Time; provided that, an amendment made subsequent to the adoption of this Agreement by the shareholders of the Constituent Corporations shall not (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of the Constituent Corporations, (2) alter or change any terms of the Articles of Incorporation of Acquiror Sub or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of shares of any class or series thereof of the Constituent Corporations; provided, however, the Constituent Corporations may by agreement in writing extend the time for performance of, or waive compliance with, the conditions or agreements set forth herein.

          5.3 Board Action. In exercising their rights under this Section 5, each of the Constituent Corporations may act by its Board of Directors, and such rights may be so exercised, notwithstanding the prior approval of this Agreement by the shareholders of the Constituent Corporations.

     IN WITNESS WHEREOF, this Agreement, having first been duly approved by resolutions of the Board of Directors of each of the Constituent Corporations, is hereby executed on behalf of each of the Constituent Corporations by their respective officers thereunto duly authorized.

                                          FINE.COM INTERNATIONAL CORP.

                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:

                                          ARIS INTERACTIVE, INC.

                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT B

                               AFFILIATE'S LETTER

ARIS Corporation
2229 112th Avenue N.E.
Bellevue, Washington 98004

Ladies and Gentlemen:

     The undersigned shareholder, officer and/or director of fine.com International Corp. (the "Target") has been advised that the undersigned may be deemed by the Target to be an "affiliate" of the Target, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") (such rule, as amended or replaced by any successor rule, referred to herein as "Rule 145").

     Pursuant to the terms of the Agreement and Plan of Merger dated as of May 17, 1999 (the "Merger Agreement"), among ARIS Corporation ("Acquiror"), ARIS Interactive, Inc. ("Acquiror Sub"), the Target and certain shareholders of the Target, the Target will be merged with and into Acquiror Sub (the "Merger"). As a result of the Merger, outstanding shares of common stock, par value $.01 per share, of the Target ("Target Common Stock") will be converted into the right to receive shares of common stock, without par value, of the Acquiror ("Acquiror Common Stock") or a combination of Acquiror Common Stock and cash, as determined pursuant to the Merger Agreement.

     In order to induce the Acquiror and the Target to enter into the Merger Agreement and to consummate the Merger, the undersigned (referred to herein as "Affiliate") represents, warrants and agrees as follows:

          1. Affiliate has been advised that the issuance of the Acquiror Common Stock, if any, to Affiliate pursuant to the Merger is being registered with the Securities and Exchange Commission (the "SEC") under the Securities Act and the rules and regulations promulgated thereunder on a Registration Statement on Form S-4. However, Affiliate has also been advised that, because Affiliate may be deemed to be an "affiliate" of the Target (as that term is used in paragraphs (c) and (d) of Rule 145), any sale, transfer or other disposition by Affiliate of any Acquiror Common Stock issued pursuant to the Merger will, under current law, require either (a) further registration under the Securities Act of the Acquiror Common Stock to be sold, transferred, or otherwise disposed of, or (b) compliance with Rule 145, or (c) the availability of another exemption from such registration.

          2. Affiliate will not offer to sell, sell, or otherwise dispose of any Acquiror Common Stock issued pursuant to the Merger except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act (the compliance with Rule 145 or the availability of such other exemption to be established by Affiliate to the reasonable satisfaction of Acquiror's counsel).

          3. Affiliate consents to the placement of a stop transfer order with the Target's and Acquiror's stock transfer agent and registrar, and to the placement of the following legend on certificates representing the Acquiror Common Stock issued or to be issued to Affiliate:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH AN AFFILIATE'S LETTER FROM THE UNDERSIGNED TO ARIS CORPORATION, AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN COMPLIANCE WITH RULE 145 UNDER THE SECURITIES ACT OF 1933 OR ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          4. Affiliate has carefully read this letter and has discussed with counsel for Affiliate or counsel for the Target, to the extent Affiliate felt necessary, the requirements of this letter and other applicable limitations on the ability of Affiliate to sell, transfer, or otherwise dispose of Target Common Stock and Acquiror Common Stock. Affiliate understands that if Affiliate should become an "affiliate" of Acquiror, there will be additional restrictions on Affiliate's ability to sell, transfer or otherwise dispose of Acquiror Common Stock.

          5. The Target agrees to take all reasonable actions up to the date of the Merger, including but not limited to the placement of a stop transfer order with the Target's stock transfer agent and registrar, to ensure compliance by Affiliate with the provisions of this letter.

          6. Execution of this letter should not be considered an admission on the part of Affiliate that Affiliate is an "affiliate" of the Target as described in the first paragraph of this letter, nor as a waiver of any rights that Affiliate may have to object to any claim that Affiliate is such an affiliate on or after the date of this letter.

          7. By Acquiror's acceptance of this letter, Acquiror hereby agrees with Affiliate as follows:

             A) For so long as and to the extent necessary to permit Affiliate to sell Acquiror Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Acquiror shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and
        (ii) furnish to Affiliate upon request a written statement as to whether Acquiror has complied with such reporting requirements during the 12 months preceding any proposed sale of Acquiror Common Stock by Affiliate under Rule 145, and (b) otherwise use its reasonable efforts in permit such sales pursuant to Rule 145 and Rule 144. Acquiror hereby represents to Affiliate that it has filed all reports required to be filed with the SEC under Section 13 of the 1934 Act during the preceding 12 months.

             (B) It is understood and agreed that certificates with the legends set forth in paragraph 3 above will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Acquiror Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Acquiror Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Acquiror has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Acquiror, or a "no action" letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

          8. Notwithstanding any other provision contained herein, this Affiliate's Letter and all obligations of and restrictions imposed on Affiliate hereunder, and all obligations imposed on the Target hereunder, shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided that such termination shall not relieve Affiliate of liability for any prior breach of Affiliate's obligations hereunder.

                                          Very truly yours,

May 17, 1999                              --------------------------------------

                                          --------------------------------------
                                                       (Print Name)

                                   EXHIBIT C

                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of May 17, 1999 (this "Agreement"), between [SHAREHOLDER] (the "Shareholder") and ARIS Corporation, a Washington corporation ("Acquiror").

     WHEREAS, fine.com International Corp., a Washington corporation ("Target"), Acquiror and ARIS Interactive, Inc., a Washington corporation and a wholly owned subsidiary of Acquiror ("Acquiror Sub"), are contemporaneously entering into an Agreement and Plan of Merger, dated as of this date (the "Merger Agreement"), which provides, among other things, for the merger of Target with and into Acquiror Sub (the "Merger");

     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Acquiror and Acquiror Sub have requested that the Shareholder make certain agreements with respect to certain shares of Common Stock, par value $.01 per share ("Shares"), of Target beneficially owned by him, upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, in order to induce Acquiror and Acquiror Sub to enter into the Merger Agreement, the Shareholder is willing to make certain agreements with respect to the Subject Shares (as defined);

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

     1. Voting Agreements; Proxy.

          (a) For so long as this Agreement is in effect, in any meeting of shareholders of Target, and in any action by consent of the shareholders of Target, the Shareholder shall vote, or, if applicable, give consents with respect to, all of the Subject Shares that are held by the Shareholder on the record date applicable to the meeting or consent (i) in favor of the Merger Agreement and the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Shareholder and (ii) against any competing Acquisition Proposal (as defined in the Merger Agreement) or other proposal inconsistent with the Merger Agreement or which may delay the likelihood of the completion of the Merger. The Shareholder shall use his best efforts to cast that Shareholder's vote or give that Shareholder's consent in accordance with the procedures communicated to that Shareholder by Target relating thereto so that the vote or consent shall be duly counted for purposes of determining that a quorum is present and for purposes of recording the results of that vote or consent.

          (b) Upon the reasonable written request of Acquiror, in furtherance of the transactions contemplated in this Agreement and by the Merger Agreement and in order to secure the performance of the Shareholder's duties under
     Section 1(a) of this Agreement, the Shareholder shall promptly execute, in accordance with the provisions of RCW 23B.07.220, and deliver to Acquiror an irrevocable proxy, substantially in the form attached as Exhibit A, and irrevocably appoint Acquiror or its designees, with full power of substitution, its attorney and proxy to vote or, if applicable, to give consent with respect to, all Shares constituting Subject Shares at the time of the relevant record date with regard to any of the matters referred to in paragraph (a) above at any meeting of the shareholders of Target, or in connection with any action by written consent by the shareholders of Target. The Shareholder acknowledges and agrees that this proxy, if and when given, shall be coupled with an interest, shall constitute, among other things, an inducement for Acquiror to enter into the Merger Agreement, shall be irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event and that no subsequent proxies with respect to such Subject Shares shall be given (and if given shall not be effective); provided, however, that any such proxy shall terminate automatically and without further action on behalf of the Shareholder upon the termination of this Agreement.

     2. Covenants. For so long as this Agreement is in effect, the Shareholder agrees not to (i) sell, transfer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract with respect to the sale, transfer, pledge, assignment, hypothecation, encumbrance, tender or other disposition of (each such disposition or contract, a "Transfer"), any Subject Shares or Shares the Shareholder then has the right to acquire, or will have the right to acquire within 60 days, pursuant to options to purchase Shares granted to the Shareholder by Target; (ii) grant any proxies with respect to any shares that then constitute Subject Shares, deposit any of the Subject Shares into a voting trust or enter into a voting or option agreement with respect to any of the Subject Shares; (iii) subject to Section 7, directly or indirectly, solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to, an Acquisition Proposal; or
(iv) take any action which would make any representation or warranty of the Shareholder in this Agreement untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in the foregoing provisions of this
Section 3 shall prohibit the Shareholder from effecting (i) any Transfer of Subject Shares pursuant to any bona fide charitable gift or by will or applicable laws of descent and distribution, or for estate planning purposes or
(ii) the Transfer of up to                Subject Shares to Blue Note Partners,
a Washington general partnership, [Daniel M. Fine's Voting Agreement to include the following additional language] [of up to 50,000 Subject Shares to Timothy J. Carroll and of up to 50,000 Subject Shares to Tor Taylor d/b/a IntLex,] in each case if the transferee agrees in writing to be bound by the provisions of this Agreement. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     3. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Acquiror that:

          (a) Capacity; No Violations. The Shareholder has the legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law). The execution, delivery and performance by the Shareholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation to which the Shareholder is a party or by which the Shareholder is bound; (ii) violate any order, writ, injunction, decree or statute, or any law, rule or regulation applicable to the Shareholder or the Subject Shares; or (iii) result in the creation of, or impose any obligation on the Shareholder to create, any Lien upon the Subject Shares that would prevent the Shareholder from voting the Subject Shares. In this Agreement, "Lien" shall mean any lien, pledge, security interest, claim, third party right or other encumbrance.

          (b) Subject Shares. As of the date of this Agreement, the Shareholder is the beneficial owner of and has the power to vote or direct the voting of the Subject Shares free and clear of any Liens that would prevent the Shareholder from voting such Subject Shares. As of the date of this Agreement, the Subject Shares are the only shares of any class of capital stock of Target which the Shareholder has the right, power or authority (sole or shared) to sell or vote, and, other than options or warrants to purchase Shares held by the Shareholder as of this date, the Shareholder does not have any right to acquire, nor is it the beneficial owner of, any other shares of any class of capital stock of Target or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of Target. The Shareholder is not a party to any contracts (including proxies, voting trusts or voting agreements) that would prevent the Shareholder from voting the Subject Shares.

     4. Expenses. Each party to this Agreement shall pay its own expenses incurred in connection with this Agreement.

     5. Specific Performance. The Shareholder acknowledges and agrees that if he fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Acquiror for which money damages would not be an adequate remedy. In that event, the Shareholder agrees that Acquiror shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Acquiror should institute an action or proceeding seeking specific enforcement of the provisions of this Agreement, the Shareholder hereby waives the claim or defense that Acquiror has an adequate remedy at law and hereby agrees not to assert in that action or proceeding the claim or defense that a remedy at law exists. The Shareholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any equitable relief.

     6. Shareholder Capacity. No person bound by this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. The Shareholder signs solely in his capacity as the beneficial owner of [, or the general partner of a partnership which is the beneficial owner of,] the Shareholder's Subject Shares and nothing herein shall limit or affect any actions taken by the Shareholder in his capacity as an officer or director of Target to the extent specifically permitted by the Merger Agreement. Nothing in this Agreement shall be deemed to constitute a transfer of the beneficial ownership of the Subject Shares by the Shareholder.

     7. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at any other address or telecopy number for a party as shall be specified by like notice):

        If to Acquiror:

        ARIS Corporation
        2229 112th Ave. N.E.
        Bellevue, Washington 98004
        Attention: Bert Sugayan, Esq.
        Telecopy: (425) 372-2798

        With a copy to:

        Dorsey & Whitney LLP
        U.S. Bank Centre
        1420 Fifth Avenue
        Seattle, Washington 98101
        Attention: Christopher J. Barry, Esq.
        Telecopy: (206) 903-8820

        If to the Shareholder:

        [SHAREHOLDER ADDRESS]

        With a copy to:

        Robert Seidel, Esq.
        Cairncross & Hempelmann, P.S.
        70th Floor Columbia Center
        701 Fifth Avenue
        Seattle, Washington 98104-7016

     8. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; provided, however, that any successor in interest or assignee shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Acquiror, the Shareholder or their successors or assigns, any rights or remedies under, or by reason, of this Agreement.

     9. Entire Agreement; Amendments. This Agreement contains the entire agreement between the Shareholder and Acquiror with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to these transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     10. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement, except that (a) Acquiror may assign its rights and obligations under this Agreement to any of its direct or indirect wholly owned subsidiaries (including Acquiror Sub), but no transfer shall relieve Acquiror of its obligations under this Agreement if the transferee does not perform its obligations, and (b) the Shareholder may transfer Subject Shares to the extent permitted by Section 3 of this Agreement.

     11. Headings. The section headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     12. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

     14. Termination. This Agreement shall terminate automatically and without further action on behalf of any party at the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the date the Merger Agreement is terminated pursuant to its terms.

     15. Subject Shares. The term "Subject Shares" shall mean the Shares set forth opposite the Shareholder's name on Schedule A hereto, together with any Shares of capital stock of Target acquired by the Shareholder after the date hereof over which the Shareholder has the power to vote or power to direct the voting.

     IN WITNESS WHEREOF, Acquiror and the Shareholder have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          ARIS CORPORATION

                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:

                                          Shareholder:

                                          --------------------------------------
                                          (Print Name)

                                   SCHEDULE A

            SHAREHOLDER                                 SHARES OWNED

                                   EXHIBIT A

IRREVOCABLE PROXY

     In order to secure the performance of the duties of the undersigned
pursuant to the Voting Agreement, dated as of May   , 1999 (the "Voting
Agreement") between the undersigned and ARIS Corporation, a Washington corporation ("Acquiror"), a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints
               ,                and                , and each of them, the
attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned and in the name, place and stead of the undersigned, to vote or, if applicable, to give written consent, in such manner as each such attorney, agent and proxy or his substitute shall in his sole discretion deem proper to record such vote (or consent) in the manner set forth in Section 1 of the Voting Agreement with respect to all shares of Common Stock, par value $.01 per share (the "Shares"), of fine.com International Corporation., a Washington corporation (the "Company"), which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or to an adjourned meeting, or, if applicable, to give written consent with respect thereto. This Proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law or otherwise upon the occurrence of any event (other than as provided in Section 1 of the Voting Agreement), including, without limitation, the death or incapacity of the undersigned. This Proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by the undersigned. This Proxy shall terminate upon the termination of the Voting Agreement. This Proxy has been executed in accordance with RCW 23B.07.220.

Dated: May   , 1999

---------------------------------------------------
[Name]

                                   EXHIBIT D

     1. The Merger is the result of arm's-length bargaining between Target and Acquiror. Target is entering into the Merger for business reasons and not for the principal purpose of avoiding federal income tax. Accordingly, to the Knowledge of the undersigned, the fair market value of the Acquiror Shares and cash payments received pursuant to the Merger Agreement will be approximately equal to the fair market value of the Target Shares surrendered in exchange therefor.

     2. There is no plan or intention by the undersigned shareholders of Target and to the Knowledge of the undersigned, there is no plan or intention by any other shareholders of Target, to enter into any transaction or arrangement with any person that would result, directly or indirectly, in the sale to, exchange with or delivery to (each of the foregoing a "disposition") Acquiror or any person related to Acquiror, within the meaning of Treasury Regulation Section 1.368-1(e)(3) ("Acquiror Related Person"), of any interest in the Acquiror Shares to be received in the Merger such that the Target shareholders' ownership in the aggregate of Acquiror Shares would be reduced to a number of Acquiror Shares having a value, as of the Effective Time, of less than 50 percent of the total value of all of the formerly outstanding Target Shares as of such date. For purposes of this representation, (i) any transaction or arrangement resulting in a reduction of a Target shareholder's benefits or burdens of ownership (by short sale or otherwise) with respect to the holding of Acquiror Shares will be treated as a disposition by such shareholder of such stock; (ii) any transaction or arrangement resulting in the disposition by a Target shareholder of Acquiror Shares to a person other than Acquiror or a Acquiror Related Person (other than a disposition described in the preceding sentence) will be disregarded and will not be treated as a reduction in such shareholder's ownership of Acquiror Shares; and (iii) Target Shares exchanged for cash in lieu of fractional Acquiror Shares will be treated as outstanding immediately prior to the Effective Time. Moreover, Target Shares that are sold to, exchanged with or otherwise delivered to Acquiror, a Acquiror Related Person, or a person related to Target within the meaning of Treasury Regulation Section 1.368-1(e)(3) ("Target Related Person") prior to (and in connection with) the Merger will be taken into account in making this representation and, accordingly, Acquiror Shares received in the Merger with respect to such Target Shares will not be included among the shares of Acquiror Shares treated as owned by Target shareholders following the Merger.

     3. Prior to and in connection with the Merger, (i) Target has not redeemed (and will not redeem) any shares of Target stock and has not made (and will not make) any distributions (except for regular, normal dividends) with respect thereto, and (ii) the persons related to Target, within the meaning of Temp. Treas. Reg. Section 1.368-1T(e)(2)(ii) (referring to Treas. Reg. Section 1.368-1(e)(3)), have not acquired (and will not acquire) shares of Target stock from any holder thereof.

     4. Pursuant to the Merger, Acquiror Sub will acquire at least 90% of the fair market value of the net assets of Target and at least 70% of the fair market value of the gross assets of Target held immediately prior to the Merger. For purposes of this representation, amounts paid by Target to dissenters, amounts paid by Target to Target shareholders who receive cash or other property, amounts used by Target to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Target in connection with the Merger will be included as assets of Target immediately prior to the Merger.

     5. Since December 31, 1996, Target has not disposed of any assets other than in the ordinary course of business and has not redeemed any stock, warrants, options or similar instruments, and Target will not undertake any such disposition or redemption prior to the Merger.

     6. To the Knowledge of the undersigned, Acquiror and its affiliated entities have not owned any shares of Target stock or possessed any right to acquire Target stock (regardless of when exercisable) at any time during the five year period preceding the Merger. For purposes of this representation, "affiliated entities" are entities in which the Acquiror directly or indirectly holds 50% or more of the vote or value.

     7. Target has no plan or intention to issue additional shares of its stock that would result in Acquiror losing control of Target within the meaning of
Section 368(c) of the Code.

     8. The liabilities of Target assumed by Acquiror Sub and the liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

     9. Target and Target Shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

     10. There is no intercorporate indebtedness existing between Acquiror and Target or between Acquiror Sub and Target that was issued, acquired, or will be settled at a discount.

     11. Target is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. For purposes of this representation, an "investment company" within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code means a regulated investment company, a real estate investment trust, or a corporation (i) 50 percent or more of the value of whose total assets are stock and securities (whether or not held for investment) (the "50 Percent Asset Test") and (ii) 80 percent or more of the value of whose total assets are held for investment (the "80 Percent Asset Test"). In general, in applying the 50 Percent Asset Test and the 80 Percent Asset Test, (i) the stock and securities of any subsidiary corporation whose outstanding stock is at least 50 percent owned (by vote or value), directly or indirectly, by the corporation; any interest in at least 50 percent of the profits or capital of a partnership owned, directly or indirectly, by the corporation; and any active general partnership interests owned by the corporation are disregarded and the corporation is instead considered to own its ratable share of each of the subsidiary corporation's or partnership's assets and (ii) any limited partnership interests or passive general partnership interests not described in clause (i) are considered securities. For purposes of the preceding sentence, indirect ownership is determined (i) in the case of the stock of a lower-tier subsidiary corporation, by multiplying the percentages of stock owned in each corporation in the chain of ownership and (ii) in the case of an interest in the profits or capital of a lower-tier partnership, by multiplying the percentage interests in the profits or capital (as the case may be) of each partnership in the chain of ownership; provided, however, that such lower-tier partnership interest and all upper-tier partnership interests in the chain of ownership must constitute limited partnership interests or passive general partnership interests. In general, for purposes of the 80 Percent Asset Test, assets are considered held for investment if (i) they are held primarily for (a) gain from appreciation in value, (b) production of passive income (including royalties, rents, dividends, interest, and annuities), or (c) both of these and (ii) they are not held primarily for sale to customers in the ordinary course of a trade or business. Further, (i) in applying the 50 Percent Asset Test, "securities" include obligations of State and local governments, commodity futures contracts, shares of regulated investment companies and real estate investment trusts, and other investments constituting "securities" within the meaning of the Investment Company Act of 1940 (15 U.S.C. 80a-2(36)) (other than treasury stock), and (ii) in applying the 50 Percent Asset Test and the 80 Percent Asset Test, assets acquired with a purpose of terminating the corporation's status as an investment company or qualifying a corporation as a diversified investment company and all cash, cash items (including receivables and other cash equivalents other than securities), and U.S. Government securities are excluded from the numerator and the denominator.

     12. On the date of the Merger, to the Knowledge of the undersigned, the fair market value of the assets of Target transferred to Acquiror Sub will exceed the sum of the liabilities assumed by Acquiror Sub, plus the amount of liabilities, if any, to which such assets are subject.

     13. On the date of Merger, to the Knowledge of the undersigned, the fair market value of the assets of Target will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     14. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     15. None of the compensation received by any shareholder-employees of Target will be separate consideration for, or allocable to, any of their Target Shares; none of the Acquiror Shares received by any Target shareholder-employees pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any Target shareholder-employees will be for services actually rendered and to the Knowledge of the undersigned, will be commensurate with amounts paid to third parties bargaining at arm's length for similar services under similar circumstances.

     16. The payment of cash in lieu of fractional shares of Acquiror Shares is solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares and does not represent separately bargained for consideration. To the Knowledge of the undersigned, the total cash consideration that will be paid in the Merger to the shareholders of Target in lieu of fractional shares of Acquiror will not exceed one percent of the total consideration to be issued in the Merger to the shareholders of Target in exchange for their Target Shares. The fractional share interests of each Target shareholder will be aggregated, and no Target shareholder will receive cash in an amount greater than the value of one full share of Target Shares.

     17. Target will satisfy the information reporting requirements of Treasury Regulation Section 1.368-3 with respect to the Merger.

     18. Except for an initial public offering by Target of Target Shares in August 1997 and for transactions involving an aggregate ownership interest of 20% or less of Target, there have been no significant changes in the shareholders of Target since December 31, 1996.

     19. Target is not a "collapsible" corporation as defined in Section 341 of the Code.

     20. At the Effective Time of the Merger, Target will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Target that, if exercised or converted, would affect Acquiror's acquisition or retention of control of Target as defined in Section 368(c) of the Code.

                                    ANNEX B

                       [Ragen MacKenzie Logo/Letterhead]

August 5, 1999

The Board of Directors
fine.com International Corp.
1525 Fourth Avenue, Suite 800
Seattle, WA 98101

To the Board of Directors:

     We understand that fine.com ("fine.com" or the "Company") entered into a Merger Agreement, dated as of May 17, 1999 and as amended and restated August 5, 1999, (the "Merger Agreement") which provides, among other things, for the merger of fine.com, a Washington company, into ARIS Interactive, Inc. ("ARIS Interactive"), a wholly owned subsidiary of ARIS corporation ("ARIS") with ARIS Interactive as the surviving company ("Merger"). Pursuant to the Merger Agreement, at the effective time of the Merger ARIS will pay $4.5531 of value for each share of fine.com common stock, consisting of 1) shares of its common stock ("Base Share Consideration"), and, if necessary, 2) cash ("Cash Consideration"), and, if necessary, 3) an additional number of shares of ARIS common stock (1, 2, & 3 together referred to herein as the "Merger Consideration") in exchange for the outstanding shares of fine.com common stock (referred to herein as the "Transaction"). The Base Share Consideration is defined as that number of shares equal to the lesser of .3717, or $4.5531 divided by the "Average Price". The "Average Price" is defined as the average of the per share daily closing prices of ARIS common stock as reported by Nasdaq for each trading day for the ten trading days ending on the second trading day prior to the meeting of fine.com shareholders to consider and vote on the approval of the Merger. The Cash Consideration will be the lesser of $1.1150, or the amount (if any) by which $4.5531 exceeds the Base Share Consideration multiplied by the Average Price. ARIS will also issue an additional number of shares (if a positive number) equal to $4.5531 minus the Base Consideration, divided by the Average Price. "Base Consideration" means the Base Share Consideration multiplied by the Average Price, plus the Cash Consideration. The terms of the Transaction are set forth more fully in the Merger Agreement. You have requested our opinion on behalf of fine.com and the shareholders (the "Fairness Opinion") as to whether the Merger Consideration to be paid by ARIS pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of fine.com.

     In connection with rendering this Fairness Opinion, Ragen MacKenzie, among other things: (i) reviewed the Merger Agreement; (ii) reviewed and analyzed consolidated historic and projected financial and operating data of fine.com, including audited and unaudited financial statements for fine.com and unaudited estimates prepared by management for the Company; (iii) reviewed and analyzed other internal information concerning the business and operations of fine.com furnished to it by management; (iv) reviewed and analyzed publicly available information concerning the terms of selected merger and acquisition transactions that Ragen MacKenzie deemed relevant to its inquiry; (v) reviewed share price and trading volume for fine.com's and ARIS' shares from 1997 to 1999, (vi) compared certain publicly available financial data of companies whose securities are publicly traded, which Ragen MacKenzie deemed generally comparable to the business of fine.com, to similar data for fine.com; and (vii) conducted such other financial studies, analyses and investigations, and considered such other information as Ragen MacKenzie deemed appropriate.

     In preparing its Fairness Opinion, Ragen MacKenzie relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Ragen MacKenzie by fine.com. Ragen MacKenzie assumed that the financial estimates (including the underlying assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of fine.com as to its future performance. Ragen MacKenzie did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of fine.com. This Fairness Opinion necessarily is based upon financial, economic, market and other conditions and circumstances existing and disclosed to it as of the date of this Fairness Opinion.

     Our Fairness Opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid by ARIS to the shareholders of fine.com and does not constitute a recommendation concerning how shareholders should vote with respect to the Merger or a statement as to the tax consequences of the transaction to the shareholders or as to the effect of the representations and warranties of the major shareholders.

     Ragen MacKenzie, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations. We have acted as a financial advisor to fine.com in the preparation of this opinion and will receive a fee for our services but we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination involving fine.com. In addition, ARIS Interactive, the surviving company pursuant to the terms of the Merger Agreement, will assume fine.com's agreement to indemnify us as to certain liabilities arising out of the rendering of this Fairness Opinion.

     This letter and the opinion expressed herein are provided at the request of the Board of Directors of fine.com and for the information of fine.com and the shareholders and may not be referred to, quoted or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with a proxy statement used in connection with the Transaction.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate Merger Consideration being paid by ARIS to the fine.com shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of fine.com.

                                          Very truly yours,

                                          Ragen MacKenzie Incorporated

                                          /s/ Ragen Mackenzie Incorporated

                                    ANNEX C

                               CHAPTER 23B.13 RCW

                               DISSENTERS' RIGHTS

 SECTIONS
 --------
23B.13.010  Definitions.
23B.13.020  Right to dissent.
23B.13.030  Dissent by nominees and beneficial owners.
23B.13.200  Notice of dissenters' rights.
23B.13.210  Notice of intent to demand payment.
23B.13.220  Dissenters' notice.
23B.13.230  Duty to demand payment.
23B.13.240  Share restrictions.
23B.13.250  Payment.
23B.13.260  Failure to take action.
23B.13.270  After-acquired shares.
23B.13.280  Procedure if shareholder dissatisfied with payment or offer.
23B.13.300  Court action.
23B.13.310  Court costs and counsel fees.

                              * * * * * * * * * *

RCW 23B.13.010 Definitions. As used in this chapter:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder. [1989 c 165 sec. 140.]

                              * * * * * * * * * *

RCW 23B.13.020 Right to dissent.

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. [1991 c 269 sec. 37; 1989 c 165 sec. 141.]

                              * * * * * * * * * *

RCW 23B.13.030 Dissent by nominees and beneficial owners.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1989 c 165 sec. 142.]

                              * * * * * * * * * *

RCW 23B.13.200 Notice of dissenters' rights.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. [1989 c 165 sec. 143.]

                              * * * * * * * * * *

RCW 23B.13.210 Notice of intent to demand payment.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 sec. 144.]

                              * * * * * * * * * *

RCW 23B.13.220 Dissenters' notice.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter. [1989 c 165 sec. 145.]

                              * * * * * * * * * *

RCW 23B.13.230 Duty to demand payment.

     (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 sec. 146.]

                              * * * * * * * * * *

RCW 23B.13.240 Share restrictions.

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 sec. 147.]

                              * * * * * * * * * *

RCW 23B.13.250 Payment.

     (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter. [1989 c 165 sec. 148.]

                              * * * * * * * * * *

RCW 23B.13.260 Failure to take action.

     (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 sec. 149.]

                              * * * * * * * * * *

RCW 23B.13.270 After-acquired shares.

     (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280. [1989 c 165 sec. 150.]

                              * * * * * * * * * *

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares. [1989 c 165 sec. 151.]

                              * * * * * * * * * *

RCW 23B.13.300 Court action.

     (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 sec. 152.]

                              * * * * * * * * * *

RCW 23B.13.310 Court costs and counsel fees.

     (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 sec. 153.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the Securities
Act). Article 9 of the registrant's Amended and Restated Bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the fullest extent permitted by law.

     Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the registrant's Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

EXHIBIT
  NO.    DESCRIPTION
-------  -----------
   2.1   Agreement and Plan of Merger dated September 13, 1997, among  (C)
         ARIS Corporation, Enterprise Computing Inc., d/b/a Buller
         Owens & Associates and each of the stockholders of
         Enterprise Computing Inc. (Exhibit 2.1)
   2.2   Agreement and Plan of Merger dated as of April 26, 1998,      (D)
         between ARIS Corporation and InTime Systems International,
         Inc. (Exhibit 2.1)
   2.3   Amendment No. 1 to Agreement and Plan of Merger dated as of   (D)
         May 27, 1998 between ARIS Corporation and InTime Systems
         International, Inc. (Exhibit 2.2)
  *2.4   Amended and Restated Agreement and Plan of Merger dated as of August 5, 1999, among ARIS Corporation, fine.com
         International Corp, ARIS Interactive, Inc., Daniel M. Fine,
         Frank Hadam and Herbert L. Fine
   3.1   Amended and Restated Articles of Incorporation. (Exhibit      (A)
         3.1)
   3.2   Amended and Restated Bylaws. (Exhibit 3.2)                    (A)
   4.1   Articles IV and V of the Amended and Restated Articles.       (A)
         (Exhibit 4.1)
   4.2   Articles II, IV, VI, VII, IX, X and XI of the Amended and     (A)
         Restated Bylaws. (Exhibit 4.2)
  *5.1   Legal Opinion of Dorsey & Whitney LLP
  *8.1   Form of Tax Opinion of Dorsey & Whitney LLP
  10.1   Applied Relational Information Systems, Inc. 1995 Stock       (A)
         Option Plan. (Exhibit 10.1)+
  10.2   ARIS Corporation 1997 Stock Option Plan. (Exhibit 10.2)+      (A)

EXHIBIT
  NO.    DESCRIPTION
-------  -----------
  10.3   ARIS Corporation 1998 Employee Stock Purchase Plan. (Exhibit  (B)
         99.1)+
  10.4   Amendment dated March 24, 1998 to ARIS Corporation 1998       (F)
         Employee Stock Purchase Plan. (Exhibit 99.1)+
  10.5   Form of Indemnification Agreement for Directors and Officers  (E)
  10.6   Credit Agreement between ARIS Corporation and U.S. Bank of    (A)
         Washington, National Association, dated March 14, 1997.
         (Exhibit 10.9)
  10.7   Registration Rights Agreement dated as of February 28, 1997   (A)
         by and between ARIS Corporation and certain holders of ARIS common stock. (Exhibit 10.10)
  10.8   Registration Rights Agreement dated as of February 28, 1997   (A)
         by and between ARIS Corporation and Charles Henderson
         Cunningham. (Exhibit 10.11)
  10.9   Purchase and Sale Agreement dated as of December 19, 1997     (E)
         between Vangard Management Company, Jeff Foushee, Lock
         Anderson and Richard Barker and ARIS Corporation.
  10.10  Sun Microsystems Educational Services U.S. Strategic          (A)
         Alliance Agreement by and between SunService, a division of
         Sun Microsystems Inc. and ARIS Corporation. (Exhibit 10.36)
  10.11  Microsoft vendor contracts (Exhibit 10.37)                    (A)
  10.12  Oracle vendor contracts (Exhibit 10.38)                       (A)
 *10.13  Form of Voting Agreement between ARIS Corporation and certain shareholders of fine.com International Corp.
 *10.14  Form of Employment Agreement with Daniel M. Fine+
**11.1   Computation of per share earnings (included in the pro forma financial section of this Registration Statement)
 *21.1   List of ARIS Corporation's Subsidiaries.
 *23.1   Consent of PricewaterhouseCoopers LLP, independent certified public accountants for ARIS Corporation.
 *23.2   Consent of BDO Stoy Hayward, chartered accountants.
 *23.3   Consent of Ernst & Young LLP, independent certified public accountants for fine.com International Corp.
 *23.4   Consent of Ragen MacKenzie, (included in its fairness
         opinion attached as Annex B to the Proxy
         Statement/Prospectus).
 P24.1   Power of Attorney (included in the signature page to this
         Registration Statement).
 *27.1   Financial Data Schedule
 *99.1   fine.com International Corp. Letter to Shareholders
 *99.2   fine.com International Corp. Notice of Special Meeting of
         Shareholders
 *99.3   Form of proxy card to be mailed to shareholders of fine.com
         International Corp.

-------------------------
 + Management contract or compensatory plan

 * Included herewith

** See pro forma financial information

P See signature page

(A) Incorporated by reference to designated exhibit included with the Company's Registration Statement on Form S-1, registration number 333-25409.

(B) Incorporated by reference to designated exhibit included with the Company's Registration Statement on Form S-8, registration number 333-40923.

(C) Incorporated by reference to designated exhibit included with the Company's Registration Statement on Form 8-K dated September 24, 1997 (SEC File number 000-22649.)

(D) Incorporated by reference to designated exhibit included with the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 5, 1998, registration statement number 333-51859.

(E) Incorporated by reference to designated exhibit included with the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1997.

(F) Incorporated by reference to designated exhibit included with the Company's Registration Statement on Form S-8 filed with the SEC on December 1, 1998, registration statement number 333-68199.

(b) FINANCIAL STATEMENT SCHEDULES

          FINANCIAL STATEMENT SCHEDULE II -- VALUATION AND QUALIFYING
                             ACCOUNTS AND RESERVES

                                       BALANCE AT   CHARGE TO                BALANCE AT
                                       BEGINNING    COSTS AND                  END OF
                                       OF PERIOD    EXPENSES    DEDUCTIONS     PERIOD
                                       ----------   ---------   ----------   ----------
YEAR ENDED DECEMBER 31, 1994
Allowance for doubtful accounts......   $ 61,000    $ 95,000    $ (15,000)   $  141,000
YEAR ENDED DECEMBER 31, 1995
Allowance for doubtful accounts......   $141,000    $271,000    $ (61,000)   $  351,000
YEAR ENDED DECEMBER 31, 1996
Allowance for doubtful accounts......   $351,000    $ 81,000    $ (29,000)   $  403,000
YEAR ENDED DECEMBER 31, 1997
Allowance for doubtful accounts......   $403,000    $676,000    $(162,000)   $  917,000
YEAR ENDED DECEMBER 31, 1998
Allowance for doubtful accounts......   $917,000    $706,000    $(360,000)   $1,263,000

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5) That every prospectus: (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on August 5, 1999.

                                          ARIS CORPORATION

                                          By /s/ PAUL Y. SONG
                                            ------------------------------------
                                             Paul Y. Song
                                             President and Chief Executive
                                             Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Paul Y. Song and Christyne M. Mayberry or either of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution, and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of equity securities of ARIS Corporation and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               TITLE                  DATE
                  ---------                               -----                  ----

/s/ PAUL Y. SONG                               Chairman, President and      August 5, 1999
---------------------------------------------  Chief Executive Officer
Paul Y. Song                                   (Principle Executive
                                               Officer)

/s/ THOMAS W. AVERILL                          Vice President, Finance and  August 5, 1999
---------------------------------------------  Chief Financial Officer
Thomas W. Averill                              (Principle Financial and
                                               Accounting Officer)

                  SIGNATURE                               TITLE                  DATE
                  ---------                               -----                  ----
/s/ KENDALL W. KUNZ                            Senior Vice President of     August 5, 1999
---------------------------------------------  North America and Director
Kendall W. Kunz

/s/ BRUCE R. KENNEDY                           Director                     August 5 1999
---------------------------------------------
Bruce R. Kennedy

/s/ BARRY L. ROWAN                             Director                     August 5, 1999
---------------------------------------------
Barry L. Rowan

/s/ KENNETH A. WILLIAMS                        Director                     August 5, 1999
---------------------------------------------
Kenneth A. Williams

                               INDEX TO EXHIBITS

EXHIBIT
  NO.    DESCRIPTION
-------  -----------
   2.1   Agreement and Plan of Merger dated September 13, 1997, among    (C)
         ARIS Corporation, Enterprise Computing Inc., d/b/a Buller
         Owens & Associates and each of the stockholders of
         Enterprise Computing Inc. (Exhibit 2.1)
   2.2   Agreement and Plan of Merger dated as of April 26, 1998,        (D)
         between ARIS Corporation and InTime Systems International,
         Inc. (Exhibit 2.1)
   2.3   Amendment No. 1 to Agreement and Plan of Merger dated as of     (D)
         May 27, 1998 between ARIS Corporation and InTime Systems
         International, Inc. (Exhibit 2.2)
  *2.4   Amended and Restated Agreement and Plan of Merger dated as of August 5, 1999, among ARIS Corporation, fine.com
         International Corp, ARIS Interactive, Inc., Daniel M. Fine,
         Frank Hadam and Herbert L. Fine
   3.1   Amended and Restated Articles of Incorporation. (Exhibit        (A)
         3.1)
   3.2   Amended and Restated Bylaws. (Exhibit 3.2)                      (A)
   4.1   Articles IV and V of the Amended and Restated Articles.         (A)
         (Exhibit 4.1)
   4.2   Articles II, IV, VI, VII, IX, X and XI of the Amended and       (A)
         Restated Bylaws. (Exhibit 4.2)
  *5.1   Legal Opinion of Dorsey & Whitney LLP
  *8.1   Form of Tax Opinion of Dorsey & Whitney LLP
  10.1   Applied Relational Information Systems, Inc. 1995 Stock         (A)
         Option Plan. (Exhibit 10.1)+
  10.2   ARIS Corporation 1997 Stock Option Plan. (Exhibit 10.2)+        (A)
  10.3   ARIS Corporation 1998 Employee Stock Purchase Plan. (Exhibit    (B)
         99.1)+
  10.4   Amendment dated March 24, 1998 to ARIS Corporation 1998         (F)
         Employee Stock Purchase Plan. (Exhibit 99.1)+
  10.5   Form of Indemnification Agreement for Directors and Officers    (E)
  10.6   Credit Agreement between ARIS Corporation and U.S. Bank of      (A)
         Washington, National Association, dated March 14, 1997.
         (Exhibit 10.9)
  10.7   Registration Rights Agreement dated as of February 28, 1997     (A)
         by and between ARIS Corporation and certain holders of ARIS common stock. (Exhibit 10.10)
  10.8   Registration Rights Agreement dated as of February 28, 1997     (A)
         by and between ARIS Corporation and Charles Henderson
         Cunningham. (Exhibit 10.11)
  10.9   Purchase and Sale Agreement dated as of December 19, 1997       (E)
         between Vangard Management Company, Jeff Foushee, Lock
         Anderson and Richard Barker and ARIS Corporation.
  10.10  Sun Microsystems Educational Services U.S. Strategic            (A)
         Alliance Agreement by and between SunService, a division of
         Sun Microsystems Inc. and ARIS Corporation. (Exhibit 10.36)
  10.11  Microsoft vendor contracts (Exhibit 10.37)                      (A)
  10.12  Oracle vendor contracts (Exhibit 10.38)                         (A)

EXHIBIT
  NO.    DESCRIPTION
-------  -----------
 *10.13  Form of Voting Agreement between ARIS Corporation and certain shareholders of fine.com International Corp.
 *10.14  Form of Employment Agreement with Daniel M. Fine+
**11.1   Computation of per share earnings (included in the pro forma financial section of this Registration Statement)
 *21.1   List of ARIS Corporation's Subsidiaries.
 *23.1   Consent of PricewaterhouseCoopers LLP, independent certified public accountants for ARIS Corporation.
 *23.2   Consent of BDO Stoy Hayward, chartered accountants.
 *23.3   Consent of Ernst & Young LLP, independent certified public accountants for fine.com International Corp.
 *23.4   Consent of Ragen MacKenzie, (included in its fairness
         opinion attached as Annex B to the Proxy
         Statement/Prospectus).
 P24.1   Power of Attorney (included in the signature page to this
         Registration Statement).
 *27.1   Financial Data Schedule
 *99.1   fine.com International Corp. Letter to Shareholders
 *99.2   fine.com International Corp. Notice of Special Meeting of
         Shareholders
 *99.3   Form of proxy card to be mailed to shareholders of fine.com
         International Corp.

-------------------------
   + Management contract or compensatory plan

   * Included herewith

  ** See pro forma financial information

  P See signature page

 (A) Incorporated by reference to designated exhibit included with the Company's Registration Statement on Form S-1, registration number 333-25409.

 (B) Incorporated by reference to designated exhibit included with the Company's Registration Statement on Form S-8, registration number 333-40923.

 (C) Incorporated by reference to designated exhibit included with the Company's Registration Statement on Form 8-K dated September 24, 1997 (SEC File number 000-22649.)

 (D) Incorporated by reference to designated exhibit included with the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 5, 1998, registration statement number 333-51859.

 (E) Incorporated by reference to designated exhibit included with the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1997.

 (F) Incorporated by reference to designated exhibit included with the Company's Registration Statement on Form S-8 filed with the SEC on December 1, 1998, registration statement number 333-68199.